SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 4)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-11(c) or § 240.14a-12

BOYD BROS. TRANSPORTATION INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.001 per share.

	(2)	Aggregate number of securities to which transaction applies:

777,442 shares of common stock; stock options to purchase 325,450 shares of common stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the Agreement and Plan of Merger, dated December 31, 2003, by and between BBT Acquisition Corporation and Boyd Bros. Transportation Inc., as amended, BBT Acquisition Corporation will merge into Boyd Bros. Transportation Inc., and each outstanding share of common stock of Boyd Bros. Transportation Inc., except for shares owned by BBT Acquisition Corporation and certain affiliated stockholders, will be converted into the right to receive $9.18 in cash.

	(4)	Proposed maximum aggregate value of transaction:

$9,258,927

	(5)	Total fee paid:

$1,173

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BOYD BROS. TRANSPORTATION INC.

3275 Highway 30
Clayton, Alabama 36016

August 12, 2004

Dear Stockholder:

     It is my pleasure to invite you to a special meeting of the stockholders of Boyd Bros. Transportation Inc. (the “Company”). The meeting will be held at 10:00 a.m., local time, on September 8, 2004, at the Company’s corporate headquarters, 3275 Highway 30, Clayton, Alabama 36016. Admission to the special meeting will begin at 9:00 a.m.

     As described in greater detail in the enclosed proxy statement, at this important special meeting of stockholders, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 31, 2003, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated April 27, 2004, as amended by Amendment No. 2 to Agreement and Plan of Merger, dated June 30, 2004, as amended by Amendment No. 3 to Agreement and Plan of Merger, dated July 9, 2004 (the merger agreement as amended, the “merger agreement”), pursuant to which BBT Acquisition Corporation, a newly formed Delaware corporation (“Mergerco”), will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger. Mergerco was formed solely for the purpose of completing the merger. Just prior to the merger, Dempsey Boyd, Frances S. Boyd, Gail B. Cooper and Ginger B. Tibbs (collectively referred to for purposes of the merger as the “Affiliated Stockholders”) will contribute to Mergerco the shares beneficially owned by them pursuant to a Contribution Agreement dated as of December 31, 2003, as amended by Amendment No. 1 to Contribution Agreement, dated April 27, 2004, as amended by Amendment No. 2 to Contribution Agreement, dated June 30, 2004, as amended by Amendment No. 3 to Contribution Agreement, dated July 9, 2004 (the contribution agreement as amended, the “contribution agreement”). Together, the shares owned by the Affiliated Stockholders represent approximately 72% of the Company’s outstanding common stock.

     If the merger is completed, each stockholder (other than Mergerco and any of the Affiliated Stockholders) will receive $9.18 in cash, without interest, for each share of Company common stock owned at the time of the merger. The Company will then become a private company and will be wholly owned by the Affiliated Stockholders.

     A special committee of the Company’s board of directors, comprised solely of independent, non-employee directors, was appointed by the board of directors to investigate, consider and evaluate the “going private” proposal submitted by the Affiliated Stockholders to the board of directors. The special committee, after extensive negotiations in which it was advised by its own financial and legal advisors, unanimously recommended to the Company’s board of directors that the merger agreement and related merger be approved and adopted. The board of directors, upon the recommendation of the special committee and taking into consideration the fairness opinion rendered to the special committee by the special committee’s financial advisor as well as other factors, unanimously determined that the terms of the merger agreement and the merger are advisable and in the best interests of the stockholders (other than Mergerco and the Affiliated Stockholders) and that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders. Accordingly, your board of directors unanimously recommends (with Gail Cooper abstaining) that the Company stockholders vote FOR approval and adoption of the merger agreement and related merger.

     Your vote is very important. Whether or not you attend the special meeting in person, and regardless of the number of shares you own, please complete, date, sign and return the enclosed proxy card in the envelope provided. If you attend the special meeting and wish to vote in person, the ballot that you submit at the special meeting will supersede your proxy. The accompanying notice of special meeting, proxy statement and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

Sincerely,

BOYD WHIGHAM
Chairman of the Board

     This proxy statement was first mailed to Company stockholders of record on or about August 12, 2004.

     Please do not send any certificates for your shares at this time. Instructions for the purpose of exchanging your shares for the consideration to be received upon completion of the merger will be sent to you following the completion of the merger.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY
Parties to the Merger
The Special Meeting (pages 73 to 74)
Vote Required
The Merger (pages 75 to 81)
Our Purpose and Reasons for the Merger (page 39)
Special Committee
Recommendations of the Special Committee and the Company’s Board of Directors; Fairness of the Merger (pages 40 to 46)
Opinion of Financial Advisor to the Special Committee (pages 46 to 55)
Position of Mergerco and the Affiliated Stockholders as to the Fairness of the Merger (pages 55 to 57)
Effects of the Merger (pages 57 to 58)
Interests of the Company’s Directors and Officers in the Merger (pages 60 to 62)
Material U.S. Federal Income Tax Consequences (pages 66 to 67)
Merger Financing (page 67)
Appraisal Rights (pages 68 to 71)
The Merger Agreement (pages 75 to 81)
The Contribution Agreement; Conditions to the Obligation of Affiliated Stockholders (page 90)
Conditions to Completing the Merger (pages 78 to 80)
Limitations on Considering Other Acquisition Proposals (pages 77 to 78)
Termination (pages 80 to 81)
Fee and Expense Reimbursement upon Termination (page 81)
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
SPECIAL FACTORS
Background of the Merger
Our Purpose and Reasons for the Merger
Reasons for the Special Committee’s Determination; Fairness of the Merger
Reasons for the Board of Director’s Determination; Fairness of the Merger
Opinion of Financial Advisor to the Special Committee
Purpose and Reasons of Mergerco and the Affiliated Stockholders for the Merger
Mergerco and Affiliated Stockholders’ Position as to Fairness of the Merger
Structure of the Merger
Effects of the Merger
Advantages and Disadvantages of the Merger
Related Party Transactions
Interests of Certain Persons in the Merger; Potential Conflicts of Interest
Projections Prepared by the Company
Pro Forma Financial Information
Material U.S. Federal Income Tax Consequences
Accounting Treatment
Merger Financing
Estimated Fees and Expenses of the Merger
Appraisal Rights
Regulatory Matters
Risks That the Merger Will Not Be Completed
THE SPECIAL MEETING
General
Purpose of the Special Meeting
Record Date and Voting Information
Proxies; Revocation
Expenses of Proxy Solicitation
Exchanging Stock Certificates
THE MERGER AGREEMENT
Effective Time of the Merger
Conversion of Common Stock
Payment for Shares
Transfer of Shares
Treatment of Stock Options, Stock Awards and Warrants
Representations and Warranties
Conduct of Business Pending the Merger
Limitations on Considering Other Acquisition Proposals
Conditions to Completing the Merger
Termination
Fee and Expense Reimbursement Upon Termination
INFORMATION RELATING TO BOYD BROS. TRANSPORTATION INC. AND BBT ACQUISITION CORPORATION
The Company
Strategy
Customers and Marketing
Operations
Drivers and Employees
Revenue Equipment
Transportation Technology
Safety and Insurance
Fuel
Competition
Seasonality
Regulation
Environmental Matters
Properties
Legal Proceedings
Mergerco
SELECTED HISTORICAL FINANCIAL DATA
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
COMMON STOCK PURCHASE INFORMATION
MERGER AGREEMENT AND MERGER
General
Recommendation
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER BUSINESS
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
APPENDIX A
APPENDIX B
APPENDIX D

BOYD BROS. TRANSPORTATION INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

September 8, 2004

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Boyd Bros. Transportation Inc., a Delaware corporation (the “Company”), will be held on September 8, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters, 3275 Highway 30, Clayton, Alabama 36016, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 31, 2003, by and between the Company and BBT Acquisition Corporation, a Delaware corporation (“Mergerco”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated April 27, 2004, Amendment No. 2 to Agreement and Plan of Merger, dated June 30, 2004, and Amendment No. 3 to Agreement and Plan of Merger, dated July 9, 2004 by and between the Company and Mergerco (the merger agreement as amended, the “merger agreement”), pursuant to which Mergerco will be merged with and into the Company, with the Company continuing as the surviving corporation.

     If the merger is completed, each issued and outstanding share of Company common stock will be converted into the right to receive $9.18 in cash, without interest, other than (i) shares of Company common stock held by Mergerco and Dempsey Boyd, Frances S. Boyd, Gail B. Cooper and Ginger B. Tibbs (collectively referred to for purposes of the merger as the “Affiliated Stockholders”), which shares will be cancelled without any payment for such shares, and (ii) shares of Company common stock held by stockholders who properly exercise their appraisal rights under Delaware law as described below. Following the merger, the Company will become a private company and will be wholly owned by the Affiliated Stockholders.

     Only holders of record of Company common stock at the close of business on August 6, 2004, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be open for examination by any stockholder for any purpose germane to the special meeting during ordinary business hours for a period of 10 days prior to the special meeting at the offices of the Company, 3275 Highway 30, Clayton, Alabama.

     Approval and adoption of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting in accordance with the Company’s certificate of incorporation, bylaws and Delaware law. As of the record date, Mergerco and the Affiliated Stockholders collectively owned approximately 72% of the outstanding shares of Company common stock. The Affiliated Stockholders plan to vote their shares in favor of the merger, and hold sufficient shares of Company common stock to satisfy the approval requirement.

     If you do not vote in favor of the merger agreement and the merger, and you otherwise comply with the applicable statutory provisions of Delaware law, you will be entitled to appraisal rights for your shares if the merger is completed. By properly exercising such appraisal rights, you will be entitled to receive, in lieu of the $9.18 merger consideration, payment in cash equal to the “fair value” of your shares, as determined in accordance with Delaware law. A copy of these provisions is included as Appendix B to this proxy statement. We also refer you to the information included under the heading “SPECIAL FACTORS — Appraisal Rights” in this proxy statement.

     The board of directors does not intend to present, and knows of no others who intend to present at the special meeting, any matter of business other than those matters set forth in the accompanying notice of special meeting of stockholders.

     Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

     Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding surrender of your stock certificates. The board of directors, acting on the unanimous recommendation of a special committee of independent directors, has unanimously approved and adopted the merger agreement and the merger (with Gail Cooper abstaining) and recommends that our stockholders vote FOR approval and adoption of the merger agreement and the merger.

     The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendices A, A-1, A-2 and A-3 to the accompanying proxy statement.

By Order of the Board of Directors,

GINGER B. TIBBS
Secretary-Treasurer

Clayton, Alabama

August 12, 2004

IMPORTANT

Whether or not you plan to attend in person, please vote by means of the enclosed proxy card that you are requested to sign, date and return as soon as possible in the enclosed postage prepaid envelope.

SUMMARY	1
Parties to the Merger	1
The Special Meeting	1
Vote Required	2
The Merger	2
Our Purpose and Reasons for the Merger	2
Affiliated Stockholders’ Purposes and Reasons for the Merger	3
Special Committee	3
Recommendations of the Special Committee and the Company’s Board of Directors; Fairness of the Merger	3
Opinion of Financial Advisor to the Special Committee	4
Position of Mergerco and the Affiliated Stockholders as to the Fairness of the Merger	4
Effects of the Merger	4
Interests of the Company’s Directors and Officers in the Merger	4
Material U.S. Federal Income Tax Consequences	5
Merger Financing	5
Appraisal Rights	5
The Merger Agreement	6
The Contribution Agreement; Conditions to the Obligation of Affiliated Stockholders	6
Conditions to Completing the Merger	6
Limitations on Considering Other Acquisition Proposals	7
Termination	8
Fee and Expense Reimbursement upon Termination	8
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	12
SPECIAL FACTORS	12
Background of the Merger	12
Our Purpose and Reasons for the Merger	39
Reasons for the Special Committee’s Determination; Fairness of the Merger	40
Reasons for the Board of Director’s Determination; Fairness of the Merger	43
Opinion of Financial Advisor to the Special Committee	46
Purpose and Reasons of Mergerco and the Affiliated Stockholders for the Merger	55
Mergerco and Affiliated Stockholders’ Position as to Fairness of the Merger	55
Structure of the Merger	57
Effects of the Merger	57
Advantages and Disadvantages of the Merger	58
Related Party Transactions	60
Interests of Certain Persons in the Merger; Potential Conflicts of Interest	60
Projections Prepared by the Company	62
Pro Forma Financial Information	66
Material U.S. Federal Income Tax Consequences	66
Accounting Treatment	67
Merger Financing	67
Estimated Fees and Expenses of the Merger	68

i

Appraisal Rights	68
Regulatory Matters	71
Risks That the Merger Will Not Be Completed	72
THE SPECIAL MEETING	73
General	73
Purpose of the Special Meeting	73
Record Date and Voting Information	73
Proxies; Revocation	74
Expenses of Proxy Solicitation	74
Exchanging Stock Certificates	74
THE MERGER AGREEMENT	75
Effective Time of the Merger	75
Conversion of Common Stock	75
Payment for Shares	75
Transfer of Shares	75
Treatment of Stock Options, Stock Awards and Warrants	75
Representations and Warranties	76
Conduct of Business Pending the Merger	76
Limitations on Considering Other Acquisition Proposals	77
Conditions to Completing the Merger	78
Termination	80
Fee and Expense Reimbursement Upon Termination	81
INFORMATION RELATING TO BOYD BROS. TRANSPORTATION INC. AND BBT ACQUISITION CORPORATION	82
The Company	82
Strategy	83
Customers and Marketing	83
Operations	83
Drivers and Employees	84
Revenue Equipment	85
Transportation Technology	85
Safety and Insurance	86
Fuel	87
Competition	87
Seasonality	87
Regulation	88
Environmental Matters	88
Properties	89
Legal Proceedings	89
Mergerco	90
SELECTED HISTORICAL FINANCIAL DATA	91

ii

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	93
Executive Summary	93
Quarterly Review	94
Quarterly Results of Operations	95
Results of Operations	97
Off-Balance Sheet Arrangements	104
Liquidity and Capital Resources	104
Anticipated Sources and Uses of Funds	108
Factors that May Affect Future Results	109
Critical Accounting Policies	111
Quantitative and Qualitative Disclosures About Market Risk Interest Rate Risk	112
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY	113
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	114
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	115
COMMON STOCK PURCHASE INFORMATION	116
MERGER AGREEMENT AND MERGER	116
General	116
Recommendation	116
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM	116
STOCKHOLDER PROPOSALS	116
OTHER BUSINESS	117
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	117
FINANCIALS	F-1
APPENDIX A — Agreement and Plan of Merger	A-1
APPENDIX A-1 — Amendment No. 1 to Agreement and Plan of Merger	A-1-1
APPENDIX A-2 — Amendment No. 2 to Agreement and Plan of Merger	A-2-1
APPENDIX A-3 — Amendment No. 3 to Agreement and Plan of Merger	A-3-1
APPENDIX B — Appraisal Rights	B-1
APPENDIX C — Opinion of Legg Mason Wood Walker, Incorporated	C-1
APPENDIX D — Contribution Agreement	D-1
APPENDIX D-1 — Amendment No. 1 to Contribution Agreement	D-1-1
APPENDIX D-2 — Amendment No. 2 to Contribution Agreement	D-2-1
APPENDIX D-3 — Amendment No. 3 to Contribution Agreement	D-3-1

iii

SUMMARY

      This summary details certain material information contained in this proxy statement but does not contain all of the information that may be important to you. You are urged to read the entire proxy statement carefully, including the appendices. The information contained in this summary term sheet is qualified in its entirety by reference to the more detailed information contained in this proxy statement. The terms “we,” “us,” “our” and the “Company” refer to Boyd Bros. Transportation Inc., and the term “Mergerco” refers to BBT Acquisition Corporation.

Parties to the Merger

•	Boyd Bros. Transportation Inc., a Delaware corporation (the “Company”), is the subject company of the merger. The corporate headquarters for the Company are located at 3275 Highway 30, Clayton, Alabama 36016, and our phone number is (334) 775-1400. The Company is a truckload carrier that operates exclusively in the flatbed segment of the industry and hauls primarily steel products and building materials. Since its founding in 1956, the Company has grown into what management believes is one of the largest exclusively flatbed carriers in the United States.

•	Dempsey Boyd, Frances S. Boyd, Gail B. Cooper and Ginger B. Tibbs (collectively referred to for purposes of the merger as the “Affiliated Stockholders”), are majority stockholders of the Company. As of December 31, 2003, the Affiliated Stockholders beneficially owned 1,999,016 shares of our common stock, representing approximately 72% of the total outstanding shares of our common stock. Upon completion of the merger, the Affiliated Stockholders will own 100% of the outstanding shares of our common stock.

•	BBT Acquisition Corporation, a Delaware corporation (“Mergerco”), was formed solely for the purpose of completing the merger. The principal executive offices of Mergerco are located at 3275 Highway 30, Clayton, Alabama 36016, and its telephone number is (334) 775-1400. Mergerco is controlled by the Affiliated Stockholders. Prior to the merger, the Affiliated Stockholders will contribute to Mergerco all of the shares of Company common stock beneficially owned by them pursuant to the terms of a Contribution Agreement dated as of December 31, 2003, as amended by Amendment No. 1 to Contribution Agreement, dated April 27, 2004, as amended by Amendment No. 2 to Contribution Agreement, dated June 30, 2004, as amended by Amendment No. 3 to Contribution Agreement, dated July 9, 2004 (the contribution agreement as amended, the “contribution agreement”).

The Special Meeting (pages 73 to 74)

•	A special meeting of the stockholders of the Company will be held on September 8, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters located at 3275 Highway 30, Clayton, Alabama, to consider and vote upon a proposal to approve the merger agreement and the merger.

•	You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 6, 2004, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Company common stock you owned at the close of business on the record date. On the record date, there were 2,711,966 shares of our common stock outstanding and entitled to be voted at the special meeting.

•	Shares of common stock cannot be voted at the special meeting unless the owner is present or represented by proxy. A proxy may be revoked at any time before it is voted by (1) giving written notice of revocation to the Secretary of the Company, (2) executing and delivering to the Company at the address shown above a new proxy bearing a later date, or (3) attending the special meeting and voting in person. All properly executed proxies, unless previously revoked, will be voted at the special meeting or at any postponement or adjournment thereof in accordance with the directions given.

•	A majority of the outstanding shares of common stock must be present in person or by proxy at the special meeting in order to have the quorum necessary for the transaction of business.

Vote Required

      The merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. This requirement is pursuant to our certificate of incorporation, bylaws and Delaware law. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The Affiliated Stockholders hold sufficient shares of our common stock to satisfy the approval requirement. The approval of the holders of a majority of our outstanding shares of common stock other than the Affiliated Stockholders will not be required.

The Merger (pages 75 to 81)

•	At the effective time of the merger, Mergerco will be merged with and into the Company with the Company continuing as the surviving corporation. The merger will occur according to the terms and conditions of the merger agreement, which is described in, and is attached to, this proxy statement as Appendix A, Appendix A-1, Appendix A-2 and Appendix A-3. You should read the description of the merger agreement in this proxy statement under the heading “THE MERGER AGREEMENT,” as well as the merger agreement itself, carefully.

•	At the completion of the merger, each issued and outstanding share of our common stock, par value $.001 per share, will be converted into the right to receive $9.18 in cash, without interest, other than (i) shares of our common stock held by Mergerco or any Affiliated Stockholder, which shares will be cancelled without any payment, and (ii) shares of our common stock held by stockholders who properly exercise their appraisal rights under Delaware law.

•	At the completion of the merger, holders of options and warrants to purchase our common stock (other than Mergerco or the Affiliated Stockholders) will receive (without regard to whether these options or warrants are then exercisable) an amount in cash determined by multiplying (i) the excess, if any, of $9.18 over the exercise price per share of the option or warrant by (ii) the number of shares subject to the option or warrant, less any amounts needed to pay any applicable withholding taxes.

•	At the effective time of the merger, shares of our common stock owned by Mergerco or the Affiliated Stockholders will be cancelled. No consideration will be paid for these shares.

Our Purpose and Reasons for the Merger (page 39)

•	The ability to eliminate the significant costs, expenses and obligations associated with being a public company.

•	The limited liquidity available to our stockholders due to the relatively low number of shares held by stockholders other than the Affiliated Stockholders and the fact that the Affiliated Stockholders have not heavily traded their shares.

•	The limited public market interest in public companies with small market capitalizations and relatively modest growth rates, the lack of certainty as to the Company’s ability to generate significant profitable growth, and the concern that the common stock may never achieve significant market value as a public company.

•	The ability to increase management’s flexibility to consider and initiate actions geared to long-term growth rather than short-term earnings per share.

•	The opportunity for the Company to achieve these goals by becoming a private company while also allowing our stockholders (other than Mergerco and our Affiliated Stockholders) to liquidate their common stock at a price that represents a premium of approximately 53% over the closing price of our common stock on December 30, 2003, the date prior to public announcement of the merger agreement.

Affiliated Stockholders’ Purposes and Reasons for the Merger (page 55)

•	The ability to eliminate the significant costs, expenses and obligations associated with being a public company.

•	The ability to increase management’s flexibility to consider and initiate actions geared to long-term growth rather than short-term earnings per share.

•	The increased liability associated with serving as an executive officer and a director of a public company after the Sarbanes-Oxley Act of 2002 and the other securities and corporate governance changes adopted as a result thereof.

•	The limited public market interest in public companies with small market capitalizations and relatively modest growth rates, the lack of certainty as to the Company’s ability to generate significant profitable growth, and the concern that the common stock may never achieve significant market value as a public company.

•	The ability to participate in 100% of the Company’s future earnings and growth.

•	The opportunity for the Affiliated Stockholders to achieve these goals by acquiring the common stock held by unaffiliated stockholders, thereby returning the Company to private company status.

      Mr. Boyd has previously been unwilling to consider any transaction to take the Company private, but recent events, including increased public company liability as a result of the passage of the Sarbanes-Oxley Act of 2002 and other corporate governance rules, convinced him to change his position. The Affiliated Stockholders briefly considered a tender offer for the Company’s shares held by unaffiliated stockholders, but abandoned this idea due to the risk of having too few shares of common stock tendered, thereby resulting in a secondary proxy solicitation. The Affiliated Stockholders’ are not willing to relinquish their controlling position as majority stockholders of the Company, whether by sale of the Company to a third party, or by allowing a third party to finance the transaction in exchange for a portion of the Company’s equity.

Special Committee

      In order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement with Mergerco, our board of directors formed a special committee of directors. The special committee is composed solely of independent directors who are not officers or employees of the Company and who have no financial interest in the proposed merger different from our other stockholders generally. The members of the special committee are Stephen J. Silverman (chair), J. Larry Baxter, J. Mark Dunning and Boyd Whigham. See “SPECIAL FACTORS — Background of the Merger.”

Recommendations of the Special Committee and the Company’s Board of Directors; Fairness of the Merger (pages 40 to 46)

•	Our board of directors, based on the findings of the special committee, believes that the terms of the merger agreement and the merger are advisable and in the best interests of the stockholders (other than Mergerco and the Affiliated Stockholders) and that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders.

•	Our board of directors, based upon the unanimous recommendation of the special committee, has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

•	For a discussion of the material positive and negative factors considered by the special committee and our board of directors in reaching their conclusions, see “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger,” “SPECIAL FACTORS — Reasons for the Board of Director’s Determination; Fairness of the Merger” and “SPECIAL FACTORS — Advantages and Disadvantages of the Merger.”

Opinion of Financial Advisor to the Special Committee (pages 46 to 55)

      In deciding to approve the terms of the merger agreement and the merger, one of the factors that the special committee and the board of directors considered was the written opinion of the special committee’s financial advisor, Legg Mason Wood Walker, Incorporated (“Legg Mason”). Their opinion dated July 8, 2004 states that, as of that date, based upon and subject to the assumptions made, general procedures followed, matters considered, limitations on, and qualifications made by Legg Mason in its review, the merger consideration to be received by our stockholders (other than Mergerco and the Affiliated Stockholders) in connection with the merger was fair to such stockholders from a financial point of view. The full text of Legg Mason’s opinion, which describes, among other things, certain assumptions made, general procedures followed, matters considered and limitations on and qualifications made by Legg Mason in its review and in rendering its opinion, is attached in its entirety as Appendix C to this proxy statement. You are urged to read the entire opinion letter carefully.

Position of Mergerco and the Affiliated Stockholders as to the Fairness of the Merger (pages 55 to 57)

      Mergerco and the Affiliated Stockholders believe that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. See “SPECIAL FACTORS — Mergerco and Affiliated Stockholders’ Position as to the Fairness of the Merger.”

Effects of the Merger (pages 57 to 58)

      Upon completion of the merger:

•	The Affiliated Stockholders will own 100% of our common stock. As a result, the Affiliated Stockholders will receive 100% of the benefit from any of our future earnings and any future increases in our value but will also bear 100% of the risk of any of our future losses and any future decreases in our value.

•	You will no longer be a stockholder of or have any ownership interest in the Company. As a result, you will not be able to benefit from any of our future earnings or any future increases in our value but you will also not bear the risk of any of our future losses or any future decreases in our value.

•	We will no longer be a public company, and our common stock will no longer be quoted on the NASDAQ SmallCap National Market nor will price quotations otherwise be available.

•	The registration of our common stock under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) will terminate, and we will cease to file periodic reports with the Securities and Exchange Commission (referred to as the “Commission”) under the Exchange Act.

Interests of the Company’s Directors and Officers in the Merger (pages 60 to 62)

      When considering the recommendation of the board of directors that you vote for approval and adoption of the merger agreement and the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

•	The Affiliated Stockholders will contribute 1,934,516 of shares of our common stock, representing approximately 72% of the total of our outstanding common stock, to Mergerco immediately prior to the merger pursuant to the terms of the contribution agreement.

•	Gail B. Cooper and Ginger B. Tibbs, who are members of the Affiliated Stockholder group, also serve as director, President and Chief Executive Officer and Secretary and Treasurer of the Company, respectively.

•	Present members of management will retain their positions and will continue to serve in their respective capacities following the consummation of the merger. Gail B. Cooper and Ginger B. Tibbs will be the only directors of the Company following consummation of the merger.

•	The merger agreement provides that indemnification and insurance arrangements will be maintained for our directors and officers.

•	It is expected that Richard Bailey, our Chief Financial Officer and Chief Operating Officer, will continue as a member of the management team of the surviving corporation.

•	To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock that they beneficially own in favor of the merger. Excluding shares owned by the Affiliated Stockholders, our executive officers and directors beneficially owned 211,301 shares of our common stock as of the record date. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

Material U.S. Federal Income Tax Consequences (pages 66 to 67)

•	The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $9.18 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger.

•	Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Merger Financing (page 67)

      The total amount of funds necessary to complete the merger and to pay the related fees and expenses is estimated to be approximately $10,597,600, and the merger is conditioned, among other things, on the availability of sufficient funds to pay these amounts. Mergerco anticipates that the merger consideration will be funded from (i) a term loan of up to $9,200,000 from Dempsey Boyd and (ii) the balance of the funds from our line of credit and working capital.

      We have entered into a commitment letter with Dempsey Boyd dated August 4, 2004, pursuant to which Mr. Boyd has committed, subject to certain closing conditions, to provide up to $9,200,000 of the financing necessary to complete the merger transaction. The term loan will bear interest at a fixed rate of 5.5% per annum, and shall have a 36 month term. Mr. Boyd has the option to secure the term loan with available Company assets, but Mr. Boyd has agreed to subordinate the repayment of the term loan to the loans of our other creditors who require subordination and whose consent is required to proceed forward with the merger and the term loan.

Appraisal Rights (pages 68 to 71)

•	Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights, you will be entitled to receive, in lieu of the $9.18 merger consideration, a cash payment equal to the “fair value” of your shares of our common stock, as determined by the Delaware Court of Chancery.

•	If you desire to exercise your appraisal rights under Delaware law, you are required to comply with Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Appendix B. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

The Merger Agreement (pages 75 to 81)

      The merger agreement, including the conditions to the closing of the merger, is described under the heading “THE MERGER AGREEMENT” and is attached in its entirety as Appendix A, Appendix A-1, Appendix A-2 and Appendix A-3 to this proxy statement. You should read carefully the entire merger agreement, as it is the legal document that governs the merger.

The Contribution Agreement; Conditions to the Obligation of Affiliated Stockholders (page 90)

      The contribution agreement, including the conditions to the Affiliated Stockholders’ contribution of their shares of Company common stock to Mergerco, is described under the heading “INFORMATION RELATING TO BOYD BROS. TRANSPORTATION INC. AND BBT ACQUISITION CORPORATION — Mergerco” and is attached in its entirety as Appendix D, Appendix D-1, Appendix D-2 and Appendix D-3 to this proxy statement. The obligation of the Affiliated Stockholders to contribute their shares of Company common stock to Mergerco is subject to the satisfaction of the following conditions:

•	The holders of a majority of the outstanding shares of our common stock must have voted to approve the merger agreement and the merger. As of the record date, the Affiliated Stockholders beneficially owned approximately 72% of the outstanding shares of our common stock and intend to vote their shares in favor of the merger. As a result, it is anticipated that this condition will be satisfied.

•	Sufficient funds must be available to complete the merger and pay the related fees and expenses incurred by Mergerco and the Affiliated Stockholders.

•	Each of the conditions to the obligations of the Company and Mergerco (discussed below) must be satisfied or waived by the parties to the merger agreement.

Conditions to Completing the Merger (pages 78 to 80)

      Conditions to the obligations of each party. Our obligation and the obligation of Mergerco to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	The holders of a majority of the outstanding shares of our common stock must have voted to approve the merger agreement and the merger. This condition cannot be waived by the parties. However, as of the record date, the Affiliated Stockholders beneficially owned approximately 72% of the outstanding shares of our common stock and intend to contribute all of their shares to Mergerco immediately prior to the merger. As a result, it is anticipated that this condition will be satisfied. The merger agreement does not require approval of a majority of outstanding stock held by stockholders other than the Affiliated Stockholders.

•	There must not be in effect any law, rule, regulation or order that would make the merger illegal or otherwise prohibit the consummation of the merger. This condition cannot be waived by the parties.

•	All consents and approvals required to be obtained to complete the merger must have been obtained, except where the failure to do so could not reasonably be expected to have a material adverse effect on us. The parties may waive this condition to the extent the required consent or approval is not required by law.

•	The written opinion of Legg Mason must not have been withdrawn, revoked, terminated or modified. This condition may be waived by the parties.

      Conditions to the obligation of Mergerco. The obligation of Mergerco to complete the merger is also subject to the satisfaction or waiver of other conditions, including the following:

•	Our representations and warranties in the merger agreement must be true and correct as of the closing date, except where the failure to be true and correct has not had and could not reasonably be expected to have a material adverse effect on us.

•	There must not have occurred a change or event that has had or could reasonably be expected to have a material adverse effect on us.

•	Sufficient funds must be available to complete the merger and pay the related fees and expenses incurred by Mergerco and the Affiliated Stockholders.

•	We must have performed in all material respects all of our obligations under the merger agreement as of the closing date.

•	Holders of no more than 5% of our outstanding common stock have exercised appraisal rights.

      Each of the foregoing conditions may be waived by Mergerco.

      Conditions to our obligations. Our obligation to complete the merger is also subject to the satisfaction or waiver of other conditions, including the following:

•	The representations and warranties of Mergerco in the merger agreement must be true and correct in all material respects as of the closing date.

•	Mergerco must have performed in all material respects all of its obligations under the merger agreement as of the closing date.

      We may waive each of the foregoing conditions.

Limitations on Considering Other Acquisition Proposals (pages 77 to 78)

      We have agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, the special committee or our board of directors may furnish non-public information to or enter into discussions or negotiations with a third party regarding an unsolicited takeover proposal if:

•	the acquisition proposal is a superior proposal;

•	the special committee determines in good faith, after consultation with legal counsel, that failure to take such action would be a breach of the fiduciary duties of the special committee or our board of directors;

•	the third party, prior to receiving any non-public information or entering into discussions, enters into a confidentiality agreement with us on customary terms and conditions; and

•	we notify Mergerco of the discussions or the proposal at least two business days in advance and keep Mergerco reasonably informed of the status and material terms and conditions of such discussions.

      In addition, neither the special committee nor the board of directors may withdraw or modify its recommendation of the merger or recommend an acquisition proposal with a third party unless:

•	the acquisition proposal is superior to the merger;

•	we have not solicited the third party proposal in material violation of the merger agreement; and

•	the special committee determines in good faith, after consultation with legal counsel, that the failure to take action would be a breach of the fiduciary duties of the special committee or our board of directors.

Termination (pages 80 to 81)

      The merger agreement may be terminated prior to the effective time of the merger, whether before or after approval by our stockholders, for a number of reasons, including the following:

•	Either party may terminate the merger agreement if the merger is not completed on or before September 15, 2004.

•	Either party may terminate the merger agreement if our stockholders do not approve the merger agreement and the merger as required by the terms of the merger agreement, except that such right to terminate shall not be available to any party whose failure to perform its obligations under the merger agreement was a cause, whether direct or indirect, of the failure of the stockholders to approve the merger.

•	Either party may terminate the merger agreement if there has been a material breach by the other party under the merger agreement that has not been cured.

•	We may terminate the merger agreement if, as a result of a superior proposal and prior to approval by our stockholders of the merger agreement:

•	The special committee determines that the failure to terminate the merger agreement and accept the superior proposal would be a breach of the fiduciary duties of our board of directors or the special committee;

•	We provide notice of the proposed termination to Mergerco; and

•	We give Mergerco five days to make an offer that is at least as favorable to our stockholders and negotiate in good faith with Mergerco regarding any revised offer.

•	Mergerco may terminate the merger agreement if (i) we have breached our non-solicitation obligations under the merger agreement; (ii) our board of directors or the special committee has recommended, or failed to recommend against, a third party acquisition proposal; or (iii) our board of directors has withdrawn or modified in a manner adverse to Mergerco its recommendation of the merger.

•	Mergerco may terminate the merger agreement if there has occurred a change or event that has had or could reasonably be expected to have a material adverse effect on us.

•	Mergerco may terminate the merger agreement if the holders of more than 5% of the outstanding shares of our common stock exercise their appraisal rights.

Fee and Expense Reimbursement upon Termination (page 81)

      If the merger agreement is terminated prior to the effective time of the merger, we are required to reimburse Mergerco for its out-of-pocket fees and expenses actually and reasonably incurred in connection with the merger agreement and the merger, unless the merger agreement is terminated as follows:

•	by mutual agreement;

•	by either party due to failure to obtain the required approval of our stockholders; or

•	by us due to Mergerco’s material breach of its representations, warranties or obligations under the merger agreement that has not been cured.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

      The information provided in question-and-answer format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully, including the appendices.

Q:	When and where is the special meeting?

A:	The special meeting will be held on September 8, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters, 3275 Highway 30, Clayton, Alabama. Admission to the meeting will begin at 9:00 a.m.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on a proposal to approve the merger agreement and the related merger. Under the merger agreement, Mergerco will be merged into the Company, with the Company continuing as the surviving corporation. We will continue to operate after the closing of the merger, but will be wholly owned by the Affiliated Stockholders.

Q:	What will I receive in the merger?

A:	If the merger is completed, each issued and outstanding share of our common stock that you hold will be converted into the right to receive $9.18 in cash, without interest (unless you exercise appraisal rights). Each option and warrant to purchase our common stock (other than options held by Mergerco or by any of the Affiliated Stockholders) will be converted into the right to receive (without regard to whether these options or warrants are then exercisable in most instances) an amount in cash determined by multiplying (i) the excess, if any, of $9.18 over the exercise price per share of the option or warrant by (ii) the number of shares subject to the option or warrant, less any amounts needed to pay any applicable withholding taxes.

Q:	Why is the board of directors recommending that I vote in favor of the merger agreement and the merger?

A:	The special committee of the board of directors determined that the terms of the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders and recommended that our board of directors approve and adopt the merger agreement and the merger. The special committee, which was established to review, negotiate and evaluate the proposed merger with Mergerco, consists solely of directors who are not our officers or employees and who have no financial interest in the proposed merger different from our stockholders generally. Based on the recommendation of the special committee, our board of directors determined to recommend that stockholders vote in favor of the merger agreement and the merger.

Q:	What are the consequences of the merger to present members of management and the board of directors?

A:	Present members of management will retain their positions and will continue to serve in their respective capacities following the consummation of the merger. All present directors shall cease to serve as directors of the Company following the consummation of the merger, with the exception of Ms. Cooper, who will continue to serve as a director along with Ms. Tibbs.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the merger, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining the required approval of our stockholders, the availability of sufficient funds to pay the merger consideration and the fees and expenses of the merger, there being no court order or other legal impediment to the merger and there having been no material adverse change in us. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve the merger agreement and the merger.

Q:	When do you expect the merger to be completed?

A:	If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed as promptly as possible after the special meeting. If the merger is not completed by September 15, 2004, either party may terminate the merger agreement and the merger would not be completed.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $9.18 per share and your tax basis for our shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss would be a capital gain or loss if you held the shares of common stock as a capital asset. You should consult your own tax advisors regarding the individual tax consequences of the merger to you.

Q:	Who can vote on the merger agreement?

A:	Holders of record of our common stock at the close of business on August 6, 2004, the record date for the special meeting, may vote in person or by proxy on the merger agreement and the merger at the special meeting.

Q:	What vote is required to approve the merger agreement and the merger?

A:	The merger agreement and the merger must be approved by the holders of at least a majority of the outstanding shares of our common stock. The Affiliated Stockholders hold sufficient shares to satisfy this requirement. The merger agreement does not require the approval of a majority of the outstanding shares held by stockholders other than the Affiliated Stockholders.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card, abstain from voting or do not instruct my broker holding my shares how to vote?

A:	Failing to return your proxy card, abstaining from voting or failing to instruct your broker how to vote will have the same effect as voting against the merger agreement and the merger.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for a cash payment of $9.18 per share, without interest.

Q:	What rights do I have to seek an appraisal of my shares?

A:	If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all of the requirements of Delaware law as described under the heading “SPECIAL FACTORS — Appraisal Rights” and in Appendix B to this proxy statement. Depending upon the determination of the Delaware Chancery Court, the appraised fair value of your shares of our common stock, which will be paid to you if you seek an appraisal, may be more than, less than, or equal to the $9.18 per share to be paid in the merger.

Q:	What happens if I sell my Company shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock on the record date but transfer your shares after the record date but before the merger, you will retain the right to vote at the special meeting, but the right to receive the $9.18 merger consideration will pass to the person to whom you transferred your shares.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this proxy statement (which will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Boyd Bros. Transportation Inc.

ATTN: Richard C. Bailey,
Chief Financial Officer and
Chief Operating Officer
3275 Highway 30
Clayton, Alabama 36016
(334) 775-1400

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

      This proxy statement includes forward-looking statements based upon our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “likely” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual operating results to differ materially from those in forward-looking statements, include, but are not limited to, the factors set forth under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS — Factors That May Affect Future Results.”

      We and Mergerco and certain of the Affiliated Stockholders have filed a Schedule 13E-3 with the Commission with respect to the merger. The Schedule 13E-3 contains additional information about us, Mergerco and the Affiliated Stockholders. We will amend the Schedule 13E-3 promptly to report any material changes to the information set forth in the schedule previously filed.

      Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

SPECIAL FACTORS

Background of the Merger

      In early 2003, Ms. Gail B. Cooper, the President of the Company, and Mr. Richard C. Bailey, the Company’s Chief Operating Officer and Chief Financial Officer, began consideration of the effects of the recently enacted Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as the other recently enacted corporate governance standards and procedural controls, on the Company. Central to their consideration of Sarbanes-Oxley were the increased costs to the Company of compliance with the legislation and related regulations created and to be created by the Securities and Exchange Commission (the “Commission”) and NASDAQ, as compared to the relative benefits the Company and our stockholders were receiving from the Company’s stock being publicly traded. Ms. Cooper and Mr. Bailey considered the increased amount of time they and other management staff were required to spend on the Company’s preparation and certification of disclosure matters as well as the additional documentation and procedural controls required by Sarbanes-Oxley and the other corporate governance standards. Mr. Bailey estimated that compliance with the various corporate governance standards and the new standards related to disclosure controls and internal controls and procedures required the hiring of an additional accounting staff member at a cost of $55,000 per year, and that he, Ms. Cooper and the Company’s Vice President of Finance were devoting 20%, 10% and 35% of their respective time to complying with Commission disclosure items, for a total staffing cost of approximately $156,000. After carefully reviewing these issues, they concluded that the significant increases in management and staff costs necessary to properly and promptly respond to these increased reporting and procedural obligations was having, and would continue for the foreseeable future to have, a direct impact on the Company’s financial results and profitability.

      Ms. Cooper and Mr. Bailey also noted the substantial increases in legal and accounting fees associated with the implementation of Sarbanes-Oxley and the other corporate governance requirements. Following implementation of Sarbanes-Oxley and the other corporate governance requirements in 2002, the Company’s costs for corporate and securities legal advice in 2003 increased approximately 20%, from $63,000 to $77,000. The Company’s outside legal counsel, Bradley Arant Rose & White LLP (“Bradley Arant”), also indicated that they expected fees for corporate and securities legal advice to exceed $100,000 in 2004. Bradley Arant attributed this increase primarily to continuing implementation of corporate governance standards and best practices and disclosure and internal controls procedures as well as regular Commission reporting. Ms. Cooper and Mr. Bailey also were aware that the fees charged by their independent auditor would increase substantially with the implementation of the new rules governing internal controls and procedures, and had seen studies which suggested that this fee increase could double the Company’s current audit and quarterly review fees, from $130,000 in 2003 to as much as $260,000 in 2005, at which time the Company would be subject to the requirements of Section 404 of Sarbanes-Oxley. In the opinion of Ms. Cooper and Mr. Bailey, the costs of professional fees associated with operating as a public company prior to Sarbanes-Oxley had already been significant; but the additional time and costs associated with educating the Company’s management and staff as well as the time and costs of implementing and maintaining the necessary procedures and documentation to comply with the new laws and legal standards had resulted in an immediate increase in the Company’s professional costs and expenses. Ms. Cooper and Mr. Bailey expected these increased costs to continue for the foreseeable future. Ms. Cooper and Mr. Bailey also considered the increased costs to the Company of maintaining appropriate amounts of directors’ and officers’ liability insurance in light of the increased legal exposure faced by executives and directors under Sarbanes-Oxley and the enhanced corporate governance standards adopted by NASDAQ and the other listing exchanges and statements by the Company’s insurance agents that notwithstanding the Company’s claims history, premiums for coverage were likely to increase significantly. Moreover, Ms. Cooper and Mr. Bailey anticipated greater difficulty and expense in recruiting and retaining independent directors to serve on the Company’s board of directors due to the increased legal exposure and the specific criteria that are now applicable to director candidates.

      In addition to the increased management time and substantial increases in the costs of doing business associated with compliance under Sarbanes-Oxley and the new corporate governance standards, Ms. Cooper and Mr. Bailey also considered the relatively small benefit that the Company had been receiving from being a public company. Due in large part to the Company’s small equity market capitalization and its relatively small public float, as well as the lack of analyst and general market coverage of the Company, it did not appear to Ms. Cooper and Mr. Bailey that the Company could, if desired, effectively raise capital through the sale of its equity in the public markets. These factors also appeared to Ms. Cooper and Mr. Bailey to result in limited liquidity for the Company’s stockholders.

      The Company and the board of directors had made several efforts in recent years to increase the market for the Company’s common stock. The board of directors had engaged an outside corporate communications firm to act as steward of the Company’s public communications process, and also had given strong consideration to retaining an outside consulting firm based on that firm’s ability to attract analyst attention for client companies. However, the board of directors did not wish to take any action that had the appearance of attempting to artificially increase the Company’s common stock price, and instead had focused, with Company management, on the initiatives to improve recruitment and retention of qualified drivers, sales, pricing, service and safety as well as cost-cutting measures detailed in the Company’s annual reports to stockholders and periodic filings with the Commission. Company management also worked to expand the Company’s core customer base out of the steel industry, which continued to experience a recession during 2001 and 2002. Through this effort, the Company was able to reduce the percentage of operating revenues from steel industry customers from 42% in 2001 to 24% in 2003. The Company reduced the percentage of operating revenues from steel industry customers both by adding customers in different industries and by reducing the number of steel industry customers. Despite the reduction in steel industry customers, the Company’s operating revenues reflected no decrease between 2001 and 2002, and increased approximately 5.1% from 2002 to 2003. Company management also focused on growing the Company’s logistics business, which resulted in the formation of Boyd Logistics, Inc. in 2003, and an increase in operating revenues from the logistics business from $3.9 million in 2001 to $7.1 million in 2002 and to $9.6 million in 2003. Nonetheless, the measures the Company took to increase the Company’s stock price did not appear to have the desired effect, as the Company’s common stock price ranged from a low of $2.54 to a high of $5.25 from January 1, 2002 through June 30, 2003. Additionally, the increase in diesel fuel prices and the Company’s accident rates during 2002 and 2003 may have exerted downward pressure on the Company’s common stock price despite the measures management put in place. In short, after careful analysis, Ms. Cooper and Mr. Bailey concluded that the increasing costs and other burdens of being a public company appeared to outweigh the benefits.

      Ms. Cooper believed that under her leadership, and with the continued efforts of her management team and the Company’s board of directors, the Company could continue to show improved results. However, she believed that the increased costs and other burdens of being a public company made this much less certain. She believed that investigating a going private transaction was merited under the circumstances. Ms. Cooper had raised the subject of taking the Company private in recent years, but had never received a positive response from Mr. Dempsey Boyd. Ms. Cooper believed that Mr. Boyd’s support was necessary if any such transaction was to be successful. Ms. Cooper had in recent years felt that the Company was not receiving much benefit from being a public company for the reasons described above. She also felt that, given the Boyd family’s majority ownership of the Company’s common stock, she and her family members would be unable to realize the full value of their Company holdings if they were to sell their shares of Company common stock in the limited public market available. Mr. Boyd, who had participated in taking the Company public in 1994, previously had been unwilling to consider taking the Company private or any sale of his shares to a third party. Ms. Cooper believed that Mr. Boyd’s decreased involvement with the Company, coupled with the information she could provide with respect to the increasing cost associated with remaining public, might have an impact on Mr. Boyd’s willingness to consider a going private proposal.

      In light of these considerations, during the spring of 2003, Ms. Cooper and Mr. Bailey had informal discussions with Mr. Dempsey Boyd about the possibility of taking the Company private. Ms. Cooper approached Mr. Boyd regarding the going private proposal due to his ownership of a large percentage of the Company’s common stock and her family relationship with him, in addition to his history with the Company (Mr. Boyd founded the Company in 1956 and served as its President until 1980 and as its Chairman until his retirement at the end of 2001). As Ms. Cooper suspected, Mr. Boyd agreed that the costs of remaining public in the wake of the passage of Sarbanes-Oxley and the other recently enacted corporate governance standards were too high and weighed in favor of consideration of a going private transaction. Mr. Boyd informed Ms. Cooper and Mr. Bailey that he would be interested in considering a transaction to purchase the publicly held shares of the Company, but would not otherwise be interested in selling his shares in the Company to a third party. Mr. Boyd requested that Ms. Cooper and Mr. Bailey consider further the possible structures and financial elements of this transaction and obtain additional information concerning the process that would be involved in taking the Company private.

      Thereafter, in late May 2003, Mr. Bailey contacted the Company’s outside counsel to obtain preliminary information about how a transaction to take the Company private might be structured, what the legal considerations would be and whether the Company was an appropriate candidate for this transaction. During June and July 2003, Ms. Cooper and Mr. Bailey continued to evaluate the possibility of a transaction to take the Company private and to discuss the matter with the Company’s outside counsel. At the request of Ms. Cooper, Mr. Bailey also discussed the matter on a preliminary basis with three investment banking firms and discussed with them the terms of a possible engagement to advise Ms. Cooper with respect to a transaction to take the Company private. Mr. Bailey also gathered information concerning the possible financing of a transaction during this time but, because of the preliminary nature of Mr. Boyd’s interest, he did not seek a commitment from a financing source.

      In late July and early August, 2003, Ms. Cooper and Mr. Bailey discussed with Mr. Boyd their findings with respect to possible structures of a transaction in which Mr. Boyd, Ms. Cooper and, possibly, other Boyd family members would seek to acquire the shares of the Company held by the remaining stockholders. Ms. Cooper indicated in preliminary discussions with Mr. Boyd that either a tender offer or a merger appeared to be the best alternatives, and Ms. Cooper and Mr. Bailey asked the Company’s outside counsel to discuss both options with Ms. Cooper and Mr. Boyd. They also reviewed with Mr. Boyd the names and qualifications of possible financial advisors as well as the various means of financing this transaction. During this time, Mr. Boyd, Ms. Cooper and Mr. Bailey also continued to consider how such a transaction could be financed, including the use of bank financing and third party equity financing. Mr. Boyd and Ms. Cooper ultimately concluded that bank financing was the only feasible financing strategy that would allow the Boyd family complete control over the Company’s future operations. Ms. Cooper was not willing to entertain the use of private equity or venture financing due to the probable necessity of granting such a financing entity some portion of the Company’s equity. Ms. Cooper believed that private equity or venture financing would result in on-going supervision of the Company by the investor through a position on the Company’s board of directors and would also likely involve the need for an exit strategy for the investor in the form of a buyout or sale transaction within a relatively short period of time. Ms. Cooper wanted the Company to be owned 100% by the Boyd family, as it had been prior to going public in 1994, and financing from a bank source would allow the Company to obtain funds for the transaction based upon traditional negotiated terms, without the necessity of granting some portion of the Company’s equity to the lender.

      Mr. Boyd, Ms. Cooper and Mr. Bailey discussed further with the Company’s outside counsel the terms of a possible transaction, including the structure for this transaction. Ms. Cooper and the Company’s counsel initially discussed a tender offer, but Company counsel requested Ms. Cooper to consider whether she and the other members of the Boyd family would be willing to take the risk that an insufficient number of the Company’s shareholders would tender their shares in a tender offer. Ms. Cooper discussed the tender offer strategy with Mr. Boyd. Mr. Boyd and Ms. Cooper both felt that they could propose an attractive price to the unaffiliated stockholders via a tender offer, and thought that a tender offer might be completed more quickly than a merger transaction. After considering at length either a tender offer for the minority shares or, in the alternative, a merger transaction, Mr. Boyd and Ms. Cooper determined that a merger was the more viable alternative. None of Ms. Cooper, Mr. Boyd or any of the other Boyd family members considered alternatives to the going private transaction other than a tender offer. Ms. Cooper believed that, although fairly remote, there was a risk that fewer than the required number of shares would be acquired in a tender offer to allow the Company to engage in a short-form merger following the tender offer, in which case it would still be necessary to hold a special meeting of stockholders to approve a merger so that the Boyd family could obtain the shares in the Company that had not been tendered. Both Ms. Cooper and Mr. Boyd wanted to avoid a two-step transaction, if possible. Ms. Cooper and Mr. Bailey also discussed with Mr. Boyd their initial view of a fair price for the shares held by the Company’s stockholders who were not management employees or otherwise part of the Boyd family.

      During this period, Ms. Cooper and Mr. Bailey also discussed with Ms. Ginger Tibbs, Ms. Cooper’s sister and the Company’s Secretary and Treasurer, the possibility of a transaction to take the Company private and their findings with respect to possible structures and financing options. Ms. Tibbs voiced an interest in exploring the transaction further and indicated that she would participate in this transaction with Mr. Boyd and Ms. Cooper if a suitable agreement could be reached with the Company. During this period, Mr. Boyd also discussed the possible transaction with his spouse, Mrs. Frances S. Boyd, who undertook to consider the matter further in the event it appeared an agreement could be reached with the Company. Neither Ms. Tibbs nor Mrs. Boyd had considered undertaking a going private transaction prior to this time because they had not been approached with such a proposal before. As minority stockholders, neither Ms. Tibbs nor Mrs. Boyd, on their own, had had occasion to consider pursuing a going private transaction. Neither Ms. Tibbs nor Mrs. Boyd was interested in considering alternatives to the going private process, and requested that Mr. Boyd and Ms. Cooper keep them apprised of any negotiations or developments.

      Mr. Boyd, Mrs. Boyd, Ms. Cooper and Ms. Tibbs (sometimes referred to hereafter collectively as the “Boyd Family”) decided in early August that it would be appropriate for Ms. Cooper to inform the Company’s board of directors at their next regular meeting of the discussions that had been taking place and of Mr. Boyd’s interest in the possibility of taking the Company private. Ms. Cooper and Mr. Bailey also discussed with the Company’s outside counsel the formation of a special committee consisting solely of independent directors in order to allow the Company and the Boyd Family to consider the matter more thoroughly and formally. The formation of this special committee would also help ensure that the interests of the Company’s unaffiliated stockholders were properly protected. At this time, Mr. Boyd reiterated, and Ms. Cooper and Ms. Tibbs agreed, that they would not be otherwise interested in selling their stock in the Company to a third party due to the family’s history with the Company, and therefore, if the board formed this special committee, its members should be informed that a sale of the Company to a third party would not be supported, as a general matter, by the Boyd Family.

      At the board meeting held on August 12, 2003, Ms. Cooper informed the board that she, Ms. Tibbs and Mr. and Mrs. Boyd were interested in exploring the possibility of taking the Company private through a merger of the Company with a newly-formed company owned solely by members of the Boyd Family, if a suitable agreement could be reached with the Company. Ms. Cooper also indicated that none of the members of the Boyd Family were interested in selling their stock in the Company to a third party. Ms. Cooper informed the board that she believed that it would be appropriate for the board to form a special committee of independent directors to consider any proposals that may be made by the Boyd Family in connection with the going private transaction. Ms. Cooper indicated that she also believed it appropriate that the Company provide the special committee with all resources that would be necessary or appropriate for the special committee to properly fulfill its duties and obligations to the Company and to our stockholders.

      The board discussed the formation of a special committee and also discussed hiring independent counsel and an investment banking firm as advisors to the special committee. Ms. Cooper, Ms. Tibbs and Mr. Bailey left the meeting to allow the board members who are not employed by the Company or otherwise affiliated with the Boyd Family to discuss the formation of a special committee and the possible going private proposal. Following these discussions, Ms. Cooper, Ms. Tibbs and Mr. Bailey rejoined the meeting at which time the board of directors appointed Mr. J. Larry Baxter, Mr. J. Mark Dunning, Mr. Stephen J. Silverman and Mr. Boyd Whigham, all non-employee directors, to serve as members of the special committee of independent directors, with Mr. Silverman serving as Chairman of the committee. The board delegated to the special committee the power and authority to:

•	consider, investigate, negotiate and, in its discretion, refuse a possible transaction whereby members of the Boyd Family would take the Company private;

•	retain, at the Company’s expense, legal counsel and other professional advisors, including investment bankers, as the special committee deemed necessary and desirable to advise it;

•	make a recommendation to the full board of directors regarding a proposal to take the Company private; and

•	take any other action in connection with a possible going private proposal as the special committee deems appropriate.

      Our board did not delegate to the special committee the power to consider alternate transactions to a going private transaction because Ms. Cooper had informed the board that the Boyd Family was unwilling to consider the sale of the Company to a third party. Given the Boyd Family’s high percentage of ownership of the Company’s common stock, our board did not believe that there were feasible alternatives to the potential going private transaction.

      In consideration of the expected time requirements and other commitments required from the special committee members, our board determined that each member of the special committee would receive $500 for each meeting of the special committee attended, whether in person or by teleconference.

      At the meeting, the members of the special committee determined that it would be advisable to engage a law firm to advise the special committee as well as a financial advisor to conduct a fairness review and valuation study to assist the special committee in evaluating any proposals received from the Boyd Family.

      Following the board meeting, Ms. Cooper and Mr. Bailey met to outline a schedule for a proposal to be made by the Boyd Family to the special committee. At this meeting, they also discussed how outstanding options to purchase common stock in the Company would be treated in a proposed merger and the affect this treatment would have on the cost of the transaction. Ms. Cooper and Mr. Bailey also discussed financing of a transaction and Ms. Cooper asked that Mr. Bailey begin more substantive discussions with financing sources.

      During the week following the August 12, 2003 board meeting, as directed by the special committee, Mr. Silverman interviewed counsel and began soliciting information from financial advisors. Mr. Silverman, acting at the direction of and with the authorization of the special committee, engaged the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (“LeBoeuf Lamb”) to serve as counsel to the special committee. LeBoeuf Lamb was retained due to its experience and reputation in mergers and acquisitions and securities laws, as well as its experience in representing special committees of boards of directors of publicly traded companies. The special committee confirmed that LeBoeuf Lamb had no conflicts of interest with regard to representing the special committee in a transaction involving the Company, members of the Boyd Family or any of their respective affiliates. On or about August 21, 2003, the special committee engaged Legg Mason Wood Walker, Incorporated (“Legg Mason”) as its financial advisor. The special committee selected Legg Mason due to its experience and reputation in providing sophisticated investment advice in mergers and acquisitions and its expertise in capital markets generally. In particular, the special committee noted Legg Mason’s expertise and understanding of the truck transportation industry.

      Between August 18 and September 5, 2003, Mr. Silverman discussed further with Mr. Bailey the anticipated schedule for the Boyd Family to provide a proposal to the special committee. Mr. Silverman also informed Mr. Bailey of the special committee’s engagement of LeBoeuf Lamb and Legg Mason as advisors.

      On August 21, 2003, the special committee held its first meeting. At that initial meeting, LeBoeuf Lamb discussed in detail the legal duties of the directors and the special committee in connection with the evaluation of a going private transaction. In particular, LeBoeuf Lamb reminded the special committee of its obligation to consider any and all options or alternatives that the special committee deemed to be in the best interests of our stockholders who were not employees of or affiliated with the Company, its management team or the Boyd Family. The special committee and its counsel also reviewed in detail the independence status of each director and of each member of the special committee. LeBoeuf Lamb then described the process and procedures that the special committee should employ in considering any transactions proposed. The special committee members also generally discussed the purposes and reasons for the transaction, stated by Ms. Cooper and Mr. Bailey, and also noted in general the Company’s current financial condition and the state of the flatbed industry and the truck transportation industry.

      On or about August 25, 2003, Legg Mason participated in a conference call with Ms. Cooper and Mr. Bailey to discuss the due diligence materials required by Legg Mason and to discuss Ms. Cooper’s and Mr. Bailey’s view of the Company’s operations and prospects. Following this call, Mr. Bailey began providing financial and other information to Legg Mason. During the next several weeks and months, Legg Mason continued to evaluate the financial and other diligence information regarding the Company that it received. Legg Mason also carefully analyzed and evaluated the truck transportation industry in general and the flatbed industry in particular, including reviews and analyses of the Company’s principal competitors and industry leaders. Legg Mason also reviewed recent transactions in the truck transportation industry, with a particular focus on companies who might be considered most similar to the Company in certain aspects. Legg Mason kept the special committee and LeBoeuf Lamb generally informed of its progress in reviewing the Company’s financial information, and thereafter several formal and informal discussions among Legg Mason, LeBoeuf Lamb, and the special committee members regarding the Company’s financial position and the industry in general occurred.

      During the last two weeks of August 2003, Ms. Cooper and Mr. Bailey, with input and discussion with the other members of the Boyd Family, continued to consider the terms of a proposal to be made to the special committee. Ms. Cooper and Mr. Bailey determined that a statement of interest should be made by Ms. Cooper to Mr. Silverman, as chairman of the special committee, proposing a merger transaction in which stockholders other than the Boyd Family would receive cash in the amount of $5.50 per share and holders of options to purchase common stock other than the Boyd Family would receive cash in excess of the exercise price of their options, with all options terminating upon the merger. In addition, this transaction would be subject to adequate and reasonable financing being obtained by the Boyd Family. At this time, neither Ms. Cooper nor the other members of the Boyd Family had engaged a financial advisor;

however, she and Mr. Bailey believed the proposed price to be fair based on the financial and business position and outlook of the Company and their view of the current state of and outlook for the flatbed trucking industry. Ms. Cooper discussed the proposal with Mr. Boyd and Ms. Tibbs, who were supportive of this proposal.

      During the month of September 2003, Legg Mason continued its due diligence investigation of the Company and the industry to gather the information necessary to complete its valuation analysis. The due diligence investigation included an on-site Company visit and several telephone conference calls, as well as detailed analysis of the industry and the Company’s competitors. In this regard, Legg Mason met independently with members of our senior management to discuss our operations, financial condition, future prospects and projected operations and performance. Legg Mason also reviewed various available financial statements, forecasts and projections relating to the Company and its business segments.

      On September 5, 2003, Ms. Cooper communicated to Mr. Silverman, as chairman of the special committee, that the Boyd Family would be interested in acquiring all of the outstanding shares of the Company’s common stock not already held by them for a price of $5.50 per share in cash. The closing price of our common stock on September 5, 2003 was $5.40 per share. The proposed transaction would be structured as a merger pursuant to which a new entity (“Mergerco”) formed by the Boyd Family would be merged with and into the Company, with the Company as the surviving entity. Ms. Cooper informed Mr. Silverman that completion of the proposed merger would be conditioned upon the negotiation of a mutually acceptable definitive merger agreement, financing being obtained and approval of the merger by the Company’s board of directors and stockholders. Ms. Cooper indicated that she expected that additional terms and conditions would be included in the definitive merger agreement.

      Promptly after his discussion with Ms. Cooper on September 5th, Mr. Silverman informed the other members of the special committee of the informal proposal communicated by Ms. Cooper. He also consulted with LeBoeuf Lamb and Legg Mason regarding the terms of the proposal. Both LeBoeuf Lamb and Legg Mason continued to perform diligence and to review financial, legal and other aspects of the proposed going private transaction. Throughout the month of September, although no formal proposal had been made to the special committee, and no formal counter-proposal had been delivered in response thereto, the special committee members continued to diligently review the options available to the Company and to discuss the appropriate valuations for the Company and the methods for determining these valuations.

      Principal among these discussions were concerns raised by Legg Mason and members of the special committee about the appropriate standards or criteria by which the Company should be valued. The special committee discussed the flatbed industry and its nuances, as well as the special circumstances present in recent transactions in the truck transportation industry.

      As noted by the special committee, the flatbed industry and the dry van industry, while both a part of the larger truck transportation industry, differ in terms of the types of loads hauled and the overall manner of operation. Dry van carriers as a group tend to be larger companies with a larger management structure, support system and level of capitalization. Dry van carriers have the ability to carry any type of load other than oversize loads, and therefore have a much larger potential pool of customers. The very nature of a flatbed trailer, with its relative exposure to the elements, limits the types of loads which may be safely hauled. Flatbed companies are typically smaller haulers operating with minimal capitalization and a limited support structure. Management tends to have a less rigorous knowledge of the fixed costs necessary for successful flatbed operations, and flatbed companies charge lower freight rates both as a result of this lack of sophistication and in an attempt to obtain business from customers who might otherwise employ dry van carriers. Many flatbed trucking companies consequently experience financial difficulties at some point due to their failure to charge sufficient freight rates to cover their costs, especially at times when costs such as fuel are increasing.

      The special committee also discussed the operating differences between the flatbed industry and the dry van industry. The special committee noted that Company management has stated that most flatbed companies report that it is more difficult for them to attract drivers and to retain them given that dry van carriers are not required to perform any task other than driving and can often earn more since their time is focused solely on driving and not on tarp securement or loading or unloading. In addition, the special committee observed that flatbed companies tend to have a more difficult time passing along surplus fuel costs (or fuel increases or surcharges) to their customers. While the Company has increased its efforts in this area, flatbed companies as an industry tend to receive less in the form of fuel surcharges. Steel customers as a group have been a difficult market from which to collect competitive fuel surcharges, and the steel industry widely utilizes flatbed trucking operations for steel transport. While the Company has reduced its reliance on steel customers, they still account for 24% of the Company’s business. Also, because flatbed haulers are typically smaller, less sophisticated operators, they do not tend to pursue fuel surcharges, as opposed to dry van companies, for which it is a more common practice. The difference in fuel surcharge practices results in lower profit margins for flatbed companies versus dry van carriers. Additionally, flatbed carriers are by their nature specialized forms of transport utilized primarily for items that are too large for transport by dry van carriers. As a result, the downturn in the steel industry has had more impact on flatbed carriers than on dry van carriers. The special committee also reviewed and discussed certain recent transactions in the truck transportation industry, and noted the absence of any flatbed carriers. The special committee agreed with Legg Mason that special circumstances, particularly the absence of any transactions involving flatbed carriers, reduced the analysis value of these recent transactions. In addition, Legg Mason reported that most of the recent truck transportation transactions involved companies which had a significantly larger size and revenue base, which allowed the application of significantly different pricing as a result of the larger size of the operations which were acquired or sold. The special committee members were also aware of the Company’s general financial condition as well as the financial considerations (such as increased management time and substantial increased professional costs) that led Ms. Cooper and Mr. Bailey to initially consider the possibility of going private. In addition, the special committee noted the Boyd Family’s prior indication of unwillingness to sell their shares of stock in the Company to a third party.

      On September 12, 2003, the special committee met with LeBoeuf Lamb and Legg Mason for the purpose of continuing its review and discussion of Ms. Cooper’s September 5th proposal and to discuss the status and the preliminary due diligence findings. The meeting was called by Mr. Silverman. All of the members of the special committee were in attendance. At this meeting, Legg Mason described in detail the process that it was undertaking to conduct and prepare a valuation report and financial analysis of the Company. No written report was provided by Legg Mason to the special committee in connection with this teleconference. Legg Mason reported in detail on the status of their diligence review of the Company. Legg Mason reported to the special committee on its preliminary summary overview of the valuation analysis of the Company and described generally the methodologies utilized in its analysis. Legg Mason reiterated that it had only received preliminary financial and other information from the Company and that its valuation analysis was not complete. The committee members discussed Ms. Cooper’s September 5th proposal at length and concluded that, in their view, the $5.50 price per share informally proposed by the Boyd Family on September 5th was inadequate. On September 12, 2003, the closing price of our common stock was $5.26 per share. Legg Mason and LeBoeuf Lamb also discussed possible financing alternatives and the impact thereof on the price per share that the Boyd Family could offer. In the weeks following the special committee’s September 12th meeting, Legg Mason and LeBoeuf Lamb continued to communicate with the special committee members regarding the terms of the proposal, additional due diligence findings, and the factors that the special committee should consider in evaluating this proposal.

      Following the September 12th special committee meeting, Mr. Silverman, as chairman of the special committee, and Mr. Alesander M. Stewart of Legg Mason, contacted Mr. Bailey to discuss the September 5th proposal made by Ms. Cooper. In the interim, the closing price of our common stock had increased to approximately $5.48 per share. Mr. Stewart indicated that, although Legg Mason had not completed its analysis, its preliminary assessments and initial due diligence indicated that the $5.50 per share price suggested by Ms. Cooper in the September 5th proposal was too low and that Legg Mason would likely recommend against accepting the proposal based on the price per share. Mr. Silverman then asked Mr. Bailey if he thought Ms. Cooper would be willing to increase the offer. Mr. Bailey indicated that he would discuss the matter with Ms. Cooper and would let the special committee know whether an increased amount would be proposed.

      In early September 2003, Company management received the results of a preliminary investigation of an accident which occurred on July 5, 2003, involving a Company driver and resulting in a fatality and two injuries to third parties. Upon further review of this accident and with growing concerns about other accidents involving fatalities which occurred during the second and third fiscal quarters, Mr. Bailey and the Company’s accounting staff began to consider whether the Company’s insurance reserve was adequate. Also, due to higher than expected year-to-date turnover of owner-operators, Mr. Bailey and the accounting staff determined that an addition to the Company’s reserve was needed for possible losses on sales-type leases which the Company had entered into with many of its owner-operators.

      On September 5, 2003, Ms. Cooper engaged Morgan Keegan & Co., Inc. (“Morgan Keegan”), to act as financial advisor to the Boyd Family. Morgan Keegan had advised the Company in the past and has significant expertise in the trucking industry. The Boyd Family agreed to pay Morgan Keegan a fee of $50,000 to act as financial advisor to the Boyd Family. Additionally, the Boyd Family agreed to pay Morgan Keegan a fee for successful negotiation of financing necessary to complete the proposed going private transaction and replace the Company’s current financing and fund its continuing operations following the closing of the proposed transaction. This fee for assisting with financing is to be determined by a formula and based upon the savings Morgan Keegan is able to negotiate in fees and rates compared to the preliminary financing proposals received by the Boyd Family prior to engaging Morgan Keegan. Based on Morgan Keegan’s negotiations with third party lenders and the resulting rate reductions Morgan Keegan was able to obtain, the Boyd Family expects to pay Morgan Keegan a fee of approximately $200,000. Morgan Keegan was provided with the financial and other due diligence information provided to Legg Mason and engaged in further discussions with Ms. Cooper and Mr. Bailey to obtain information concerning the business and prospects of the Company.

      On September 22, 2003, Ms. Cooper, Ms. Tibbs, Mr. Bailey and the Company’s outside counsel participated in a teleconference with Mr. John H. Grayson, Jr. of Morgan Keegan. During this meeting, Mr. Grayson reported on his view of the value of the Company’s stock using several valuation methodologies. No written report was prepared for or provided by Morgan Keegan to the Boyd Family in connection with this teleconference. Mr. Grayson reviewed with the call participants Morgan Keegan’s analysis of the Company’s financial information, including revised preliminary projections for the third and fourth quarter and 2004 provided to Morgan Keegan by Mr. Bailey. He informed the participants that Morgan Keegan had analyzed the data and information provided to them in an effort to determine where the special committee and Legg Mason might be focusing on a target value for the shares of the Company.

      Mr. Grayson discussed the difficulty experienced by Morgan Keegan in identifying comparable companies for the analysis. He also noted that dry van or refrigerated van carriers were not comparable businesses and that larger, highly liquid publicly traded dry van transportation companies were not appropriate for comparable company analysis. However, out of necessity, Mr. Grayson stated that, due to the inability to identify truly comparable companies, Morgan Keegan had focused their analysis on general truckload carriers with market capitalizations under $500 million. He noted that Morgan Keegan had also used Smithway Motor Express, Inc. in its analysis, which was the only other flatbed carrier with publicly traded shares that could be identified. Mr. Grayson reviewed the various analyses that he believed Legg Mason would perform and gave his view of which of these analyses would be relevant and which would not. He stated that, based on these expected analyses and the anticipated results, he believed the Boyd Family could find support for an offer not significantly in excess of the $5.50 informal proposal made by Ms. Cooper. Ms. Cooper asked Mr. Grayson to discuss his findings with Legg Mason and to determine the status of Legg Mason’s valuation report.

      On or about September 24, 2003, Mr. Grayson of Morgan Keegan discussed with Mr. Stewart of Legg Mason the results of Morgan Keegan’s review of the Company. Mr. Stewart also shared with Mr. Grayson the preliminary results of the valuation analyses performed by Legg Mason and its conclusions based on its findings. Following his conversation with Mr. Stewart, Mr. Grayson reported to Ms. Cooper and Mr. Bailey his understanding that Legg Mason would recommend to the special committee that it should not agree to an offer of less than $7.00 per share, although Legg Mason had not specifically addressed this issue. On September 24, 2003, the closing price of our common stock was $5.78 per share.

      On September 25, 2003, the special committee met again with LeBoeuf Lamb and Legg Mason to continue its review and consideration of the September 5th proposal made by Ms. Cooper. In the interim period since the prior special committee meeting on September 12th, no increased per share price had been proposed or suggested by the Boyd Family, informally or otherwise. At this meeting, Legg Mason presented its preliminary analyses regarding the Company’s valuation. Legg Mason’s presentation included an overview of the scope of its engagement, a detailed summary of the due diligence it had conducted to date, and a detailed review of the various valuation methodologies used in their preliminary analyses. Preliminary draft written materials, including detailed charts, graphs and spreadsheet analyses regarding companies most similar or comparable to the Company were provided to the special committee members, as well as analyses of publicly-available information regarding stock prices and other acquisition, leveraged buyout and going private transactions in the trucking and flatbed industries. Legg Mason also provided the special committee members with a preliminary draft summary of its analysis of the Company’s financial condition, including its preliminary valuation based on the Company’s discounted cash flow based on the projections provided to date to Legg Mason by the Company. Legg Mason’s preliminary valuation analyses of the Company yielded valuation ranges between $3.89 to $17.52 per share, with some indication, at least preliminarily, that a per share price of approximately $7.00 to $7.50 would be appropriate. At this meeting, the special committee members reviewed and discussed in detail Legg Mason’s preliminary valuation and financial analysis of the Company and its preliminary analysis of the per share value of the Company. In discussing the valuation analyses it used, Legg Mason explained that there were significant difficulties in identifying comparable companies and transactions that are truly representative of the Company’s circumstances. This is because of the nature of the truck transportation industry generally, the limited number of publicly traded companies in the flatbed industry and the limited number of transactions, whether acquisition, leveraged buyout or going private, among publicly traded companies in the trucking industry generally and in the flatbed industry in particular. In addition, Legg Mason noted that many of the transactions or companies that might appear, at first blush, to be comparable, often include unusual market factors or factual circumstances that make them unique and of limited use in the valuation analysis of the Company. As a result, Legg Mason advised the special committee to view the valuation analyses provided as a whole without particular emphasis on any one valuation methodology or conclusion.

      After careful consideration of the materials presented and a thorough discussion of the flatbed industry as well as the Company’s financial condition, the special committee determined that the $5.50 per share price was inadequate and that therefore, the special committee could not recommend or support the September 5th proposal. On September 25, 2003, the date of the special committee meeting, the closing price of our common stock was $5.78 per share. Due to the preliminary stage of Legg Mason’s analyses, the special committee did not make any findings or come to any conclusions with respect to the value of the Company, and instead limited their discussion to determining whether the $5.50 per share price suggested by the Boyd Family was adequate. Once the special committee determined that they could not support the transaction at a price of $5.50 per share, the special committee instructed Mr. Silverman to communicate this information to Ms. Cooper and Mr. Bailey and suggest that the Boyd Family increase the per share price. The special committee also suggested that Legg Mason contact the Boyd Family’s financial advisor, Morgan Keegan, to further explain the analysis undertaken by Legg Mason and the factors that entered into its conclusions regarding the Company’s valuation. Additionally, it was suggested that Legg Mason provide Ms. Cooper and Mr. Bailey with further information regarding the flatbed industry and the truck transportation industry, including the premiums applicable to going private transactions. Finally, the special committee also determined that Legg Mason should proceed with its valuation report and analysis of the Company, with a view to finalizing its conclusions and findings.

      Promptly after the September 25th special committee meeting, Mr. Silverman, on behalf of the special committee, together with representatives from Legg Mason and LeBoeuf Lamb, contacted Ms. Cooper and Mr. Bailey and advised them that the $5.50 per share offer was inadequate and that the special committee would not be willing to recommend a transaction at that price to our board of directors or our stockholders. The representatives from Legg Mason then reviewed with Ms. Cooper and Mr. Bailey the valuation methodologies used by Legg Mason in its preliminary valuation report. Mr. Silverman indicated to Ms. Cooper and Mr. Bailey that a higher price per share should be offered. Ms. Cooper informed Mr. Silverman that she was not prepared to propose a higher per share price at that time and suggested that Legg Mason proceed with the completion of their valuation report.

      Following the discussion with Mr. Silverman, Legg Mason and LeBoeuf Lamb, Ms. Cooper and Mr. Bailey shared the information provided to them in the discussion with Mr. Grayson of Morgan Keegan by telephone. Ms. Cooper discussed with Mr. Grayson her concerns that Legg Mason was not using appropriate comparable companies in its analysis and voiced doubts that the Boyd Family would proceed with a transaction. Ms. Cooper also discussed with Morgan Keegan whether the transaction could be structured as a tender offer and whether that structure might be preferable. Following these discussions, Mr. Bailey, at the request of Ms. Cooper, contacted Mr. Silverman to inform him that Ms. Cooper would meet with Mr. Boyd and Ms. Tibbs by October 8, 2003 to reach a final decision about going forward with the transaction.

      A telephone conference call among Ms. Cooper, Mr. Boyd, Ms. Tibbs, Mr. Bailey and Mr. Grayson was held on October 6, 2003, at which the participants again reviewed the information discussed previously with Mr. Grayson on the September 22, 2003 telephone conference call which appeared to support the offer of $5.50 per share. The participants also discussed whether a tender offer would be a preferable structure for the transaction. At the conclusion of the call, it was determined that the Boyd Family was unwilling to increase the previous offer proposed by Ms. Cooper and would consider whether other alternatives might be available to take the Company private. During the period since September 5, 2003 (the date of the initial proposal by the Boyd Family to the special committee), our common stock had reached a closing price per share of $5.95.

      At the request of Ms. Cooper, Mr. Bailey reported the results of the October 6, 2003 meeting to Mr. Silverman. On or about October 7, 2003, Ms. Cooper examined with Morgan Keegan and the Company’s outside counsel whether other alternatives were available to take the Company private. During the conference call, Ms. Cooper again considered whether a tender offer would be a preferable structure. No further communications between Ms. Cooper, Mr. Bailey or other members of the Boyd Family, on the one hand, and the special committee, on the other hand, occurred between this time and early November 2003. During the month of October 2003, the closing price for our common stock ranged from a low of $5.18, to a high of $6.75 per share. On October 31, 2003, the closing price for our stock was $5.18 per share.

      On October 31, 2003, we issued our earnings for the third quarter and nine months ended September 30, 2003, on a press release and also furnished the release to the Commission on a Current Report on Form 8-K. On November 14, 2003, we filed our quarterly report on Form 10-Q for the period ended September 30, 2003. Our earnings release and filings reflected a net loss for the third quarter of 2003 of approximately $421,500. Our third quarter loss and lower profits for the first nine months, compared to the prior year, reflected higher insurance and claims expense related to the establishment of preliminary reserves for two accidents during the third quarter which involved company-owned trucks and which resulted in third-party fatalities and injuries. Because we are largely self-insured for these accident claims, our management considered it prudent to strengthen our insurance reserves during the quarter. Also during the quarter, one of our divisions increased its provision for potential bad debts by approximately $460,000 on owner-operator sales-type leases due to the higher than expected turnover rate we had experienced among our owner-operators. As a result of these financial developments, Mr. Bailey and the senior management of the Company had begun to re-evaluate the Company’s internal projections and considered whether the Company’s projections should be revised downward to reflect these factors.

Mr. Bailey began working on revised projections in September, when the full extent of these financial factors became evident.

      On November 6, 2003, Ms. Cooper, Mr. Bailey, Mr. Grayson and our outside counsel held a conference call to discuss whether Ms. Cooper would re-establish discussions with the special committee. During the call, Ms. Cooper discussed her belief that, due to the recently released earnings information and the more detailed information to be filed on the Company’s Quarterly Report on Form 10-Q, the market might have a clearer view of the value of the Company’s common stock (on November 6, 2003, the closing price on our common stock was down to $4.74 per share). Although Ms. Cooper was encouraged by signs that the general economy and the markets the Company serves were improving, she was concerned about whether the recovery would be sustained. She was also concerned about the Company’s recent experience of accidents involving fatalities and the potential legal and financial exposure from these accidents in light of our position as largely self-insured. Ms. Cooper was also concerned about the increased rate of turnover of owner-operators, including owner-operators with whom the Company had entered into sales-type leases. She also voiced concern over recently enacted changes in the hours of service laws applicable to our drivers and how this might affect the Company. She believed that the markets had over-valued the stock recently and she did not expect that she or the other members of the Boyd Family would be willing to restart negotiations with the special committee if the special committee would require a significant premium over the recent market price of our stock. Ms. Cooper stated that she would consider increasing her prior proposal to $6.00 per share and inquired of Mr. Grayson whether he viewed this as a price that Legg Mason would view as within the acceptable range of value. Mr. Grayson stated that, based on the earlier review and analysis by Morgan Keegan, the proposal would likely be seen by Legg Mason as within an appropriate range of value. Ms. Cooper agreed to discuss the matter further with Mr. and Mrs. Boyd and Ms. Tibbs.

      On November 7, 2003, Mr. Bailey informed Mr. Silverman of the results of the November 6, 2003 conference call. Mr. Bailey and Mr. Silverman discussed the Company’s third quarter and year-to-date information. Mr. Bailey questioned whether this information would affect the view of the special committee and its financial advisor with respect to the value of the Company’s shares. Mr. Silverman agreed to discuss the matter with Legg Mason and the other members of the special committee. On November 7, 2003, the closing price on our common stock dropped to $4.59 per share. It remained unchanged on November 10, 2003.

      Between November 6 and November 10, 2003, Ms. Cooper discussed with Mr. Boyd and Ms. Tibbs the possibility of restarting negotiations with the special committee regarding a possible going private transaction. As a result of these discussions, it was decided that Ms. Cooper would meet with the members of the special committee following the regular board meeting to be held on November 11th, and would offer to restart negotiations if the special committee believed that there was a reasonable possibility of reaching an agreement. Although Ms. Cooper and the other members of the Boyd Family were not prepared to make an offer to the special committee at that time, they were of the view that they would be willing to consider an offer in the range of $6.00 to $6.10 per share. Ms. Cooper asked Mr. Grayson to participate in her meeting with the special committee to outline for the committee the results of his review of the Company and his views on the value of the stock. Ms. Cooper informed the members of the special committee that she would like to meet with them following the November 11th board meeting.

      Prior to the November 11th meeting with the special committee, Morgan Keegan prepared a data table showing that a $6.00 per share offer would represent a 30.7% premium over the November 10, 2003 closing share price of $4.59. The data table also set out the multiples of the Company’s enterprise value based on its June 30, 2003 balance sheet and the November 10, 2003 closing share price and $6.00 per share to the Company’s revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”) and diluted earnings per share for the twelve months ended September 30, 2003, and the Company’s projected earnings, EBITDA, EBIT and diluted earnings per share for 2003 and 2004. Morgan Keegan provided a copy of this data to Ms. Cooper prior to the meeting with the special committee on November 11, 2003.

      On November 11, 2003, following the regular meeting of our board of directors, Ms. Cooper, Ms. Tibbs and Mr. Bailey met with the special committee. Mr. Grayson joined the meeting by telephone conference call. Our outside counsel, Bradley Arant, and LeBoeuf Lamb, counsel to the special committee, also participated in the meeting. Ms. Cooper informed the special committee that she and the other members of the Boyd Family would be interested in restarting negotiations with the special committee if, following this meeting, the members of the special committee determined that it was reasonably possible that the parties could reach an agreement. Ms. Cooper stated that it was not her purpose to negotiate at this meeting, but to give the special committee additional information that it could consider with its advisors, after which it could inform Ms. Cooper as to whether it believed a meeting of the parties to negotiate would be productive. Mr. Grayson then outlined for the special committee his view of the results of the Company and the value of the stock as reviewed with Ms. Cooper, Ms. Tibbs and Mr. Bailey during their telephone meeting held on September 22, 2003. No written report was prepared or provided by Mr. Grayson or Morgan Keegan. Mr. Grayson stated that he believed the Company-generated internal projections he had used for his review might be more recent and significantly different than those used in September 2003 by Legg Mason in performing its valuations of the Company. Mr. Bailey confirmed that, in light of losses and concerns arising from accidents occurring in the second and third quarters, greater than expected driver turnover during the late summer and fall (which resulted in a higher number of idle Company trucks even as truck count was decreasing) and increasing fuel costs, he had revised the Company’s internal projections for the remainder of 2003 and for 2004 to reflect these changes and events. Mr. Bailey informed the special committee that these revisions were not yet final, but that the information would likely be useful to Legg Mason in its evaluation of the Company’s current financial position. Mr. Silverman asked Mr. Bailey to finalize his review of the Company’s internal projections and, if amended, to provide the amended projections to the special committee and Legg Mason. In addition to his discussion of the application of various valuation methodologies to the Company’s historical and projected financial information, Mr. Grayson informed the special committee that it was his view, based on recent experience and Morgan Keegan’s analysis of the industry in general and the Company in particular, that it would be very difficult to sell a flatbed trucking operation in the foreseeable future, which, in his view, materially affected the value of the Company’s stock.

      Mr. Silverman asked Ms. Cooper whether she had a price range that she would like the special committee to consider. Ms. Cooper reiterated that she was not prepared to make an offer or negotiate with the special committee, but that she believed that a fair price would be in the range of $6.00 to $6.10 per share. On November 11, 2003, the date of the Board meeting, our closing price was $4.50 per share.

      The special committee then excused Ms. Cooper, Mr. Bailey and Ms. Tibbs and our outside counsel from the meeting and met among themselves and with their counsel, LeBoeuf Lamb. At this meeting, the special committee discussed the viability of the going private transaction and whether it was possible that a reasonable agreement could be reached with the Boyd Family. No written report was provided to the special committee in connection with this meeting. LeBoeuf Lamb reiterated the previously discussed statutory and regulatory obligations of the special committee members, both as directors generally and as members of the special committee of independent directors in particular, and noted the fiduciary duties owing to the Company and our stockholders. Members of the special committee expressed strong concern over the $6.00 to $6.10 per share price mentioned by Ms. Cooper, but concluded that, given the Company’s financial condition and position in the public equity market, it would be in the best interests of our stockholders to continue negotiations with the Boyd Family with a view to taking the Company private. Members of the special committee reiterated their concerns, as directors of the Company, over the substantial costs and time commitments from management necessary to meet the requirements under Sarbanes-Oxley and NASDAQ, among others. Moreover, special committee members noted the relatively small market capitalization of the Company as well as its small public float due, in part, to the significant Company stock ownership interests of the various members of the Boyd Family. However, the special committee determined that, without empirical evidence to the contrary, the $6.00 to $6.10 per share range suggested by Ms. Cooper was still inadequate. The special committee instructed LeBoeuf Lamb to continue negotiations with the Boyd Family and to contact Legg Mason regarding their review of the revised projections being finalized by Mr. Bailey and their effect on Legg Mason’s valuation conclusions.

      Following the discussion among the special committee, Mr. Silverman informed Ms. Cooper that it was the consensus of the special committee that the range she suggested would not be acceptable. Mr. Silverman suggested that Mr. Bailey complete his work on the Company’s internal projections and provide any amendment to the special committee and Legg Mason. Mr. Bailey agreed to do so and also encouraged Mr. Silverman to reconsider with Legg Mason the trucking companies being used by Legg Mason in its analysis as comparable companies. Mr. Bailey voiced a concern that the companies being used by Legg Mason were dry van carriers with much higher market capitalizations than the Company. Mr. Silverman and the special committee agreed to discuss the valuations and their underlying assumptions and bases with Legg Mason in the following week and respond to Ms. Cooper as to whether further discussions with her would be merited. In the discussion between Mr. Silverman and Legg Mason which followed, Legg Mason agreed with Mr. Bailey and noted the comparable companies they used were the most similar companies that were available.

      On or about November 17, 2003, Mr. Bailey provided the Company’s updated internal financial projections to Legg Mason and Mr. Silverman. On November 25, 2003, members of the special committee met with LeBoeuf Lamb and Legg Mason to discuss in more detail the revised and updated internal financial projections provided by Mr. Bailey. No written materials were provided to the special committee in connection with this meeting. Legg Mason described in detail the bases for the revisions, as explained by Mr. Bailey, and reviewed the effect that the revised projections could have on the Company’s valuation. Legg Mason reviewed its analysis of the effect of the revised projections on the Company’s cash flow and discounted cash flow valuation analysis. Legg Mason reminded the special committee that it had only recently received the revised projections and that, as with all of the Company’s financial information, Legg Mason had relied on Mr. Bailey as to the accuracy and completeness of the revised projections. At this meeting, Legg Mason reviewed with the special committee its preliminary revised valuations, based on the revised projections from the Company. Legg Mason also discussed the equity markets in general and the truck transportation and flatbed industries in particular. After consideration of the revised projections and the preliminary revised valuations analyses of the Company, the special committee concluded that the $6.00 to $6.10 per share price range, discussed at the November 11th meeting with Ms. Cooper and Mr. Bailey, was unacceptable. The special committee instructed Mr. Silverman to communicate this to Mr. Bailey and to ask that Mr. Bailey discuss with Ms. Cooper a possible higher price per share. On November 25, 2003, the closing price of our common stock was $4.80 per share.

      On November 25, 2003, shortly after the adjournment of the special committee meeting, Mr. Silverman communicated to Mr. Bailey that the special committee would not be willing to recommend support for a proposal in the $6.00 to $6.10 per share price range discussed by Ms. Cooper at the November 11th meeting.

      On November 25, 2003, Ms. Cooper, Mr. Boyd, Ms. Tibbs, Mr. Bailey, Mr. Grayson and our outside counsel held a conference call to discuss whether an offer would be made to the special committee. The meeting was inconclusive and Ms. Cooper, Mr. Boyd and Ms. Tibbs decided to reconvene the meeting on the following day. On November 26, 2003, Ms. Cooper, Mr. Boyd, Ms. Tibbs, Mr. Bailey, Mr. Grayson and our outside counsel held a conference call to decide whether Ms. Cooper would make an offer to the special committee or end consideration of a transaction. Ms. Cooper, Mr. Boyd and Ms. Tibbs discussed their concerns about financing a transaction at a price they believed the special committee would require. Ms. Cooper reiterated her belief that the valuation report being provided to the special committee by Legg Mason was not reflective of the fair value of the Company. Ms. Cooper, Mr. Boyd and Ms. Tibbs decided to take additional time to consider their options and agreed to meet again during the first week of December, 2003.

      During the first week of December, Ms. Cooper, Mr. Boyd, Ms. Tibbs and Mr. Bailey discussed with Mr. Grayson whether the Boyd Family could increase their proposed offer price and, if so, the likelihood and means of obtaining financing for the transaction on reasonable terms. On December 5, 2003, Ms. Cooper informed our outside counsel that she, Mr. Boyd, Mrs. Boyd and Ms. Tibbs had agreed that the offer to purchase the outstanding shares of the Company (other than those owned by the Boyd Family) would be increased to $6.75 per share. Ms. Cooper also stated that the per share offer of $6.75 would be subject to the special committee agreeing that the transaction would be subject to the Boyd Family obtaining required financing of the proposed transaction on terms acceptable to them. Ms. Cooper asked our outside counsel to provide a draft merger agreement for review by Ms. Cooper and to communicate the proposal to LeBoeuf Lamb. The closing price of our common stock on December 5, 2003 was $4.85 per share.

      On December 8, 2003, our outside counsel informed LeBoeuf Lamb that the Boyd Family had authorized the making of a formal offer to purchase all of the shares of our common stock not owned by them for $6.75 per share in cash. The closing price of our common stock on December 8, 2003 was $4.77 per share. Our outside counsel also provided to LeBoeuf Lamb a draft merger agreement which specified that completion of the proposed merger would be conditioned upon, among other things, approval of filings required by applicable regulatory agencies, the determination by our board of directors that the merger is fair to our stockholders other than Mergerco and the Boyd Family, completion of financing arrangements necessary to fund the merger and approval of the merger by our board of directors and our stockholders.

      Promptly after receiving the offer from our counsel, LeBoeuf Lamb contacted the members of the special committee as well as Legg Mason to inform them of the $6.75 per share offer. LeBoeuf Lamb also generally described the conditions precedent to the transaction and indicated that it would review the draft merger agreement in detail in preparation for a fuller discussion with the special committee. On or about December 9, 2003, Mr. Silverman also instructed Legg Mason to finalize its valuation analyses of the Company, with a view to advising the special committee on the fairness to our stockholders (other than Mergerco and the Boyd Family) of the proposed $6.75 per share price. On or about December 10, 2003, Legg Mason completed its valuation analyses, based on the market information and Company information available to it as of December 10, 2003. On December 10, 2003, our closing stock price was $5.71. During the several days immediately following the receipt of the $6.75 per share offer, members of the special committee reviewed and considered the offer and the possible terms and conditions under which this offer would be acceptable, with a view to whether the offer would be in the best interests of our stockholders. Informal discussions among members of the special committee, Legg Mason and LeBoeuf Lamb took place, with a view to determining whether the price offered was acceptable and whether the Boyd Family could or would be willing to increase the price per share if necessary. Consideration was also given to the possibility of seeking other offers and it was determined that other offers would not likely be available given the state of the flatbed industry and the circumstances, financial and otherwise, of the Company.

      On December 16, 2003, the special committee met with its financial advisor, Legg Mason, and its legal counsel, LeBoeuf Lamb, for the purpose of continuing their evaluation of the $6.75 per share proposal. On December 16, 2003, our closing stock price was $5.75 per share. Prior to this meeting, copies of the December 8th draft of the merger agreement had been made available to the special committee members. At this meeting, Legg Mason reviewed in detail its findings and conclusions regarding the Company’s financial condition, including the revised projections provided by Mr. Bailey on or about November 17th. Legg Mason also reviewed in detail the valuation analyses as previously discussed with the special committee, including updated stock price and market transaction valuation information as of December 10, 2003. Based on its valuation analyses as refined and updated, Legg Mason revised the valuation range to between $5.86 and $11.13 per share, with continuing indications that a per share price of approximately $7.00 would be appropriate. In addition, Legg Mason reviewed and discussed each of the valuation methodologies it used in determining its valuations and the bases of each methodology. At this meeting, drafts of the valuation report and the fairness opinion were provided by Legg Mason to the special committee members. This draft valuation report included a refinement of the information provided to the special committee in the presentation made at the special committee meeting on September 25, 2003 as well as changes to information included in the analysis in order to more accurately evaluate the Company’s value. These refinements and modifications included: (i) modifications arising out of the revised projections received from the Company, resulting in changes in the valuation analysis, including the leveraged buyout analysis, the discounted cash flow analysis, and the Company’s financial results, (ii) additional information regarding comparable companies and comparable transactions that had been further analyzed by Legg Mason since September 25th, (iii) refinement of the comparable companies and comparable transactions utilized by Legg Mason in its evaluation, including the deletion of some companies or transactions and the addition of others, based on a more developed analysis of the proposed transaction and the Company’s financial position and a more precisely defined examination of applicable companies and relevant transactions in the trucking industry, and (iv) updating the financial information regarding the Company as well as that relating to the comparable companies. As in past discussions regarding these valuation methodologies, Legg Mason explained the difficulties in determining truly representative comparables for the Company and its industry and reminded the special committee that it should view the valuation analyses as a whole without particular emphasis on any one methodology. At this meeting, LeBoeuf Lamb also reviewed the principal terms of the draft merger agreement and described the conditions of the merger transaction to the special committee. The special committee continued to express concerns regarding the $6.75 price per share and discussed whether it was likely or probable that the Boyd Family could be convinced to increase their offer to $7.00 per share. The special committee determined that, if the offered price per share were to be increased to $7.00, the special committee would clearly be willing to support the Boyd Family’s merger proposal and to recommend to the board of directors that the transaction be approved. Since $7.00 per share had not been offered, the special committee continued its review and consideration of the $6.75 per share offer. Legg Mason indicated to the special committee that, based on its valuation analyses as presented to the special committee, $6.75 per share would be within the acceptable range of per share valuation for the Company and a fairness opinion supporting this price could be issued, but that this price was on the lower end of the acceptable range. Both counsel and the financial advisors suggested to the special committee that, in order for the $6.75 per share price to be acceptable, the acceptance should include certain conditions designed to more clearly ensure that the special committee could continue to actively consider other alternatives that may be in the bests interests of our stockholders (other than the Boyd Family). After reviewing the information provided by Legg Mason and LeBoeuf Lamb, the special committee agreed to continue its consideration of the $6.75 per share price provided that the Boyd Family agree to the following terms as part of this price: (i) in addition to the statutory duties and obligations applicable to the directors, the merger agreement must include an express provision allowing the special committee and the board of directors to terminate the agreement prior to closing if the special committee chose to instead support a superior offer or a higher per share price offered by a third party, (ii) in addition to any regulatorily-required time frames due to securities filings or otherwise, the merger agreement must make provision for a reasonably adequate period of time during which third parties could reasonably have the opportunity to present higher or better per share offers, and (iii) the merger agreement must provide that, in the event that a higher or better per share price is offered by a third party and accepted by the board of directors, neither the Boyd Family nor Mergerco would receive any “break-up” fee or reimbursement of any other costs and expenses that they had incurred as part of pursuing this transaction if the special committee or the board of directors chose to support a competing bid or otherwise withdrew their support of this transaction. In the alternative, both Legg Mason and LeBoeuf Lamb advised that the special committee inquire as to viability of a $7.00 per share price. The special committee instructed LeBoeuf Lamb to contact our outside counsel to determine whether these terms would be acceptable so that the special committee could continue its consideration of the $6.75 per share offer. In addition, LeBoeuf Lamb was instructed to convey other comments and requested changes to the draft merger agreement, including the special committee’s concerns regarding financing as a condition precedent to the closing of the transaction.

      On December 16, 2003, shortly after the conclusion of the special committee meeting, LeBoeuf Lamb contacted our outside counsel by telephone to discuss the proposal made by Ms. Cooper and the special committee’s conditions for further consideration. LeBoeuf Lamb indicated that the special committee had discussed the offer and reviewed the proposed merger agreement, and that the special committee had requested changes to the draft merger agreement which would be forwarded to our outside counsel the following day. LeBoeuf Lamb also indicated that the special committee was considering the proposed price per share of $6.75 but would likely not agree to that price without significant conditions.

      On December 17, 2003, our outside counsel held a telephone conference with Ms. Cooper and Mr. Bailey to discuss the response of the special committee as communicated by LeBoeuf Lamb concerning the price offered by the Boyd Family. Our outside counsel also discussed the changes to the draft merger agreement proposed by the special committee, with a particular focus on the special committee’s request that Mergerco’s financing be fully committed. Ms. Cooper indicated that this requirement would not be acceptable to the Boyd Family. Ms. Cooper also requested that our outside counsel ask for a more clear statement of the special committee’s position on the price proposed by Ms. Cooper as it was unclear whether the special committee had rejected the offer.

      On December 19, 2003, our outside counsel informed LeBoeuf Lamb of the position of Ms. Cooper with respect to the financing requirement in the merger agreement. Our outside counsel also asked for more clarification on the position of the special committee concerning the price offered by the Boyd Family. LeBoeuf Lamb informed our outside counsel that the special committee was continuing to consider the offered price, and reiterated that, in light of the price as currently proposed by the Boyd Family, the special committee would require the removal from the merger agreement of restrictions on the special committee’s and board’s ability to consider and enter into a competing offer, as well as the removal of any provision requiring payment by the Company of the expenses and costs incurred by the Boyd Family in their pursuit of the proposed transaction if the special committee or board chose to support a competing transaction or withdrew their support for the transaction proposed by the Boyd Family.

      The position of the special committee was reported by our outside counsel to Ms. Cooper and Mr. Bailey. Following discussion, Ms. Cooper instructed our outside counsel to communicate to LeBoeuf Lamb that it was the view of the Boyd Family that the merger agreement, as then currently drafted, would not impede the special committee or the board in general from fully performing their fiduciary duties to our stockholders and therefore, would allow the special committee and the board to consider and pursue any proposals superior to the Boyd Family’s proposal. Ms. Cooper further instructed our outside counsel to communicate to LeBoeuf Lamb that the Boyd Family would not agree to the removal of the provisions in the merger agreement concerning competing offers or the payment by the Company of the expenses and costs incurred by the Boyd Family in their pursuit of the merger transaction in the event the special committee or board chose to support a competing transaction or withdrew their support for the transaction proposed by the merger agreement.

      Shortly after the meeting with Ms. Cooper and Mr. Bailey, on or about December 22, 2003, our outside counsel conveyed to LeBoeuf Lamb the issues and positions as discussed with Ms. Cooper and Mr. Bailey. In particular, our outside counsel asked LeBoeuf Lamb for more clarification regarding the position of the special committee concerning the price offered by the Boyd Family, especially given the responses of Ms. Cooper and Mr. Bailey on the remaining outstanding merger agreement issues. In response, LeBoeuf Lamb indicated that, in its view, it was unlikely that the special committee would be willing to support the $6.75 per share offer, but with the winter holidays quickly approaching and the logistical difficulties associated with travel and holiday schedules, every effort would be made to clarify the special committee’s position promptly. Our outside counsel also conveyed a desire to resolve the outstanding merger agreement issues.

      Promptly after its discussions with our outside counsel, LeBoeuf Lamb contacted Mr. Silverman, as chairman of the special committee, as well as the special committee’s financial advisor, Legg Mason, and conveyed the position of the Boyd Family on the outstanding merger agreement issues as well as their request for further clarification regarding the special committee’s position on the price as offered. At this meeting, Mr. Silverman, Legg Mason and LeBoeuf Lamb discussed at length the $6.75 per share price and whether it was acceptable, particularly in light of the Boyd Family’s unwillingness to agree to the other merger agreement amendments. Legg Mason also reviewed their valuation conclusions briefly with Mr. Silverman and indicated that, in Legg Mason’s view, the $6.75 per share price was still on the lower end of the acceptable range. As a result of these discussions, Mr. Silverman determined that it would be most appropriate for the special committee to review the status of these remaining merger agreement issues as well as the offered price before determining whether it was reasonable to proceed with further negotiations and discussions with the Boyd Family. However, due to the winter holidays and the logistics of the varied travel and holiday schedules, the special committee could not be convened as a group for these discussions. As a result, Mr. Silverman agreed to contact the other members of the special committee individually, in order to discuss the status of the remaining issues and inform each of them of the advice of Legg Mason and LeBoeuf Lamb. Promptly thereafter, Mr. Silverman contacted each special committee member and indicated that both Legg Mason and LeBoeuf Lamb were readily available to review in detail the merger agreement issues and/or the valuation analyses and the Company’s final valuation. Based on these discussions, Mr. Silverman determined that it was the clear consensus of the special committee that the $6.75 per share price was not acceptable and therefore, the special committee would not support, or recommend that the board of directors approve, the Boyd Family’s merger proposal unless the per share price was increased to $7.00. Although higher per share prices were discussed by the special committee, its members determined that any attempts to negotiate a per share amount higher than $7.00 was not likely to be successful. Moreover, when the special committee weighed the possibility of seeking a higher per share price against the benefits of taking the Company private, the special committee determined that it was best to proceed with a transaction at $7.00 per share, if achievable.

      On December 23, 2003, Mr. Silverman contacted Mr. Bailey and conveyed to him the special committee’s position on the remaining issues. In particular, based on the consensus of the special committee, Mr. Silverman discussed the merger consideration proposed by Ms. Cooper with Mr. Bailey and confirmed that the special committee would not support or recommend any potential transaction at less than $7.00 per share. Mr. Silverman also indicated that the special committee was reviewing the draft merger agreement with its financial and legal advisors, but had previously requested that the major points be forwarded to the Company for review and negotiation.

      Between December 19 and December 22, 2003, Ms. Cooper, Mr. Boyd and Ms. Tibbs discussed whether they would be willing to increase their offer to $7.00 per share if necessary. They agreed that they would be willing to increase their offer only if the merger agreement included as a condition to closing the obtaining of financing by Mergerco sufficient to complete the transaction and on reasonable terms. During this period, the closing price of our common stock was between $5.51 and $5.55 per share.

      On December 23, 2003, our outside counsel provided to LeBoeuf Lamb a revised draft of the merger agreement which, at the direction of Ms. Cooper, included a per share price of $7.00. The revised draft agreement included a requirement that financing be obtained by Mergerco as a condition to the obligation of Mergerco and the Boyd Family to close the merger transaction.

      On or about December 24, 2003, Legg Mason provided a final draft of their valuation report and a final draft of their written opinion, dated December 17, 2003, to the special committee. The closing price of our common stock on December 24 and December 17, 2003 was $5.52 and $5.75 per share, respectively. This opinion stated that, as of the date of the opinion and based upon and subject to the assumptions made, general procedures followed, matters considered, limitations on, and qualifications made by Legg Mason during its review, a per share price of $7.00 to be received by the holders of our common stock (other than Mergerco and the Boyd Family) pursuant to the terms and subject to the conditions set forth in the merger agreement, was fair to our stockholders from a financial point of view. At or about the same time, the revised draft of the merger agreement was made available to the special committee for its review and comment.

      On December 29, 2003, our outside counsel discussed the outstanding points relative to the merger agreement with LeBoeuf Lamb. LeBoeuf Lamb communicated the special committee’s final points with respect to the merger agreement, including certain changes to the indemnity provisions contained therein, and stated again that the special committee did not want the Company to be required to reimburse Mergerco and the Boyd Family for their expenses in the event that the Company terminated the merger agreement in favor of a superior proposal received from a third party. Our outside counsel discussed these issues with Ms. Cooper.

      At the request of Ms. Cooper, our outside counsel reported to LeBoeuf Lamb that an indemnity agreement separate from the rights and obligations already provided in the Company’s certificate of incorporation was not necessary or acceptable to the Boyd Family, given that the Company’s charter provided coverage for directors to the maximum extent allowed under Delaware law. In addition, our outside counsel informed LeBoeuf Lamb that Ms. Cooper would not agree to remove the provisions of the merger agreement requiring the Company to reimburse Mergerco and the Boyd Family for their expenses in the event the Company terminated the merger agreement in favor of a superior proposal received from a third party.

      On December 30, 2003, LeBoeuf Lamb, having discussed the positions reported by our outside counsel with Mr. Silverman, communicated to our outside counsel that, if the purchase price was firm at $7.00 per share, the special committee was amenable to retaining the indemnity language as originally drafted and agreeing to the reimbursement of the reasonable fees and expenses incurred by Mergerco and the Boyd Family in the event that the Company terminated the merger agreement in favor of a superior proposal received from a third party. LeBoeuf Lamb also indicated that the special committee was satisfied with the final draft of the merger agreement, and would be in a position to consider recommending the approval of the merger in a special committee meeting scheduled to take place on the following day, December 31, 2003.

      On December 31, 2003, the special committee met again with LeBoeuf Lamb and Legg Mason to consider a final form of merger agreement, including the per share price of $7.00. Mr. Baxter was not available for the meeting of the special committee, but had previously communicated to Mr. Silverman his satisfaction with the $7.00 per share offer and the terms and conditions contained in the merger agreement. At this meeting, copies of Legg Mason’s final valuation report and its fairness opinion, together with copies of the final draft of the merger agreement, were distributed to the special committee. This valuation report, which is dated December 30, 2003, is substantially similar to the draft valuation report provided to the special committee at its December 16 meeting, other than changes relating to the updating of the calculations and financial results included therein. A copy of the fairness opinion dated December 30, 2003, and a copy of the final valuation report dated December 30, 2003, are attached as exhibits to our Schedule 13E-3 filing. LeBoeuf Lamb reviewed the changes to the final version of the merger agreement in detail with the special committee and the text of the fairness opinion issued by Legg Mason. Legg Mason also reviewed and summarized its valuation analysis for the special committee members and confirmed that, subject to the qualifications and assumptions in its fairness opinion and its valuation report, the $7.00 per share price was within the acceptable range of valuations for the Company. Following discussion among the special committee members, their financial advisor and their legal counsel, the special committee unanimously (in the absence of Mr. Baxter) (i) determined that the merger agreement and the merger were substantively and procedurally fair to the unaffiliated stockholders, and (ii) recommended that the board of directors approve the merger transaction as proposed in the merger agreement and at the per share price of $7.00.

      Our board of directors met by teleconference after the meeting of the special committee on December 31, 2003. Mr. Baxter was not available for the meeting of the board of directors, but had previously communicated his satisfaction with the $7.00 per share offer and the terms and conditions contained in the merger agreement to Mr. Silverman. During the meeting, the special committee communicated its recommendation that the board of directors approve the transaction. Following discussion with our outside counsel and the special committee, the board of directors accepted the special committee’s recommendations and, on the basis thereof, unanimously (with Ms. Cooper abstaining) (i) approved the merger agreement and the merger, (ii) recommended that our stockholders vote to approve the merger agreement and the merger, and (iii) authorized and approved the formation and capitalization of Mergerco in accordance with Section 203(a) of the Delaware General Corporation Law.

      Following approval by our board of directors, the Boyd Family proceeded with the formation of Mergerco. Upon notification from the Delaware Secretary of State that Mergerco had been duly organized and was validly existing, each of Mr. and Mrs. Boyd, Ms. Cooper and Ms. Tibbs executed the contribution agreement with Mergerco, obligating each of them to contribute his or her shares of Company common stock to Mergerco immediately prior to the effective time of the merger, provided that all conditions contained in the merger agreement had been satisfied or waived.

      Following execution of the contribution agreement, the parties signed the merger agreement. On December 31, 2003, we issued a press release announcing the signing of the merger agreement on that date, and filed a Current Report on Form 8-K attaching both the merger agreement and the press release. We also filed the press release as soliciting material on Schedule 14A.

      On April 23, 2004, in response to a delay in obtaining certain information for inclusion in the proxy statement, counsel for the Company delivered to counsel for the special committee a proposed amendment to the merger agreement to extend to June 30, 2004 the date after which either the Company or Mergerco may terminate the merger agreement if it is not yet consummated.

      On April 27, 2004, the special committee held a meeting to discuss the extension of the termination date of the merger agreement to June 30, 2004. At the meeting, the special committee adopted resolutions pursuant to which it (i) determined that approval and adoption of the proposed first amendment to the merger agreement was advisable and in the best interests of the unaffiliated stockholders and (ii) recommended that the board of directors approve the first amendment to the merger agreement. Also on April 27, 2004, our board of directors executed an action by unanimous written consent pursuant to which it approved the proposed first amendment to the merger agreement.

      On April 27, 2004, the stockholders and board of directors of Mergerco, acting by an action by unanimous written consent in lieu of a meeting, approved the proposed first amendment to the merger agreement and an amendment to the contribution agreement extending the date on which the agreement can be terminated to June 30, 2004. Following this approval being obtained, the Company and Mergerco executed the first amendment to the merger agreement on April 27, 2004. Also on April 27, 2004, Mergerco and each of Mr. Boyd, Mrs. Boyd, Ms. Cooper and Ms. Tibbs executed a first amendment to the contribution agreement to extend the date on which the agreement can be terminated to June 30, 2004.

      Later on April 27, 2004, Mr. Silverman, as chairman of the special committee, received an unsolicited letter from California Investment Fund, LLC (“CIF”) proposing to acquire all of the outstanding shares of our common stock for $8.10 per share. The closing price of our common stock on April 27, 2004 was $6.92 per share. The letter indicated that, among other things, the proposed transaction would be subject to completion of due diligence and the execution of a definitive transaction agreement.

      On April 28, 2004, LeBoeuf Lamb, counsel to the special committee, contacted counsel to the Company, Bradley Arant, and informed them of the unsolicited offer from CIF. Later that day, Mr. Silverman and LeBoeuf Lamb contacted Ms. Cooper and Bradley Arant by telephone, to inform the Affiliated Stockholders of the CIF proposal. Mr. Silverman and Ms. Cooper discussed the CIF proposal with LeBoeuf Lamb, Bradley Arant and Mr Bailey. Mr. Silverman directed LeBoeuf Lamb to gather additional information concerning the background of CIF, and to confirm CIF’s credentials and its ability to finance and complete its proposed transaction with the Company. In addition, LeBoeuf Lamb was instructed to inquire with CIF as to the specific terms and conditions under which CIF would be willing to consummate the proposed transaction.

      On April 29, 2004, the special committee held a meeting to discuss the CIF proposal. The special committee determined that they should carefully review the terms of the CIF proposal, but noted the necessity of obtaining additional authority for such action from the board of directors. Pursuant to an action by written consent dated April 30, 2004, our board of directors authorized and directed the special committee to consider, investigate and evaluate unsolicited acquisition proposals presented to the special committee, including the CIF proposal, to determine whether any such proposal was a bona fide Superior Proposal, as that term is defined in the merger agreement. Our board of directors also empowered the special committee to consider, investigate, evaluate and negotiate any such acquisition proposal that the special committee determined to be a bona fide Superior Proposal.

      On May 3, 2004, the special committee held a meeting to further discuss the CIF proposal. LeBoeuf Lamb was instructed to make inquiries with CIF regarding the status of their proposal. In response to those inquiries, on May 3, 2004, CIF contacted LeBoeuf Lamb to indicate that CIF had decided not to pursue a transaction with the Company. In light of this decision, at a meeting held on May 4, 2004, the special committee determined to proceed with the going private transaction.

      The following day, May 5, 2004, we reported our results for the first quarter ended March 31, 2004, on a press release and also furnished the release to the Commission on a Current Report on Form 8-K. We filed complete financial information for the quarter ended March 31, 2004, on a quarterly report on Form 10-Q on May 17, 2004. Our earnings release and filings reflected net income for the first quarter of 2004 of $383,967, compared with $4,185 in the same quarter of 2003. Our first quarter profits, compared to the prior year, reflected higher freight revenue and fuel surcharges compared with year-earlier amounts. During May and early June, 2004, the Company and Mergerco continued to work on the financing for the transaction and the proxy materials to be provided to the stockholders of the Company in connection with a special meeting of stockholders to be held to consider the merger agreement and the merger.

      On June 16, 2004, Mr. Bailey reviewed with outside counsel for the Company the preliminary financial information for the Company for the months of April and May 2004. Mr. Bailey noted better than expected rates per mile had been accepted by the Company’s customers and that there had been higher than anticipated demand for the Company’s services. Mr. Bailey informed outside counsel for the Company of his view that the preliminary financial results necessitated further review of the financial performance of the Company during the second quarter and, possibly, a reconsideration by management of the Company’s then current internal projections.

      During the next two days, Mr. Bailey continued to review the year-to-date financial results, the outlook for the remainder for June and the internal projections of the Company. On June 18, 2004, at the request of Ms. Cooper, outside counsel for the Company discussed with LeBoeuf Lamb, counsel to the special committee, that Company management was reviewing the Company’s operating results for April and May 2004 and expectations for the second quarter ending June 30, 2004. Counsel for the Company informed LeBoeuf Lamb that Company management was also considering what effect the improved results might have on the internal projections previously provided to the special committee and its financial advisor.

      On June 22, 2004, Mr. Bailey informed outside counsel for the Company that, in light of the operating results for April and May 2004, and the anticipated results for the second quarter ending June 30, 2004, Company management believed it to be appropriate for the Company’s internal projections to be updated and that the updated projections be provided to the special committee. Mr. Bailey informed the Company’s outside counsel that regular monthly financial information for April and May 2004 had been provided previously to the Company’s board of directors, including the board members comprising the special committee. Mr. Bailey also informed Company counsel that Ms. Cooper had reviewed the updated financial information and had apprised the Affiliated Stockholders of the results for April and May 2004.

      Also on June 22, 2004, outside counsel for the Company discussed with LeBoeuf Lamb whether, in light of the improved financial performance and outlook of the Company, the special committee would maintain its support of the merger at the current price of $7.00 per share. Counsel for the special committee informed Company counsel that it had discussed the matter with Mr. Silverman, the chairman of the special committee, and that it was likely that the special committee would re-engage Legg Mason to review with the special committee the year-to-date results and updated financial projections prepared by Company management and to advise the special committee as to the fairness from a financial point of view of the $7.00 per share purchase price to the unaffiliated stockholders.

      On June 23, 2004, counsel for the special committee conferred with Legg Mason regarding recent events and the possible re-engagement of Legg Mason to advise the special committee in connection with the fairness of the current $7.00 per share price and any increased price that might be negotiated with the Affiliated Stockholders. Legg Mason confirmed its availability to assist the special committee in this regard.

      Counsel for the special committee then informed Company counsel that it had engaged in preliminary discussions with Legg Mason to determine the process and timing that would be required to update Legg Mason’s analysis of the fairness, from a financial point of view, of the $7.00 per share merger consideration and had discussed the results of that call with Mr. Silverman. Counsel for the special committee also informed Company counsel that a meeting of the special committee would be held the next day, June 24, 2004, to discuss the engagement of Legg Mason and a possible extension of the termination date contained in the merger agreement beyond June 30, 2004. Following this conversation, counsel to the Company informed Ms. Cooper of the proposed meeting of the special committee.

      Later on June 23, 2004, Ms. Cooper, Mr. Silverman, Mr. Bailey, counsel to the special committee and Company counsel held a telephone conference during which Mr. Bailey updated Mr. Silverman on the operating results of the Company through May 2004 and the anticipated results for June and the second quarter of 2004. Mr. Silverman informed Ms. Cooper that he believed it to be necessary for the special committee to re-engage Legg Mason to advise the special committee in its determination as to whether the current purchase price of $7.00 per share agreed to in the merger agreement remained a fair price. Mr. Silverman voiced his doubts that the special committee could continue to support the transaction at the current price of $7.00 per share in light of the performance of the Company year-to-date and the modifications to the internal projections he expected would result.

      On June 24, 2004, a meeting of the special committee was held. Mr. Silverman, Mr. Baxter, Mr. Dunning and Mr. Whigham attended the meeting, along with LeBoeuf, Lamb, counsel to the special committee, and Legg Mason, financial advisor to the special committee. At the meeting, the special committee discussed recent developments regarding the Company, including the better than expected results achieved by the Company to this point in the fiscal year. The special committee also discussed with LeBoeuf Lamb the legal options available to the special committee with respect to the going private transaction and the merger agreement, and the possibility of re-engaging Legg Mason to either confirm its opinion previously provided to the special committee regarding the fairness of the $7.00 per share price or alternatively, assist the special committee in evaluating an increased price that may be offered by the Affiliated Stockholders, given the improved results of the Company. The special committee also discussed the nature of amendments to the merger agreement that would be necessary should the special committee determine to negotiate an increased price with the Affiliated Stockholders, especially given that the merger agreement would terminate by its terms on June 30, 2004. Following extensive discussion, the special committee unanimously approved the re-engagement of Legg Mason to assist the special committee in its evaluation of the fairness of the merger from a financial point of view, including the fairness of the $7.00 per share merger consideration. The special committee also adopted resolutions pursuant to which it (i) determined that approval and adoption of the proposed second amendment to the merger agreement, to extend the termination date of the merger agreement to August 31, 2004, was advisable and in the best interest of the unaffiliated stockholders and (ii) recommended that the board of directors approve the second amendment to the merger agreement.

      Following the meeting of the special committee, counsel to the special committee informed Company counsel that the special committee had authorized an extension of the termination date of the merger agreement to August 31, 2004 and re-engaged Legg Mason to assist in the special committee’s evaluation of the fairness of the transaction, including the fairness of the $7.00 per share merger consideration. Thereafter, counsel to the Company informed Ms. Cooper of the actions taken by the special committee.

      On June 25, 2004, Mr. Bailey provided Legg Mason with financial information for April and May, 2004, together with updated internal projections for the Company. Legg Mason also discussed by telephone the financial results and the updated internal projections with Mr. Bailey. Thereafter, Legg Mason began its review of the information.

      On June 30, 2004, our board of directors executed an action by unanimous written consent pursuant to which it approved the second amendment to the merger agreement pursuant to the recommendation of the special committee.

      On June 30, 2004, the stockholders and board of directors of Mergerco, acting by an action by unanimous written consent in lieu of a meeting, approved the proposed second amendment to the merger agreement and an amendment to the contribution agreement extending the date on which the agreement could be terminated to August 31, 2004. Following this approval being obtained, the Company and Mergerco executed the second amendment to the merger agreement on June 30, 2004. Also on June 30,

2004, Mergerco and each of Mr. Boyd, Mrs. Boyd, Ms. Cooper and Ms. Tibbs executed a second amendment to the contribution agreement to extend the date on which the agreement can be terminated to August 31, 2004.

      On June 30, 2004, Mr. Silverman discussed with Legg Mason the preliminary results of their review of the financial information and updated projections provided by the Company. Following this discussion, Mr. Silverman informed Mr. Bailey that, based on his preliminary discussions with Legg Mason and his consideration of the updated financial information and internal projections provided by the Company, it would be difficult for the special committee to maintain its support of the current purchase price of $7.00 per share provided in the merger agreement. Mr. Silverman indicated that he thought the Affiliated Stockholders should consider increasing the offered purchase price. Mr. Bailey shared this information with Ms. Cooper. Thereafter, Ms. Cooper discussed with Mr. Boyd whether, if necessary, he would support an increase in the purchase price to be paid by Mergerco for the shares of Company common stock held by the unaffiliated stockholders. Mr. Boyd informed Ms. Cooper that he would be willing to consider such an increase if necessary. Mr. Boyd and Ms. Cooper did not view an increase in the purchase price to be desirable for the Affiliated Stockholders. Ms. Cooper also contacted Morgan Keegan to discuss the possibility of the Affiliated Stockholders increasing the purchase price under the merger agreement. Following this discussion, at the request of Ms. Cooper, Mr. Grayson of Morgan Keegan contacted Mr. Silverman and Legg Mason to attempt to gather information that might support an increase in the purchase price offered by the Affiliated Stockholders. Mr. Grayson learned that Legg Mason had not yet completed its analysis of the updated financial information and projections and that, while Mr. Silverman believed the Legg Mason analysis would reflect that an increase in the purchase price was necessary, no conclusion had been reached with respect to what a fair price for the shares held by the unaffiliated stockholders might be. Mr. Grayson shared the results of his conversations with Mr. Silverman and Legg Mason with Ms. Cooper, but Morgan Keegan did not prepare or provide any written summary of the conversations.

      On July 1, 2004, Mr. Boyd, Ms. Cooper, Mr. Bailey and outside counsel to the Company participated in a teleconference to discuss the options available to the Affiliated Stockholders in the event the special committee concluded that the merger consideration of $7.00 per share was no longer a fair price to the unaffiliated stockholders and withdrew its support for the merger. Ms. Cooper stated that she and Mr. Bailey had been working to determine whether financing would be available to support a higher purchase price to be paid by Mergerco. Ms. Cooper also stated that she remained firm in her belief that the continuing risks attendant to the Company’s business, namely, the risk of additional catastrophic accidents, disruption to the supply of diesel fuel or a global or national event which might negatively impact the current economic improvement, could quickly cause the Company’s outlook to change. She also stated that she thought it highly unlikely that, if the Company were to be sold, a buyer could be found at a price equal to or greater than $7.00 per share. Ms. Cooper concluded, however, that the Affiliated Stockholders would not be willing to attempt to move forward with a going private transaction for the Company without the support of the special committee and the board of directors. Ms. Cooper requested that Mr. Bailey discuss with Mr. Silverman whether Mr. Silverman had received any further indication from Legg Mason as to its view of the fairness of the purchase price of $7.00 per share.

      Later on July 1, 2004, Mr. Bailey contacted Mr. Silverman to discuss the status of the review of the updated financial information by Legg Mason. Mr. Silverman informed Mr. Bailey that Legg Mason had not completed their analysis, but that it was Mr. Silverman’s view, based on preliminary discussions with Legg Mason, that the $7.00 per share purchase price would not be supported by the analysis. However, Mr. Silverman reiterated that the analysis of Legg Mason was not yet complete and that no meeting of the special committee to review the financial information or analysis with Legg Mason had yet been held. Mr. Bailey later discussed with Ms. Cooper the results of his conversation with Mr. Silverman.

      On July 2, 2004, Ms. Cooper, Mr. Bailey, Morgan Keegan and Company counsel held a teleconference to discuss whether the Affiliated Stockholders would consider an increase in the purchase price to be paid by Mergerco for the shares of the Company held by the unaffiliated stockholders. Mr. Grayson of Morgan Keegan noted that he had determined, based on the preliminary year-to-date revenue and net income information provided to him by the Company which had also been provided to Legg Mason, and using trailing twelve month numbers estimated as of June 30, 2004, that the $7.00 per share purchase price was 17.7 x EBIT and 22.6 x net income for the Company. Mr. Grayson stated that he believed these ratios would support the current price, but that Legg Mason and the special committee could be influenced by the performance of the Company during the year-to-date period in addition to the Company’s historical performance. Ms. Cooper asked Mr. Grayson whether he thought it would be necessary for the Affiliated Stockholders to amend the purchase price to an amount in excess of $8.00, or as high even as $8.75, to obtain the support of Legg Mason and the special committee. If the special committee gave more weight to trailing twelve months performance, which Mr. Grayson believed to be appropriate, and did not over-emphasize recent performance, Mr. Grayson stated that he did not necessarily see the rationale for the purchase price in the high $8.00 range. Ms. Cooper asked Mr. Grayson to contact Mr. Silverman and Legg Mason to determine whether the $7.00 purchase price would be supported by the special committee. Company counsel reminded the group that, at present, no member of the special committee nor any Affiliated Stockholder had established any purchase price other than $7.00 per share, although Mr. Silverman had given a strong indication to Mr. Bailey that the special committee was likely to withdraw its support of the merger at the current $7.00 purchase price. Morgan Keegan did not prepare or provide any written report for this meeting.

      Later on July 2, 2004, Mr. Grayson contacted Mr. Silverman. During their conversation, Mr. Silverman indicated that he did not believe that the current $7.00 per share purchase price could be supported by the special committee and that he believed, based on his preliminary discussions with Legg Mason, an appropriate price could be $8.50 per share. Mr. Silverman noted that the special committee would need to review and analyze any proposed price with Legg Mason, but that an $8.50 per share purchase price may be able to garner the support of the special committee.

      Later on July 2, 2004, Mr. Boyd, Ms. Cooper, Mr. Bailey, Mr. Grayson and Company counsel held a telephone conference call to discuss whether the Affiliated Stockholders would increase their offer from $7.00 per share under the merger agreement. Mr. Grayson reviewed his call with Mr. Silverman with the parties. He informed Mr. Boyd and Ms. Cooper that, based on the conversation with Mr. Silverman, he expected the special committee to require an increase in the purchase price to $8.50 per share. He noted, however, that Legg Mason had not analyzed an offer at that price, and, therefore, support of that price was not assured. Mr. Boyd and Ms. Cooper discussed whether financing would be available for such an increase in the purchase price to $8.50 per share. Following this discussion, Mr. Boyd and Ms. Cooper agreed that an increased offer of $8.50 per share should be made to the special committee. Ms. Cooper asked that Mr. Bailey inform Mr. Silverman of their decision to increase their offered price to $8.50 per share.

      Mr. Bailey contacted Mr. Silverman and informed him of the decision of Mr. Boyd and Ms. Cooper to increase the offer for the shares held by the unaffiliated stockholders to $8.50 per share. Mr. Silverman agreed to inform the special committee and review the increased offer with Legg Mason.

      Following his discussion with Mr. Bailey, Mr. Silverman contacted LeBoeuf Lamb, counsel to the special committee, and also attempted to call a meeting of the special committee. Although two of the members of the special committee were unable to be reached, Mr. Silverman was able to contact Mr. Baxter. Mr. Silverman, Mr. Baxter, counsel to the special committee and Legg Mason discussed the proposed offer by the Affiliated Stockholders. Legg Mason reviewed its preliminary findings with Mr. Silverman and Mr. Baxter, but no formal reports were made and no materials were presented by Legg Mason. At the conclusion of the call, it was determined that Legg Mason would review the $8.50 per share offered and report to the special committee on July 6, 2004 with its view of the fairness, from a financial point of view, of the offer of $8.50 per share to the unaffiliated stockholders.

      On July 6, 2004, the special committee members met by telephone conference call. All members of the special committee except Mr. Dunning were in attendance along with counsel to the special committee and Legg Mason. The members of the special committee, together with its legal and financial advisors, discussed in detail the recent results of operations of the Company, and the general market conditions in the trucking business. In particular, the special committee took note of the fact that the special committee approval of the $7.00 per share price was based on the projections given in November 2003. The special committee determined that, in light of the improved financial results as well as the general improvement in the market conditions for the trucking business, the valuation of the Company may have changed. The special committee, while not reaching any decisions and while receiving no advice or opinion from Legg Mason as to what price would be fair, discussed with Legg Mason the value of the Company, based on the analyses utilized in evaluating the $7.00 per share price. After extensive discussions, Legg Mason informed the special committee that Legg Mason would be unable to issue an opinion as to the fairness, from a financial point of view, of the $8.50 price unless the Affiliated Stockholders permitted the special committee to instruct Legg Mason to inquire with a number a potential buyers as to whether they would be interested in acquiring all of the Company’s common stock, including the shares held by the Affiliated Stockholders, for $8.50 per share. In addition, Legg Mason requested that the Company provide an appraisal of the value of its assets so that Legg Mason could evaluate the liquidation value and going concern value of the Company in order to confirm that these values would be less than the valuation of the Company determined by analyzing the net book value or the other valuations that might be assigned to the Company through valuation analysis methodologies previously utilized by Legg Mason. Mr. Silverman then asked Legg Mason to assist the special committee in evaluating an appropriate price per share, given the information available to Legg Mason to date. Legg Mason advised that a per share price of $9.18 would be supported by the valuation analysis. The special committee then discussed and considered the $9.18 per share price at length. Following these discussions, the special committee instructed its chair, Mr. Silverman, and its counsel to communicate these findings to the Company, but specifically noted that the $9.18 price had not been formally approved by the special committee.

      Following the meeting of the special committee, Mr. Silverman, Ms. Cooper, Mr. Bailey, counsel to the special committee and outside counsel to the Company participated in a telephone conference call. Mr. Silverman informed Ms. Cooper of the results of the special committee meeting. Mr. Silverman informed Ms. Cooper that, in the view of the special committee and on advice of Legg Mason, a fair price for the shares held by the unaffiliated stockholders would be $9.18 per share. Ms. Cooper stated that she viewed the amount as excessive and was highly doubtful that the Affiliated Stockholders could agree to the suggested purchase price. Mr. Silverman stated that it might be possible for the special committee to reconsider the offer of $8.50 per share if the Affiliated Stockholders would be willing to provide Legg Mason with recent appraisals of the Company’s assets prepared in connection with the financing for the merger so that Legg Mason could evaluate the going concern and liquidation values of the Company. In addition, Mr. Silverman reported that the special committee had determined that in order to consider a per share price of $8.50, the Affiliated Stockholders must also permit Legg Mason to inquire of a number of possible buyers as to whether they would have an interest in purchasing all of the stock in the Company, including the shares held by the Affiliated Stockholders, for $8.50 per share. Ms. Cooper responded that she was willing to provide the appraisals, so long as she could obtain any consent that might be required from the lender for whom they were prepared. Ms. Cooper stated, however, that since the Affiliated Stockholders were not interested in selling their shares in the Company, any inquiries that might be made by Legg Mason would not be legitimate. Ms. Cooper also stated that she believed allowing Legg Mason to engage in even a limited effort to test the market for a sale of the Company would likely damage severely the Company’s competitive position and diminish the prospects of the Company since the potential buyers Legg Mason would contact would be in the trucking industry. She believed that any effort by Legg Mason would become known to the Company’s competitors who would use the information to attempt to encourage Company customers to move their business. She also believed such information could potentially cause Company drivers and other employees to view their positions as uncertain and to leave the Company. At the request of the Affiliated Stockholders, Mr. Silverman withdrew the suggestion and suggested that the Affiliated Stockholders consider increasing their offer to $9.18 per share. Ms. Cooper stated that she would discuss the status of the transaction and the determination of the special committee with Mr. Boyd and the other Affiliated Stockholders.

      On July 7, 2004, the special committee again met by telephone conference call. All members of the special committee (except Mr. Dunning) were in attendance along with counsel to the special committee and Legg Mason. The special committee, together with its financial and legal advisors, reviewed and discussed the recent performance of the Company and the possible $9.18 per share price. The special committee determined that, based on the recent performance of the Company, it could no longer support the proposed $7 per share price. Legg Mason discussed generally the fairness of the $9.18 per share price and informed the special committee that a valuation report would be forthcoming from Legg Mason shortly. The special committee then decided to postpone its evaluation of the fairness of any price until after receipt and review of (i) a formal offer by the Affiliated Stockholders of an increased per share price and (ii) Legg Mason’s valuation report and fairness opinion. The meeting was then adjourned until July 8th, at which time it was expected additional information would be forthcoming from the Affiliated Stockholders regarding a formal new offer.

      On July 8, 2004, the Affiliated Stockholders, along with Mr. Bailey, Morgan Keegan and outside counsel to the Company met by telephone conference call. Mr. Bailey discussed with the Affiliated Stockholders the financing alternatives if the transaction were to proceed at the $9.18 per share purchase price. He noted that he and Ms. Cooper had reviewed the likely effects of the increased debt service on the Company following the merger and had also discussed the proposed increase in the purchase price with the lender. Ms. Cooper then asked that counsel to the Company review with the Affiliated Stockholders the status of the transaction, the process that would be required to complete the merger if the Affiliated Stockholders agreed to increase the purchase price and the potential effects on the Company if the merger transaction was not consummated. Ms. Cooper then asked Mr. Grayson whether it was his view that the purchase price at $9.18 per share was a reasonable price for the Affiliated Stockholders to pay. Mr. Grayson stated that, although he thought it highly unlikely that the Company could be sold to a third party for the proposed increased purchase price, he did believe the price at $9.18 per share was a reasonable amount for the Affiliated Stockholders to pay. He noted, in particular, that the purchase price at $9.18 per share was close to the tangible book value of the Company and that, in his experience, it was reasonable for a purchaser to pay tangible book value for a trucking company. Ms. Cooper stated that it was her belief that the purchase price at $9.18 per share was excessive and that she had serious concerns about going forward with the transaction. Ms. Cooper stated that she thought it would be appropriate for the Affiliated Stockholders to discuss the matter privately.

      The Affiliated Stockholders then met to discuss whether they would agree to amend the merger agreement to increase the purchase price for the shares held by the unaffiliated stockholders to $9.18 per share. Mr. Boyd and Ms. Cooper discussed the increased debt that would be required and the outlook for the Company. The Affiliated Stockholders agreed that their original reasons for pursuing the going private transaction outweighed the pressure that the increased debt would place on the Company and elected to increase the offer for the shares held by the unaffiliated stockholders to $9.18 per share. Ms. Cooper then contacted Mr. Silverman, as chair of the special committee, and offered a price of $9.18 per share for shares held by the unaffiliated stockholders.

      The special committee met by telephone conference call on the afternoon of July 8, 2004. All members of the special committee were in attendance, along with LeBoeuf, Lamb, counsel to the special committee, and Legg Mason, the special committee’s financial advisor. Mr. Silverman apprised the other members of the special committee of the offer made by the Affiliated Stockholders to increase the purchase price for the shares held by the unaffiliated stockholders of the Company to $9.18 per share. There was extensive discussion regarding the valuation of the Company, but no valuation report or any other materials were presented to the special committee at this meeting. Legg Mason was instructed to finalize their valuation report and confirm their ability to issue a fairness opinion based on the new price. Mr. Silverman also discussed with the special committee the possibility of extending the termination date of the merger agreement to September 15, 2004 in order to give the Company time to finalize proxy materials and hold the special meeting of stockholders to consider the merger. The valuation report of Legg Mason was delivered to the committee members following the meeting for their review and consideration.

      The next day, on July 9, 2004, the special committee met by telephone conference call. All members of the special committee were in attendance, along with LeBoeuf Lamb, counsel to the special committee, and Legg Mason. The special committee discussed again the recent performance of the Company over the previous six months and also discussed in detail with Legg Mason and LeBoeuf Lamb the valuation report and fairness opinion provided to the special committee by Legg Mason. Legg Mason reviewed in detail its findings and conclusions regarding the Company’s financial condition, including the better than expected financial results of the Company in the first six months of 2004. Legg Mason also reviewed in detail the valuation analyses as previously discussed with the special committee and discussed each of the valuation methodologies it used in determining its valuations and the bases of each methodology. Legg Mason informed the special committee that Legg Mason’s findings and conclusions at the present time resulted in a higher valuation for the Company due to numerous factors which were different than in December of 2003. These changed factors related to both the trucking industry in general and the Company in particular and included the general improvement in the condition of the trucking and freight market as a whole; the ability of trucking companies, including the Company, to more easily effect increases in per-mile charges and overall price increases to customers; and the Company’s better-than-average safety record for the previous six months. In addition, due to the better-than-expected performance of the trucking industry as a whole, Legg Mason noted that companies in this sector were now trading at increased multiples of earnings as compared to December of 2003. In sum, the improved financial results experienced by the trucking industry as a whole as well as by the Company resulted in a higher valuation of the Company in July 2004 than in December, 2003.

      In particular, Legg Mason noted that the Company’s EBIT and net income for the twelve-month period ending May 31, 2004 were estimated at $13.5 million and $1 million, respectively, compared to $12.2 million and a loss of $0.1 million for the earlier trailing twelve-month period ending September 30, 2003. As a result, the projections recently furnished to Legg Mason by the Company for the following four years had improved substantially over the projections provided by the Company in November 2003 (upon which the December 2003 Legg Mason valuation report and fairness opinion were based). Likewise, the valuation ranges for the Company under the various analyses also improved: (i) the Company’s valuation range based on the comparable public company analyses improved from $9.88 - $6.93 to $15.12 - $11.46; (ii) the Company’s valuation range based on the discounted cash flow analysis improved from $8.34 - $5.86 to $11.76 - $9.05; and (iii) the Company’s valuation range based on the leveraged buy out analysis improved from $6.75 - $6.00 to $8.93 - $7.56. As it had previously, Legg Mason again explained the difficulties in determining truly representative comparables for the Company and its industry and reminded the special committee that it should view the valuation analyses as a whole without particular emphasis on any one methodology. Legg Mason indicated to the special committee that, based on its valuation analyses as presented to the special committee, $9.18 per share would be within the acceptable range of per share valuation for the Company.

      Following discussion among the special committee members, the special committee’s financial advisor and its legal counsel and, based on the valuation report and fairness opinion received from Legg Mason, at this meeting the special committee determined that the $9.18 per share price was fair, from a financial point of view, to the stockholders of the Company, other than the Affiliated Stockholders. The special committee unanimously adopted resolutions finding that the increase in the purchase price to $9.18 per share is in the best interests of the stockholders of the Company, other than the Affiliate Stockholders. The special committee also determined that an extension of the termination date in the merger agreement to September 15, 2004, to provide the parties with additional time to complete the merger, was also in the best interests of the stockholders, other than the Affiliated Stockholders. The special committee proceeded to adopt unanimously resolutions approving the amendments to the merger agreement to effect these changes and recommending that the board of directors and the Company’s stockholders approve and adopt and the transaction and the merger agreement, as amended.

      Our board of directors met by teleconference after the meeting of the special committee on July 9, 2004. During the meeting, the special committee communicated its recommendation that the board of directors approve the transaction. Mr. Stewart also reviewed with the board of directors the report of Legg Mason including the analysis considered by the special committee in reaching its decision as to the fairness, from a financial point of view, of the merger to the unaffiliated stockholders. Following discussion, the board of directors accepted the special committee’s recommendations and, on the basis thereof, unanimously (with Ms. Cooper abstaining) (i) approved the third amendment to merger agreement, and (ii) recommended that our stockholders vote to approve the merger agreement, as amended, and the merger.

      Following the meeting of our board of directors, on July 9, 2004, the stockholders and board of directors of Mergerco, acting by an action by unanimous written consent in lieu of a meeting, approved the proposed third amendment to the merger agreement and an amendment to the contribution agreement extending the date on which the agreement can be terminated to September 15, 2004. Following this approval being obtained, the Company and Mergerco executed the third amendment to the merger agreement on July 9, 2004. Also on July 9, 2004, Mergerco and each of Mr. Boyd, Mrs. Boyd, Ms. Cooper and Ms. Tibbs executed a third amendment to the contribution agreement to extend the date on which the agreement can be terminated to September 15, 2004.

Our Purpose and Reasons for the Merger

      As discussed elsewhere in this proxy statement, following the consummation of the merger Mr. Dempsey Body, Mrs. Frances S. Boyd, Ms. Gail B. Cooper and Ms. Ginger B. Tibbs (the “Affiliated Stockholders”) will own 100% of our common stock and we will no longer be a public company. Our board of directors has concluded that such a transaction is in the best interests of the stockholders. Our board of directors cites two main reasons for this conclusion: a decrease in corporate costs and an increase in executive time.

      First, being a private company would provide the Company with the ability to eliminate the significant costs, expenses and obligations associated with being a public company. As a private company, for example, our accounting and legal costs would be reduced dramatically since we would no longer be required to comply with the reporting requirements of the Commission. Company counsel has estimated that legal fees would decrease from $77,000 in 2003 to approximately $25,000 in 2004 if the Company were private. In addition, as a private company, many of our public relations costs would be eliminated since the Company would no longer have to disclose information to the Commission, analysts, portfolio managers and the press. Moreover, because of the increased legal exposure faced by executives and directors under Sarbanes-Oxley, and the enhanced corporate governance standards of the various listing exchanges, the cost of directors’ and officers’ liability insurance has increased dramatically for public companies. Going private would allow us to avoid these rising costs of directors’ and officers’ liability insurance. Additionally, a private company is likely to spend less money compensating its board of directors. Going private would decrease such added expenditures by eliminating the necessity of recruiting board members with specialized qualifications.

      Second, in addition to saving money, being a private company would allow our management significant additional time to focus on long term growth and opportunities, instead of focusing outward on managing stockholder expectations, public relations issues and compliance. We are not a large company. It is not economically feasible for us to employ a large management staff. Our management spends a great deal of time on preparation of quarterly and annual reporting required by the Commission. This is even more true since the adoption and implementation of Sarbanes-Oxley and the new corporate governance standards of the listing exchanges. Further, as a public company there is an expectation of sustained growth in per share earnings from quarter to quarter. This expectation often constrains management from implementing longer term strategies which may negatively impact short term results. As a private company, the importance of quarterly financial results is diminished. After going private, our executives would be free to consider and initiate actions geared to long-term growth rather than short-term earnings per share.

      We have not been able to benefit from our status as a public company due to our small size. Currently, no analysts are following our common stock, and we have limited ability to raise additional capital through the sale of our equity in the public market. Our common stock is very thinly traded, which translates into limited liquidity for our stockholders.

      The merger provides the Company with an opportunity to decrease significantly our corporate costs and to allow our management to focus on long term growth and opportunities for the Company by becoming a private company while also allowing our stockholders (other than Mergerco and our Affiliated Stockholders) to liquidate their common stock at a price that represents a premium of approximately 53% over the closing price of our common stock on December 30, 2003, the date prior to public announcement of the merger agreement.

Reasons for the Special Committee’s Determination; Fairness of the Merger

      The special committee, which is composed solely of directors who are neither employees of the Company nor affiliates of Mergerco or the Affiliated Stockholders, has unanimously determined that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders, and recommended that our full board of directors approve the merger agreement and the merger. The following are the material positive factors the special committee considered in reaching its conclusion:

      Offer Price and Merger Consideration. The special committee concluded, based on its negotiations with Ms. Cooper and the other Affiliated Stockholders and the other information available to it, that $9.18 per share represents the highest price that the Affiliated Stockholders are willing to pay, and is likely the highest price reasonably obtainable for the Company’s stockholders on terms satisfactory to the special committee. The board of directors also noted that the $9.18 per share purchase price represented a premium over the price the Company paid to repurchase shares of common stock in 2002 as well as a premium over the trading price of our common stock, which ranged from a low of $3.47 to a high of $7.40 during 2003 and through the first six months of 2004.

      Opinion of Legg Mason. The special committee considered the analyses of Legg Mason and in particular the opinion of Legg Mason that, as of December 30, 2003, and based upon and subject to certain factors and assumptions set forth in its opinion, that the original cash merger consideration of $7.00 per share of Company common stock agreed to by the parties was fair, from a financial point of view, to the holders of Company common stock (other than Mergerco and the Affiliated Stockholders). The special committee also considered the analyses and the written opinion of Legg Mason that, as of July 8, 2004, and based upon and subject to certain factors and assumptions set forth in its opinion, the $9.18 per share in cash under the merger agreement is fair, from a financial point of view, to the holders of Company common stock (other than Mergerco and the Affiliated Stockholders). The full text of the written opinion of Legg Mason, dated July 8, 2004, which sets forth certain assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. In its review of the analyses performed by Legg Mason, the special committee considered all of the analyses prepared by Legg Mason as a whole, and did not weigh any analysis separately or consider any individual analysis to be determinative. The special committee reviewed the revised financial projections, historical financial statements and other historical financial and operating data provided to Legg Mason by the Company’s management, and found Legg Mason’s reliance upon this information to be reasonable. The special committee noted that Legg Mason had relied on the Company’s officers and employees as to the accuracy and completeness of this information. The special committee also did not independently review or audit the projections and other financial information for accuracy and completeness but instead relied upon the preparation of these statements and data by the officers and employees of the Company whom the special committee reasonably believed to be reliable and competent in matters related to the preparation of such information. The special committee noted that the net book value per share of $9.76 as of March 31, 2004 exceeded the $9.18 per share price offered by the Affiliated Stockholders, but determined that a net book value analysis would not be particularly useful in light of the absence of any comparable companies with which to make the comparison. Likewise, the special committee determined that it was not useful to undertake an appraisal of the Company, since it reasonably determined that the nature of the Company’s assets did not make it likely that those assets would include assets with a hidden value or a value in excess of the amount reflected on the Company’s books. The special committee also discussed whether a liquidation value would be a useful measure of the Company’s value, and concluded that a liquidation value of the Company’s flatbed trucking operation would likely produce a valuation that is lower than a fair market valuation of the Company’s assets, especially given that the Company’s assets were highly depreciable, and would be likely to have more value as part of an operating business than they would in a forced or orderly liquidation. In its discussion, the special committee determined that the discounted cash flow analysis performed by Legg Mason provided a reasonable approximation of the value of the Company as a going concern, and noted that the $9.18 per share price offered by the Affiliated Stockholders fell within the range of high and low per share valuations calculated by Legg Mason in its discounted cash flow analysis. While the special committee adopted Legg Mason’s discounted cash flow analysis of the value of the company as a going concern as part of its determination that the merger agreement and the merger were fair to the unaffiliated stockholders, the special committee considered all of the analyses prepared by Legg Mason and did not find the discounted cash flow analysis to be individually determinative of the fairness of the merger to the unaffiliated stockholders.

      Extensive Negotiations. The special committee considered the fact that the merger agreement and the merger are the result of extensive negotiations between Ms. Cooper on behalf of the Affiliated Stockholders and their financial and legal advisors, on the one hand, and the Company through the special committee and its financial and legal advisors, on the other hand. The special committee also considered the additional negotiations between Ms. Cooper on behalf of the Affiliated Stockholders following the determination in late June that it was necessary for the special committee to reconsider the fairness of the merger consideration in light of the Company’s improved operating results for the first six months of 2004. The special committee did not engage an unaffiliated representative to negotiate the going private transaction on behalf of the unaffiliated stockholders, but did engage both independent legal and financial advisors to assist in the negotiation process.

      Public Float. The special committee considered the Company’s small public float, low trading volume and limited prospects for creating institutional interest in the Company common stock or coverage by analysts. The special committee concluded that the receipt by the Company’s stockholders (other than Mergerco and the Affiliated Stockholders) of the merger consideration of $9.18 per share in cash was preferable to the stockholders than the alternative of subjecting the stockholders to the risk of declining performance and/or the risk of being unable to trade their shares of the Company’s common stock as a result of these factors.

      Immediate Liquidity. The special committee considered that historically, there has been low trading volume with respect to the Company’s common stock. It has become difficult for Company stockholders to dispose of any significant number of shares of Company common stock without significant adverse impact on the market price of Company common stock. The merger will result in immediate liquidity for the stockholders (other than Mergerco and the Affiliated Stockholders), rather than continued ownership of these shares subject to the risks presented by the limited trading market.

      Problems and Costs Associated with being a Public Company. The special committee considered the cost to the Company of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), compared to the benefits to the Company and its stockholders of continuing to incur these costs. The special committee also considered the cost to the Company of compliance with the various disclosure requirements imposed by the Commission following passage of Sarbanes-Oxley, as well as the corporate governance and reporting standards imposed by the listing exchanges. The special committee concluded that the benefits that the Company and its stockholders would generally derive from the Company’s status as a public company were not being realized and, as a result, termination of the Company’s reporting and other compliance obligations under the Exchange Act and Sarbanes-Oxley following the merger, and the elimination of the related costs of compliance, outweighed the benefits of continuing to incur such costs.

      Lack of Alternative Acquisition Proposals. Based on the Affiliated Stockholders’ percentage ownership of the Company and stated intention not to sell their shares to any third party, the special committee concluded that a competing offer for the Company could not reasonably be obtained.

Accordingly, the special committee did not conduct any process to determine potential interest by any third party bidders with respect to a competing transaction.

      Based on the factors set forth above, including the special committee’s and its advisors’ negotiations with Ms. Cooper and the advisors to the Affiliated Stockholders, the analyses of Legg Mason (including analyses of comparable companies), the performance of the Company’s common stock, the Company’s financial performance and the lack of any alternative acquisition proposals, the special committee determined that the $9.18 per share price was the highest price reasonably obtainable on terms satisfactory to the special committee.

      The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of the stockholders (other than Mergerco and the Affiliated Stockholders) including:

•	the composition of the special committee, consisting solely of directors who are not employees of the Company, and who have no financial interest in the proposed merger different from our stockholders generally;

•	the fact that the special committee retained and received advice from its own independent legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the merger agreement;

•	the ability of the special committee to terminate the merger agreement if a superior proposal is received from a third party and not matched by Mergerco and the Affiliated Stockholders; and

•	the special committee’s extensive negotiations and deliberations in evaluating the merger and the merger consideration.

      The special committee, as noted above, is composed solely of directors who are neither employees of the Company nor affiliates of Mergerco or the Affiliated Stockholders. The special committee members were informed of their fiduciary duties to both the Company and the unaffiliated stockholders, and took action to retain independent legal and financial advice in connection with their consideration of the substantive and procedural fairness of the merger agreement and the merger. The special committee determined that its members would be able to fulfill their fiduciary duties to the unaffiliated stockholders by virtue of their careful consideration of the terms of the going private transaction, and did not believe that approval of the merger agreement and the merger by a majority of the unaffiliated stockholders was necessary to fulfill those fiduciary responsibilities. While the special committee did not retain an unaffiliated representative to negotiate the merger agreement on behalf of the special committee, the special committee retained an unaffiliated law firm, LeBoeuf Lamb, to serve in that role. The special committee considered the advice of both its independent legal counsel, LeBoeuf Lamb, and its independent financial advisor, Legg Mason, in reaching its unanimous determination that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders, and does not believe that the addition of an unaffiliated negotiator or the board protection offered by a majority vote of the unaffiliated stockholders are necessary to reach a determination of fairness.

      The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors include the following:

•	the possibility that Mergerco and the Affiliated Stockholders will be unable to obtain the financing necessary to complete the merger, and the resulting effects on the Company and to the stockholders of the Company, other than Mergerco and the Affiliated Stockholders;

•	the cash consideration to be received by our stockholders will be taxable to them; and

•	following the merger, the stockholders (other than Mergerco and the Affiliated Stockholders) will cease to participate in any future earnings growth of the Company or benefit from any increase in the value of the Company.

      The special committee determined that the loss of opportunity to participate in any future earnings growth of the Company was adequately reflected in the merger consideration of $9.18 per share in cash. The special committee also considered the fact that the stockholders (other than Mergerco and the Affiliated Stockholders), upon completion of the merger, will not be exposed to the possibility of relatively illiquid stock and the increasing compliance costs associated with public company reporting obligations.

      The foregoing discussion includes all of the material factors considered by the special committee in reaching its conclusions and recommendations but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the special committee may have given different weights to different factors. The determination of the special committee was made after consideration of all of the factors together.

Reasons for the Board of Director’s Determination; Fairness of the Merger

      Our board of directors consists of six directors, four of whom serve on the special committee. In reporting to our board of directors regarding its determination and recommendation, the special committee advised the other members of our board of directors of the process which the special committee underwent in the course of reaching its determination that the terms of the merger agreement and the merger, including the offer price of $9.18 per share, are in the best interests of the stockholders (other than Mergerco and the Affiliated Stockholders), and the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

      Our board of directors (with Ms. Cooper abstaining), based upon the determination and recommendation of the special committee, unanimously determined that the terms of the merger agreement and the merger are advisable and in the best interests of the stockholders (other than Mergerco and the Affiliated Stockholders) and that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders. Our board of directors, at a meeting held via teleconference on July 9, 2004, considered the following factors, all of which had been previously considered by the special committee, in reaching this determination and recommending that our stockholders vote FOR approval and adoption of the merger agreement and the merger:

      Offer Price and Merger Consideration. The board of directors considered the extensive negotiations between the special committee and Ms. Cooper and the other Affiliated Stockholders and the other information available to the special committee. The board also considered the special committee’s conclusion that $9.18 per share represented the highest price that the Affiliated Stockholders were willing to pay, and reached the conclusion that this price was likely the highest price reasonably obtainable for the Company’s stockholders on terms satisfactory to the special committee and the board of directors. The board of directors also noted that the $9.18 per share purchase price represented a premium over the price the Company paid to repurchase shares of common stock in 2002, as well as a premium over the trading price of our common stock, which ranged from a low of $3.47 to a high of $7.40 during 2003 and through the first six months of 2004.

      Opinion of Legg Mason. The board of directors considered the analyses of Legg Mason and in particular the opinion of Legg Mason that, as of December 30, 2003, and based upon and subject to certain factors and assumptions set forth in its opinion, the original cash merger consideration of $7.00 per share of Company common stock was fair, from a financial point of view, to the holders of Company common stock (other than Mergerco and the Affiliated Stockholders). The special committee also considered the analyses and the written opinion of Legg Mason, dated as of July 8, 2004, and based upon and subject to certain factors and assumptions set forth in its opinion, that the $9.18 per share in cash to be paid under the merger agreement is fair, from a financial point of view, to the holders of the Company common stock (other than Mergerco and the Affiliated Stockholders). The full text of the written opinion of Legg Mason, dated July 8, 2004, which sets forth certain assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as

Appendix C to this proxy statement and is incorporated herein by reference. In its review of the analyses performed by Legg Mason, the board of directors considered all of the analyses prepared by Legg Mason as a whole, and did not weigh any analysis separately or consider any individual analysis to be determinative. The board of directors noted that the special committee had reviewed the revised financial projections, historical financial statements and other historical financial and operating data provided to Legg Mason by the Company’s management, and had found Legg Mason’s reliance upon this information to be reasonable. The board of directors noted that the net book value per share of $9.76 as of March 31, 2004 exceeded the $9.18 per share price agreed to by the special committee, but agreed with the special committee’s determination that a net book value analysis would not be particularly useful in light of the absence of any comparable companies with which to make the comparison. The board of directors, like the special committee, determined that it would not be useful to undertake an appraisal of the Company, since the nature of the Company’s assets did not make it likely that those assets would include assets with a hidden value or a value in excess of the amount reflected on the Company’s books. The board of directors also discussed whether a liquidation value would be a useful measure of the Company’s value, and were in agreement with the special committee’s conclusion that a liquidation valuation of the Company’s flatbed trucking operation would likely produce a valuation that is lower than a fair market valuation of the Company’s assets, especially given that the Company’s assets were highly depreciable, and would have more value as part of an operating business than they would in a forced or orderly liquidation. In its discussion, the board of directors also determined that the discounted cash flow analysis performed by Legg Mason provided a reasonable approximation of the value of the Company as a going concern, and noted that the $9.18 per share price offered by the Affiliated Stockholders fell within the range of high and low per share valuations calculated by Legg Mason in its discounted cash flow analysis. The board of directors noted that while the special committee adopted Legg Mason’s discounted cash flow analysis of the value of the company as a going concern as part of its determination that the merger agreement and the merger were fair to the unaffiliated stockholders, the board and the special committee also considered all of the analyses prepared by Legg Mason and did not find the discounted cash flow analysis to be individually determinative of the fairness of the merger to the unaffiliated stockholders.

      Extensive Negotiations. The board of directors considered the fact that the merger agreement and the merger are the result of extensive negotiations between Ms. Cooper on behalf of the Affiliated Stockholders and their financial and legal advisors, on the one hand, and the Company through the special committee and its financial and legal advisors, on the other hand. The board of directors also noted that while the special committee did not engage an unaffiliated representative to negotiate the going private transaction on behalf of the unaffiliated stockholders, the special committee did engage both independent legal and financial advisors to assist in the negotiation process. Since the special committee had both independent legal and financial advisors, the board of directors determined that the retention of an additional advisor to serve as negotiator was an unnecessary additional expense that was unlikely to increase the independence of the special committee or to increase the per share price the Affiliated Stockholders were willing to pay.

      Public Float. The board of directors considered the Company’s small public float, low trading volume and limited prospects for creating institutional interest in the Company common stock or coverage by analysts. The board of directors concluded that the receipt by the Company’s stockholders (other than Mergerco and the Affiliated Stockholders) of the merger consideration of $9.18 per share in cash was preferable to the stockholders than the alternative of subjecting the stockholders to the risk of declining performance and/or the risk of being unable to trade their shares of the Company’s common stock as a result of these factors.

      Immediate Liquidity. The board of directors considered that historically, there has been low trading volume with respect to the Company’s common stock. It has become difficult for Company stockholders to dispose of any significant number of shares of Company common stock without significant adverse impact on the market price of Company common stock. The merger will result in immediate liquidity for the stockholders (other than Mergerco and the Affiliated Stockholders), rather than continued ownership of these shares subject to the risks presented by the limited trading market.

      Problems and Costs Associated with being a Public Company. The board of directors considered the cost to the Company of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements under the Exchange Act, compared to the benefits to the Company and its stockholders of continuing to incur these costs. The board of directors also considered the cost to the Company of compliance with the various disclosure requirements imposed by the Commission following passage of Sarbanes-Oxley, as well as the corporate governance and reporting standards imposed by the listing exchanges. The board of directors concluded that the benefits that the Company and its stockholders would generally derive from the Company’s status as a public company were not being realized and, as a result, termination of the Company’s reporting and other compliance obligations under the Exchange Act and Sarbanes-Oxley following the merger, and the elimination of the related costs of compliance, outweighed the benefits of continuing to incur such costs.

      Lack of Alternative Acquisition Proposals. Based on the Affiliated Stockholders’ percentage ownership of the Company and stated intention not to sell their shares to any third party, the board of directors agreed with the special committee’s conclusion that a competing offer for the Company could not reasonably be obtained. Accordingly, the board of directors also concurred with the special committee’s decision not to conduct any process to determine potential interest by any third party bidders with respect to a competing transaction.

      The board of directors also considered the other potentially negative factors concerning the merger considered by the special committee. These factors include the following:

•	the possibility that Mergerco and the Affiliated Stockholders will be unable to obtain the financing necessary to complete the merger, and the resulting effects on the Company and to the stockholders of the Company, other than Mergerco and the Affiliated Stockholders;

•	the cash consideration to be received by our stockholders will be taxable to them; and

•	following the merger, the stockholders (other than Mergerco and the Affiliated Stockholders) will cease to participate in any future earnings growth of the Company or benefit from any increase in the value of the Company.

      The board of directors agreed with the special committee’s determination that the loss of opportunity to participate in any future earnings growth of the Company was adequately reflected in the merger consideration of $9.18 per share in cash. The board of directors also considered the fact that the stockholders (other than Mergerco and the Affiliated Stockholders), upon completion of the merger, will not be exposed to the possibility of relatively illiquid stock and the increasing compliance costs associated with public company reporting obligations.

      The board of directors considered all of these factors, both positive and negative, and adopted the findings and conclusions of the special committee. In adopting the findings and conclusions of the special committee with respect to the fairness of the merger agreement and the merger to the unaffiliated stockholders, the board of directors also considered the independence of the special committee and its advisors. The special committee, as noted above, is composed solely of directors who are neither employees of the Company nor affiliates of Mergerco or the Affiliated Stockholders. The board of directors noted that the special committee members were mindful of their fiduciary duties to both the Company and the unaffiliated stockholders, and that the special committee took action to retain independent legal and financial advice in connection with their consideration of the fairness of the merger agreement and the merger. The special committee determined that its members would be able to fulfill their fiduciary duties to the unaffiliated stockholders by virtue of their careful consideration of the terms of the going private transaction, and did not feel that approval of the merger agreement and the merger by a majority of the unaffiliated stockholders was necessary to fulfill those fiduciary responsibilities. While the special committee did not retain an unaffiliated representative to negotiate the merger agreement on behalf of the special committee, the special committee retained an unaffiliated law firm, LeBoeuf Lamb, to serve in that role. The special committee also received a fairness opinion rendered by its independent financial advisor, Legg Mason. The board of directors determined that the participation of three independent entities — the special committee, LeBoeuf Lamb, and Legg Mason — provided strong procedural safeguards and that the addition of approval of the merger agreement and the merger by a majority of the unaffiliated stockholders was not necessary to assure the fairness of the transaction.

      The board of directors recommends that you vote FOR the merger in accordance with the provisions of the merger agreement.

      Except to the extent a recommendation is made in a person’s capacity as a director, no executive officer of the company has made any recommendation with respect to the merger or any other transaction contemplated by the merger agreement. Ms. Cooper, due to her position as a member of the Affiliated Stockholder group, abstained from participating in the discussion of and voting on the merger agreement and the merger.

Opinion of Financial Advisor to the Special Committee

      The special committee engaged Legg Mason to render an opinion as to the fairness, from a financial point of view, to the holders of our outstanding shares of common stock, other than Mergerco and the Affiliated Stockholders, of the $9.18 per share in cash to be paid to the stockholders pursuant to the merger agreement. The $9.18 per share consideration was determined pursuant to negotiations between the special committee and the Affiliated Stockholders. Legg Mason rendered its opinion to the special committee that, as of July 8, 2004, the $9.18 per share that is provided for in the merger agreement was fair, from a financial point of view, to the holders of outstanding Company common stock, other than Mergerco and the Affiliated Stockholders.

      The full text of Legg Mason’s written opinion, dated July 8, 2004, which sets forth certain assumptions made, matters considered, the scope and limitations of the review undertaken and the procedure followed by Legg Mason in rendering its opinion is attached as Appendix C to this proxy statement and is incorporated into this document by reference. Our stockholders are advised to read that opinion in its entirety. The opinion was limited to the fairness of the merger consideration, from a financial point of view, to the holders of the outstanding shares of our common stock, other than Mergerco and the Affiliated Stockholders, and the opinion of Legg Mason does not constitute a recommendation of the merger over any alternative transaction that may be available. The following summary of Legg Mason’s opinion is qualified in its entirety by reference to the full text of the opinion. Legg Mason has consented to the attachment of its opinion as Appendix C to this proxy statement and to the inclusion of the summary set forth below.

      In connection with its opinion, Legg Mason examined, among other things, the following:

•	the financial terms and conditions of the merger agreement as Legg Mason was informed such merger agreement was proposed to be amended;

•	certain publicly available audited and unaudited financial statements of the Company, and certain other publicly available information about the Company;

•	certain information of a business and financial nature furnished to Legg Mason by Company management including financial forecasts and related assumptions of the Company;

•	certain public information with respect to other companies in lines of business Legg Mason believed to be generally comparable to the business of the Company;

•	the financial terms, to the extent publicly available, of certain business combinations that Legg Mason deemed relevant;

•	certain publicly available information concerning the historical stock price of the Company’s common stock; and

•	such other financial studies, analyses and investigations and such other information as Legg Mason deemed necessary or appropriate for purposes of formulating its opinion.

      In rendering its opinion, Legg Mason assumed and relied, without independent verification, upon the accuracy and completeness of all information examined or otherwise reviewed or discussed with Legg Mason for purposes of its opinion, including without limitation the financial and other information supplied by our senior management. Legg Mason relied upon the assurances of our senior management that management is unaware of any facts that would make the information provided to Legg Mason incomplete or misleading. Legg Mason also assumed, with the consent of the special committee, that there has been no material change in the assets, financial condition, business or prospects of the Company since May 31, 2004, and that any material liabilities (known or unknown, contingent or otherwise) and assets of the Company were set forth in the financial statements of the Company reviewed by Legg Mason.

      Legg Mason expressed no opinion with respect to the financial forecasts or the estimates or judgments on which they were based. Legg Mason did not make or obtain any independent valuation or appraisal of any of the assets or liabilities of the Company.

      Legg Mason made no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company may be subject or which may involve the Company. Legg Mason further assumed that the merger will be completed on the terms described in the merger agreement as Legg Mason was informed such agreement was proposed to be amended, without waiver of any material terms or conditions by the Company, and that the final form of the merger agreement will not differ materially from the merger agreement reviewed by Legg Mason as Legg Mason was informed such agreement was proposed to be amended. Legg Mason was not authorized to solicit, and did not solicit, interest from any third party regarding a business combination or other alternative transaction.

      Legg Mason’s opinion was provided for the use and benefit of the special committee in connection with its consideration of the merger. Such opinion was limited to the fairness of the merger consideration, from a financial point of view, to the holders of the outstanding shares of Company common stock, other than Mergerco and the Affiliated Stockholders. Legg Mason expressed no view as to, and its opinion does not address, any other terms of the proposed merger or the merits of the underlying decision of the Company to engage in the proposed merger. Legg Mason’s opinion does not constitute a recommendation to our stockholders on how such stockholders should respond to the merger or the merger agreement.

      Legg Mason’s opinion was based upon share prices, economic, monetary, market and other conditions and circumstances as in effect on the date of the opinion. The opinion noted that actual results could vary significantly from the forecasts and assumptions on which Legg Mason relied in preparing its opinion, and disclaimed any responsibility for the accuracy or completeness of such forecasts and assumptions.

      Legg Mason conducted five primary analyses of the proposed merger and the merger agreement as part of its evaluation of whether such merger and merger agreement were fair, from a financial point of view, to the Company’s unaffiliated stockholders. These analyses included a comparable company analysis, a comparable mergers and acquisitions transaction analysis, a discounted cash flow analysis, a leveraged buyout analysis and a comparable going private transaction premium paid analysis. Each of these analyses required Legg Mason to review other public companies similar to the Company or other transactions similar to the proposed merger. However, Legg Mason encountered difficulties selecting comparable companies and transactions, due to the absence of any comparable publicly-held flatbed transportation operations, and due to the nature of the Company’s unique financial circumstances, particularly in light of the financial issues which arose during the last half of fiscal 2003 and the first half of 2004. In light of the absence of any truly comparable companies and transactions, and except as discussed below, Legg Mason did not place an emphasis on any one of the analyses it conducted, and instead focused on the analyses as a whole when determining its opinion on the fairness of the transaction. While Legg Mason did not place an emphasis on any one of the analyses it conducted, it did give consideration to the lack of truly comparable companies and transactions when making comparisons between the proposed merger and merger agreement and the results of analyses that depended upon calculations based on comparable companies and transactions.

      The following summarizes each of the primary analyses conducted by Legg Mason. The following summary is a complete description of the material analyses performed by Legg Mason.

Comparable Company Analysis

      Legg Mason performed a comparable companies analysis as part of its examination of the fairness of the consideration to be provided in the merger. A comparable company analysis provides a method to estimate the value of a company based on the prices at which the common stock of other, comparable, companies trade in the market. A comparable companies analysis is based on the proposition that the enterprise value (the value of all outstanding equity and debt net of cash) of comparable companies is a useful way to estimate the value of a company. A comparable companies analysis involves dividing the enterprise value (the total shares of stock outstanding multiplied by the stock price per share plus all outstanding debt net of cash) of each comparable company by relevant operating measures (for example, revenues, cash flows or earnings) of that company to determine valuation multiples for the comparable companies. The resulting range of multiples is then multiplied by the same operating measures for the company to determine a range of estimated values for the company. The range of values estimated for the company can then be compared to the amount of consideration that will be paid in the merger to determine whether the amount of consideration is under, within or above the range. If the amount of consideration to be paid in the merger is within or greater than the values in the range, this analysis would support a conclusion that the consideration is fair since the consideration being paid is equal to or greater than the estimated values of the company under this analysis.

      The first step in a comparable companies analysis is to determine the group of comparable companies to use in the analysis. Legg Mason identified the public companies that it considered to have characteristics most similar to the Company in terms of the industry in which they operate. In identifying comparable companies, Legg Mason sought to identify companies with business characteristics most similar to those of the Company, including the type of services offered, service lines, markets, distribution channels, customer bases, growth prospects, or operating strategies, for analytical purposes. However, none of the companies that Legg Mason used in the comparable company analysis is identical to the Company, and none of the companies is directly comparable to the Company.

      Legg Mason analyzed certain financial characteristics, including financial performance and operating statistics, in completing the comparable company analysis. In performing its analysis, Legg Mason relied upon projections of the Company which were based on certain judgments and assumptions of the Company, many of which are beyond the control of the Company, such as the impact of competition on the Company or the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of the Company, the industry, or the financial markets in general.

      In each comparable company analysis, Legg Mason calculated for the comparable company group their multiples of enterprise value to EBITDA. “Total enterprise value” is the company’s market capitalization (i.e., the value of the common equity based on the stock price on July 7, 2004) plus book value of debt less cash plus market value of minority interest. “EBITDA” is earnings before interest, taxes, depreciation and amortization. In calculating the enterprise value to EBITDA multiple for each comparable company, Legg Mason calculated the enterprise value of the comparable company (using that company’s stock price at July 7, 2004) and divided that by the comparable company’s EBITDA for the twelve months ended March 31, 2004. For each analysis, Legg Mason calculated the “mean,” “median,” “maximum,” and “minimum” enterprise value to EBITDA multiples for the comparable company group. Legg Mason then repeated this analysis using estimated earnings per share (the earnings of each comparable company divided by that company’s total shares outstanding) for 2004 and 2005 rather than EBITDA.

      In valuing the Company using comparable company enterprise value to EBITDA multiples, Legg Mason applied the multiples from the comparable companies analysis to the Company’s EBITDA for the twelve months ended May 31, 2004.

      Legg Mason used the following companies as comparable companies in its analyses: Celadon Group, Inc., Covenant Transport, Inc., Frozen Food Express Industries, Inc., Marten Transport, Ltd., P.A.M. Transportation Services, Inc., Smithway Motor Express, Inc., Transport Corporation of America, USA Truck, Inc. and U.S. Xpress Enterprises, Inc. Although these companies were the most comparable public companies, Legg Mason did not find any public companies which were directly comparable to the Company.

      The mean, median, maximum and minimum enterprise value to EBITDA multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/EBITDA

Mean	4.7x
Median	4.7x
Maximum	7.0x
Minimum	3.2x

      Using the foregoing mean and median comparable company EBITDA multiples and the Company’s EBITDA for the twelve months ended May 31, 2004, Legg Mason calculated implied enterprise value, implied equity value and implied share price for the Company as set forth in the following table (dollars in millions, except per share data):

	Mean	Median

Implied Enterprise Value	$63.6	$63.6
Implied Equity Value	$33.8	$33.8
Implied Share Price	$11.46	$11.46

      The mean, median, maximum and minimum equity value to estimated earnings per share multiples based on estimated earnings per share for the year ending December 31, 2004 for the comparable company group are set forth in the following table:

Comparable Companies	Equity Value/2004 Estimated EPS

Mean	17.9x
Median	17.3x
Maximum	22.1x
Minimum	15.3x

      Using the foregoing mean and median comparable company estimated earnings per share multiples and the Company’s estimated earnings per share for the year ending December 31, 2004, Legg Mason calculated implied enterprise value, implied equity value and implied share price for the Company as set forth in the following table (dollars in millions, except per share data):

	Mean	Median

Implied Enterprise Value	$74.4	$72.9
Implied Equity Value	$44.6	$43.1
Implied Share Price	$15.12	$14.62

      Legg Mason also used estimated earnings per share multiples based on estimated earnings per share for the year ending December 31, 2005 to obtain an estimate of equity value based on a full year of estimated earnings per share. Legg Mason included only 2004 estimated earnings per share calculations in its prior valuation since the prior valuation was completed prior to the beginning of the 2004 fiscal year. The mean, median, maximum and minimum equity value to estimated earnings per share multiples based on estimated earnings per share for the year ending December 31, 2005 for the comparable company group are set forth in the following table:

Comparable Companies	Equity Value/2004 Estimated EPS

Mean	13.3x
Median	13.4x
Maximum	17.0x
Minimum	10.2x

      Using the foregoing mean and median comparable company estimated earnings per share multiples and the Company’s estimated earnings per share for the year ending December 31, 2005, Legg Mason calculated implied enterprise value, implied equity value and implied share price for the Company as set forth in the following table (dollars in millions, except per share data):

	Mean	Median

Implied Enterprise Value	$66.3	$66.6
Implied Equity Value	$36.5	$36.8
Implied Share Price	$12.37	$12.47

      Legg Mason compared the implied per share price for the Company determined pursuant to each of these analyses to the proposed transaction price per share. The proposed transaction price per share of $9.18 is lower than both the mean and median implied share prices determined by utilizing the above comparable company estimated earnings per share multiples for both 2004 and 2005, and is lower than both the mean and median implied share prices determined by utilizing the comparable company EBITDA multiples. The results from the comparable companies analysis utilizing earnings per share produced a range of mean and median implied share prices that is greater than the transaction price per share and thus did not support a conclusion that the transaction price per share is fair to the unaffiliated stockholders. The results from the comparable companies analysis utilizing EBITDA produced a range of mean and median implied share prices that is greater than the transaction price per share and thus did not support a conclusion that the transaction price per share is fair. Legg Mason noted, however, that the Company’s EBITDA for the twelve months ended May 31, 2004 was comprised primarily of depreciation and amortization, unlike the EBITDA of almost all of the comparable companies. Since depreciation and amortization are non-cash charges that are less indicative of a company’s performance than are earnings, Legg Mason viewed the comparable companies enterprise value to EBITDA multiples as being generally too high for the Company and thus less comparable or applicable to the Company.

Comparable M&A Transactions Analysis

      Legg Mason also performed a comparable M&A transactions analysis as part of its testing of the fairness of the consideration to be provided in the merger. A comparable M&A transactions analysis provides a method to estimate the value of a company based on the prices that were paid for other companies in comparable acquisition transactions. A comparable M&A transactions analysis is based on the idea that the prices paid in comparable acquisition transactions provide a basis to estimate the value of a similar company. A comparable M&A transactions analysis involves dividing the total price paid in each comparable acquisition by relevant operating measures (for example, revenues, cash flows or earnings) for the company that was acquired to determine valuation multiples from the transaction. The resulting range of multiples is then multiplied by the same operating measures for the target company to determine a range of estimated values for the target company. That range of values can then be compared to the amount of consideration that will be paid in the merger to determine whether the amount of consideration is under, within or above the range. If the amount of consideration that will be paid in the merger is within or greater than the values in the range, this analysis would support a conclusion that the consideration is fair since the consideration being paid is equal or greater than the estimated values of the company under this analysis.

      Legg Mason identified twenty-three comparable merger and acquisition transactions from January 1998 through February 2004 involving companies in the same or similar business as the Company. However, each of the transactions identified by Legg Mason had characteristics that differentiated it from the proposed transaction between Mergerco and the Company. Legg Mason ultimately selected ten transactions which were most comparable to the Company based on transaction size, but placed lower importance on this analysis in its overall analyses due to the lack of any flatbed transportation companies in the comparable transaction listing. Legg Mason used the following acquisitions in its comparable mergers and acquisitions transactions analysis: Clark Bros. Transfer, Inc. acquired by SCS Transportation, Inc.; Highway Express, Inc. acquired by Celadon Group, Inc.; Roadrunner Freight Systems, Inc. acquired by American Capital Strategies; Arnold Transportation Services acquired by a consortium of investors; Service Transport, Inc. acquired by American Capital Strategies; KLLM Transport Services, Inc. acquired by High Road Acquisition, Inc.; CARCO Carrier Corp. acquired by USA Truck, Inc.; Zipp Express, Inc. acquired by Celadon Group, Inc.; R&M Enterprises/MDR Cartage, Inc./BF Transportation, Inc. acquired by Transit Group, Inc.; and Bestway Trucking, Inc. acquired by Transit Group, Inc.

      Legg Mason based the estimated multiples paid in the comparable merger and acquisition transactions on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

      The mean, median, maximum and minimum enterprise value to latest twelve month EBITDA multiples for the comparable merger and acquisition transactions are set forth in the following table:

Comparable Companies	Enterprise Value/EBITDA

Mean	4.6x
Median	4.5x
Maximum	5.7x
Minimum	3.8x

      Using the foregoing mean and median comparable merger and acquisition transaction EBITDA multiples and the Company’s EBITDA for the twelve months ended May 31, 2004, Legg Mason calculated implied enterprise value, implied equity value and implied share price for the Company as set forth in the following table (dollars in millions, except per share data):

	Mean	Median

Implied Enterprise Value	$62.3	$60.9
Implied Equity Value	$32.5	$31.1
Implied Share Price	$11.01	$10.55

      The proposed transaction price per share of $9.18 is lower than both the mean and median implied share prices determined by utilizing the comparable merger and acquisition transaction EBITDA multiples, and thus the numerical results of this analysis did not support a conclusion that the consideration to be paid in the proposed merger was fair to the unaffiliated stockholders. Legg Mason noted, however, that the comparable merger and acquisition transactions did not include any flatbed transportation companies. As a result of the absence of any flatbed transportation companies, Legg Mason determined that none of the comparable M&A transactions was very comparable to the proposed merger and therefore placed lower importance on this analysis in its overall analyses.

      No comparable company, transaction or business used in the comparable company analyses or the comparable merger and acquisition transactions analysis is identical to the Company or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable merger and acquisition transactions or the companies or transactions to which they are being compared.

Discounted Cash Flow Analysis

      As an additional step in the valuation process, Legg Mason performed a discounted cash flow analysis to test the fairness of the consideration to be provided in the merger. A discounted cash flow analysis provides a method to estimate the value of a company based upon projected future cash to be generated by the company. A discounted cash flow analysis is based on the theory that the value of a company is equal to the amount of cash that it will generate in the future in excess of future expenses. In conducting a discounted cash flow analysis, the amounts of money that the company is projected to earn in the future (reflecting amounts in excess of projected future expenses) are added together. Projected excess cash is then reduced, or discounted, by applying a range of discount rates to reflect the fact that the money will be received in the future and is therefore less valuable from a current point of view. The amounts generated by this calculation are then added to a range of discounted projected termination values for the company — an estimate of the value of the company at the end of the period for which earnings projections are available which has been similarly discounted using a range of discount rates. The group of sums of these numbers is the range of estimated values of the company and can be compared to the amount of consideration that will be paid in the merger. If the amount of consideration to be paid in the merger is within or greater than the range of numbers calculated in the discounted cash flow analysis, this analysis would support a conclusion that the merger consideration is fair to the unaffiliated stockholders.

      Legg Mason utilized certain financial projections prepared by our management with respect to fiscal years 2004 through 2007, and Legg Mason utilized reasonable margins and growth rates to extend those projections through 2008 for purposes of their discounted cash flow analysis. In order to derive the discount rate used in the discounted cash flow analysis, Legg Mason calculated the Company’s weighted average cost of capital (“WACC”). WACC is the calculation of a firm’s cost of capital that is determined by weighting each category of capital proportionately then adding the related costs together. Legg Mason included all capital sources in the WACC calculation, including common stock, preferred stock, bonds and any other long term debt. Legg Mason calculated a rounded WACC of 13%. Legg Mason then determined the value of the Company by first deriving adjusted operating income before amortization, or free cash flow, and then discounting free cash flow to the present. Legg Mason applied risk adjusted discount rates ranging from 13% to 15%. To determine the value of the Company at the end of the projection period, Legg Mason applied multiples ranging from 4.00x to 5.00x to the EBITDA exhibited in the last year (2007) of the projection period.

      Using the foregoing WACC calculation, range of discount rates and range of EBITDA multiples, Legg Mason calculated low and high implied enterprise value, implied equity value and implied share price for the Company as set forth in the following table (dollars in millions, except per share data):

	Low	High

Implied Enterprise Value	$56.5	$64.5
Implied Equity Value	$26.7	$34.7
Implied Share Price	$9.05	$11.76

      Since the proposed transaction price per share of $9.18 is in the range of the high and low implied share price determined by utilizing the discounted cash flow analysis, the numerical results of this analysis supported a conclusion that the consideration to be paid in the proposed merger is fair to the unaffiliated stockholders.

Leveraged Buyout Analysis

      Legg Mason also utilized a leveraged buyout analysis to test the fairness of the consideration to be provided in the proposed transaction. A leveraged buyout analysis is a means of estimating the value of a company based on how much a financial buyer would be willing to pay for the company in a transaction in which a majority of the purchase price is borrowed. A leveraged buyout analysis is based on the theory that a company’s value equals the amount a potential purchaser would be willing to pay to acquire control of it. A number of assumptions underlie a leveraged buyout analysis, including assumptions as to the amount of profits, or return, the financial buyer would expect to receive from its ownership of the company (calculated as a percentage of the amount of money the financial buyer would be required to invest in the transaction), the amount of time the financial buyer would be willing to own the company before selling it to lock in the buyer’s profits, and the amount of money that the financial buyer could borrow (in reliance on the credit of the company) in order to fund a portion of the purchase price in the theoretical leveraged buyout. In conducting a leveraged buyout analysis, the return that the financial buyer would receive from the transaction is estimated based on the company’s projections of future profits and amounts of money that its business will generate and the estimated sales price when the financial buyer sells the business in the future. Based on the amount of profits that the financial buyer would receive from the transaction, and the amount of the purchase price that the financial buyer could borrow (as opposed to paying from his or her own funds), this analysis calculates the maximum price that the financial buyer would be able to pay for the company and still receive his or her expected return. This maximum price represents an estimate of the value of the company and can be compared to the amount of consideration to be paid in the merger. If the amount of consideration to be paid in the merger is equal to or greater than this maximum price, then this analysis would support a conclusion that the merger consideration is fair to the unaffiliated stockholders.

      For the leveraged buyout analysis, Legg Mason assumed the Company was acquired by a financial buyer whose target internal rate of return was between 30% to 35% per annum, and further assumed that the financial buyer maintained a five-year investment horizon, which means that the financial buyer would likely sell the Company with a goal of deriving a profit following five years of post-acquisition operations.

      Within this range of assumptions, Legg Mason utilized projections provided by our management with respect to revenues, growth rates, EBITDA and working capital over a period of years to determine a range of EBITDA multiples of 4.0x to 5.0x. Using these EBITDA multiples, and further assuming (1) a minimum return to the financial buyer of 20% and (2) a total debt to EBITDA ratio that did not exceed 3.1x, Legg Mason calculated implied enterprise value, implied equity value and implied share price for the Company based on internal rates of return at both 30% and 35% as set forth in the following table (dollars in millions, except per share data):

	30% IRR	35% IRR

Implied Enterprise Value	$56.2	$52.1
Implied Equity Value	$26.3	$22.3
Implied Share Price	$8.93	$7.56

      Utilizing the leveraged buyout analysis, the proposed transaction price per share of $9.18 is higher than both of the share prices obtained assuming internal rates of return of 30% and 35%.

Comparable Going Private Transaction Premium Paid Analysis

      Legg Mason also utilized a comparable going private transaction premium paid analysis to test the fairness of the consideration to be provided in the proposed transaction. This analysis is based on the excess, or premium, over current stock market prices that were paid in other transactions in which the management or majority shareholders of public companies bought the interest of minority public shareholders. This analysis involves calculating for numerous transactions the differences between the amounts paid per share and the market prices of the stock of the acquired company at various times prior to the announcement of the transaction. The mean and median of the range of these differences for each time period are then compared to the difference between the price to be paid in the proposed transaction and the stock prices of the company to be acquired in the proposed transaction at each of the times prior to announcement of the proposed transaction. If the differences for the proposed transaction exceed or are within the ranges for the other transactions, this analysis supports a conclusion that the proposed transaction consideration is fair to the unaffiliated stockholders.

      Legg Mason analyzed several tiers of comparable going private transactions in performing this analysis. Legg Mason reviewed going private transactions completed subsequent to January 1, 2001; going private transactions completed subsequent to January 1, 2001 in which a minority interest was acquired; and going private transactions completed subsequent to January 1, 2001 with revenues less than $250 million in which a minority interest was acquired. In each case, using publicly available information, Legg Mason compared the premium received to the per share stock price one day, one week, and one month prior to the announced transaction.

      Using the mean and median premium paid in the comparable going private transactions analyzed and the volume weighted average price of the Company’s common stock during the month, week and day prior to the announcement of the merger, Legg Mason determined the implied enterprise value, implied equity value and implied share price for the Company as follows (dollars in millions, except per share data):

	Period Ended December 31, 2003
	Volume Weighted Average Price

	One Month $5.46		One Week $5.90		One Day $6.08

	Mean	Median	Mean	Median	Mean	Median
	Premium	Premium	Premium	Premium	Premium	Premium
	Paid	Paid	Paid	Paid	Paid	Paid

	36.6%	34.0%	34.0%	31.1%	32.8%	30.3%
Implied Enterprise Value	$51.8	$51.4	$53.1	$52.6	$53.6	$53.2
Implied Equity Value	$22.0	$21.6	$23.3	$22.8	$23.8	$23.4
Implied Share Price	$7.46	$7.32	$7.91	$7.73	$8.07	$7.92

      The mean and median premiums paid and the implied share prices for the Company are lower than the premiums over the share prices of the Company’s common stock on December 30, 2003 and the proposed transaction price of $9.18 per share, and therefore the numerical results of this analysis indicate support for a conclusion that the proposed merger consideration is fair to the unaffiliated stockholders. Legg Mason noted, however, that on December 31, 2003, the Company made a public announcement that a merger agreement had been executed in which the merger consideration was initially set at $7.00 per share. Accordingly, Legg Mason did not utilize in this analysis stock prices subsequent to December 2003 because it concluded that after that date the public market was taking into consideration the facts and circumstances in connection with a proposed transaction and valued the Company accordingly.

Valuation Summary

      The preparation of a fairness opinion is a complex process that involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a particular analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Legg Mason to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole.

      Each of the analyses performed by Legg Mason was carried out in order to provide a different perspective on the merger and to add to the total information available. The analyses were prepared solely for the purposes of Legg Mason providing its opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the Company, other than Mergerco and the Affiliated Stockholders, of the merger consideration. The analyses performed by Legg Mason are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals of value or to reflect the prices at which the Company might actually be sold. Legg Mason did not form a conclusion as to whether any individual analysis, considered alone, supported or failed to support an opinion as to fairness. Legg Mason considered the results of all its analyses as a whole and, other than as discussed above, did not attribute any particular weight to any particular analysis or factor it considered. Furthermore, Legg Mason believes that focusing on any portion of Legg Mason’s analyses, without considering all of the analyses, would create an incomplete view of the process underlying the Legg Mason opinion. In addition, Legg Mason may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described within this document should not be taken as Legg Mason’s view of the actual value of the Company.

      As a result of the analyses, Legg Mason arrived at a range of equity values per share as summarized in the following table:

Summary of Analysis

	Low	High

Comparable Public Company Analysis	$11.46	$15.12
Comparable M&A Transactions Analysis	$10.55	$11.01
Discounted Cash Flow Analysis	$9.05	$11.76
Leveraged Buyout Analysis	$7.56	$8.93
Comparable Going Private Transaction Analysis	$7.32	$8.07

      Legg Mason is a nationally recognized firm and, as part of its regular investment banking business, Legg Mason is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. During the past two years, Legg Mason has not provided financial advisory services or financing services to the Company or any of the Affiliated Stockholders. In the ordinary course of business, Legg Mason and its affiliates may trade in our securities for their own accounts and the accounts of their customers, and, accordingly, may at any time hold a long or short position in our securities.

      The special committee selected Legg Mason to render the fairness opinion based upon its overall institutional strength, its expertise and experience with going private transactions, favorable responses received from its references regarding performance in prior transactions, the individual experience of each of the members of the Legg Mason team and the lack of any previous relationship between Legg Mason, on the one hand, and any of the Affiliated Stockholders on the other hand. We have agreed to pay Legg Mason an aggregate fee of up to $137,500, of which $25,000 is contingent upon successful completion of the merger. We have also agreed to reimburse Legg Mason for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel, in an amount up to $10,000 without the special committee’s prior approval, and to indemnify Legg Mason and certain related persons against certain liabilities in connection with its engagement.

Purpose and Reasons of Mergerco and the Affiliated Stockholders for the Merger

      The purpose of the merger agreement and the merger for Mergerco and the Affiliated Stockholders is to allow the Affiliated Stockholders to acquire ownership of all of our outstanding equity. The merger will allow them to participate in 100% of our future earnings and growth once the common stock ceases to be publicly traded. Public company status imposes a number of limitations on us and our management in conducting operations. The merger will allow the Affiliated Stockholders greater operating flexibility and will allow management to concentrate on long-term growth rather than the short-term, quarter-to-quarter performance often emphasized by the public markets. The merger will also enable the Affiliated Stockholders to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

Mergerco and Affiliated Stockholders’ Position as to Fairness of the Merger

      The rules of the Commission require Mergerco and the Affiliated Stockholders to express their belief as to the fairness of the merger to our stockholders other than Mergerco and the Affiliated Stockholders. The Affiliated Stockholders were not members of the special committee and therefore did not participate in the deliberations of the special committee. In addition, the Affiliated Stockholders did not seek or receive, from Legg Mason or any other source, a fairness opinion. As discussed previously, the Affiliated

Stockholders retained Morgan Keegan to act as independent financial advisor to both the Affiliated Stockholders and Mergerco. Morgan Keegan was retained primarily to assist Mergerco and the Affiliated Stockholders in their efforts to obtain bank financing for the proposed going private transaction on reasonable terms and conditions. While Morgan Keegan did provide the Affiliated Stockholders with an overview of the trucking industry and its judgment as to the value of the Company in the current market, Morgan Keegan was not engaged to provide, and did not provide, assistance in determining whether the going private transaction was fair to the unaffiliated stockholders. Gail B. Cooper, as a director of the Company, was present during the deliberations of our board of directors, but abstained from the discussion and vote on the merger and the merger agreement. As a result, the Affiliated Stockholders considered the factors described above under the heading “SPECIAL FACTORS — Reason for the Board of Directors’ Determination, Fairness of the Merger,” including the factors regarding the substantive and procedural fairness of the merger. Based on their beliefs regarding these factors and the reasonableness of the conclusions and analysis of the special committee and the board of directors, Mergerco and the Affiliated Stockholders adopted the conclusions and analysis of the special committee and the board of directors and believe that the merger is fair to our stockholders other than Mergerco and the Affiliated Stockholders. This belief, however, should not be construed as a recommendation to such stockholders as to how they should vote on the merger.

      Mergerco and the Affiliated Stockholders, in adopting the conclusions and analysis of the special committee and the board of directors with respect to the fairness of the merger agreement and the merger to the unaffiliated stockholders, also considered the independence of the special committee and its advisors. The special committee, as noted above, is composed solely of directors who are neither employees of the Company nor affiliates of Mergerco or the Affiliated Stockholders. The Affiliated Stockholders noted that the special committee members were mindful of their fiduciary duties to both the Company and the unaffiliated stockholders, and that the special committee took action to retain independent legal and financial advice in connection with their consideration of the fairness of the merger agreement and the merger. The special committee determined that its members would be able to fulfill their fiduciary duties to the unaffiliated stockholders by virtue of their careful consideration of the terms of the going private transaction, and did not feel that approval of the merger agreement and the merger by a majority of the unaffiliated stockholders was necessary to fulfill those fiduciary responsibilities. While the special committee did not retain an unaffiliated representative to negotiate the merger agreement on behalf of the special committee, the special committee retained an unaffiliated law firm, LeBoeuf Lamb, to serve in that role. The special committee also received a fairness opinion rendered by its independent financial advisor, Legg Mason. The board of directors, acting on the special committee’s recommendation, determined that the participation of three independent entities — the special committee, LeBoeuf Lamb, and Legg Mason — provided strong procedural safeguards and that the addition of approval of the merger agreement and the merger by a majority of the unaffiliated stockholders was not necessary to assure the fairness of the transaction. Mergerco and the Affiliated Stockholders adopted the findings of both the special committee and the board of directors in determining that the process engaged in by both the special committee and the board of directors ensured the fairness of the transaction to the unaffiliated stockholders.

      Because of the variety of factors considered, Mergerco and the Affiliated Stockholders did not find it practicable to quantify or otherwise assign weights to, and did not make specific assessments of, the specific factors considered in reaching their determination. This determination was made after consideration of all the factors considered as a whole. Mergerco and the Affiliated Stockholders noted the consideration of the special committee and the board of directors that the Company’s net book value per share of $9.76 as of March 31, 2004 exceeded the $9.18 per share price agreed to by the special committee, but agreed with the special committee’s determination that a net book value analysis would not be particularly useful given the absence of any comparable companies with which to make the comparison. Mergerco and the Affiliated Stockholders also concluded that a liquidation valuation would undervalue the Company, as the Company’s assets were highly depreciable, and would have more value as part of an operating business than they would in a liquidation. In addition, Mergerco and the Affiliated Stockholders considered the discussion of the special committee and the board of directors regarding the discounted cash flow analysis as a reasonable approximation of the value of the Company as a going concern, and agreed that this valuation appeared to support the fairness of the merger to the unaffiliated stockholders. The Affiliated Stockholders felt strongly that, given their unwillingness to sell their control stake in the Company, and given the lack of any apparent interest by third parties to purchase such a control stake, their revised offer of $9.18 per share was fair to the unaffiliated stockholders. The Affiliated Stockholders’ felt that the unaffiliated stockholders were unlikely, given the thin public float of the Company’s common stock and the financial projections prepared by management, to be able to recognize a higher premium than the one offered by the merger transaction.

Structure of the Merger

      The proposed acquisition of the Company has been structured as a merger of Mergerco into the Company in order to permit the cancellation of all of our common stock and other outstanding equity interests and to preserve our identity and existing contractual arrangements with third parties. The transaction has been structured as a cash merger in order to provide our public stockholders (other than Mergerco and the Affiliated Stockholders) with cash for all of our shares they hold and to provide a prompt and orderly transfer of ownership of the Company with reduced transaction costs.

Effects of the Merger

      Upon completion of the merger, our stockholders, other than Mergerco and the Affiliated Stockholders, will cease to have ownership interests in the Company or rights as Company stockholders. Therefore, our current stockholders, other than Mergerco and the Affiliated Stockholders, will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value, if any. Our unaffiliated stockholders will receive an aggregate amount of approximately $9,258,927 in exchange for their shares of Company common stock and outstanding options to purchase Company common stock. Our directors and executive officers, other than the Affiliated Stockholders, will receive the merger consideration detailed below in “SPECIAL FACTORS — Interests of Certain Persons in the Merger; Potential Conflicts of Interests.” Upon completion of the merger, the Affiliated Stockholders will own 100% of our outstanding common stock. Although their investment involves substantial risk resulting from the limited liquidity of the investment and the uncertainty regarding our ongoing operations, the Affiliated Stockholders will be the sole beneficiaries of our future earnings and growth, if any.

      In connection with the merger, each outstanding option, warrant or other right to purchase shares of our common stock (other than those held by Mergerco or the Affiliated Stockholders) will be converted into and represent the right to receive (net of any applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the $9.18 cash consideration per share multiplied by the number of shares of common stock issuable upon the exercise of such option, warrant or other right (regardless of whether such option, warrant or other right is vested in many instances) over (ii) the aggregate exercise price of such option, warrant or other right.

      As a result of the merger, we will be a privately held corporation, there will be no public market for our common stock, and our common stock will cease to be quoted on the NASDAQ SmallCap Market, National Quotation Bureau, the “Pink Sheets” or any other securities exchange or reporting service. In addition, registration of our common stock under the Exchange Act will terminate, and we will no longer file periodic reports with the Commission. Our associated costs with filing periodic reports have averaged approximately $324,000 per year over the past three years, including the following amounts: (1) accountants’ fees of approximately $134,000; (2) legal fees of approximately $75,000; (3) an additional employee to assist with disclosure items at a cost of $65,000; and (4) printing costs and costs associated with retention of Corporate Communications for assistance with press releases in an amount equal to approximately $50,000. Based on information provided by our outside counsel and outside auditors, we anticipate legal fees and accounting fees to increase to $100,000 and $155,000, respectively, in 2004. We believe that our costs will decrease once we are no longer obligated to file periodic reports with the Commission, including a reduction in our accountants’ fees to approximately $65,000, a reduction in legal fees to approximately $25,000, a reduction in the number of our employees dedicated to preparing and reviewing our financial statements, and the elimination of printing costs associated with printing and distributing our periodic reports and proxy statements. We believe we will save approximately $165,000 per year following effectiveness of the merger as a result of these cost reductions. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us or our affiliates.

      In connection with completion of the merger, we are entering into financing arrangements which will increase the total amount of debt we have outstanding and, therefore, our interest expense. As of June 30, 2004, we had approximately $26.6 million in debt outstanding, and this amount will increase to approximately $37.4 million upon completion of the proposed financing. The maximum rate of interest we would pay on the additional debt incurred to finance the merger transaction would be 5.5%, which would increase our annual interest expense by approximately $583,000, assuming interest rates remain unchanged.

      Once the merger is completed, the directors of Mergerco will become the directors of the surviving corporation, and the officers of the Company will remain the officers of the surviving corporation. See “SPECIAL FACTORS — Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

      It is expected that, following completion of the merger, our operations will be conducted substantially as they are currently being conducted. Neither the Company nor the Affiliated Stockholders have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, we will continue to evaluate our business and operations after the merger and may develop new plans and proposals that we consider to be in our best interests and the interests of our then stockholders. In addition, the Company may determine at some point following completion of the merger to elect S corporation status.

      The completion of the merger will present certain potential advantages and disadvantages to Mergerco, the Affiliated Stockholders and our stockholders other than Mergerco and the Affiliated Stockholders. See “SPECIAL FACTORS — Advantages and Disadvantages of the Merger.”

      The Affiliated Stockholders, through their ownership of the surviving corporation, will have a 100% interest in the net book value and net income of the Company after the Merger. Our net book value as of December 31, 2003 was $9.62 per share of common stock outstanding, our total stockholders’ equity as of December 31, 2003 was approximately $26.1 million, and our net income for the year ended December 31, 2003 was $356,470 (or $.12 per share on a fully diluted basis).

      Following the merger, each of the Affiliated Stockholders will own the following percentages of the Company’s common stock, and will correspondingly have the following interests in the Company’s net book value and net income as of December 31, 2003:

	Percentage of
Affiliated Stockholder	Stock Ownership	Net Book Value	Net Income

Dempsey Boyd	38.9%	$10,148,149	$138,667
Frances S. Boyd	19.8%	$5,165,382	$70,581
Gail B. Cooper	21.1%	$5,504,523	$75,215
Ginger B. Tibbs	20.2%	$5,269,715	$72,007

Advantages and Disadvantages of the Merger

      The merger will present certain potential advantages and disadvantages to Mergerco, the Affiliated Stockholders and our stockholders other than Mergerco and the Affiliated Stockholders.

Mergerco and the Affiliated Stockholders

      If the merger is consummated, the possible advantages to Mergerco and the Affiliated Stockholders include the following:

•	The administrative, legal, accounting and other costs and fees, as well as the potential liability, associated with being a public company will be eliminated.

•	The Affiliated Stockholders will be the sole beneficiaries of any future earnings or increase in enterprise value.

•	Our management will be able to focus on our operations and will not be required to spend considerable time and resources preparing the information regarding financial results and other matters that is required to be reported to the public and the Commission.

•	Our management will be able to focus on long-term growth as opposed to short-term earnings per share.

•	We will be able, should we so choose, to elect S corporation status and avoid federal tax at the corporate level.

•	Information concerning us and our operations, financial results and directors and officers will no longer be available to competitors.

      If the merger is consummated, the possible disadvantages to Mergerco and the Affiliated Stockholders include the following:

•	There will be no public market for our shares of common stock, and the Affiliated Stockholders will be unable to dispose of their shares at a readily ascertainable price.

•	The Affiliated Stockholders will bear the sole burden of any future losses or decrease in enterprise value.

•	Our debt level will increase due to the additional financing necessary to complete the merger, and therefore our interest expense will increase proportionately.

Stockholders Other Than Mergerco and the Affiliated Stockholders

      If the merger is consummated, the possible advantages to our stockholders other than Mergerco and the Affiliated Stockholders include the following:

•	The merger consideration of $9.18 represents a premium of approximately 53% over the closing price of our common stock on December 30, 2003, the date prior to the public announcement of the merger agreement.

•	The merger consideration consists entirely of cash, which provides greater assurance of stockholder value and eliminates any uncertainties in valuing the merger consideration to be received by stockholders.

•	The merger will enable the stockholders to dispose of their shares of common stock at a fair price, in spite of the fact that our common stock has generally experienced low trading volumes and limited liquidity.

•	The stockholders will be able to sell their shares of common stock without paying the usual transaction costs associated with open market sales.

•	The stockholders will not have to bear the risk of any future losses or decrease in enterprise value.

      If the merger is consummated, the possible disadvantages to stockholders other than Mergerco and the Affiliated Stockholders include the following:

•	The stockholders will not participate in any future earnings or increase in enterprise value.

•	Receipt of the cash merger consideration will be a taxable transaction for federal income tax purposes.

•	The stockholders will not have the opportunity to benefit from any potential future sale, merger or other significant transaction.

Related Party Transactions

      During 2002, the Company continued to retain the services of the Baxter Agency, LLC, an insurance placement and risk management firm, to obtain various forms of insurance coverage. J. Larry Baxter, a director of the Company and a member of the special committee, served as President of the Baxter Agency until April 1, 2001, and continued to work for the Baxter Agency, LLC until his retirement in July 2002. The aggregate premiums paid by the Company for the insurance placed by the Baxter Agency during 2002 equaled $1,457,033, and the aggregate amount of commissions collected by the Baxter Agency for such placement equaled $165,498.

      The Company has previously entered into a consulting agreement with Dempsey Boyd, the Company’s former Chairman of the Board. The agreement had a term which began on January 1, 2002 and ended December 31, 2003, pursuant to which Mr. Boyd was paid $145,000 annually. Mr. Boyd provided advice and expertise, and performed such duties and services from time to time, during the term of the agreement, as the Company reasonably requested. The services provided included, without limitation, negotiating equipment and tire agreements, reviewing equipment requirements, researching and investigating equipment, advising the Company regarding certain on-going litigation matters, advising the Company regarding construction projects and providing the Company with an experienced perspective on the trucking industry. Ms. Cooper and Ms. Tibbs are Mr. Boyd’s daughters.

      The Company had entered into an agreement with Mr. Boyd to lease an aircraft for Company use. The agreement expired September 1, 2003, and the Company renewed the agreement through August 2004 on essentially the same terms. The Company continues to lease the aircraft, paying a monthly lease amount of $22,000 with an allowance of twenty hours of flight time per month. For any flight hours that exceed twenty per month, the Company pays an additional $1,000 per flight hour. The Company paid a total of $44,000 in lease payments to Mr. Boyd during the first quarter of 2004.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

      The Special Committee. In considering the recommendations of the special committee and our board of directors, our stockholders should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our stockholders generally. The board of directors appointed the special committee, consisting solely of directors who are not our officers or employees of the Company and who have no financial interest in the proposed merger different from our stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of our unaffiliated stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved.

      Our board of directors determined that each member of the special committee would receive $500 for attending each meeting of the special committee, whether in person or via teleconference.

      Management of the Company Following the Merger. Following the consummation of the merger, present members of management will retain their positions and will continue to serve in their respective capacities. Gail B. Cooper is our President and Chief Executive Officer, and Ginger B. Tibbs is our

Secretary/Treasurer. It is expected that both Gail B. Cooper and Ginger B. Tibbs will continue in their capacities following the merger. It is expected that Richard C. Bailey, our Chief Operating Officer and Chief Financial Officer, will continue in this capacity following completion of the merger. There are no definitive employment agreements related to Gail B. Cooper, Ginger B. Tibbs or Richard C. Bailey regarding the terms of their employment with the surviving corporation. Mr. Bailey will retain his current severance agreement which provides that in the event (a) Mr. Bailey’s employment is terminated by us other than for “cause” (as defined in the agreement) or (b) Mr. Bailey resigns for “good reasons” (as defined in the agreement), Mr. Bailey will be entitled to twelve months’ salary at the rate in effect immediately prior to his termination. The severance agreement also provides for payment of accrued vacation time and pro rata bonus amounts, and reimbursement of a maximum of twelve months of COBRA continuation coverage. Following completion of the merger, the directors of Mergerco, Gail B. Cooper and Ginger B. Tibbs, will become the directors of the Company. None of the special committee members are expected to continue to serve on the board of directors of the Company following completion of the merger.

      Management Involvement in Preparation of Projections. Gail B. Cooper and Richard C. Bailey were involved in preparing the projections that were used by Legg Mason in rending their fairness opinion and by the special committee in considering the fairness of the merger.

      Pre-existing Indemnification and Insurance. Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance for the benefit of these people.

      Indemnification and Insurance after the Merger. The merger agreement provides that after the effective time, the surviving corporation will fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under our current certificate of incorporation or bylaws as each is in effect on the date of the merger agreement. In addition, the merger agreement provides that the certificate of incorporation and the bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in our current certificate of incorporation and bylaws as of the date of the merger agreement, which will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the effective time were our directors, officers, employees or agents.

      The merger agreement also provides that the surviving corporation will, at its election, either (i) cause to be maintained our current directors’ and officers’ liability policy with respect to claims arising from facts or events that occurred at or prior to the effective time of the merger, including facts or events that occurred in connection with the transactions contemplated by the merger agreement, (ii) extend the discovery or reporting period under our current policy for six years from the effective time of the merger with respect to such claims, or (iii) substitute coverage with respect to such claims under a different policy on no less advantageous terms. We will not be obligated to pay an amount per year in excess of 150% of the annual premium we currently pay for such insurance or replacement insurance, and will not be obligated to pay a total amount in excess of 300% of our annualized insurance costs for any extended period reporting endorsement.

      Amounts to Be Received by Directors and Officers in the Merger. Upon consummation of the merger, the directors and officers who are Affiliated Stockholders will not receive any amounts in connection with their ownership of our shares of common stock. The following table reflects the total amount of cash that each of the directors and executive officers of the Company will receive as merger consideration as of June 30, 2004:

			Number of In-the-
			Money Options
		Number of Shares	Beneficially	Total Merger
Name	Position	Beneficially Owned(1)	Owned(2)	Consideration

Richard C. Bailey	Chief Operating Officer, Chief Financial Officer and Director	12,122	158,500	$1,143,515
J. Larry Baxter	Director	501	6,000	$44,029
Gail B. Cooper	President and Chief Executive Officer, Director	407,400	43,500	—
J. Mark Dunning	Director	0	6,000	$39,430
Stephen J. Silverman	Director	0	6,000	$39,430
Ginger B. Tibbs	Secretary and Treasurer	389,900	21,000	—
Boyd Whigham	Chairman of the Board	6,300	8,500	$113,189

(1)	The figures shown in this column exclude shares that may be acquired upon exercise of outstanding stock options.

(2)	Persons who hold in-the-money options will be entitled to receive a cash payment equal to the product of the excess of the merger consideration over the per share exercise price of the option multiplied by the aggregate number of shares of Company common stock then subject to the option.

      Vesting of Stock Options. As a result of the merger, the vesting of all outstanding stock options under our 1994 Stock Option Plan will be accelerated. Stock options held by the Affiliated Stockholders will be cancelled at the effective time of the merger.

Projections Prepared by the Company

      We do not as a matter of course publicly disclose projections as to our future revenues, budget information or other results. However, during the course of negotiations between the special committee and Mergerco that led to the execution of the merger agreement, we provided Legg Mason, in its capacity as financial advisor to the special committee, with certain information relating to us that may not be publicly available. Our initial and revised projected budgets for the years ending December 31, 2003 through 2007 are summarized below. The following information has been excerpted from the materials provided to Legg Mason and the special committee, and does not reflect consummation of the merger.

      The following projected budgets were provided to Legg Mason, in its capacity as financial advisor to the special committee, in September 2003 as part of the ongoing negotiations between the special committee and Mergerco. The information has been excerpted from the materials provided to Legg Mason and the special committee, and does not reflect consummation of the merger.

	2004	2005	2006	2007

	(Amounts in thousands)
OPERATING REVENUES	$138,977,500	$145,926,375	$153,222,694	$160,883,828
OPERATING EXPENSES:
Salaries, wages and employee benefits	37,331,531	38,824,792	40,377,784	41,992,895
Cost of independent contractors	46,086,025	48,390,326	50,809,843	53,350,335
Fuel	18,452,231	19,374,843	20,343,585	21,360,764
Operating supplies	9,769,819	10,258,310	10,771,225	11,309,787
Taxes and licenses	2,405,335	2,525,602	2,651,882	2,784,476
Insurance and claims	4,771,500	5,010,075	5,260,579	5,523,608
Communications and utilities	1,638,863	1,720,806	1,806,846	1,897,189
Depreciation and amortization	12,118,538	12,603,280	12,981,378	13,370,819
(Gain) Loss on disposition of property and equipment, net	—	—	—	—
Other	1,269,313	1,307,392	1,320,466	1,346,876

Total operating expenses:	133,843,155	140,015,426	146,323,588	152,936,749
	96.3%	95.9%	95.5%	95.1%
OPERATING INCOME	5,134,345	5,910,949	6,899,106	7,947,081
OTHER INCOME (EXPENSES)
Interest income	27,500	29,563	31,780	34,163
Interest expense	(1,422,000)	(1,443,330)	(1,464,980)	(1,486,955)
Intercompany expense — Boyd	(35,567)	(36,634)	(37,733)	(38,865)

Other expenses, net	(1,430,067)	(1,450,402)	(1,470,933)	(1,491,657)
INCOME BEFORE PROVISION FOR INCOME TAXES	3,704,278	4,460,548	5,428,173	6,455,424
PROVISION FOR INCOME TAXES	1,405,459	1,716,311	2,089,846	2,485,338

NET INCOME	$2,298,819	$2,743,237	$3,338,326	$3,970,086

      The initial projections and budget information reflected the best estimates and good faith judgments of our management as to the future performance of the Company at the time they were prepared. We include these initial projections solely because the information was made available by us to Legg Mason, and was used by Legg Mason in preparing its initial valuation report provided to the special committee on September 25, 2003. As a result of increases to the Company’s insurance reserve and the increase in the reserve for possible losses on sales-type leases with owner operator necessitated by events in the second and third quarters of 2003, the Company later revised these projections. Our quarterly report on Form 10-Q for the period ended September 30, 2003, reflected a net loss for the quarter of approximately $421,500. Our third quarter loss and lower profits for the first nine months of 2003, compared to the prior year, reflected higher insurance and claims expense related to the establishment of preliminary reserves for two accidents during the third quarter which involved Company-owned trucks and which resulted in third-party fatalities and injuries. Because we are largely self-insured for these accident claims, our management, following consultation with attorneys representing the Company with respect to such claims and the Company’s insurance adjuster, considered it prudent to strengthen our insurance reserves during the quarter. Also during the quarter, one of our divisions increased its provision for potential bad debts by approximately $460,000 on owner-operator sales-type leases due to the higher than expected turnover rate we had experienced among our owner-operators. As a result of these financial developments, Mr. Bailey and our senior management determined to revise our internal projections to account for these factors. See “SPECIAL FACTORS — Background of the Merger.”

      The following revised projected budgets were provided to Legg Mason, in its capacity as financial advisor to the special committee, in November 2003 as part of the ongoing negotiations between the special committee and Mergerco. The information has been excerpted from the materials provided to Legg Mason and the special committee, and does not reflect consummation of the merger.

	Fiscal Years Ending December 31,

	2003(1)	2004	2005	2006	2007

	Amounts in thousands
Operating revenues	$131,423	$135,327	$140,741	$147,778	$155,167
Operating expenses:
Salaries, wages and employee benefits	37,327	36,229	37,679	39,186	40,753
Cost of independent contractors	44,337	45,173	46,980	49,329	51,796
Fuel	14,935	17,862	18,576	19,505	20,480
Operating supplies	10,230	9,476	9,856	10,348	10,866
Taxes and licenses	2,264	2,339	2,432	2,554	2,682
Insurance and claims	6,706	5,952	6,190	6,499	6,825
Communications and utilities	1,286	1,599	1,663	1,746	1,833
Depreciation and amortization	10,888	11,758	12,228	12,595	12,973
Gain on disposal of property and equipment, net	(342)	—	—	—	—
Other	1,774	1,269	1,307	1,320	1,347
Total operating expenses:	129,404	131,658	136,912	143,084	149,556
Operating income (loss)	2,019	3,669	3,829	4,694	5,612
Other income (expense), net	(1,294)	(1,430)	(1,450)	(1,471)	(1,492)
Income (loss) before income taxes	725	2,239	2,378	3,223	4,120
Net Income (loss)	438	1,286	1,463	1,982	2,534

(1)	The figures provided for the year ended December 31, 2003 are the Company’s projections, and do not reflect the actual results of the Company for that period.

      These revised projections and budget information reflected the best estimates and good faith judgments of our management as to the future performance of the Company at the time they were prepared. We include these revised projections solely because the information was made available to Legg Mason, and was used by Legg Mason in preparing its valuation report provided to the special committee on December 16 and December 30, 2003. As a result of the Company’s significantly improved operating results for the first six months of 2004 as compared with the year earlier period, the Company later revised these projections. The Company’s operating results were favorably impacted by the strengthening U.S. economy and improved freight volume. As a result of these financial developments, Mr. Bailey and our senior management determined to revise our internal projections to account for our improved operating results. See “SPECIAL FACTORS — Background of the Merger.” The revised projections and budget information set forth below reflected the best estimates and good faith judgments of our management as to the future performance of the Company at the time they were prepared. These projections and budget information have been included in this proxy statement solely because the information was provided by us to Legg Mason and the special committee on June 25, 2004, and was used by Legg Mason in preparing its opinion on the fairness of the merger described in “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee.” The projections were not prepared in accordance with generally accepted accounting principles, and neither our independent accountants, or any other independent accountants, have examined or compiled any of these projections, nor have they expressed any conclusion or provided any other form of assurance with respect to these projections, and accordingly assume no responsibility for, and disclaim any association with, these projections. These projections were prepared with a limited degree of precision and were not prepared with a view to public disclosure or compliance with the published guidance of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown below. The inclusion of these projections should not be regarded as a representation by us that the projected results will be achieved. These projections should be read together with the fairness opinion of Legg Mason attached to this proxy statement as Appendix C and our historical financial information disclosed in “SELECTED HISTORICAL FINANCIAL DATA.”

	Fiscal Years Ending December 31,

	2004	2005	2006	2007

	Amounts in thousands
Operating revenues	$138,796	$145,735	$148,650	$151,623
Operating expenses:
Salaries, wages and employee benefits	40,671	42,704	43,986	45,305
Cost of independent contractors	44,866	47,109	48,051	49,012
Fuel	14,287	15,002	15,302	15,608
Operating supplies	11,221	11,783	12,018	12,259
Taxes and licenses	2,470	2,593	2,645	2,698
Insurance and claims	5,738	6,025	6,146	6,269
Communications and utilities	1,311	1,376	1,404	1,432
Depreciation and amortization	10,854	11,288	11,739	12,209
Gain on disposal of property and equipment, net	—	—	—	—
Other	1,956	2,015	2,095	2,179
Total operating expenses:	133,374	139,895	143,386	146,970
Operating income (loss)	5,422	5,841	5,265	4,653
Other income (expense), net	(1,251)	(1,377)	(1,417)	(1,458)
Income (loss) before income taxes	4,171	4,464	3,848	3,195
Net income (loss)	2,493	2,745	2,366	1,965

      We do not as a matter of course make public any projections as to future performance or earnings, and the projected information set forth above is included in this proxy statement only because the information was made available to Legg Mason and the special committee by us. Our internal financial forecasts (upon which the projections were based in part) are prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

      The foregoing projections are or involve forward-looking statements and are based on estimates and assumptions (not all of which were provided to the special committee) made by our management with respect to industry performance, general business, economic, market and financial conditions, and other matters, all of which are subject to significant contingencies and are difficult to predict, and many of which are beyond our control. These projections were prepared by our management based on numerous assumptions including, among others, judgments with respect to future revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the merger or any changes the Affiliated Stockholders may make to our operations or strategy after the consummation of the merger. The foregoing projections are presented for the limited purpose of giving our stockholders access to the material financial projections prepared by our management that were made available in connection with the merger agreement. Many important factors, in addition to those discussed in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” could cause our results to differ materially from those expressed or implied by the forward-looking statements. Also, many of the assumptions upon which the projections were based are dependent upon economic forecasting (both general and specific to our business) which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may be materially greater or less that those contained in the projections.

      The inclusion of the foregoing projections should not be regarded as an indication that we, Mergerco, the special committee or any other person who received such information considers it a reliable prediction of future events, and the special committee has not relied on them as such (nor should any other person rely on them). Nevertheless, Legg Mason was advised by us that these projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management.

      NEITHER WE NOR ANY OF OUR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

Pro Forma Financial Information

      We have not provided pro forma financial information giving effect to the proposed merger in this proxy statement. We do not believe that this information is material to you in evaluating the proposed merger because:

•	the merger consideration you will receive is all cash;

•	if the proposed merger is approved by the stockholders and is completed, our common stock will cease to be publicly traded, and we will become a privately held company owned 100% by the Affiliated Stockholders; and

•	you will not retain a continuing equity interest in our business after the merger.

Material U.S. Federal Income Tax Consequences

      The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of our common stock (including stockholders exercising appraisal rights), other than Mergerco and the Affiliated Stockholders. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to stockholders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, stockholders who are properly classified as “partnerships” under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), dealers in securities, non-U.S. persons, stockholders who hold their common stock as part of a hedge, straddle or conversion transaction, stockholders who acquired common stock through the exercise of employee stock options or other compensation or equity arrangements, stockholders whose shares of common stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code, stockholders who are otherwise subject to the alternative minimum tax provisions of the Internal Revenue Code or stockholders who do not hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not any such transactions are undertaken in connection with the merger.

      HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

      The receipt of cash by holders of our common stock in the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize capital gain or loss in an amount equal to the difference between the cash received by the holder and the holder’s adjusted tax basis in our common stock. Any capital gain or loss generally will be long-term capital gain or loss if our common stock has been held by the holder for more than one year. If our common stock has been held by the holder for not more than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations.

      A non-corporate stockholder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to back-up withholding by completing the substitute Form W-9 that will be included as a part of the transmittal letter, or (ii) otherwise proves to the surviving corporation and its payment agent that the stockholder is exempt from backup withholding in accordance with applicable regulations.

      The Company will not recognize gain or loss for federal income tax purposes as a result of the merger. Shares of our common stock owned by Mergerco at the time of the merger will be cancelled in the merger without the payment of any consideration with respect to those shares. Neither the Affiliated Stockholders nor Mergerco will recognize gain on shares of our common stock owned by them upon consummation of the merger to the extent that such shares are transferred to Mergerco prior to consummation of the merger. As a result, the Affiliated Stockholders and Mergerco will not recognize gain or loss for federal income tax purposes due to the merger.

Accounting Treatment

      For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

Merger Financing

      The total amount of funds necessary to complete the merger and to pay the related fees and expenses is estimated to be approximately $10,597,600, and the merger is conditioned, among other things, on the availability of sufficient funds to pay these amounts. Mergerco anticipates that the merger consideration will be funded from (i) a term loan of up to $9,200,000 from Dempsey Boyd and (ii) the balance of the funds from our current line of credit and working capital.

      We have entered into a commitment letter with Dempsey Boyd dated August 4, 2004, pursuant to which Mr. Boyd has committed, subject to the absence of any material adverse change in the financial condition of the Company, to provide up to $9,200,000 of the financing necessary to complete the merger transaction. Mr. Boyd has a total net worth in excess of $9.2 million, and he has sufficient cash on hand to immediately provide funds under the commitment letter. The term loan will bear interest at a fixed rate of 5.5% per annum, and shall have a 36 month term. Mr. Boyd has the option to secure the term loan with available Company assets, but Mr. Boyd has agreed to subordinate the repayment of the term loan to the loans of our other creditors who require subordination and whose consent is required to proceed forward with the merger and the term loan. A portion of the amount committed by Mr. Boyd may be replaced by other term or revolving debt from a third party lender prior to or following the closing of the merger transaction. We would expect any such replacement financing to be on similar terms to the debt committed by Mr. Boyd, although such financing might be secured by available assets of the Company, in which case Mr. Boyd’s term loan would be unsecured. No commitment for any such replacement financing has been obtained by the Affiliated Stockholders or the Company and such financing is not required to complete the merger transaction.

      Mergerco does not have any financing plans or arrangements other than those described above. The merger is subject to there being sufficient funds available to pay the merger consideration and related expenses, and there can be no assurance that such funds will be available on the terms described in the commitment letter or at all.

Estimated Fees and Expenses of the Merger

      Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances, described in “THE MERGER AGREEMENT — Fee and Expense Reimbursement Upon Termination,” we will reimburse Mergerco for its reasonable out-of-pocket expenses incurred in connection with the merger. The estimated total fees and expenses to be incurred by us and by the Affiliated Stockholders and Mergerco in connection with the merger are as follows:

Legal fees	$550,000
Investment banker fees	187,500
Accounting fees	50,000
Financing fees	450,000
Filing fee	1,173
Printing, proxy solicitation and mailing expenses	50,000
Other	50,000

Total	$1,338,673

      These expenses will not reduce the merger consideration to be received by our stockholders.

Appraisal Rights

      If the merger is consummated, holders of our common stock who follow the procedures set forth below will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix B. Stockholders who perfect their appraisal rights and follow certain procedures in the manner prescribed by the Delaware General Corporate Law will be entitled to receive, in lieu of the $9.18 merger consideration, a cash payment equal to the “fair value” of their shares of our common stock as determined by the Delaware Court of Chancery.

      If the merger is consummated, stockholders who do not vote “FOR” approval and adoption of the merger agreement and the merger, who hold shares of our common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of our common stock through the closing the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law (referred to as the “Delaware Law”) will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in connection with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by the court.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix B to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

      A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to timely follow the steps required by Delaware Law to perfect appraisal rights.

      Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of our common stock, and the applicable statutory provisions of Delaware Law are attached to this proxy statement as Appendix B. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix B to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by us. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

      Filing written objection. Any holder of our common stock wishing to exercise the right to demand appraisal under Section 262 of the Delaware Law must satisfy each of the following conditions:

•	as more fully described below, the holder must deliver to us a written demand for appraisal of the holder’s shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform us of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must not vote the holder’s shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the Delaware law; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

•	the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

      The written demand for appraisal must be in addition to and separate from any proxy or vote. Voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 262.

      Only a holder of record of shares of common stock issued and outstanding through the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

      Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote or consent by written action the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record of shares as of a record date before the effective time of the merger).

      Any stockholder may withdraw its demand for appraisal and accept $9.18 per share by delivering to us a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $9.18 per share.

      A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Boyd Bros. Transportation Inc., 3275 Highway 30, Clayton, Alabama 36016, Attn: Richard C. Bailey, Chief Financial Officer and Chief Operating Officer.

      Notice by the Company. If the merger agreement and the merger are approved and adopted at the special meeting, then within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each of our former stockholders who (1) have made a written demand for appraisal in accordance with Section 262 and (2) have not voted to approve and adopt, nor consented to, the merger agreement and the merger.

      Under the merger agreement, we have agreed to give Mergerco prompt notice of any demands for appraisal received by us. Mergerco has the right to participate in all negotiations and proceedings with respect to demands for appraisal. We will not, except with the prior written consent of Mergerco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

      Within 120 days after the effective time of the merger, any of our former stockholders who has demanded an appraisal and who has not withdrawn such demand in accordance with Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

      Filing a petition for appraisal. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has demanded an appraisal and who has not withdrawn such demand in accordance with the requirements of Section 262 may file a petition with the Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. We are under no obligation, and have no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest.

      A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Court of Chancery may dismiss the proceedings as to that stockholder.

      Determination of fair value. After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of common stock owned by the dissenting stockholders, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

      Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $9.18 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262. We reserve the right to assert in any appraisal proceedings, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the consideration payable pursuant to the merger agreement.

      In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation.” The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

      The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

      Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware law may result in the loss of a stockholder’s statutory appraisal rights.

Regulatory Matters

      We do not believe any material regulatory approvals, filings or notices from U.S. regulatory authorities, including antitrust authorities, are required to permit completion of the merger, other than filings required under the Exchange Act and the filing of a certificate of merger with the Delaware Secretary of State.

Risks That the Merger Will Not Be Completed

      Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement and the merger will not be approved by the holders of at least a majority of the outstanding shares of our common stock;

•	that the funds necessary to complete the merger and pay the merger consideration and related fees and expenses will not be available;

•	that we will experience a business interruption, incident, occurrence or event that has or is reasonably expected to have a material adverse effect on us that would permit Mergerco to terminate the merger agreement and abandon the merger;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date;

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the closing of the merger in a manner which results in a material adverse effect on us;

•	that more than five percent (5%) of our stockholders will seek appraisal rights under Delaware Law; and

•	that a governmental entity will have enacted a law, rule, regulation or order that imposes a restraint that prohibits the merger.

      We believe that stockholder approval of the merger agreement and the merger is assured, since Affiliated Stockholders control a majority of the outstanding shares of our common stock. As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained.

THE SPECIAL MEETING

General

      The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on September 8, 2004, at 10:00 a.m., local time, at the Company’s corporate headquarters, 3275 Highway 30, Clayton, Alabama, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We mailed this proxy statement and accompanying proxy card on or about August 12 to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

      At the special meeting, our stockholders will consider and vote upon a proposal to approve the merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Mergerco will be merged into us, and each issued and outstanding share of our common stock will be converted into the right to receive $9.18 in cash, without interest, except that:

•	shares of our common stock held in treasury or by Mergerco or any of the Affiliated Stockholders will be cancelled without any payment; and

•	shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.

In addition, under the merger agreement, each option and warrant to purchase our common stock will be converted into the right to receive (without regard to whether such options or warrants are then exercisable in most instances) an amount in cash determined by multiplying (i) the excess, if any, of $9.18 over the exercise price per share of the option or warrant by (ii) the number of shares subject to the option or warrant, less any amounts required to pay any applicable withholding taxes. Options to purchase our common stock held by Mergerco or any of the Affiliated Stockholders will be cancelled without any payment.

Record Date and Voting Information

      Only stockholders of record of our common stock, par value $.001 per share, at the close of business on August 6, 2004, will be entitled to notice of and to vote at the special meeting. At the close of business on August 6, 2004, there were 2,711,966 shares of our common stock outstanding and entitled to vote. A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

      All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

      Pursuant to our certificate of incorporation, bylaws and Delaware law, the affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve and adopt the merger agreement and the merger. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The Affiliated Stockholders hold sufficient shares of our common stock to satisfy the requirement that holders of a majority of our outstanding shares of common stock approve the merger. The merger agreement does not require, and we are not seeking, the approval of a majority of the holders of our outstanding common stock other than the Affiliated Stockholders.

Proxies; Revocation

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company, at our headquarters located at 3275 Highway 30, Clayton, Alabama 36016, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name.

Expenses of Proxy Solicitation

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

Exchanging Stock Certificates

      Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the $9.18 per share cash payment will be distributed.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement and the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including Appendix A, Appendix A-1, Appendix A-2 and Appendix A-3 which set forth the full text of the merger agreement. Stockholders are urged to read the entire merger agreement.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such time as we and Mergerco agree to specify in such certificate, which time is referred to as the “effective time.”

Conversion of Common Stock

      At the effective time of the merger, each share of our common stock outstanding immediately before the effective time will automatically be converted into and represent the right to receive $9.18 in cash, without interest, referred to as the “merger consideration” except for:

•	shares held by us in treasury which shall be cancelled without any payment;

•	shares held by Mergerco or any of the Affiliated Stockholders, which shall be cancelled without any payment; and

•	shares held by stockholders seeking appraisal rights in accordance with Delaware Law.

Payment for Shares

      Prior to the effective time, Mergerco will deposit with the paying agent sufficient funds to pay the aggregate merger consideration. Promptly after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of shares of our common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

      Our stockholders (other than Mergerco and the Affiliated Stockholders) will be entitled to receive $9.18 in cash for each share of our common stock held only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the paying agent receive all documents required to evidence and effect such transfer and (2) the paying agent receives evidence that any applicable transfer and/or other taxes that may be required have been paid. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

      STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATE(S) TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATE(S) WITH THE ENCLOSED PROXY.

Transfer of Shares

      After the effective time, there will be no further transfer on our records or by our transfer agent of certificates representing shares of our common stock and any such certificates presented to the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be cancelled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law.

Treatment of Stock Options, Stock Awards and Warrants

      In connection with the merger, each outstanding option, warrant or other right to purchase shares of our common stock (except options held by any of the Affiliated Stockholders) will be converted into and represent the right to receive (net any of applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the $9.18 cash consideration per share multiplied by the number of shares of common stock issuable upon the exercise of such option, warrant or other right (regardless of whether such option, warrant or other right is vested) over (ii) the aggregate exercise price of such option, warrant or other right. Options to purchase our common stock held by the Affiliated Stockholders shall be cancelled without any payment at the effective time. We will reduce the cash payment to option holders by the amount of any withholding or other taxes required by applicable law to be withheld.

Representations and Warranties

      The merger agreement contains various representations and warranties by us to Mergerco, including representations and warranties relating to:

•	our due organization, valid existence and good standing;

•	our requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement;

•	the correctness and completeness of our certificate of incorporation and bylaws as provided to Mergerco;

•	our capitalization;

•	the accuracy of the information supplied by us for inclusion in the proxy statement;

•	required consents and approvals;

•	certain actions by our special committee and board of directors;

•	the inapplicability of certain state takeover laws;

•	the requisite vote required to effect the merger;

•	the receipt of a fairness opinion from Legg Mason; and

•	the absence of certain finders’ fees and commissions.

      The merger agreement also contains various representations and warranties by Mergerco to us, including representations and warranties relating to:

•	Mergerco’s due organization, valid existence and good standing;

•	Mergerco’s requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement;

•	the accuracy of the information supplied by Mergerco for inclusion in the proxy statement;

•	required consents and approvals; and

•	the absence of certain finders’ fees and commissions.

      None of the representations and warranties made by us or Mergerco in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

      We are subject to restrictions on our conduct and operations until the merger is completed. In the merger agreement we have agreed, with limited exceptions, that we will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Mergerco:

•	amend our certificate of incorporation or bylaws or other organizational documents;

•	issue, sell or grant, or authorize the issuance, sale or grant of, any shares of our capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of our capital stock, or any other ownership interest, except for the issuance of shares of our common stock issued pursuant to the exercise of options and warrants outstanding on the date of the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock, other than dividends and distributions by a subsidiary to its parent in accordance with applicable law;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock;

•	take any action that would, or agree to commit to take any action that would, or fail to take any action the failure of which would, make any representation, warranty, covenant or agreement of ours contained in the merger agreement inaccurate or breached such that the conditions to the action of Mergerco under the merger agreement will not be satisfied at, or as of any time prior to, the effective time; or

•	enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, or otherwise agree or consent to do any of the foregoing actions.

Limitations on Considering Other Acquisition Proposals

      We have agreed that, except as described below, until the effective time or the termination of the merger agreement, neither we, nor any of our subsidiaries, officers, directors, employees, representatives, agents or affiliates will:

•	directly or indirectly, solicit, initiate, knowingly encourage or otherwise facilitate the making of an acquisition proposal, as discussed below;

•	engage in or knowingly encourage in any way negotiations or discussions concerning, or provide any non-public information to, any third party (a person other than Mergerco) relating to an acquisition proposal, or which may reasonably be expected to lead to an acquisition proposal; or

•	agree to, recommend or endorse any acquisition proposal (except as specifically allowed under the merger agreement).

      Under the merger agreement, an acquisition proposal means any offer or proposal for:

•	a transaction or series of related transactions pursuant to which any third party acquires 10% or more of the outstanding shares of our common stock or voting power, including without limitation a tender offer or an exchange offer which, if consummated, would result in a third party acquiring 10% or more of the outstanding shares of our common stock or voting power;

•	a merger or other business combination involving the Company other than transactions contemplated by the merger agreement; or

•	any other transaction pursuant to which any third party would acquire control of 10% or more of our net revenues or assets.

      We may furnish information to and enter into discussions or negotiations with any person or group that makes an unsolicited, bona fide acquisition proposal if:

•	the acquisition proposal is a superior proposal, as described below;

•	the special committee determines in good faith, after consultation with legal counsel, that failure to take such action would be a breach of the fiduciary duties of the special committee or our board of directors;

•	such person or group, prior to the disclosure of any non-public information, or entering into discussions or negotiations with us, enters into a confidentiality agreement with us on customary terms and conditions; and

•	we notify Mergerco at least two business days in advance of these discussions or negotiations and we keep Mergerco reasonably informed of the status and material terms and conditions of such discussions.

      Under the merger agreement, a superior proposal means any unsolicited, bona fide offer made by a third party to acquire all of the outstanding shares of our common stock or substantially all of our assets, which the special committee determines in good faith after consultation with an independent financial advisor and outside counsel is more favorable to our stockholders than the transactions contemplated by the merger agreement, taking into account all relevant factors (including whether, in the good faith judgment of the special committee, such third party is able to finance the transaction and obtain all required regulatory approvals).

      We may terminate the merger agreement if we receive and accept a superior proposal from a third party, as discussed in “THE MERGER AGREEMENT — Termination.”

Conditions to Completing the Merger

      Conditions to each party’s obligation. The obligation of the Company and Mergerco to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	there must not be in effect any law, rule, regulation or order that would make the merger illegal or otherwise prohibit the consummation of the merger;

•	all consents, approvals and authorizations required to be obtained to consummate the merger must have been obtained, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a material adverse effect; and

•	the fairness opinion of Legg Mason shall not have been withdrawn, revoked, terminated or modified at or prior to the effective time of the merger.

      Conditions to the obligation of Mergerco. The obligation of Mergerco to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement must be true and correct as of the closing date, except where their failure to be true and correct has not had, and could not be reasonably expected to have, a material adverse effect on us;

•	we must have complied in all material respects with all agreements, conditions and covenants required by the merger agreement as of the closing date;

•	there must not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, a material adverse effect on us;

•	we must have obtained all permits, authorizations, consents and approvals required on our part to perform our obligations under, and consummate the transactions contemplated by, the merger agreement, except for such permits, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have a material adverse effect on us;

•	we must have delivered to Mergerco duly adopted resolutions of our board of directors approving the execution, delivery and performance of the merger agreement, and resolutions of our stockholders indicating that the holders of at least a majority of the outstanding shares of our common stock voted in favor of the merger agreement and the merger;

•	sufficient funds must be available to complete the merger and pay the merger consideration and related fees and expenses incurred by Mergerco and the Affiliated Stockholders; and

•	holders of no more than 5% of our outstanding common stock will have exercised appraisal rights.

      Under the merger agreement, a “material adverse effect” with respect to us is defined as any effect, change, event, circumstance or condition that is or would reasonably be expected to (i) have a material adverse effect on our business (including our prospects), operations, assets, properties, results of operations, or financial condition, (ii) prevent or materially delay the consummation of the merger or otherwise have a material adverse effect on our ability to perform our obligations under the merger agreement, or (iii) have a material adverse effect on the ability of the surviving corporation to conduct the business presently conducted by us following the effective time.

      Conditions to the Company’s obligation. Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Mergerco contained in the merger agreement must be true and correct in all material respects as of the closing date; and

•	Mergerco must have complied in all material respects with all agreements, conditions and covenants required by the merger agreement as of the closing date.

      Conditions to the Affiliated Stockholders’ obligation. The obligation of the Affiliated Stockholders to contribute their shares of Company common stock to Mergerco pursuant to the contribution agreement is subject to the satisfaction of the following conditions:

•	The holders of a majority of the outstanding shares of our common stock must have voted to approve the merger agreement and the merger. As of the record date, the Affiliated Stockholders beneficially owned approximately 72% of the outstanding shares of our common stock and intend to vote their shares in favor of the merger. As a result, it is anticipated that this condition will be satisfied.

•	Sufficient funds must be available to complete the merger and pay the related fees and expenses incurred by Mergerco and the Affiliated Stockholders.

•	Each of the conditions to the obligations of the Company and Mergerco discussed above must be satisfied or waived by the parties to the merger agreement.

      Waiver of conditions. Each of the conditions to completion of the merger may be waived by the party for whose benefit such conditions exist, with the exception of those conditions which are not waivable under applicable law.

      The Company may waive, at its option, the following conditions:

•	All consents and approvals required to be obtained to complete the merger must have been obtained, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Company.

•	The written opinion of Legg Mason must not have been withdrawn, revoked, terminated or modified.

•	The representations and warranties of Mergerco in the merger agreement must be true and correct in all material respects as of the closing date.

•	Mergerco must have performed in all material respects all of its obligations under the merger agreement as of the closing date.

      Mergerco may waive, at its option, the following conditions:

•	Our representations and warranties in the merger agreement must be true and correct as of the closing date, except where the failure to be true and correct has not had and could not reasonably be expected to have a material adverse effect on us.

•	There must not have occurred a change or event that has had or could reasonably be expected to have a material adverse effect on us.

•	Sufficient funds must be available to complete the merger and pay the related fees and expenses incurred by Mergerco and the Affiliated Stockholders.

•	We must have performed in all material respects all of our obligations under the merger agreement as of the closing date.

•	Holders of no more than 5% of our outstanding common stock have exercised appraisal rights.

      We are not aware of any material fact, event or circumstance that would prevent any of the conditions to closing discussed above from being satisfied. The Company and Mergerco do not anticipate that any of the closing conditions will be waived. However, in the event any of the closing conditions are waived after the special meeting, we do not anticipate that we will re-solicit proxies.

Termination

      We and Mergerco may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, the merger agreement may be terminated:

•	by either party, if the merger is not completed on or before September 15, 2004, unless the non-completion is the proximate result of a breach in any material aspect of the obligations under the agreement of the party wishing to terminate;

•	by either party, if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either party, if our stockholders do not approve the merger agreement, unless the failure to obtain the required vote of the stockholders is the proximate result of a failure to perform any obligation under the agreement of the party wishing to terminate;

•	by Mergerco, if (i) we have breached our non-solicitation obligations under the merger agreement in any material respect, or (ii) our board of directors or the special committee has recommended to our stockholders any other acquisition proposal or has resolved or announced an intention to do so, or (iii) our board of directors or the special committee has withdrawn or modified in a manner adverse to Mergerco its approval or recommendation of the merger, or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of our common stock is announced or commenced, and either (A) our board of directors or the special committee recommends acceptance of the tender offer or exchange offer by our stockholders or (B) within 10 business days after the tender offer or exchange offer is commenced our board of directors or the special committee fails to recommend against acceptance of the tender offer or exchange offer by our stockholders;

•	by Mergerco, if (i) Mergerco is not in material breach of its obligations under the merger agreement and (ii) there has been a material breach by us of any of our representations, warranties or obligations under the merger agreement such that the conditions in the merger agreement will not be satisfied; provided, however, that if such a breach is curable by us and such cure is reasonably likely to be accomplished prior to the applicable date specified in the merger agreement, then, for so long as we continue to exercise commercially reasonable efforts to accomplish the cure, Mergerco may not terminate this merger agreement under this provision;

•	by us, if (i) we are not in material breach of our obligations under the merger agreement and (ii) there has been a material breach by Mergerco of any of its representations, warranties or obligations under the merger agreement such that the conditions in the merger agreement will not be satisfied; provided, however, that if such a breach is curable by Mergerco and such cure is reasonably likely to be accomplished prior to the applicable date specified in the merger agreement, then, for so long as Mergerco continues to exercise commercially reasonable efforts to accomplish the cure, we may not terminate the merger agreement under this provision;

•	by us, if prior to approval of the merger by our stockholders and as a result of a superior proposal, the special committee determines that the failure to terminate the merger agreement and accept the superior proposal would be a breach of the fiduciary duties of our board of directors or the special committee and we:

•	provide notice of the proposed termination to Mergerco; and

•	give Mergerco five days to make an offer that is at least as favorable to our stockholders and negotiate in good faith with Mergerco regarding any revised offer.

•	by Mergerco, if holders of more than 5% of our common stock exercise appraisal rights; or

•	by Mergerco, if there has occurred or come into existence a change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, a material adverse effect on us.

      Subject to limited exceptions, including the survival of any obligations to pay the termination expenses, if the merger agreement is terminated, then it will be of no further force or effect. Generally, there will be no liability on the part of us or Mergerco or our respective representatives, and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any material breach of the merger agreement.

Fee and Expense Reimbursement Upon Termination

      The merger agreement provides that if the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except for in the following circumstances, in which case we have agreed to reimburse Mergerco for its out-of-pocket fees and expenses actually and reasonably incurred in connection with the merger:

•	if Mergerco terminates the merger agreement under the following circumstances:

•	as a result of us breaching our obligations not to solicit or support acquisition proposals;

•	a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	as a result of our breaching our representations, warranties or obligations under the merger agreement and failing to cure such breach;

•	holders of more than 5% of our common stock exercise appraisal rights; or

•	there has occurred or come into existence a change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, a material adverse effect on us;

•	if we or Mergerco terminates the merger agreement because the merger was not completed on or before September 15, 2004, unless the non-completion is the result of a breach of any covenant, representation or warranty by Mergerco; or

•	if we terminate the merger agreement because our board of directors or the special committee has approved a superior proposal.

INFORMATION RELATING TO BOYD BROS. TRANSPORTATION INC. AND

BBT ACQUISITION CORPORATION

The Company

      The Company is a truckload carrier that operates exclusively in the flatbed segment of the industry and hauls primarily steel products and building materials. Since our founding in 1956, we have grown into what management believes is one of the largest exclusively flatbed carriers in the United States.

      Our strategy is to offer high-quality flatbed transportation services to high-volume, time-sensitive shippers. Because much of the freight we haul consists of steel products and building materials, time-definite delivery is required. A late delivery can result in a shutdown of a production line at a plant or a delay in a construction project. We focus our marketing efforts on those shippers who require time-definite delivery because we believe that service, rather than price, generally will be the primary factor that will dictate their choice of carrier.

      We believe that our ability to recruit and retain drivers has been critical to our success, and we have sought to attract and retain drivers by using only high quality, late-model tractors equipped with our two-way satellite communication equipment, and offering financial and other incentives to drivers. We recognize that getting drivers home frequently is critical to driver retention. Accordingly, the Company makes load assignments to drivers that enable each driver to attain his or her goals with respect to both miles driven as well as time at home.

      In June 1997, we began contracting with independent owner-operators to provide service to our customers. We offer a lease-purchase program, providing Boyd’s drivers with both career opportunities at the Company and the opportunity to own their own tractor. Under the program, the driver leases the tractor from the Company, along with an option to purchase the tractor. In 1998, we added another option under the owner-operator program. Under operating lease agreements, owner-operators are able to lease a new tractor for three and one-half years. Boyd will retain ownership of the tractor at the end of the lease, but this will enable the owner-operator to operate a new tractor and maintain his or her status as an independent contractor.

      We also operate Boyd Logistics, Inc. (“Logistics”), a subsidiary that provides logistical support to the Company. Logistics requires minimal overhead and capital resources. Logistics out-sources freight to third party carriers in situations where the Company does not have available tractors. Logistics also brokers freight for other outside carriers.

      The Boyd division operates primarily in the southeastern United States, with an average length of haul of 652 miles. We track Boyd’s ability to retain quality drivers, by ensuring drivers receive home time at their scheduled intervals. The Boyd division operated approximately 700 tractors and 1,050 trailers as of March 31, 2004. Owner-operators owned 155 of the 700 tractors utilized by the Boyd division. We compensate the owner-operators of these units on a per mile basis. We also utilize agents in some areas to solicit and book freight.

      On December 8, 1997, we acquired WTI Transport, Inc., (“WTI”), (f/k/a Welborn Transport, Inc.) located in Tuscaloosa, Alabama. WTI is operated by the Company as a stand-alone subsidiary. References to the “Company” contained herein refer to the combined operations of Boyd, Logistics and WTI. References herein to “Boyd,” “Logistics” or “WTI” describe the distinct operations of the parent and subsidiaries.

      WTI provides transportation services over shorter routes than those traditionally provided by Boyd. WTI operates primarily in the southeastern United States, with an average length of haul of 407 miles. Management believes this enhances WTI’s ability to retain quality drivers, as drivers’ time away from home is minimized. WTI operated approximately 215 tractors and 263 flatbed trailers as of March 31, 2004. Owner-operators owned 175 of the 215 tractors utilized by WTI. The owner-operators of these units are compensated for each haul by WTI, generally based upon a percentage of revenue. WTI utilizes agents in some areas to solicit and book freight.

Strategy

      As discussed above, our business strategy is to offer high-quality flatbed transportation services in the truckload carrier market primarily to high-volume, time-sensitive customers. The key components of our strategy are as follows:

      Time-Sensitive Shippers. We focus our marketing efforts on high-volume, time-sensitive shippers that are involved primarily in the steel and building materials businesses and require time-definite delivery. We believe that many large volume shippers in this segment of the industry have reduced the number of carriers they use to only those “core carriers” that offer consistently superior service. We intend to continue our focus on developing relationships as a core-carrier for high-volume, time-sensitive shippers.

      Technology. Our strategy has been to utilize technology to provide better service to our customers and to improve operating efficiency. We utilize satellite-tracking systems that enable us to monitor equipment locations and schedules more effectively and to communicate with both drivers and customers. Customers are also able to track their loads by utilizing our technology. We have also installed computers on board each of our tractors to monitor fuel efficiency and other operational data. We will continue to monitor and implement technological developments that will enable us to improve customer service and operating efficiency.

      Premium Quality Tractors. Boyd continuously upgrades its fleet of tractors. Our management believes that maintaining a young, high-quality fleet of tractors facilitates Boyd’s ability to recruit and retain drivers, achieve maximum on-time reliability, maximize fuel economy and convey an image of quality to existing and potential customers. While WTI maintains a fleet of high-quality tractors, the shorter routes over which its vehicles are dispatched enables these units to be serviced more frequently. Accordingly, it has not been necessary for WTI to replace its fleet as frequently as Boyd.

Customers and Marketing

      We market the Company on the basis of quality service and employees, our satellite communication system, the capabilities of our information system to interface with the information systems of our customers, our record of on-time deliveries, and our efficient and well-maintained tractors and trailers. Our marketing efforts concentrate on attracting customers that require time-definite delivery and ship multiple loads to and from locations that complement our existing traffic flows.

      Boyd has written contracts with most of its customers. The contracts include, among other things, the pricing arrangements, the products that will be shipped and the specific destination points applicable to the contract. The contracts generally require the customer to use Boyd for a specified minimum amount of shipments each year, and may be terminated by either party upon 30 to 60 days written notice.

      Our largest 25, 10 and 5 customers, predominately within the Boyd division, accounted for approximately 50%, 35% and 25% respectively, of our revenues during the year ended December 31, 2003. One customer, USG Corporation, accounted for 12% of our revenues in 2003. Many of our largest 25 customers are publicly held companies. We do not believe that we are dependent upon any single customer. Customers in the steel industry accounted for 24%, 39% and 42% of our operating revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

Operations

      The growth of our business and maintenance of our fleet has required significant investments in new tractors and trailers, which has been financed largely through long-term debt, including dealer-financed purchases of revenue equipment in the past three years. Historically, we have financed our major capital equipment purchases consisting primarily of revenue equipment and, to a lesser extent, construction of terminals, through bank financings.

      Our operations are designed to maximize efficiency and provide quality service to customers. All of Boyd’s fleet operations, routing and scheduling are centrally coordinated through a satellite tracking system from our corporate headquarters in Clayton, Alabama. Through the use of Boyd’s satellite-based communication system, which is complemented by its fully integrated mainframe computer system, dispatchers monitor the location and delivery schedules of all shipments and equipment to coordinate routes and maximize utilization of Boyd’s drivers and equipment.

      Boyd conducts its operations through a network of 10 regional and satellite service centers in strategic locations in the eastern two-thirds of the United States. Boyd operates regional service centers in Clayton and Birmingham, Alabama; Springfield, Ohio; and Greenville, Mississippi. These regional service centers are supported by smaller satellite service centers, each having between one to three employees, located in Calvert City, Kentucky; Danville, Virginia; Lisbon Falls, Maine; Conley, Georgia; Walworth, Wisconsin and Cofield, North Carolina. These service centers allow Boyd to re-dispatch equipment terminating in a given area, enhance driver recruitment and return drivers to their homes more regularly. Boyd also has arrangements to deposit trailers near various major customers or shipping locations to facilitate pre-loading of shipments and thereby increasing efficiency.

      WTI’s corporate offices are located in Tuscaloosa, Alabama. Both Boyd and WTI utilize independent agents to book freight. These agents are located in Texas, Tennessee, West Virginia, Florida, Alabama, Mississippi, and Ohio.

      As previously mentioned, the Company also operates a Logistics division. Logistics solicits freight for both Company trucks and carriers wanting Logistics to locate freight.

Drivers and Employees

      Recruiting and retaining professional, well-trained drivers is critical to our success, and all of our drivers must meet specific guidelines relating primarily to safety records, driving experiences and personal evaluations, including drug testing.

      To maintain high equipment utilization, particularly during periods of growth, we strongly emphasize continuous driver and owner-operator recruitment and training. Drivers are recruited at all of our regional terminal locations and primarily at our corporate headquarters. Boyd drivers attend orientation at the Birmingham terminal while WTI drivers attend orientation at the Tuscaloosa office.

      We recognize that our professional drivers are one of our most valuable assets. Drivers are trained in Company policies and operations, safety techniques and fuel-efficient operation of equipment. In addition, each driver must pass a rigorous road test prior to his or her assignment to a vehicle. We believe that experienced drivers have better safety records than new driver-school graduates, and management believes that their skills will help Boyd improve overall fleet efficiency as a result of higher utilization and historically lower maintenance costs on tractors operated by experienced drivers. As a result, beginning in February 2001, Boyd began hiring only experienced drivers and has discontinued hiring drivers directly from drivers’ schools. All drivers are required to participate in annual safety training and defensive driving courses for re-certification by the Company. Recognizing the importance of driver contact while drivers are on the road for extended periods, we maintain toll-free telephone lines and publish a newsletter containing Company information, in addition to maintaining daily contact between dispatchers and drivers.

      We also recognize that carefully selected owner-operators complement our Company-employed drivers. Owner-operators are independent contractors who supply their own tractor and driver and are responsible for their operating expenses. Because owner-operators either provide their own tractors or lease-purchase tractors from us for which they make payments to us, less financial capital is required from the Company for growth. Also, owner-operators provide the Company with another source of drivers to support our growth. We intend to continue our emphasis on recruiting owner-operators, as well as Company drivers.

      Competition for qualified drivers is intense. The short- to medium-haul truckload segment of the trucking industry, including the Company, experiences significant driver and owner-operator turnover, and we anticipate that the intense competition for qualified drivers in the trucking industry will continue. However, it has been more difficult for the Company, and the industry as a whole, to recruit and retain owner-operators over the past several years due to many factors including but not limited to higher fuel and insurance costs. Boyd implemented a program in November 2003 by which all new drivers with less than one year of proven experience as an owner-operator must enter a minimum four-week program as a Company driver prior to becoming a Boyd owner-operator.

      At March 31, 2004, we had 785 employees; of these, approximately 565 were Company drivers, and the balance were mechanics, other equipment maintenance personnel and support personnel, including management and administration. In addition, owner-operators accounted for the operation of approximately 326 tractors. None of our employees is subject to a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relationship with our employees is good.

Revenue Equipment

      Our philosophy is to purchase premium quality tractors to help attract and retain drivers and to promote safe operations, and we believe the higher initial cost of such equipment is recovered through better resale marketability. Each of our tractors are equipped with a sleeper cab to permit all drivers to comply conveniently and cost-effectively with the United States Department of Transportation (“DOT”) hours of service guidelines and to facilitate team operations when necessary.

      We adhere to a comprehensive maintenance program for both tractors and trailers. Owner-operator tractors are inspected prior to acceptance by the Company for compliance with operational and safety requirements of the Company and the DOT. These tractors are then periodically inspected, similar to Company tractors, to monitor continued compliance.

      At March 31, 2004, we directly owned or leased through independent contractors (owner-operators) approximately 915 tractors and 1,313 flatbed trailers. Freightliner and International manufacture the tractors, and Utility, Dorsey, Fontaine, Wabash and Great Dane manufacture the trailers.

Transportation Technology

      We believe that the application of technology is an ongoing part of providing high-quality service at competitive prices, and further believe that Boyd has enhanced its strong reputation for customer satisfaction through the early and fleet-wide implementation of its satellite systems as well as its tracking and load tendering ability.

      Boyd’s satellite system permits more efficient transmission of load assignments to drivers, and enhances our ability to monitor loads in transit and rapidly bill customers for completed deliveries. Once a load planner assigns a load, the assignment is transmitted to Boyd’s operations department where it is reviewed by a dispatcher who then relays the assignment to the appropriate driver through the display unit in each of Boyd’s vehicles. The driver can respond to the dispatcher in a matter of seconds, thereby eliminating waiting time and inefficient dependence on truck stop telephones or other methods of communication between drivers and dispatchers. Boyd can electronically record a load assignment, report the load to the billing department and generate customer invoices.

      In addition, Boyd uses the satellite system to automatically transmit location and equipment information and other data to the dispatcher, thereby reducing the need for drivers to stop to communicate with dispatchers in the event of a problem. The system continually tracks every cargo load with accuracy within one-tenth of a mile. This information, along with information concerning available loads, is constantly updated on Boyd’s on-line computer. Load planners use this information to match available equipment with available loads, meet delivery schedules and respond more quickly to customer inquiries. Customers are able to access and track their loads through Boyd’s internet web site.

      Boyd has also equipped its entire fleet of tractors with the SENSORTRACS(C) on-board computer system (“Sensortracs”). This system monitors fuel efficiency and other operational data. Information from Sensortracs is periodically processed by one of Boyd’s computers, which generates reports on vehicle efficiency and driver performance. Reports generated by this system enhance Boyd’s ability to counsel its drivers on strengths and deficiencies in their driving habits and fuel efficiency and to monitor the effectiveness of driver training programs.

      Boyd has developed load tendering and tracking capabilities. Customers are able to track the progress of their loads during transport using their own personal computer. Additionally, customers are able to book loads over the internet. Customers submit potential loads to the appropriate regional load planner, and the load planner will then contact the customer via the internet e-mail system to acknowledge acceptance of the load. This technological advancement enables customers to book loads routinely without having to duplicate the same paperwork again. Additionally, Boyd utilizes a software program by The LOGISTICS.COM Group that enables Boyd to review each shipping lane to determine overall profitability and also to determine which customers are the most profitable within the lane.

Safety and Insurance

      Our safety department is responsible for training and supervising personnel to keep safety awareness at its highest level. We have implemented an active safety and loss prevention program. The emphasis on safety begins in the hiring and training process, where prospective employees and owner-operators are given physical examinations and drug tests, and newly hired drivers and owner-operators, regardless of experience level, must participate in an intensive orientation program.

      The directors of safety for the Company continuously monitor driver performance and have final authority regarding employment and retention of drivers. We are committed to securing appropriate insurance coverage at cost-effective rates. The primary claims that arise in the trucking industry consist of cargo loss and damage, personal injury, property damage and workers’ compensation. Our future insurance and claims expenses could exceed historical levels, which could have a material adverse effect on earnings. Effective July 1, 2004, we obtained new insurance coverage from two carriers. Under the first policy, we are insured for claims of personal injury and property damage combined up to $1 million per occurrence, with a $500,000 deductible. The second policy provided an additional $1 million in coverage over the first policy, but we are responsible for the first $1 million in claims that exceed the coverage limits of the first policy. We previously self-insured for a portion of the claims exposure resulting from cargo loss, personal injury, and property damage, combined up to $750,000 per occurrence. In addition, the Company shared costs above the $750,000 self-insured amount, at a rate of thirty-three percent up to the Company’s coverage amount of $2 million. Costs and claims in excess of the Company’s coverage amount of $2 million will be borne solely by the Company. The workers’ compensation self-insurance level has an annual maximum of $500,000, and the health insurance self-insurance level is $175,000 per person per year. If the number or dollar amount of claims for which we are self-insured increases, operating results could be adversely affected.

      A Company driver was involved in an accident in the first quarter of 2002 that resulted in a third party fatality. Company drivers were also involved in five accidents resulting in fatalities during 2003, one of which involved personal injury to three individuals. During the first quarter of 2002, the self-insured amount for cargo loss, personal injury, and property damage, combined was $500,000 per occurrence, which would be the amount applicable to the accident during the first quarter of 2002. The self-insured amount for the two accidents in the first half of 2003 was $750,000, with the Company also responsible for its shared amount of 50% of any amounts between $750,000 and the $2 million insurance coverage and all amounts in excess of the insured amount. The Company was involved in three accidents involving fatalities during the third quarter of 2003. The self-insured amount relating to these accidents is $750,000, with the Company also responsible for its shared amount of 33% of any amounts in excess of $750,000 up to the $2 million insurance coverage and all amounts in excess of the insured amount. Each of these accidents, taken separately, has the potential to cause us to reach our total per occurrence retention amount for insurance purposes. To date, five lawsuits have been filed against us with respect to the fatalities arising from these accidents. If we are ultimately found to have some liability for one or more of these accidents, we would seek to pay or structure payments of the amount due from its operating cash flows and, if needed, additional bank financing. Although we do not expect this to occur, it is possible that liability resulting from these accidents could exceed our operating cash flows and available financing. Therefore, there can be no assurance that the Company’s operations and financial condition would not be materially affected if we were found to have liability for one or more of these accidents. If insurance expenses continue to increase, and we are unable to offset the increase with higher freight rates, our operations and financial condition could be adversely affected.

Fuel

      Motor carrier service is dependent upon the availability of diesel fuel. Our fuel expense as a percent of operating revenue was 13.0%, 11.9% and 14.3% in 2003, 2002 and 2001 fiscal years, respectively. Through on-board computers, we continually monitor fuel usage, miles per gallon, cost per mile and cost per gallon. We have not experienced any difficulty in maintaining fuel supplies sufficient to support our operations. Shortages of fuel, increases in fuel prices, or rationing of petroleum products can have a materially adverse effect on the operations and profitability of the Company. Beginning in the second half of 1999 and continuing throughout 2000 and parts of 2001, we experienced significant increases in the cost of diesel fuel. Diesel fuel prices decreased in the fourth quarter of 2001, but we have experienced significant increases during 2002 and 2003. Our customer fuel surcharge reimbursement programs have historically enabled us to recover most of the higher fuel prices from our customers compared to normalized average fuel prices. These fuel surcharges, which automatically adjust from week to week depending on the cost of fuel, enable us to rapidly recoup the higher cost of fuel when prices increase. Conversely, when fuel prices decrease, fuel surcharges decrease. We cannot predict whether fuel prices will decrease or increase in the future or the extent to which fuel surcharges will be collected to offset potential increases. As of December 31, 2003, we had no derivative financial instruments to reduce our exposure to fuel price fluctuations. We maintain aboveground and underground fuel storage tanks at most of our terminals. Leakage or damage to these facilities could expose us to environmental clean-up costs. The tanks are routinely inspected to help prevent and detect such problems.

Competition

      The trucking industry is highly competitive and fragmented. The Company competes primarily with other short-to medium-haul, flatbed truckload carriers, internal shipping conducted by existing and potential customers and, to a lesser extent, railroads. Deregulation of the trucking industry during the 1980s created an influx of new truckload carriers, which along with certain other factors, continues to create substantial downward pressure on the industry’s rate structure. Competition for the freight transported by the Company is based primarily on service and efficiency and, to a lesser degree, on freight rates. There are other trucking companies, including truckload carriers that have flatbed divisions that have greater financial resources, operate more equipment or carry a larger volume of freight than the Company. The existence of these other motor carriers has also resulted in increased competition for hiring and retaining qualified drivers.

      Due primarily to a weakened U.S. economy, trucking company failures in the last three years continued at a pace much higher than the previous fifteen years. Some truckload carriers are having extreme difficulty obtaining adequate trucking insurance coverage at a reasonable price and equipment lenders have tightened their credit policies for truck financing. Demand for the Company’s services has been positively impacted because of these trucking company failures, which in the flatbed segment have primarily occurred among the Company’s smaller competitors.

Seasonality

      In the trucking industry, results of operations show a seasonal pattern because customers generally reduce shipments during the winter season, and the Company does experience some seasonality due to the open, flatbed nature of its trailers and the type commodity that is being shipped. The Company has at times experienced delays in meeting its shipping schedules as a result of severe weather conditions, particularly during the winter months. In addition, the Company’s operating expenses have historically been higher in the winter months due to decreased fuel efficiency and increased maintenance costs due to colder weather.

Regulation

      The trucking industry is subject to regulatory oversight and legislative changes that can affect the economics of the industry by requiring certain operating practices or influencing the demand for, and the costs of providing, services to shippers. The Intermodal Surface Transportation Board (the “ISTB”), as well as various state agencies that have jurisdiction over the Company, has broad powers, generally governing such matters as authority to engage in motor carrier operations, rates and charges, accounting systems, certain mergers, consolidations and acquisitions, and periodic financial reporting.

      The Federal Motor Carrier Act of 1980 commenced a program to increase competition among motor carriers and to diminish the level of regulation in the industry. Following this deregulation, applicants have been able more easily to obtain operating authority, and interstate motor carriers such as the Company have been able to implement certain rate changes without federal approval. The Motor Carrier Act also removed many route and commodity restrictions on transportation of freight. In 1995, the Interstate Commerce Commission (the “ICC”) was eliminated, and the ISTB was established within the DOT. The ISTB performs all functions previously performed by the ICC. Since 1981, the Company has held authority to carry general commodities throughout the 48 contiguous states, as both a common and contract carrier.

      Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. Such matters as weight and dimensions of equipment and also legal number of hours of driver operation are subject to federal and state regulation. All of the Company’s drivers are required to obtain national commercial driver’s licenses, pursuant to the regulations promulgated by the DOT. DOT regulations require mandatory drug testing of drivers, and the Company has implemented its own ongoing drug-testing program. The DOT’s national commercial driver’s license and drug testing requirements have not to date adversely affected the availability of qualified drivers to the Company. DOT alcohol testing rules require certain tests, random and otherwise, for alcohol levels in drivers and other safety personnel.

      Effective January 4, 2004, the Federal Motor Carrier Safety Administration (FMCSA) mandated reforms to the hours of service (HOS) regulations prescribed for truck drivers. The new regulations provide commercial truck drivers a work and rest schedule that is designed to reduce driver fatigue. The new rules allow long haul drivers to drive eleven hours after ten consecutive hours off duty. Truck drivers may not drive after being on duty for 60 hours in a seven-consecutive-day period or 70 hours in an eight-consecutive-day period. This on-duty cycle may be restarted only after a driver takes a “weekend” off, that is, at least 34 consecutive hours off duty. Rules prior to January 4, 2004 allowed ten hours of driving within a fifteen-hour, on-duty period and required only eight hours of off-duty time. The Company does not expect to be significantly affected by these changes, as Company policies already closely resemble these new regulations.

Environmental Matters

      The Company’s operations are subject to federal, state and local laws and regulations concerning the environment. Certain of the Company’s facilities are located in historically industrial areas and, therefore, there is the possibility of environmental liability as a result of operations by prior owners as well as the Company’s use of fuels and underground storage tanks at its regional service centers. Leakage or damage to these facilities could expose the Company to environmental clean-up costs. The tanks are routinely inspected to help prevent and detect such problems.

      Currently, management does not know of any environmental remediation issues or liabilities. However, there can be no assurance that material liabilities or expenditures will not arise from these or additional environmental matters that may be discovered, or from future requirements of law.

Properties

      The Company’s corporate headquarters and principal service center are located on a 17.9-acre tract in Clayton, Alabama. These facilities consist of approximately 22,000 square feet of office space, 12,000 square feet of equipment repair facilities and approximately 3 acres of parking space.

      The following table sets forth information regarding the location and ownership of each of Boyd’s service centers and shuttle facilities:

Clayton, AL	Owned, 34,000 sq. ft.
Springfield, OH	Owned, 21,520 sq. ft.
Birmingham, AL	Owned, 45,200 sq. ft.
Birmingham, AL	Owned, 80,000 sq. ft.
Greenville, MS	Owned, 1,440 sq. ft.
Cofield, NC	Owned, 440 sq. ft.
Calvert City, KY	Leased month-to-month
Danville, VA	Leased month-to-month
Lisbon Falls, ME	Leased, month-to-month
Conley, GA	Leased, month-to-month
Walworth, WI	Leased, month-to-month

      WTI leases its corporate offices in Tuscaloosa, Alabama and also uses the Birmingham terminal. Additionally, WTI also leases a service center located in Atlanta, Georgia. The WTI leases are on a month-to-month basis.

      The Birmingham terminal secures a loan to a bank with a principal balance of approximately $3.2 million at March 31, 2004. The loan bears interest of LIBOR plus 1.50% and monthly principal payments of $15,503 are due through February 2006, with a balloon payment of approximately $2.8 million due at that time.

Legal Proceedings

      The Company is routinely a party to litigation incidental to its business, primarily involving claims for personal injury and property damage incurred in the transportation of freight. The Company maintains insurance that we believe is adequate to cover our liability risks. A Company driver was also involved in an accident in the first quarter of 2002 that resulted in a third party fatality. Company drivers were also involved in five accidents resulting in fatalities during 2003, one of which also involved personal injury to three individuals. Each of these accidents, taken separately, has the potential to cause the Company to reach its total per occurrence retention amount for insurance purposes. To date, five lawsuits have been filed against the Company with respect to the fatalities arising from these accidents. Two of the lawsuits have been filed in the Circuit Court of Montgomery County, Alabama with respect to an accident that occurred on July 5, 2003 in Montgomery, Alabama. The accident, which is the basis of these suits, occurred when a Company truck jackknifed and crossed the median of I-65 into oncoming traffic. The accident resulted in one fatality and personal injury to three individuals. The Circuit Court granted a motion to consolidate the cases, and the combined relief sought by the plaintiffs includes both compensatory and punitive damages. The plaintiffs have not specified the amount of damages sought. If the Company is ultimately found to have some liability for one or more of these accidents, the Company would seek to pay or structure payments of the amount due from its operating cash flows and, if needed, additional bank financing. Although the Company does not expect this to occur, it is possible that the liability resulting from these accidents could exceed the Company’s operating cash flows and available financing. Therefore, there can be no assurance that the Company’s operations and financial condition would not be materially affected if the Company were found to have liability for one or more of these accidents. If insurance expenses continue to increase, and the Company is unable to offset the increase with higher freight rates, the Company’s operations and financial condition could be adversely affected.

Mergerco

      Mergerco was formed as a Delaware corporation on December 31, 2003 for the purpose of engaging in the merger and does not conduct any business. On December 31, 2003, Mr. Boyd, Mrs. Boyd, Gail B. Cooper and Ginger B. Tibbs entered into a contribution agreement which requires, upon satisfaction of all closing conditions contained in the merger agreement, the contribution by each of the Affiliated Stockholders of their shares of Company common stock to Mergerco immediately prior to the effective time of the merger. A copy of the contribution agreement is attached in its entirety as Appendix D, Appendix D-1, Appendix D-2 and Appendix D-3 to this proxy statement. Upon contribution of their shares of Company common stock to Mergerco, each of the Affiliated Stockholders will receive that number of whole and fractional shares of Mergerco common stock equal to the number of shares of Company common stock contributed to Mergerco divided by one thousand (1,000). No monetary consideration was received by the Affiliated Stockholders upon their signature of the contribution agreement, and none of the Affiliated Stockholders will receive any monetary consideration upon contribution of their shares of Company common stock to Mergerco.

      The obligation of the Affiliated Stockholders to contribute their shares of Company common stock to Mergerco pursuant to the contribution agreement is subject to the satisfaction of the following conditions:

•	The holders of a majority of the outstanding shares of our common stock must have voted to approve the merger agreement and the merger. As of the record date, the Affiliated Stockholders beneficially owned approximately 72% of the outstanding shares of our common stock and intend to vote their shares in favor of the merger. As a result, it is anticipated that this condition will be satisfied.

•	Sufficient funds must be available to complete the merger and pay the related fees and expenses incurred by Mergerco and the Affiliated Stockholders.

Each of the conditions to the obligations of the Company and Mergerco contained in the merger agreement must be satisfied or waived by the parties to the merger agreement.

      Mergerco has no material assets or liabilities, other than the shares of Company common stock that will be held by it immediately prior to the effective time, and its rights and obligations under the merger agreement. Mergerco is owned by Mr. Boyd, Mrs. Boyd, Gail B. Cooper and Ginger B. Tibbs.

SELECTED HISTORICAL FINANCIAL DATA

      The selected financial data set forth below as of December 31, 2003, 2002, 2001, 2000 and 1999 and for each of the five fiscal years ended December 31 are derived from our audited consolidated financial data and related notes which appear elsewhere in this proxy statement. The selected financial data set forth below as of and for the three months ended March 31, 2004 and 2003 are derived from our unaudited consolidated financial statements and related notes, which appear elsewhere in this proxy statement. Such unaudited consolidated financial statements have been prepared by us on a basis consistent with our annual audited consolidated financial statements and, in the opinion of our management, contain all normal recurring adjustments necessary for a fair presentation of the consolidated financial position and the results of operations for the applicable periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with our consolidated financial statements and notes thereto and the “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

Consolidated Statement of Operations

	Three Months Ended		Year Ended December 31,

	March 31,	March 31,
	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)

	(In thousands, except per share data)
Operating revenues(a)	$34,617	$32,578	$134,346	$127,792	$127,560	$131,630	$133,137
Operating expenses:
Salaries, wages and employee benefits	10,128	9,289	37,366	36,960	39,561	39,263	35,461
Cost of independent contractors	10,555	10,545	44,228	38,968	31,779	35,173	45,132
Operating supplies(a)	7,903	6,931	28,146	25,966	30,217	30,309	22,934
Taxes and licenses	612	602	2,532	2,599	2,241	2,965	2,847
Insurance and claims	1,091	1,282	6,510	6,535	6,458	7,060	6,111
Communications and utilities	272	332	1,250	1,275	1,371	1,520	1,480
Depreciation and amortization	2,659	2,694	10,605	11,605	12,290	11,611	10,720
Gain on disposal of property and equipment, net	(1)	—	(479)	(468)	(526)	(1,113)	(1,627)
Other	497	564	2,117	1,615	1,950	2,008	1,862

Total operating expenses:	33,718	32,240	132,275	125,054	125,340	128,796	124,920

Operating income (loss)	899	338	2,071	2,738	2,219	2,834	8,217
Other income (expense), net	(252)	(331)	(1,359)	(1,803)	(2,621)	(3,824)	(2,330)

Income (loss) before income taxes	648	7	712	935	(402)	(990)	5,887
Net Income (loss)	384	4	356	474	(407)	(975)	3,457

Net income per share
Basic	0.14	0.00	0.13	0.18	(0.14)	(0.32)	0.99
Diluted	0.13	0.00	0.12	0.17	(0.14)	(0.32)	0.99
Basic weighted average shares outstanding	2,711,958	2,710,665	2,711,082	2,709,333	2,829,614	3,090,292	3,507,311
Diluted weighted average shares outstanding	2,950,653	2,842,739	2,875,821	2,788,234	2,829,614	3,090,292	3,507,311

(a)	Operating revenues and operating supplies have been increased for 2003, 2002 and 2001 by the reclassification of fuel surcharges to comply with EITF 01-14. See note 1 — Fuel Surcharges in the Notes to the Consolidated Financial Statements.

Consolidated balance sheet data

	As of	As of December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

	(Unaudited)
Working capital	$(3,348)	$(4,755)	$(8,551)	$(2,089)	$(1,481)	$(1,049)
Net property and equipment	52,071	52,407	54,724	58,513	66,737	61,882
Total assets	80,590	79,870	81,582	86,084	95,052	99,456
Long-term debt (net of current portion)	19,039	19,385	19,136	25,606	33,322	34,689
Total liabilities	54,119	53,782	55,857	60,795	67,870	69,062
Stockholders’ equity	26,472	26,088	25,725	25,288	27,182	30,393

Comparative per share data

      The following table sets forth certain historical per share data for the Company. Basic and diluted earnings per common share and book value per share is presented for the three months ended March 31, 2004 and each of the years ended December 31, 2003 and 2002:

		Year Ended
		December 31,
	Three Months Ended
	March 31, 2004	2003	2002

Basic earnings per share	$0.14	$0.13	$0.18
Diluted earnings per share	0.13	0.12	0.17
Book value per share	9.76	9.62	9.50

      Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the outstanding common shares at the end of the period. Commission rules require that we disclose this information.

Consolidated Ratios of Earnings to Fixed Charges

      The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated:

Three Months Ended	Fiscal Years Ended December 31,
March 31,
2004	2003	2002	2001	2000	1999

3.51x	1.52x	1.53x	0.85x	0.75x	3.39x

      The ratios of earnings to fixed charges were computed by dividing earnings as adjusted for fixed charges. For this purpose, earnings represent net income applicable to common stock, plus applicable income taxes and fixed charges. Fixed charges represent interest expense, capitalized interest and amortization of debt expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Executive Summary

      The Company is one of the largest exclusively flatbed trucking carriers in the United States. The Company provides flatbed transportation services through three divisions:

•	Boyd Bros. provides longer haul flatbed trucking services in the contiguous United States and some parts of Canada primarily for the steel and construction industries.

•	WTI Transport provides shorter haul flatbed trucking services in the southeastern United States for the steel and construction industries and for an increasingly diverse customer base.

•	Boyd Logistics provides logistical support to the Boyd and WTI divisions of the Company and brokers freight through the use of other trucking companies.

      The Company uses both Company employed drivers and independent owner-operators who are responsible for maintaining and insuring their own equipment. The Company has continued to pursue a strategy of reducing the number of Company employed drivers in favor of independent owner-operators in an effort to reduce costs. As part of this strategy, the Company maintains an owner-operator lease program to attract qualified owner-operators. Despite recent problems encountered with keeping qualified drivers in the lease program, the Company believes new policies implemented in the fourth quarter of 2003 will eventually be successful in recruiting and maintaining qualified owner-operators.

      The Company’s greatest cash requirements are recruiting and retaining qualified drivers, acquiring tractors and trailers, and operating its equipment (including driver pay, fuel costs, insurance and maintenance). The Company’s financial results are affected by the availability of qualified drivers and the market for new and used tractors. Because the Company is primarily self-insured for cargo, personal injury and property damage claims on its tractors and for workers’ compensation benefits for its drivers, financial results may also be affected by driver safety, medical costs, the legal and regulatory environment and the costs of insurance coverage to protect against catastrophic losses.

First Quarter Highlights

•	Revenue Growth. The Company’s operating revenues increased by 6.3%, or approximately $2 million in the first quarter of 2004 as compared to the same period in 2003. The increase in total operating revenues was primarily due to increased revenues generated by the Company’s Boyd and WTI divisions. Boyd’s operating revenues increased 5.9% over operating revenues from the first quarter of 2003, and WTI’s operating revenues increased 9.3% over the same period last year. In each case, the increase in operating revenues was due to both diversification outside of the steel and building materials industries and increases in revenue per mile. Boyd revenue per mile increased by $0.09 per mile and WTI revenue per mile increased by $0.11 per mile, in each case over revenues per mile for the same period in 2003. Logistics’ operating revenues increased 3.3% or $89,188 over the same period last year.

•	Driver Retention. Increases in driver pay and the implementation of a new program for retention of new owner-operators helped to decrease driver turnover. Boyd drivers received pay increases totaling $0.03 per mile during the first quarter of 2004. Additionally, new owner-operators entering the Boyd lease purchase program with less than one year of previous experience as an owner-operator must work as Company drivers for a period of four (4) weeks. The program allows drivers to become acclimated to working for Boyd prior to entering the lease purchase program.

First Quarter Challenges

•	Fuel Costs. The increasing cost of diesel fuel continues to be one of the Company’s most difficult challenges. Fuel expense increased $520,483, or 11.3%, during the first quarter of 2004 as compared to the same period in 2003. The Company has been able to partially offset increased fuel prices by recovering fuel surcharges from customers. Fuel surcharge revenue, which is included in operating revenues, increased $437,551 to $1,429,115, or 44.1%, from $991,564 for the quarter ended March 31, 2003. Competitive conditions in the transportation industry, as well as poor economic conditions in the steel industry, have negatively impacted the Company’s ability to pass through fuel cost increases to its customers.

•	Increased Operating Expenses. Total operating expenses increased $1.5 million, or 4.6%, over the same period in 2003. Fuel expense was a large component of this increase, as discussed above, but increases in salaries, wages and employee benefits also contributed to the increase in total operating expenses. Salaries, wages and employee benefits increased 9% during the first quarter of 2004 as compared to the same period in 2003. The increase is attributable to the Boyd division, both due to the increases in driver pay during the first quarter of 2004 and an increase of approximately 400,000 miles in the number of miles driven by Company drivers during the quarter compared to the same period last year.

Quarterly Review:

      The following tables set forth, by segment, the percentage relationship of expense items to operating revenues and certain other operating statistics for the periods indicated:

	Company		Boyd		Logistics		WTI

	Quarter Ended March 31,

	2004	2003	2004	2003	2004	2003	2004	2003

Operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses
Salaries, wages, and employee benefits	29.3	28.5	35.4	34.4	7.8	7.4	12.9	13.0
Cost of independent contractors	30.5	32.4	17.9	20.2	78.0	81.2	62.0	61.5
Fuel	14.8	14.1	18.6	17.7	0.0	0.0	5.3	5.2
Operating supplies	8.0	7.2	9.5	8.3	2.4	2.6	4.7	4.4
Operating taxes and licenses	1.8	1.8	1.9	2.1	0.0	0.0	2.0	1.6
Insurance and claims	3.1	3.9	3.6	3.7	0.8	0.0	2.4	6.8
Communications and utilities	0.8	1.0	0.8	1.1	0.6	1.2	0.7	0.8
Depreciation and amortization	7.7	8.4	9.3	10.1	0.8	0.3	4.1	4.1
Gain on disposition of property and equipment, net	0.0	(0.0)	0.0	(0.0)	0.0	0.0	0.0	0.0
Other	1.4	1.7	1.1	1.1	0.2	2.0	3.6	4.6

Total operating expenses	97.4	99.0	98.1	98.7	90.6	94.7	97.7	102.0

Operating (loss) income	2.6	1.0	1.9	1.3	9.4	5.3	2.3	(2.0)
Interest expense, net	(0.7)	(1.0)	(1.1)	(1.5)	0.0	(0.0)	0.8	0.5

(Loss) income before income taxes	1.9	0.0	0.8	(0.2)	9.4	5.3	3.1	(1.5)
Income taxes	0.8	0.0	0.7	0.1	0.0	0.0	1.4	(0.5)

Net (loss) income	1.1%	0.0%	0.1%	(0.3)%	9.4%	5.3%	1.7%	(1.0)%

	Company		Boyd		WTI

	Average Tractor Counts for the
	Quarter Ended March 31,

	2004	2003	2004	2003	2004	2003

Company operated tractors	585	575	545	540	40	35
Owner-operated tractors	330	337	155	160	175	177

Total tractors	915	912	700	700	215	212

Company operated tractor %	64%	63%	78%	77%	19%	17%
Owner-operated tractor %	36%	37%	22%	23%	81%	83%

Total %	100%	100%	100%	100%	100%	100%

Quarterly Results of Operations

      The following is a discussion of the financial condition and results of operations of the Company for the period ended March 31, 2004 and 2003. This discussion should be read in conjunction with our Unaudited Consolidated Financial Statements and Notes thereto included elsewhere herein.

      The Company’s total operating revenues increased $2,039,914 or 6.3% to $34,617,390 for the quarter ended March 31, 2004, compared with $32,577,476 for the same period in 2003. This change reflected an increase of $1,435,684 or 5.9% in the Boyd division, an increase of $89,188 or 3.26% in the Logistics division and an increase of $515,042 or 9.3% in the WTI division. These changes are reflective of diversification outside of the steel and building materials industries and also reflective of an increase in revenue resulting from increased rates charged to customers. Revenue per mile increased by approximately $0.09 per mile for Boyd and approximately $0.11 per mile for WTI. Included in revenues are fuel surcharges in the amount of $1,429,115 and $991,564 for the quarter ended March 31, 2004 and 2003, respectively. Average revenue per total mile for the first quarter of 2004 was $1.30 while average revenue per total mile was $1.20 for the same period in 2003.

      Total operating expenses increased $1,478,585 or 4.6% to $33,718,072 for the first quarter ended March 31, 2004, compared to $32,239,487 for the same period last year. As a percentage of revenues, total operating expenses decreased from 99.0% in 2003 to 97.4% in 2004. Of this increase, $1,241,425 was attributable to the Boyd division, and the WTI division accounted for $266,880. The Logistics division accounted for a decrease of $29,720. As discussed below, the net increase in operating expenses is primarily a result of increases in salaries, wages, and employee benefits, fuel expense, and operating supplies expense, combined with decreases in insurance and claims expense.

      Owner-operators are responsible for payment of the expenses they incur including fuel, operating supplies, and taxes and licenses, while the Company incurs these expenses related to Company drivers. Consequently, the amount paid per mile (shown as salaries and wages for Company drivers and within cost of independent contractors for owner-operators) for owner-operators is greater than that of Company drivers.

      Salaries, wages and employee benefits increased 9.0% during the first quarter of 2004 compared to the same period in 2003. This increase is attributable to the Boyd division resulting from pay increases to drivers. Boyd increased Company driver pay by a total of $0.03 per mile during the first quarter of 2004. Increases were given in $0.01 increments per month during each of the first three months of the year. Additionally, Company drivers drove approximately 400,000 more miles during the first quarter of 2004 compared to the first quarter of 2003.

      Included in cost of independent contractors are costs for which owner-operators are responsible, costs incurred/earned by the Company related to the lease purchase of tractors to owner-operators, and costs related to the Logistics division. Cost of independent contractors for the Company increased $9,640, or 0.1%, for the quarter ended March 31, 2004 compared to the same period last year. The Boyd division accounted for a decrease of $298,538. This decrease was primarily a result of a decrease in the amounts paid to owner-operators. Though owner-operators received the same pay per mile increases as described above for the Company drivers (a total of $0.03 in increments of $0.01 per month), owner-operators drove approximately 420,000 fewer total miles in the first three months of 2004 compared to the same period in 2003. During the fourth quarter of 2003, the Boyd division implemented a new program whereby new owner-operators entering the lease purchase program with less than one year of previous experience as a successful owner-operator must become a Company driver for a minimum of four weeks prior to becoming a Boyd owner-operator. This program has helped to decrease driver turnover. The Logistics division accounted for a slight decrease of $17,241 of the total net increase in cost of independent contractors. The WTI division accounted for $345,801 of the increase in cost of independent contractors. The increase of costs contributed by WTI was a direct result of the WTI contribution of increased revenue of 9.3%, as discussed above.

      Fuel expense, also associated with Company drivers and included in the line item “Operating supplies” in the consolidated statement of income, increased $520,483 or 11.3% from 2003. The significant portion of the increase, $488,294, was recognized by the Boyd division because the Boyd division has a larger percentage of Company drivers. The Company generally has been able to partially offset significant increases in fuel costs through increased rates and through a fuel surcharge that increases incrementally as the price of fuel increases. Total miles driven by Company drivers increased by approximately 400,000 miles for the first quarter of 2004 compared to the same period in 2003.

      Insurance and claims decreased to 3.1% of revenues in the first quarter of 2004, compared to 3.9% of revenues during the first quarter of 2003. The Company reserved approximately $250,000 during the first quarter of 2003 related to one accident involving a fatality during the quarter. During the first quarter of 2004, the Company was not involved in any accidents involving fatalities. See “— Insurance and Liability Claims” for further information regarding the Company’s insurance program and claims exposure.

      Other operating supplies included with fuel within the item “Operating Supplies” increased $450,899 over the first quarter of 2003. The increase was primarily due to a decrease in the number of owner-operators and an increase in the number of Company drivers, and also due to less income generated from repairs done by Boyd and charged to owner-operators. The repairs Boyd makes to owner-operator equipment is charged to the owner-operator and reduces the expense recognized for repairs. With approximately 420,000 fewer miles driven by owner-operators, fewer repairs were required on these vehicles. Also, repair costs were higher in the first quarter of 2004 due to increased miles driven on Company owned vehicles.

      Provisions for income tax for the quarter ended March 31, 2004 resulted in a provision of $263,666 and an effective tax rate of 40.7%. The effective tax rate was higher than the U.S. federal statutory rate primarily due to state income taxes and the non-deductibility of certain expenses for tax purposes.

2003 Highlights

•	Revenue Growth. The Company’s operating revenues increased by 5.1%, or $6.6 million in 2003. The increase in total operating revenues was primarily due to increased revenues generated by the Company’s WTI and Logistics divisions. WTI’s 2003 operating revenues increased by 18.7% over 2002 operating revenues primarily due to diversification of customers outside of the steel and construction industries. Logistics division revenues increased by 35.1% over 2002 revenues primarily due to increased brokerage of freight to third-party carriers.

•	Going Private Transaction. On December 31, 2003, the Company entered into a merger agreement with BBT Acquisition Corp., a corporation controlled by members of the Boyd family. Under the terms of the merger, stockholders of the Company (other than BBT Corp. and members of the Boyd family) will receive $7.00 per share, in cash, for each outstanding share of Company common stock. Completion of the merger is subject to certain conditions, including approval by Company stockholders and completion of financing arrangements necessary to complete the merger. If the merger is completed, the Company’s common stock will no longer be publicly traded and all of the Company’s current credit arrangements will be refinanced.

•	Reduction of Long-Term Debt. During 2003, the Company paid $20.2 million towards the reduction of its long-term debt. The Company borrowed an additional $14.3 million during the course of 2003, for a net reduction in long-term debt of $3.8 million.

2003 Challenges

•	Fuel Costs. Operating supplies expense for 2003 increased $2.2 million, or 8.4%, over 2002, primarily due to increased fuel costs. Average fuel prices for 2003 increased approximately $0.18 per gallon versus 2002 prices. The Company has been able to partially offset increased fuel prices by recovering fuel surcharges from customers. Fuel surcharge revenue increased $3.2 million or 207.3% from $1.5 million in 2002. Competitive conditions in the transportation industry, as well as poor economic conditions in the steel industry, have negatively affected the Company’s ability to pass through fuel cost increases to its customers. Additionally, the Company has historically experienced higher turnover among its owner-operators during periods with high fuel prices.

•	Accident Claims/Cost of Insurance. The Company was involved in five accidents resulting in fatalities in 2003. One of these accidents also resulted in personal injury to three individuals. To date, five lawsuits have been filed against the Company as a result of these fatal accidents. Effective July 1, 2003, the Company is self-insured for personal injury claims up to $750,000 per occurrence. Thirty-three percent of the costs above the $750,000 self-insured amount are borne by the Company, and the Company is solely responsible for claims in excess of the Company’s $2 million insurance limits. If the Company is found to have liability for one or more of these accidents, the Company’s operations and financial conditions could be materially affected.

•	Increased Costs for Independent Contractors. The Company’s total operating expenses increased $7.2 million, or 5.8%, in 2003. A substantial portion of the increase in operating expenses resulted from increased costs for independent contractors. The cost for independent contractors increased $5.3 million, or 13.5%, for 2003 as compared to 2002. Increased costs for independent contractors in the WTI and Logistics divisions, which rely more heavily on independent contractors than the Boyd division, generally corresponded to the increase in revenues in these divisions. Logistics brokers freight utilizing outside carriers in most cases to haul freight. The costs associated with paying these outside carriers are shown within the line item “cost of independent contractors”. In the Boyd division, however, independent contractor costs increased even though the total number of independent owner-operators decreased from 213 to 189 during 2003. Increased independent contractor costs in the Boyd division were largely the result of increased bad debt expense and decreased revenues in the Company’s lease purchase program for owner-operators.

Results of Operations

      The following is a discussion of the financial condition and results of operations of the Company for each of the years in the three-year period ended December 31, 2003. This discussion should be read in conjunction with “Item 6  — Selected Financial Data,” the Consolidated Financial Statements and Notes thereto included elsewhere herein.

2003 vs. 2002

      The following tables set forth, by segment, the percentage relationship of expense items to operating revenues and certain other operating statistics for the periods indicated:

	Company		Boyd		Logistics		WTI

	Years Ended December 31,

	2003	2002	2003	2002	2003	2002	2003	2002

Operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses
Salaries, wages, and employee benefits	27.8	28.9	33.4	33.6	8.2	8.5	13.1	13.4
Cost of independent contractors	32.9	30.5	21.1	20.3	82.0	82.3	61.7	61.6
Operating supplies	20.9	20.3	25.5	23.9	2.3	2.3	9.5	9.6
Operating taxes and licenses	1.8	2.0	2.2	2.3	0.0	0.0	1.2	1.6
Insurance and claims	4.8	5.1	5.5	5.9	0.3	0.0	3.8	2.9
Communications and utilities	0.9	1.0	1.0	1.1	1.1	0.7	0.6	0.8
Depreciation and amortization	7.9	9.1	9.6	10.7	0.3	0.0	3.8	4.3
Gain on disposition of property and equipment, net	(0.4)	(0.3)	(0.5)	(0.3)	0.0	0.0	0.2	(0.9)
Other	1.6	1.3	1.0	0.9	0.8	0.4	4.2	3.3
Total operating expenses	98.4	97.9	98.8	98.4	95.1	94.2	98.1	96.6
Operating income	1.6	2.1	1.2	1.6	4.9	5.7	1.9	3.4
Interest expense, net	(1.0)	(1.4)	(1.4)	(1.7)	0.0	0.0	0.5	(0.7)
Income (loss) before income taxes	0.6	0.7	(0.2)	(0.1)	4.9	5.7	2.4	2.7
Income taxes	0.3	0.3	0.1	0.2	0.0	0.0	1.0	1.1
Net income(loss)	0.3%	0.4%	(0.3)%	(0.3)%	4.9%	5.7%	1.4%	1.6%

	Company		Boyd		WTI

	Years Ended December 31,

	2003	2002	2003	2002	2003	2002

Company operated tractors (average)	558	560	522	523	36	37
Owner-operated tractors (average)	369	395	189	213	180	182
Total tractors	927	955	711	736	216	219
Total trailers	1,489	1,354	1,200	1,056	289	298
Average length of haul in miles(1)	672	683	726	734	519	401
Average number of tractor loads per week(2)	2,938	2,852	2,168	2,188	769	664
Average revenues per mile(3)	$1.26	$1.19	$1.26	$1.20	$1.24	$1.17

(1)	The average length of haul in miles is calculated by dividing the total line-haul miles for the year by the total number of loads for the year.

(2)	The average number of tractor loads per week is calculated by dividing the total number of loads for the year by the number of working weeks in the year.

(3)	The average revenue per mile is calculated by dividing the total line-haul revenue for the year (excluding logistics revenue) by the total line-haul miles driven.

Operating Revenue

      The Company’s total operating revenues increased $6.6 million or 5.1% to $134.3 million compared to $127.8 million for 2002. Boyd division revenues (74.4% of consolidated revenues) increased $0.1 million or less than one percent from 2002. Boyd division revenues were negatively impacted by continued economic problems encountered by U.S. steel manufacturers. Boyd was able to partially offset these revenue losses with higher revenues in the building materials industry, including wallboard, ceiling tiles and roofing materials.

      WTI division revenues (18.5% of consolidated revenues) increased $3.9 million or 18.7% over 2002 due to an increase of approximately $0.5 million in fuel surcharges combined with increased business, resulting in an increase of approximately 2.3 million miles driven by WTI in 2003 over 2002. WTI broadened its customer base and enjoyed more availability of freight during 2003 through improved lane management, which resulted in better utilization of equipment.

      Logistics revenue for 2003 increased $2.5 million or 35.1% over 2002 due to expansion of its customer base and increases in volume of business. The net increase in consolidated revenues is reflective of increased fuel surcharges, an increase in revenue resulting from the Company’s brokerage of freight to third-party carriers via Logistics and, to a lesser extent, diversification outside of the steel and building materials markets.

      Fuel surcharge revenue increased $3.2 million or 207.3% to $4.7 million in 2003 from $1.5 million in 2002. Fuel prices increased in the fourth quarter of 2002 and increased upwards through the first quarter of 2003. The fuel surcharge is a function of the cost of fuel that the Company has negotiated with its customers. These fuel surcharges, which automatically adjust from week to week depending on the cost of fuel, enable the Company to recoup a portion of the higher cost of fuel when prices increase. Conversely, when fuel prices decrease, fuel surcharges decrease.

Operating Expenses

      Total operating expenses increased $7.2 million or 5.8% to $132.3 million for the year ended December 31, 2003, compared to $125.1 for the year ended December 31, 2002. The increase in the Company’s operating expenses resulted primarily from increases in net cost of independent contractors, operating supplies (including fuel), and other expenses, together with a decrease in depreciation and amortization. Net cost of independent contractors with an increase of $5.3 million and fuel expense with an increase of $2.3 million, offset by a decrease of $1.0 million in deprecation and amortization expense, primarily account for the increase in operating expenses. The Company’s operating ratio (operating expenses stated as a percentage of operating revenues) increased from 97.9% in 2002 to 98.5% in 2003 due primarily to increases in net cost of independent contractors and fuel expense. As a percentage of consolidated revenues, the following operating expense accounts increased from the prior year: net cost of independent contractors; operating supplies; and other expenses. Of the total miles driven for 2003, 60% were driven by Company drivers, compared to 61% during 2002.

      Increased Costs for Independent Contractors. A substantial portion of the increase in the Company’s total operating expenses for 2003 is due to the increase in the cost of independent contractors. Owner-operators are independent contractors that either own their own tractors or lease-purchase tractors from the Company. Owner-operators are responsible for payment of the expenses they incur, including fuel, operating supplies, health insurance and taxes and licenses, while the Company incurs these expenses related to Company drivers. Consequently, the amount paid per mile (shown as salaries and wages for Company drivers and within cost of independent contractors for owner-operators) for owner-operators is greater than that of Company drivers. Included in cost of independent contractors are costs incurred/earned by the Company related to the purchase of tractors to be leased to owner-operators and costs related to the Logistics division, which relies heavily upon independent contractors. The cost of independent contractors for the Company increased $5.3 million, or 13.5% for 2003 as compared to 2002. As a percentage of revenue, these costs increased 30.5% in 2002 to 32.9% in 2003.

      The following table summarizes the change in operating revenues and independent contractor expenses from 2002 to 2003:

	Company		Boyd		Logistics		WTI

	Years Ended December 31,

	2003	2002	2003	2002	2003	2002	2003	2002

Operating revenues	$134,345,652	$127,792,396	$99,909,480	$99,761,284	$9,570,777	$7,086,596	$24,865,395	$20,944,516
Independent Contractor Expenses	44,228,370	38,967,610	21,034,060	20,229,527	7,852,261	5,833,365	15,342,049	12,904,718

      Increased independent contractor expenses for the Boyd division primarily resulted from increased costs and decreased revenues in the owner-operator lease purchase program. Increased independent contractor expenses in the Logistics and WTI divisions are the direct result of the increase in loads in these divisions during 2003. The Boyd division accounted for $0.8 million of the net increase in cost of independent contractors. This net increase resulted from a decrease of $1.1 million in total owner-operator pay and a net increase of $1.9 million in the costs associated with the lease purchase program. The reduction in owner-operator pay was due to a decrease of approximately 1.6 million miles driven by owner-operators during 2003 compared to 2002. Of the total increase in costs associated with the lease purchase program, $0.4 million resulted from an increase in bad debt expense related to owner-operator leases, $1.4 million resulted from a decrease in gains on operator leases and $0.1 million resulted from a decrease in interest income.

      As an enticement for drivers to enter into and remain in leases, the Boyd division began decreasing monthly lease payments on new lease agreements entered into by owner-operators beginning in September 2002. Payments were reduced by $25 to $30 per month until December 2002, at which time payments were further reduced by another $15 to $30 per month. In June 2003 payments were again reduced by an average of $40 month as the average age of the tractors in the fleet increased. Additionally, during the fourth quarter of 2003, the Boyd division increased the amount reserved for bad debt on each lease receivable related to the lease purchase program due to the uncertainty of owner-operator retention resulting from uncertainty of fuel prices and insurance costs. The average number of owner-operators at the Boyd division decreased from 213 in 2002 to 189 in 2003, thus causing a decrease in the usage and costs of independent contractors. The Boyd division implemented a policy in the fourth quarter of 2003 by which all new drivers hired were required to have either one-year of experience as an owner-operator or enter a minimum four-week program as a Company driver prior to becoming an owner-operator. This new policy, combined with the negative impact of winter seasonality, significantly decreased the number of owner-operators entering into the lease purchase program in the fourth quarter of 2003.

      The Logistics division accounted for $2.0 million of the increase in cost of independent contractors. The most significant costs associated with the Logistics division are included in this account. These costs also include expenses related to payment of the outside carriers contracted to haul certain brokered loads. The 34.6% increase in Logistics’ cost of independent contractors for 2003 is consistent with its 35.1% increase in revenues. The WTI division accounted for $2.4 million or 18.9% of the increase in cost of independent contractors. The increase of costs contributed by WTI was a direct result of WTI’s increase of 1.9 million owner-operator miles driven in 2003 over 2002 and is consistent with WTI’s 18.7% increase in revenues in 2003. WTI’s increase in miles was made possible through improved lane management, which resulted in better utilization of equipment.

      Increased Fuel Expenses — Operating supplies expense for 2003 increased $2.2 million, or 8.4%, to $28.1 million compared with $26.0 million for 2002. The increase in operating supplies is primarily due to the increase in fuel costs. This increase was a result of the continued tensions in the Middle East, as well as reduced fuel supplies from Venezuela during the first half of 2003.

      Fuel prices began rising in the fourth quarter of 2002 and continued to rise during the first quarter of 2003. Average fuel prices began declining slightly during March of 2003. However, prices remained higher for the remainder of 2003 compared to 2002. Average fuel prices for 2003 increased approximately $0.18 per gallon versus 2002 prices. The significant portion of the increase, $2.1 million was recognized by the Boyd division because the Boyd division has a larger percentage of Company drivers.

      Taxes and Licenses Expense — Taxes and licenses expense for 2003 decreased $0.1 million, or 2.6%, to $2.5 million compared to $2.6 million in 2002. The amounts due for taxes and licensing are based on the value of the associated property. The lower costs were a result of a smaller overall fleet size.

      Insurance and Claims Expense — Insurance and claims expense for 2003 decreased by approximately $25,000 in 2003 over 2002. The decrease was due primarily to a decrease in the number of total accidents in 2003 compared to 2002, lower premium rates due to increased self-insured amounts and an actively managed safety and loss prevention program.

      Communications and Utilities Expense — Communications and utilities expense for 2003 decreased approximately $25,000 in 2003 over 2002. The decrease was primarily due to a decrease in fees the Company incurs for use of satellite units on equipment. The decrease in fees was due to an overall decrease in fleet size.

      Depreciation, Amortization and Other Expenses — Depreciation and amortization expense for 2003 decreased $1.0 million, or 8.6%, to $10.6 million from $11.6 million in 2002. The decrease in depreciation and amortization was primarily associated with the Boyd division and was due to the increase in the average age of revenue equipment in the fleet and the decrease in the number of tractors and trailers in the total fleet. Additionally, the Boyd division reviewed the salvage values of all tractors in its fleet based on current market values and trade-in values and, as a result, increased the salvage values on certain tractors, resulting in a decrease of approximately $0.4 million in depreciation expense in 2003.

      Other expenses for 2003 increased approximately $0.5 million, or 31.1%, to $2.1 million in 2003 from $1.6 million in 2002. Other expenses include, but are not limited to, consulting fees, legal fees, advertising costs, bank charges, rent and customer bad debts. Legal and audit fees increased approximately $80,000 and bad debt expense increased approximately $150,000 due primarily to write-offs for bankrupt customers. Advertising costs to recruit new drivers increased by approximately $42,000. Costs associated with the recovery of abandoned equipment increased approximately $40,000. The costs associated with the lease of airplane flight time and associated aircraft fuel increased by approximately $100,000 due to flight time in excess of contracted amounts and increased fuel costs. The airplane is leased through a related party as discussed in “Item 13 — Certain Relationships and Related Transactions.”

      Interest expense (net of interest income) decreased $0.4 million, or 24.7%, to $1.4 million from $1.8 million in 2002. Interest expense decreased due to a decrease in the LIBOR rate, which is the interest rate charged on a large majority of the Company’s debt. The Company also reduced debt levels by $2.6 million, which contributed to the reduction in interest expense.

      The effective tax rates for 2003 and 2002 are different from the U.S. federal statutory rate due to state income taxes and the permanent non-deductibility of certain expenses for tax purposes. See Note 6 to the consolidated financial statements for further discussion of income tax items.

      As a result of the foregoing, the Company’s net income in 2003 decreased approximately $0.1 million, to $0.4 million compared to $0.5 million in 2002.

2002 vs. 2001

      The following tables set forth, by segment, the percentage relationship of expense items to operating revenues and certain other operating statistics for the periods indicated:

	Company		Boyd		Logistics		WTI

	Years Ended December 31,

	2002	2001	2002	2001	2002	2001	2002	2001

Operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses
Salaries, wages, and employee benefits	28.9	31.0	33.6	34.9	8.5	9.7	13.4	14.0
Cost of independent contractors	30.5	24.9	20.3	15.5	82.3	84.6	61.6	64.1
Operating supplies	20.3	23.7	23.9	26.8	2.3	3.3	9.6	11.1
Operating taxes and licenses	2.0	1.8	2.3	1.9	0.0	0.0	1.6	1.2
Insurance and claims	5.1	5.1	5.9	5.3	0.0	0.0	2.9	5.0
Communications and utilities	1.0	1.1	1.1	1.1	0.7	0.5	0.8	1.1
Depreciation and amortization	9.1	9.6	10.7	10.6	0.0	0.0	4.3	6.6
Gain on disposition of property and equipment, net	(0.3)	(0.4)	(0.3)	(0.5)	0.0	0.0	(0.9)	0.0
Other	1.3	1.5	0.9	1.3	0.4	1.1	3.3	2.7
Total operating expenses	97.9	98.3	98.4	96.9	94.2	99.2	96.6	105.8
Operating (loss) income	2.1	1.7	1.6	3.1	5.7	0.8	3.4	(5.8)
Interest expense, net	(1.4)	(2.0)	(1.7)	(2.4)	0.0	(0.3)	(0.7)	(1.0)
Other Income		—	—	—	—	—	—	—
(Loss) income before income taxes	0.7	(0.3)	(0.1)	0.7	5.7	0.5	2.7	(6.8)
Income taxes	0.3	(0.0)	0.2	0.4	0.0	0.0	1.1	(2.1)
Net (loss) income	0.4%	(0.3)%	(0.3)%	0.3%	5.7%	0.5%	1.6%	(4.7)%

	Company		Boyd		WTI

	Years Ended December 31,

	2002	2001	2002	2001	2002	2001

Company operated tractors (average)	560	610	523	570	37	40
Owner-operated tractors (average)	395	362	213	190	182	172
Total tractors	955	972	736	760	219	212
Total trailers	1,354	1,395	1,056	1,099	298	296
Average length of haul in miles(1)	683	688	734	749	401	380
Average number of tractor loads per week(2)	2,852	2,872	2,188	2,290	664	672
Average revenues per mile(3)	$1.19	$1.20	$1.20	$1.17	$1.17	$1.17

(1)	The average length of haul in miles is calculated by dividing the total line-haul miles for the year by the total number of loads for the year.

(2)	The average number of tractor loads per week is calculated by dividing the total number of loads for the year by the number of working weeks in the year.

(3)	The average revenue per mile is calculated by dividing the total line-haul revenue for the year (excluding logistics revenue) by the total line-haul miles driven.

Operating Revenues

      The Company’s total operating revenues increased $0.2 million or 0.2% to $127.8 million compared to $127.6 million for 2001. Boyd division revenues (83.6% of consolidated revenues) decreased $1.1 million or 1% from 2001 while WTI division revenues (16.4% of consolidated revenues) increased $1.4 million or 6.9% over 2001. Fuel surcharge revenue decreased $2.2 million or 58.5% from $3.7 million in 2001 to $1.5 million in 2002. Fuel prices decreased in the fourth quarter of 2001 and did not increase upwards until the latter part of 2002. As a flatbed carrier, a significant portion of the Company’s business relates to the steel industry, which has been in a virtual recession for more than two years, and the building products industry, which has remained flat due to the downturn in commercial construction offset by the ongoing resiliency of the residential housing market. Given these market conditions, the Company has had less success over the past two years passing through fuel cost increases. The net increase in consolidated revenues is reflective of diversification outside of the steel and building materials industries and also is reflective of an increase in revenue resulting from the Company’s brokerage of freight to third-party carriers via its logistics department. Excluding revenue from Boyd’s logistics department, Boyd division revenues decreased $4.4 million or 4.2% from 2001. Logistics revenue for 2002 increased $3.2 million or 84.5% over 2001.

Operating Expenses

      Total operating expenses decreased $0.3 million or 0.2% to $125.0 million for the year ended December 31, 2002, compared to $125.3 million for the year ended December 31, 2001. The Company’s operating ratio (operating expenses stated as a percentage of operating revenues) improved from 98.3% in 2001 to 97.9% in 2002 due to better margins provided by logistics revenue. As a percentage of consolidated revenues, the following operating expense accounts decreased from the prior year: salaries, wages and employee benefits; operating supplies; depreciation and amortization; and other expenses. Expenses related to Company drivers and the equipment they use are primarily reflected in these accounts. These expenses decreased primarily due to the shift in the utilization of the Company fleet. Of the total miles driven for 2002, 61% were driven by Company drivers, compared to 68% during 2001.

      Salaries, Wages and Employee Benefits — Salaries, wages and employee benefits for 2002 decreased $2.6 million, or 6.6%, to $37.0 million compared to $39.6 million in 2001. This decrease is directly related to the shift in fleet utilization of Company drivers versus owner-operators as mentioned above. Company drivers are paid on a per mile basis, and they accounted for 7.7 million fewer miles in 2002. The Company anticipates that the competition for qualified drivers will continue to be intense, and cannot predict whether it will experience shortages in the future. If such a shortage occurs and increases in driver pay rates become necessary to attract and retain drivers, the Company’s results of operations would be negatively impacted to the extent that corresponding freight increases are not obtained.

      Cost of Independent Contractors — Cost of independent contractors (owner-operators) for 2002 increased $7.2 million, or 22.6%, to $39.0 million from $31.8 million in 2001. Of the 101 million total miles driven for the year ended December 31, 2002, 39% were driven by owner-operators, compared to 32% in 2001. Owner-operators accounted for 6.2 million more miles in 2002 than in 2001, an increase of 18.8%. Gains on sales-type leases to owner-operators, net of reserves, and interest income on the leases amounted to $1.9 million in 2002 compared to $0.5 million in 2001. The increase was due to the increased number of owner-operators in the lease program in 2002 compared to 2001. As of December 31, 2002, the Boyd division had an owner-operator fleet of 213 operators compared to 190 operators as of December 31, 2001, a 12% increase. WTI had 182 owner-operators as of December 31, 2002 compared to 172 operators in 2001, a 5.9% increase.

      Operating Supplies Expense — Operating supplies expense for 2002 decreased $4.2 million, or 14.1%, to $26.0 million compared with $30.2 million for 2001. The decrease in operating supplies, which includes fuel costs, is partly due to the increase in owner-operator utilization. Fuel costs decreased $3.1 million or 17.1% from $18.3 million in 2001 to $15.2 million in 2002, despite a 30% increase in cost, from less than $1.20 per gallon at the beginning of 2002 to $1.50 per gallon by the end of 2002. The decrease in operating supplies is also attributable to younger tractors in the Company-owned fleet, which require fewer repairs and replacements of auxiliary equipment (e.g. tarps, chains, etc.).

      Taxes and Licenses Expense — Taxes and licenses expense for 2002 increased $0.4 million, or 16.0%, to $2.6 million compared to $2.2 million in 2001. The amounts due for taxes and licensing are based on the value of the associated property. The higher values of newer equipment resulted in higher taxes, permits, and licenses.

      Communications and Utilities Expense — Communications and utilities expense for 2002 decreased $0.1 million, or 7.0%, to $1.3 million from $1.4 million in 2001. The decrease was primarily due to an increase in the overall owner-operator fleet, which has resulted in an increase in the fees the Company charges for the use of the Company’s satellite units. The Company also continually monitors monthly usage and costs, making changes accordingly.

      Depreciation, Amortization and Other Expenses — Depreciation and amortization expense for 2002 decreased $0.7 million, or 5.6%, to $11.6 million from $12.3 million in 2001. The decrease in depreciation and amortization was primarily associated with the Boyd division, which during 2002 has converted certain depreciable Company tractors to non-depreciable, owner-operated tractors subject to lease-purchase arrangements, thereby contributing to the increase in cost of independent contractors. Effective January 1, 2002, the Company discontinued amortization of goodwill at its WTI division in accordance with SFAS No. 142. Goodwill amortization expense was $223,800 in 2001 and, primarily because of this change, the WTI division recognized approximately $377,000 less expense during 2002 as compared to 2001.

      Gain on disposition of property and equipment decreased $0.1 million or 10.9%, to $0.4 million from $0.5 million. The trade values of tractors were depressed during 2002. An increased supply of used tractors caused in part by trucking company business failures and slower fleet growth by many carriers have all contributed to a decline in the market value of used tractors. See “— Factors that May Affect Future Results”.

      Other expenses for 2002 decreased approximately $0.3 million, or 17.2%, to $1.6 million in 2002 from $1.9 million in 2001. Other expenses include, but are not limited to, consulting fees, legal fees, advertising costs, bank charges, rent and bad debts. During 2001, the Boyd division recognized an additional charge of approximately $0.4 million in bad debts due to certain of its customers filing for bankruptcy. Such events were not prevalent during 2002. Interest expense (net of interest income) decreased $0.8 million, or 31.2%, to $1.8 million from $2.6 million in 2001. Interest expense decreased due to a decrease in the LIBOR rate, which is the interest rate charged on a large majority of the Company’s debt. The Company also reduced debt levels by $5.6 million, which contributed to the reduction in interest expense.

      The effective tax rates for 2002 and 2001 are different from the U.S. federal statutory rate due to the permanent non-deductibility of certain expenses for tax purposes, including goodwill amortization in 2001. See Note 6 to the consolidated financial statements for further discussion of income tax items.

      As a result of the foregoing, the Company’s net income in 2002 increased approximately $0.9 million, to $0.5 million compared to a $0.4 million net loss in 2001.

Off-Balance Sheet Arrangements

      As of March 31, 2004, the Company had no off-balance sheet arrangements.

Liquidity and Capital Resources

      The Company’s primary cash requirements are for capital expenditures and operating expenses, including labor costs, fuel costs and operating supplies, and the payment of current debt maturities. Historically, the Company’s primary sources of cash have been continuing operations, bank borrowings and, in the last two years, dealer financings.

Quarter Ended March 31, 2004

      Cash Flows from Operating Activities — Cash flow from operations provided $1.8 million for the first quarter of 2004 and $2.8 million for the first quarter of 2003. Net income (loss) as adjusted for non-cash income and expense items provided cash of $2.8 million and $2.5 million for the first quarter of 2004 and 2003, respectively. Non-cash income and expense items include depreciation and amortization, provisions for bad debt losses, losses on disposals of property and equipment, income related to owner-operator sales-type leases, and deferred income taxes. Working capital items used cash of $1.0 million in the first quarter of 2004 and provided $0.4 million in the first quarter of 2003.

      The increase in net income as adjusted for non-cash income and expense items from 2003 to 2004 of $0.3 million was due primarily to increased net income during 2004.

      The increase in working capital items used in cash flows of $1.4 million in the first quarter of 2004 compared to the first quarter of 2003 was primarily a result of diminished increases in trade and interline payables during the first quarter of 2004 compared to the same period in 2003, offset by net increases in accrued liabilities and other current liabilities during the same comparative periods. Trade and interline payables increased at a higher rate in the first quarter of 2003 compared to 2004, or $2.3 million, as the Company experienced a better sales growth rate between the fourth quarter of 2002 and the first quarter of 2003 compared to the same periods in the following year. The increase in accrued liabilities and other current liabilities was due primarily to income tax payments of $1.6 million made in the first quarter of 2003 compared to only $0.1 million in the first quarter of 2004.

      Cash Flows from Investing Activities — The growth of the Company’s business and maintenance of its modern fleet has required significant investments in new tractors and trailers, which as been financed largely through long-term debt. Historically, the Company financed its major capital equipment purchases consisting primarily of revenue equipment and, to a lesser extent, construction of terminals, through bank financings. Dealer financed purchases in the first quarter of 2004 amounted to $1.6 million, while no dealer-financed purchases were made during the first quarter of 2003.

      The Company invested $0.7 million and $0.8 million for revenue equipment and other property and equipment during the first quarter of 2004 and 2003, respectively. The proceeds from property dispositions exclude revenue equipment traded on new equipment.

      Cash Flows from Financing Activities — During the first quarter of 2004, the Company paid $3.6 million towards the reduction of its long-term debt. At March 31, 2004, the Company had debt (including current maturities) of $27.8 million. In the first quarter of 2004, new debt of approximately $1.6 million was incurred through dealer-financed purchases for revenue equipment. During the first quarter of 2003, $0.4 million of new debt was incurred to purchase equipment.

      The Company drew approximately $1.0 million, net, from its line of credit during the first quarter of 2004. Proceeds were used primarily to support operations.

      The Company entered into a commitment letter with GE Capital pursuant to which GE Capital has committed, subject to satisfactory completion of due diligence and various other closing conditions, to provide the financing necessary to complete the going private transaction. This financing will also replace all of the Company’s current outstanding financing, and will consist of (i) a revolving line of credit facility of approximately $13 million, and (ii) a term loan in the amount of $37 million. The Company will grant a first priority security interest in substantially all of the Company’s assets. Each of the revolving credit facility and the term loan will require the Company to comply with affirmative, negative and financial covenants customarily found in credit agreements of this type, including restrictions on the Company’s ability to incur additional indebtedness, restrictions on asset sales, restrictions on change in control and limitations on capital expenditures and dividend payments.

      The Company anticipates generating sufficient cash from operations in 2004 to cover planned capital expenditures and servicing current maturities of long-term debt. As of March 31, 2004, the Company purchased twenty-five new tractors, offset by the same number of trade-ins. Historically, the Company has relied on cash generated from operations to fund its working capital requirements. Over the long term, the Company will continue to have significant capital needs that may require it to seek additional borrowings or equity capital. The availability of debt financing or equity capital will depend on prevailing market conditions, the market price of its common stock, and other factors over which the Company has no control, as well as the Company’s financing condition and results of operations.

Years Ended December 31, 2003, 2002 and 2001

      The following table summarizes cash flows for the periods indicated:

	2003	2002	2001

Operating activities	$10,366,391	$12,264,939	$13,418,514
Investing activities	(6,036,404)	(3,913,078)	1,969,285
Financing activities	(4,339,027)	(10,280,802)	(14,439,625)

      Cash flows from operating activities — Cash flow from operations decreased by $1.9 million, or 15.5%, from 2002 to 2003, and decreased by $1.2 million, or 8.6% from 2001 to 2002. Net income (loss) adjusted for non-cash income and expense items provided cash of $10.6 million, $7.3 million, and $11.5 million for 2003, 2002 and 2001, respectively. Non-cash income and expense items include depreciation and amortization, provisions for bad debt losses, gains on disposals of property and equipment, income related to owner-operator sales-type leases, and deferred income taxes. Working capital items used cash of $0.2 million in 2003 and provided cash of $5.0 million and $1.9 million in 2002 and 2001, respectively. The cash flow from operations enabled the Company to repay current maturities of debt and make capital expenditures as discussed below.

      The increase in net income (loss) adjusted for non-cash items from 2002 to 2003 of $3.3 million, or 46.9%, was due to decreased income related to owner-operators ($1.7 million), a decrease in deferred tax benefits of $2.7 million, higher bad debt provision in 2003 as compared to 2002, and lower depreciation expense ($1.0 million). Income from owner-operators was lower in 2003 due to a 6.6% decrease in the number of drivers compared to 2002 and a decrease in the amount of gain recognized on lease purchase sales to owner-operators. The decrease in recognized deferred tax benefits was primarily a result of stabilized insurance claims accruals in 2003 compared to 2002. Bad debt provisions increased from $79,000 in 2002 to $184,000 in 2003 as the Company had slightly more exposure to customer bankruptcies in 2003. Depreciation expense decreased due to a 2.9% decrease in the company fleet combined with an older average fleet age and increases in salvage values on some equipment.

      Decreased levels of accident claims and other accrued liabilities used approximately $0.8 million of cash. A $0.6 million increase in self-insurance claims and multiple accidents involving Company drivers in 2003 was offset by a decrease in income taxes payable of $1.4 million due to federal and state tax payments made in 2003. A $0.6 million increase in accounts receivable, attributable to a 9.2% increase in revenues in the fourth quarter of 2003 compared to the same period in 2002, also used cash. These were offset by an increase in accounts payable of $1.0 million, due primarily to increased brokerage transportation costs incurred by the Logistics division and, to a lesser extent, lengthened payment terms.

      The decrease in net income (loss) adjusted for non-cash items from 2001 to 2002 of $4.2 million, or 36.7%, was due to increased income related to owner-operators ($1.9 million), lower deferred tax liabilities ($2.6 million) and lower bad debt provision in 2002 as compared to 2001, offset somewhat by a $0.9 million increase in net income. Income from owner-operators was higher in 2002 due to a 9.1% increase in the number of drivers compared to 2001. Deferred tax liabilities decreased due primarily to increased insurance claims which are not deductible for tax purposes until paid, and higher gains recognized on disposals of property and equipment for tax purposes compared to financial reporting purposes. Bad debt provisions decreased from $625,000 in 2001 to $79,000 in 2002 as the Company had less exposure to customer bankruptcies in 2002.

      The increase in cash provided by working capital items from 2001 to 2002 of $3.1 million, or 158.6%, was due to increased accident claims accruals and other accrued liabilities of $3.5 million and a decrease in accounts receivable of $1.3 million, offset by a decrease in accounts payable of $1.0 million. The increase in accident claims and other accrued liabilities was attributable to an increase in self-insurance claims and multiple accidents involving Company drivers in 2002. The Company became self-insured for workers’ compensation as of July 1, 2001 and, thus, during 2001 the Company was self-insured for only six months versus the entire year for 2002. Rising medical and insurance costs have increased the amounts necessary for accrual. Included in these accruals are amounts estimated by management that are necessary to account for the Company’s exposure to claims incurred in 2002. The decrease in accounts receivable is attributable to improved collection efforts as well as reduced Company exposure to customer bankruptcies in 2002 as compared to 2001. These bankruptcies were occurring primarily in the steel industry.

      Cash flows from investing activities — The growth of the Company’s business and maintenance of its modern fleet has required significant investments in new tractors and trailers, which has been financed largely through long-term debt, including dealer-financed purchases of revenue equipment in the past three years. Historically, the Company financed its major capital equipment purchases consisting primarily of revenue equipment and, to a lesser extent, construction of terminals, through bank financings.

      In 2003, the Company invested $11.8 million for revenue equipment and other property and equipment. The Company financed less with dealers in 2003 than in 2002, thus proceeds from disposals increased as the Company sold more of its used trucks rather than trading-in with dealers. Dealer financed purchases in 2003 amounted to $1.7 million compared to $4.5 million in 2002. Dealer financings were lower in 2003 as the Company was able to secure better financing terms with financial institutions. Sales-type lease proceeds from owner-operators amounted to $3.7 million in 2003, compared to $3.6 million in 2002.

      In 2002, the Company invested $8.0 million in cash for revenue equipment and other property and equipment. As the Company began financing with dealers in 2001, the proceeds from disposals began decreasing as the Company began trading in more tractors to the dealers rather than selling them for cash. Dealer financed purchases in 2002 amounted to $4.5 million. Also, as the number of owner-operators increased in 2002, the payments received on sales-type leases increased. During 2002, the Company’s fleet was 39% owner-operators compared to 32% in 2001. Thus, owner-operators payments to the Company increased from $2.3 million in 2001 to $3.6 million in 2002.

      During 2001, the Company acquired $5.5 million in revenue equipment financed through the manufacturer’s financing company rather than the Company securing the financing through one of its existing lenders. There were no such dealer financings in 2000. All other equipment purchases consisting of service vehicles, computer and office equipment are purchased through cash flow from operations. The amount of revenue equipment purchased decreased in 2001 compared to 2000 due to the Company increasing the length of its trade cycle from 42 months to 45 months.

      Cash flows from financing activities — During 2003, the Company paid $20.2 million towards the reduction of its long-term debt. At December 31, 2003, the Company had debt (including current maturities) of $29.9 million. New debt of $17.6 million was incurred primarily to purchase revenue equipment and support working capital requirements. Approximately $1.7 million of revenue equipment was acquired through dealer financing rather than securing additional financing through existing lenders. These financing activities supported the Company’s investing activities.

      During 2002, the Company paid $15.4 million towards the reduction of its long-term debt. At December 31, 2002, the Company had debt (including current maturities) of $33.6 million. New debt was primarily incurred to purchase revenue equipment. Revenue equipment was also acquired through dealer financing rather than securing additional financing through existing lenders. These financing activities supported the Company’s investing activities.

      During 2001, the Company paid $13.1 million towards the reduction of its long-term debt. At December 31, 2001, the Company had debt (including current maturities) of $39.2 million, which was primarily incurred to purchase revenue equipment and to construct the terminal located in Birmingham, Alabama. The Company purchased in negotiated transactions 223,239 and 126,000 shares of common stock from the former vice-chairman of the Company and the CEO of WTI during 2001 and 2000, respectively, at a price per share of $6.50. The Company funded these purchases using working capital.

      Pursuant to the Company’s stock repurchase program, the Company purchased 6,500, and 244,463 shares of the Company’s common stock in open market or negotiated transactions during 2002 and 2001, respectively, for aggregate purchase prices of $42,250 and $1,521,056, respectively. No shares were repurchased in 2003. The timing and amount of such repurchases depends on the market and other factors. The Company’s board of directors has authorized the repurchase of up to 600,000 shares, excluding 822,739 shares related to various executives. As of December 31, 2003, the Company had purchased 561,405 shares pursuant to this authorization and had 38,595 shares remaining available for repurchase.

Anticipated Sources and Uses of Funds

      The Company’s bank debt relates largely to its revenue equipment, although a portion was incurred for the construction of the terminal in Birmingham, Alabama. The construction loan was converted to a term loan in January 2001. The Company’s bank debt bears interest ranging from LIBOR plus 1.25% to LIBOR plus 2.85%, all payable in monthly installments and with maturities through July 2009. The bank debt is collateralized by revenue equipment and the real property related to the Birmingham terminal. The Company has dealer-financed debt collateralized by revenue equipment with fixed rates ranging from 5.0% to 5.75%. The Company also has a line of credit totaling $2.5 million, bearing interest at the bank’s prime rate (4.0% at December 31, 2003) minus 0.25%. Accounts receivable and other working capital assets collateralize the line of credit. As of December 31, 2003, the Company had outstanding borrowings of $1.1 million and availability of $1.4 million at year-end.

      The Company anticipates generating sufficient cash from operations in 2004 to cover planned capital expenditures and servicing current maturities of long-term debt. The Company anticipates purchasing 100 new tractors and trading or selling 100 used tractors in 2004 at a net cost of approximately $6.0 million. Historically, the Company has relied on cash generated from operations to fund its working capital requirements. Over the long term, the Company will continue to have significant capital needs that may require it to seek additional borrowings or equity capital.

      The Company’s loan agreements with its major lenders require the Company, among other things, to maintain a tangible net worth, as defined in the agreements, and to maintain certain financial ratios. In January and February 2004, the Company received two waivers executed by two of its lenders due to non-compliance for exceeding annual capital expenditure limits and its cash flow ratio. Management anticipates the Company will be in compliance with this covenant in 2004. While management believes that the Company’s relationships with its lenders are good, there is no assurance that the Company will be able to comply with its covenants in the future. If the Company is unable to comply with its covenants in the future, there can be no assurance that the Company’s lenders will provide additional waivers with respect to any such noncompliance.

      The following tables set forth information regarding the Company’s contractual obligations and commercial commitments in thousands of dollars. These disclosures are also included in the Notes to the Consolidated Financial Statements and such Notes are cross-referenced in the tables below.

Contractual Obligations

	Years
						Footnote
	Total	>1	1-3	3-5	>5	Ref.

	(In thousands)
Long-term debt obligations	$29,884	$10,499	$11,158	$7,919	$308	3
Letters of credit	6,300	6,300	—	—	—	—
Employment agreement obligations	175,000	175,000	—	—	—	—
Operating lease obligations	28	28	—	—	—	2

Total	$29,912	$10,527	$11,158	$7,919	$308

      The Company has decreased its operating lease commitments through increased Company-owned facilities and revenue equipment. Primarily all of the Company’s operating lease commitments in effect at December 31, 2003 are on a month-to-month basis. The Company had no contractual purchase obligations at December 31, 2003.

      As of December 31, 2003, the Company had outstanding borrowings of $1.1 million against its $2.5 million line of credit. Additionally, the Company had letters of credit of $6.3 million as of December 31, 2003, primarily required by insurance providers. With the Company’s financial performance, the Company expects it could obtain additional financing, if necessary, with favorable terms.

      The Company entered into a consulting agreement with its Chairman Emeritus, Dempsey Boyd, effective January 1, 2002 through December 31, 2003. Mr. Boyd was paid $145,000 in 2003 under this consulting agreement.

      Completion of the proposed merger between the Company and BBT Acquisition Corporation is conditioned upon, among other things, the availability of sufficient funds for BBT Acquisition Corporation to acquire the outstanding shares of common stock of the Company. BBT Acquisition Corporation anticipates that the merger would be funded from (i) a term loan of up to $9,200,000 from Dempsey Boyd and (ii) the balance of the funds from our current line of credit and working capital.

Factors that May Affect Future Results

      The Company’s future results may be affected by certain material trends and uncertainties over which the Company has little or no control. Fuel prices, insurance and claims costs, liability claims, interest rates, the availability of qualified drivers, fluctuations in the resale value of revenue equipment, economic and customer business cycles, and shipping demands are economic factors over which the Company has little or no control. The following trends and uncertainties, among other things, should be considered in evaluating the Company’s growth outlook:

      Fuel Price Trend — Many of the Company’s operating expenses, including fuel costs and fuel taxes, are sensitive to the effects of inflation, which could result in higher operating costs. During 2003, 2002, and 2001, and throughout the first quarter of 2004, the Company experienced fluctuations in fuel costs as a result of conditions in the petroleum industry. Increases in fuel costs may affect operating income, unless the Company is able to pass those increased costs to customers through rate increases and fuel surcharges.

      The Company has initiated a program to obtain rate increases and fuel surcharges from customers in order to cover increased costs due to these increases in fuel prices, driver compensation, and other expenses and has been successful in implementing some fuel surcharges and certain rate increases. Competitive conditions in the transportation industry, including lower demand for transportation services, could limit the Company’s ability to obtain rate increases or fuel surcharges in the future. As of March 31, 2004, the Company had no derivative financial instruments to reduce its exposure to fuel price fluctuations. The Company also has periodically experienced some wage increases for drivers. Increases in driver compensation may affect operating income, unless the Company is able to pass those increased costs to customers through rate increases and fuel surcharges.

      Fuel shortages or increases in fuel taxes or fuel costs have adversely affected, and may in the future adversely affect, the financial condition and results of operations of the Company. Fuel prices have fluctuated greatly, and fuel taxes have generally increased in recent years. The Company has not experienced difficulty in maintaining necessary fuel supplies and, in the past, the Company generally has been able to partially offset significant increases in fuel costs and fuel taxes through increased freight rates and through a fuel surcharge which increases incrementally as the price of fuel increases. However, there can be no assurance that the Company will be able to recover any future increases in fuel costs and fuel taxes through increased rates. If fuel prices continue to increase or are sustained at these higher levels for a continuing period of time, the higher fuel costs may have a materially adverse effect on the financial condition and business operations of the Company. Additionally, the increased fuel costs may continue to have a materially adverse effect on the Company’s efforts to attract and retain owner-operators, expand its pool of available trucks, and diversify its operations.

      Insurance and Liability Claims — The Company’s future insurance and claims expenses could exceed historical levels, which could have a material adverse effect on earnings. Effective July 1, 2004, we obtained new insurance coverage from two carriers. Under the first policy, we are insured for claims of personal injury and property damage combined up to $1 million per occurrence, with a $500,000 deductible. The second policy provided an additional $1 million in coverage over the first policy, but we are responsible for the first $1 million in claims that exceed the coverage limits of the first policy. The Company previously self-insured for a portion of the claims exposure resulting from cargo loss, personal injury, and property damage, combined up to $750,000 per occurrence. In addition, the Company shared costs above the $750,000 self-insured amount at a rate of thirty-three percent, up to the Company’s coverage amount of two million dollars. Costs and claims in excess of the Company’s coverage amount of two million dollars will be borne solely by the Company. The Company workers’ compensation self-insurance level increased to a maximum of $500,000, and the health insurance self-insurance level is $175,000 per person per year. If the number or dollar amount of claims for which the Company is self-insured increases, operating results could be adversely affected.

      A Company driver was involved in an accident in the first quarter of 2002 that resulted in a third party fatality. Company drivers were also involved in five accidents resulting in fatalities during 2003, one of which involved personal injury to three individuals. During the first quarter of 2002, the self-insured amount for cargo loss personal injury, and property damage, combined was $500,000 per occurrence, which would be the amount applicable to the accident during the first quarter of 2002. The self-insured amount for the two accidents in the first half of 2003 was $750,000, with the Company also responsible for its shared amount of 50% of any amounts between $750,000 and the $2 million insurance coverage and all amounts in excess of the insured amount. The Company was involved in three accidents involving fatalities during the third quarter of 2003. The self-insured amount relating to these accidents is $750,000, with the Company also responsible for its shared amount of 33% of any amounts in excess of $750,000 up to $2 million insurance coverage and all amounts in excess of the insured amount.

      Each of these accidents, taken separately, has the potential to cause the Company to reach its total per occurrence retention amount for insurance purposes. To date, five lawsuits have been filed against the Company with respect to the fatalities arising from these accidents. If the Company is ultimately found to have some liability for one or more of these accidents, the Company would seek to pay or structure payments of the amount due from its operating cash flows and, if needed, additional bank financing. Although the Company does not expect this to occur, it is possible that liability resulting from these accidents could exceed the Company’s operating cash flows and available financing. Therefore, there can be no assurance that the Company’s operations and financial condition would not be materially affected if the Company were found to have liability for one or more of these accidents. If insurance expenses continue to increase, and the Company is unable to offset the increase with higher freight rates, the Company’s operations and financial condition could be adversely affected. The Company has provided for its best estimate of losses on these claims at March 31, 2004 in the accompanying unaudited consolidated balance sheet.

      Revenue Equipment — The Company’s growth has been made possible through the addition of new revenue equipment. Difficulty in financing or obtaining new revenue equipment (for example, delivery delays from manufacturers or the unavailability of independent contractors) could have an adverse effect on the Company’s operations and financial condition.

      In the past the Company has acquired new tractors and trailers at favorable prices and has entered into agreements with the manufacturers to repurchase the tractors from the Company at agreed prices. Current developments in the secondary tractor and trailer resale market have resulted in a large supply of used tractors and trailers on the market. This has depressed the market value of used equipment to levels significantly below the prices at which the manufacturers have agreed to repurchase the equipment. Accordingly, some manufacturers may refuse or be financially unable to keep their commitments to repurchase equipment according to their repurchase agreement terms.

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant accounting policies and estimates that affect our financial statements include the following:

      Useful Life and Salvage Values — We review the selections of estimated useful lives and salvage values for purposes of depreciating tractors and trailers. Depreciable lives of tractors and trailers range from 3 to 7 years. Estimates of salvage value at the expected date of trade-in or sale are based on the expected values of equipment at the time of disposal. On average, the salvage value of equipment is 25% of cost. The accuracy of these estimates affects the amount of depreciation expense recognized in a period and, ultimately, the gains or losses on the disposal of the asset. We have recognized net gains on disposal of property and equipment of $478,988, $468,321 and $525,808 for the years ended December 31, 2003, 2002, and 2001, respectively. However, such amounts may differ materially in the future based on accident frequency, regulatory requirements, and other factors beyond our control. Certain revenue equipment has a guaranteed residual value from the vendor, which will be redeemable by the Company upon trade-in.

      Accrued Liabilities for Insurance and Liability Claims — We review the estimates of accrued liabilities for insurance and claims for liability and both physical and property damage and workers’ compensation. The measurement of these costs requires the consideration of historical loss experienced and judgments about the present and expected levels of cost per claim. The insurance and claims accruals are recorded at the estimated payment amounts and are based upon individual case estimates. The specific information for each case is reviewed, detailed, and an estimate is determined based on each case separately. Similar cases, historical costs, and current trends in costs are considered when establishing estimates. Management believes the recorded obligations for these expenses are consistently measured on a conservative basis. However, changes in health costs, accident frequency and severity, and other factors can materially affect the estimates for these liabilities.

      Allowance for Doubtful Accounts for Lease Purchase Program — We review the adequacy of the lease receivable allowance for doubtful accounts in the independent contractor (owner-operator) program. This allowance represents an estimate of notes receivable between the Company and owner-operators participating in the lease purchase program that will become uncollectible and which may, in turn, prevent the Company from maintaining its investment value in the tractor. Historical data, trends, current economic conditions, and profitability of owner-operators are factors considered when determining this estimate. Due to continuing turnover experienced in the owner-operator program, the Company decreased the percentage of gain on lease purchases that is recognized at lease inception from 20% to 10% in

October 2002, and from 10% to 0% in October 2003. Gains are deferred and recognized in income over the life of the corresponding leases.

      Impairment of Assets — Because we must plan for future tractor load levels in order to make commitments for revenue equipment based on those projections, we have risks that excess capacity may exceed demand and that an impairment of our revenue equipment may occur. We review long-lived assets for impairment as described in Note 1 to our Consolidated Financial Statements. In analyzing potential impairments, we use projections of future undiscounted cash flows from the asset. These projections are based on our views of growth rates for the related business, anticipated future economic conditions, and estimates of terminal values. If the cash flows do not exceed the carrying values, the asset must be adjusted to its current fair value. In 2001, we reduced carrying values of certain WTI revenue equipment by $0.4 million due to expected reductions in trade-in values.

      Valuation of Accounts Receivable — We review the valuation of accounts receivable on a monthly basis. The allowance for doubtful accounts is estimated based on historical experience of write-offs and current economic conditions that might impact the collectibility of customer accounts, including such factors as bankruptcies and insolvencies. The Company performs ongoing credit evaluations of its customers. The Company continually updates the history it uses to make these estimates so as to reflect the most recent information available. Our allowance for doubtful accounts was approximately $323,000 and $341,000 at December 31, 2003 and 2002, respectively. The Company experienced losses from bad debt in the amount of $625,000 in 2001 due primarily to increased bankruptcies experienced in the steel industry.

      Goodwill Impairment — We have approximately $3.5 million of goodwill on our consolidated balance sheet resulting from the acquisition of WTI. Accounting standards adopted in 2002 require that we review this goodwill for impairment on an annual basis and cease all goodwill amortization. The adoption of these new rules did not result in an impairment of our goodwill. The annual evaluation for goodwill impairment requires the use of estimates about the future cash flows of WTI to determine its estimated fair value. Changes in forecasted operations and changes in discount rates can materially affect these estimates.

      Our review of these accounting items and the resulting accounting positions taken by the Company are based upon certain assumptions and conditions and reflect our management’s best assumptions and estimates; however, estimates of these types of accounting items, particularly impairment and accrued liabilities, involve inherent uncertainties as described above, that are beyond management’s control. As a result, the accounting for such items could result in different amounts if management uses different assumptions or if different conditions occur in future periods.

Quantitative and Qualitative Disclosures About Market Risk Interest Rate Risk

Interest Rate Risk

      The Company is exposed to interest rate risk due to its long-term debt, which at March 31, 2004, bore interest at rates ranging from 1.25% to 2.85% above the applicable bank’s LIBOR rate. Under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures about Fair Value of Financial Instruments, the Company has estimated the fair value of its long-term debt approximates its carrying value, using a discounted cash flow analysis based on borrowing rates available to the Company. The effect of a hypothetical one percent increase in interest rates would decrease pre-tax income by approximately $261,000. Management believes that current working capital funds are sufficient to offset any adverse effects caused by changes in these interest rates.

Commodity Price Risk

      The price and availability of diesel fuel are subject to fluctuations due to changes in the level of global oil production, seasonality, weather, and other market factors. The geopolitical situation in the Middle East caused oil prices to rise dramatically in the first quarter of 2003. Historically, the Company has been able to recover a majority of fuel price increases from customers in the form of fuel surcharges.

The Company cannot predict the extent to which high fuel price levels will continue in the future or the extent to which fuel surcharges could be collected to offset such increases. As of March 31, 2004, the Company had no derivative financial instruments to reduce its exposure to fuel price fluctuations. The Company will consider possible opportunities to hedge fuel costs in the future.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

      Set forth below is information concerning the directors and executive officers of the Company as of December 31, 2003.

      Richard C. Bailey, age 53, has served as Chief Operating Officer and Chief Financial Officer of the Company since joining the Company in August 1992, and has served as a Director since February 1995. He served as President and Director of Eastern Inter-Trans Services, Inc., a dry van truckload carrier based in Columbus, Georgia, from December 1989 to August 1992. Mr. Bailey is a certified public accountant with a B.S. in accounting from Georgia State University. He was previously employed in various financial positions by Ernst & Young, Intermet Corporation and Snapper Products (a division of The Actava Group Inc.). Mr. Bailey has served on the Advisory Board of the University of Georgia Trucking Profitability Strategies Conference.

      J. Larry Baxter, age 56, retired from his position as an insurance broker in 2002. Mr. Baxter has served as a Director of the Company since May 2000. Previously, Mr. Baxter was an insurance broker with The Baxter Agency, LLC, an insurance placement and risk management firm, from October 1980 to July 2002, and served as President of The Baxter Agency, LLC from June 1999 to April 2001. Mr. Baxter served as President of The Baxter Agency, Inc., an insurance and risk management company, from October 1980 to June 1999. In 2002, the Baxter Agency, LLC placed insurance coverage for the Company in return for commission payments from the Company. Mr. Baxter is the brother-in-law of Boyd Whigham.

      Gail B. Cooper, age 53, has served as President and Chief Executive Officer and as a Director of the Company since February 17, 2000. Ms. Cooper served as Secretary of Boyd from December 1969 until February 2000. Ms. Cooper received a B.S. in business administration from Troy State University. She has served the Company in numerous administrative and accounting positions since joining the Company full-time in June 1972. Ms. Cooper is the sister of Ms. Tibbs and the daughter of Mr. and Mrs. Boyd.

      J. Mark Dunning, age 44, has been President of Mark Dunning Industries, Inc., a waste collection and disposal company, since September 1980, and has been a Director of the Company since May 2000. Mr. Dunning is a director of Regions Bank in Dothan, Alabama.

      Stephen J. Silverman, age 59, has been the President and Chief Executive Officer of Silver Solutions, Inc., a transportation consulting firm based in Jacksonville, Florida since January 1997. Prior thereto, he served as President/Chief Executive Officer and a Director of Silver Eagle Transport, Inc., an irregular route truckload carrier based in Jacksonville, Florida, from 1984 until 1997. He is also currently President and Chief Executive Officer of Raven Transport Holding, Inc., a minority-owned dry van truckload carrier, and has held these positions since December 1998. Mr. Silverman has been a Director of the Company since May 1997. He has previously served as Chairman of the University of Georgia Trucking Profitability Strategies Conference, as well as on the Boards of the American Trucking Association, Florida Trucking Association, and the Interstate Truckload Carriers Conference. Mr. Silverman received a B.A. from Bradley University, and an M.B.A. from the University of Michigan.

      Ginger B. Tibbs, age 50, has been the Secretary/Treasurer of the Company since February 2000 and served as a Director from December 1978 until March 1994. Ms. Tibbs is primarily responsible for collection of the Company’s accounts receivable and has served as Credit Manager since September 1980. Ms. Tibbs received a degree in elementary education from Auburn University. She is the sister of Ms. Cooper and the daughter of Mr. and Mrs. Boyd.

      Boyd Whigham, age 66, has been a Director of the Company since February 1989. He has been the District Attorney for the Third Judicial Circuit, in Barbour and Bullock Counties, Alabama, since January 1993. Prior to 1993, he operated a general civil law practice in Clayton, Alabama and periodically provided legal services to the Company and to Mr. Boyd. Mr. Whigham is the brother-in-law of J. Larry Baxter.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of December 31, 2003, certain information with respect to all stockholders known by the Company to be the beneficial owners of more than five percent (5%) of the common stock, the only class of voting securities of the Company outstanding, as well as information with respect to the common stock owned beneficially by each Director and Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Certain information set forth in the table is based upon information contained in filings made by such beneficial owners with the Commission.

	Amount and Nature of		Approximate Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Common Stock

Dempsey Boyd(2)	1,137,216	(3)	41.9%
Gail B. Cooper(2)	451,900	(4)	16.4%
Ginger B. Tibbs(2)	412,400	(5)	15.1%
Frances S. Boyd(2)	1,137,216	(6)	41.9%
Richard C. Bailey	170,622	(7)	5.9%
Mark Dunning	6,000	(8)	*
Boyd Whigham	14,800	(9)	*
Stephen J. Silverman	6,500	(10)	*
J. Larry Baxter	6,501	(11)	*
Steven Rumsey	7,400		*
All Directors and Executive Officers as a group (8 persons)	1,076,123		36.3%

*	Less than one percent of the common stock.

(1)	Under the Rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the name persons have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2)	The address for each of Mr. and Mrs. Boyd, Ms. Cooper and Ms. Tibbs is 3275 Highway 30, Clayton, Alabama 36016.

(3)	Includes 384,000 shares owned by Mr. Boyd’s wife, Frances S. Boyd. Excludes 2,500 shares held as custodian for five minor grandchildren, as to which shares Mr. Boyd disclaims beneficial ownership.

(4)	Includes 43,500 shares obtainable by Ms. Cooper within 60 days of December 31, 2003 upon the exercise of stock options. Includes 1,000 shares held by a third party custodian for Ms. Cooper’s children, as to which shares she disclaims beneficial ownership.

(5)	Includes 21,000 shares obtainable by Ms. Tibbs within 60 days of December 31, 2003 upon the exercise of stock options. Includes 1,500 shares held by a third party custodian for Ms. Tibbs’ children, as to which shares she disclaims beneficial ownership.

(6)	Includes 827,516 shares owned by Mrs. Boyd’s husband, Dempsey Boyd.

(7)	Includes 158,500 shares obtainable by Mr. Bailey within 60 days of December 31, 2003 upon the exercise of stock options.

(8)	Includes 6,000 shares obtainable by Mr. Dunning within 60 days of December 31, 2003 upon the exercise of non-qualified stock options.

(9)	Includes 8,500 shares obtainable by Mr. Whigham within 60 days of December 31, 2003 upon the exercise of non-qualified stock options.

(10)	Includes 6,500 shares obtainable by Mr. Silverman within 60 days of December 31, 2003 upon the exercise of non-qualified stock options.

(11)	Includes 321 shares held by the J. Larry Baxter — IRA and 180 shares held by the Haldine D. Baxter — IRA and also includes 6,000 shares obtainable by Mr. Baxter within 60 days of December 31, 2003 upon the exercise of non-qualified stock options.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock is listed on the NASDAQ SmallCap Market under the symbol “BOYD.” The following table sets forth, for each quarterly period indicated, the high and low last sale price for our common stock as reported by NASDAQ.

Fiscal 2004	High	Low

First Quarter	$7.12	$6.73
Second Quarter	$7.20	$6.75
Third Quarter (through August 3, 2004)	$9.09	$6.85

Fiscal 2003	High	Low

First Quarter	$4.25	$3.25
Second Quarter	$4.89	$3.26
Third Quarter	$5.91	$4.25
Fourth Quarter	$6.75	$4.50

Fiscal 2002	High	Low

First Quarter	$3.52	$2.65
Second Quarter	$3.40	$2.60
Third Quarter	$5.25	$2.54
Fourth Quarter	$4.74	$2.90

      On December 30, 2003, the last full trading day before the public announcement of the merger agreement, the closing sale price for our common stock as reported on the NASDAQ SmallCap Market was $6.00 per share. On August 6, 2004, the last practicable date of trading for which information was available prior to the date of the first mailing of this proxy statement, the closing sale price per share of our common stock as reported on the NASDAQ SmallCap Market was $8.96. Stockholders should obtain a current market quotation for our common stock before making any decision with respect to the merger.

      We have never declared or paid any cash dividend on our common stock, and the board of directors presently intends to retain all earnings for use in our business for the foreseeable future.

      As of the record date, there were 2,711,966 shares of our common stock outstanding and there were approximately 102 record holders of our common stock.

COMMON STOCK PURCHASE INFORMATION

      In 2002 and 2003, we repurchased shares of our common stock in open market purchases under our stock repurchase program. In 1996, the board of directors authorized purchases of up to 150,000 shares of the Company’s common stock, and authorized the repurchase of an additional 600,000 shares of the Company’s common stock in 1999. As of the end of 2003, 662,203 shares had been repurchased at a total cost of approximately $4,912,062. We paid from $5.86 to $8.87 per share for shares repurchased under the stock repurchase program. The average prices paid for shares in each quarter during this period were as follows:

Average Price

2003	None repurchased in 2003
2002
First Quarter	$6.50
Second Quarter	None repurchased
Third Quarter	None repurchased
Fourth Quarter	None repurchased

      None of Mergerco, Mr. Boyd, Mrs. Boyd, Gail B. Cooper or Ginger B. Tibbs purchased or sold any of our common stock during the past two years.

MERGER AGREEMENT AND MERGER

(Proposal No. 1)

General

      Stockholders will vote upon a proposal to approve an Agreement and Plan of Merger, pursuant to which Mergerco will be merged with and into the Company, with the Company as the surviving corporation in the merger. The shares represented by the proxies solicited hereby will be voted in favor of the proposal unless authorization to do so is withheld by proxy.

Recommendation

      The board of directors recommends a vote FOR the merger agreement and related merger.

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

      Our consolidated financial statements for the years ended December 31, 2003 and 2002 have been audited by BDO Seidman, LLP, registered independent public accounting firm, as stated in their report, which is incorporated by reference in this proxy statement and which also accompanies this proxy statement. Representatives of BDO Seidman, LLP will be present at the special meeting to answer any questions which may arise.

STOCKHOLDER PROPOSALS

      If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in the Company’s stockholders’ meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

OTHER BUSINESS

      It is not anticipated that any other matters will be brought before the special meeting for action; however, if any other matters shall properly come before the special meeting, it is intended that the persons authorized under the proxies will, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

      We are subject to the informational reporting requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information can be inspected and copies made at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates set by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Web site maintained by the Commission at: http://www.sec.gov. Our common stock is quoted in the NASDAQ SmallCap National Market under the symbol “BOYD”.

      We and Mergerco and certain of the Affiliated Stockholders have filed a Schedule 13E-3 with the Commission with respect to the merger. The Schedule 13E-3, including all amendments thereto, contains additional information about us, Mergerco and the Affiliated Stockholders. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices at the location noted above during regular business hours by any interested holder of our Common Stock or their representative who has been designated in writing and may be obtained by mail, without charge, by written request directed to us at the following address: Boyd Bros. Transportation Inc., 3275 Highway 30, Clayton, Alabama 36016.

      None of us, Mergerco or the Affiliated Stockholders have made any provisions in connection with the merger to grant unaffiliated security holders access to the corporate files of the Company or Mergerco or to obtain counsel or appraisal services at the expense of the Company, Mergerco or the Affiliated Stockholders.

      This proxy statement is dated August 12, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

      You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. No persons have been authorized to provide any information or to make any representations other than those contained in this proxy statement and, if made or given, the information or representations must not be relied upon as having been authorized by us or any other person. No information on our website shall be deemed to be a part of this proxy statement or soliciting materials in connection with the transactions described herein

By Order of the Board of Directors,

GINGER B. TIBBS
Secretary-Treasurer

Clayton, Alabama

August 12, 2004

BOYD BROS. TRANSPORTATION INC.

BOYD BROS. TRANSPORTATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2004	2003

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,753	$283,474
Accounts receivable, less allowance for doubtful accounts of $338,426 (2004) and $323,426 (2003):
Trade and interline	11,795,122	9,415,968
Other	942,565	620,366
Current portion of net investment in sales-type leases	2,199,402	2,217,101
Parts and supplies inventory	737,914	677,899
Prepaid licenses and permits	204,212	487,586
Other prepaid expenses	786,747	952,751
Deferred and refundable income taxes	2,630,875	2,571,959

Total current assets	19,316,590	17,227,104

PROPERTY AND EQUIPMENT:
Land and land improvements	2,952,576	2,952,576
Buildings	7,976,061	7,976,061
Revenue equipment	63,620,810	63,005,857
Other equipment	13,114,616	12,991,961
Leasehold improvements	386,384	386,384

Total	88,050,447	87,312,839
Less accumulated depreciation and amortization	35,979,518	34,906,078

Property and equipment, net	52,070,929	52,406,761

OTHER ASSETS:
Net investment in sales-type leases	4,711,465	5,402,732
Goodwill, net of accumulated amortization of $912,077	3,466,746	3,466,746
Revenue equipment held for lease	399,693	981,974
Deposits and other assets	642,980	384,767

Total other assets	9,202,884	10,236,219

TOTAL	$80,590,403	$79,870,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade and interline	4,516,799	3,362,064
Line of credit	2,149,514	1,141,772
Accrued liabilities:
Self-insurance claims	5,502,747	5,480,194
Salaries and wages	816,589	338,503
Other	920,153	1,160,683
Current maturities of long-term debt	8,758,440	10,498,666

Total current liabilities	22,664,242	21,981,882
LONG-TERM DEBT	19,039,027	19,385,035
DEFERRED INCOME TAXES	12,415,398	12,415,398

Total liabilities	54,118,667	53,782,315

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value — 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value — 10,000,000 shares authorized, 4,069,640 shares issued, 2,711,958 shares outstanding at March 31, 2004 and December 31, 2003, respectively	4,070	4,070
Additional paid-in capital	16,884,622	16,884,622
Related earnings	19,207,122	18,823,155
Treasury stock at cost, 1,357,682 shares at March 31, 2004 and December 31, 2003	(9,624,078)	(9,624,078)

Total stockholders’ equity	26,471,736	26,087,769

TOTAL	$80,590,403	$79,870,084

See notes to unaudited condensed consolidated financial statements.

BOYD BROS. TRANSPORTATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,

	2004	2003

OPERATING REVENUES	$34,617,390	$32,577,476

OPERATING EXPENSES:
Salaries, wages and employee benefits	10,127,732	9,288,776
Cost of independent contractors	10,554,994	10,545,354
Operating supplies	7,902,504	6,931,122
Operating taxes and licenses	611,789	601,614
Insurance and claims	1,090,769	1,282,399
Communications and utilities	271,888	331,847
Depreciation and amortization	2,659,397	2,694,053
Loss on disposition of property and equipment, net	1,142	—
Other	497,857	564,322

Total operating expenses	33,718,072	32,239,487

OPERATING INCOME	899,318	337,989

OTHER INCOME (EXPENSES):
Interest income	330	4,798
Interest expense	(257,705)	(308,420)
Other income (expenses)	5,690	(27,517)

Other expenses, net	(251,685)	(331,139)

INCOME BEFORE PROVISION FOR INCOME TAXES	647,633	6,850
PROVISION FOR INCOME TAXES	263,666	2,665

NET INCOME	$383,967	$4,185

BASIC NET INCOME PER SHARE	$0.14	$0.00

DILUTED NET INCOME PER SHARE	$0.13	$0.00

AVERAGE SHARES OUTSTANDING	2,711,958	2,710,665

AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	2,950,653	2,842,739

See notes to unaudited condensed consolidated financial statements.

BOYD BROS. TRANSPORTATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Three Months Ended
	March 31,

	2004	2003

OPERATING ACTIVITIES:
Net income	$383,967	$4,185
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,659,397	2,694,053
Provision for bad debts	15,000	21,960
Net effect of sales-type leases on cost of independent contractors	(291,621)	(267,856)
Loss on disposal of property and equipment, net	1,142	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(2,716,353)	(2,444,475)
Other current assets	330,447	450,461
Deposits and other assets	(14,926)	—
Accounts payable-trade and interline	1,154,735	3,497,162
Accrued liabilities and other current liabilities	260,109	(1,145,538)

Net cash provided by operating activities	1,781,897	2,809,952

INVESTING ACTIVITIES:
Payments received on sales-type leases	1,040,202	784,459
Capital expenditures:
Revenue equipment	(524,649)	(585,859)
Other equipment	(156,719)	(208,395)
Proceeds from disposals of property and equipment	232,340	—

Net cash used in investing activities	591,174	(9,795)

FINANCING ACTIVITIES:
Proceeds from sales of common stock	—	2,151
Proceeds from line of credit — net	1,007,742	473,747
Proceeds from long-term debt	—	382,060
Principal payments on long-term debt	(3,644,534)	(3,754,442)

Net cash used in financing activities	(2,636,792)	(2,896,484)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(263,721)	(96,327)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	283,474	292,514

BALANCE AT END OF PERIOD	$19,753	$196,187

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$123,942	$1,637,989

Interest	$257,705	$308,420

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
Net investment in sales-type leases	$39,615	$127,993

Dealer financed purchases of revenue equipment	$1,558,300	$—

See notes to unaudited condensed consolidated financial statements.

BOYD BROS. TRANSPORTATION INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation

The accompanying consolidated financial statements have been prepared in compliance with Form 10-Q instructions and, thus, do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the statements reflect all adjustments, including those of normal recurring nature, necessary to present fairly the results of the reported interim periods. Interim results are not necessarily indicative of results for a full year. The statements should be read in conjunction with the summary of accounting policies and notes to financial statements included in the Company’s latest annual report on Form 10-K.

2.     Principles of Consolidation

The consolidated financial statements include the accounts of Boyd Bros. Transportation Inc. and its wholly owned subsidiaries, Boyd Logistics, Inc, (“Logistics”) and WTI Transport, Inc. (“WTI”). Boyd, Logistics, and WTI are referred to herein collectively as the “Company”. All significant inter-company balances, transactions and stockholdings have been eliminated. Certain reclassifications have been made to prior periods to conform to the current period presented.

3.     Environmental Matters

The Company’s operations are subject to certain federal, state, and local laws and regulations concerning the environment. Certain of the Company’s facilities are located in historically industrial areas, and, therefore, there is the possibility of environmental liability as a result of operations by prior owners, as well as the Company’s use of fuels and underground storage tanks at its regional service centers.

4.     Stockholders’ Equity

Earnings Per Share

The following is a reconciliation from basic earnings per share to diluted earnings per share for each of the periods presented:

	For the Quarter Ended
	March 31,

	2004	2003

Numerator:
Net income	$383,967	$4,185
Denominator:
Basic weighted-average shares outstanding	2,711,958	2,710,665
Effect of dilutive stock options	238,695	132,074
Diluted weighted-average shares outstanding	2,950,653	2,842,739
Basic earnings per share	$0.14	$0.00
Diluted earnings per share	$0.13	$0.00

At March 31, 2004 and 2003 respectively, the Company had outstanding 59,500 and 62,200 in stock options granted that were antidilutive and, therefore, excluded from the diluted earnings per share calculations for each period presented.

Stock Options

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards (“SFAS” or “Statement”) No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure”, which

BOYD BROS. TRANSPORTATION INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information be included in interim, as well as annual, financial statements. The adoption of these disclosure provisions did not have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

The Company has a stock option plan (the “Plan”) that provides for the granting of stock options to key employees, executive officers and directors. An aggregate of 500,000 shares of the Company’s common stock are reserved for this Plan. The options are exercisable in increments over a five-year period beginning on the first anniversary of the grant and will expire ten years after the date of the grant. No options were exercised in the first quarter of 2004 or 2003.

SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The option price of all the Company’s stock options is equal to the market value of the stock at the grant date. As such, no compensation expense is recorded in the accompanying consolidated financial statements.

Had compensation cost been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under SFAS No. 123, the Company’s pro forma net income and net income per share would have differed from the amounts reported as follows:

	For the Quarter Ended
	March 31,

	2004	2003

Net income, as reported	$383,967	$4,185
Stock-based employee compensation expense determined
under fair value basis, net of tax	(5,677)	(55,347)

Pro forma net income (loss)	$378,290	$(51,162)

Earnings per share:
Basic — as reported	$0.14	$0.00
Basic — pro forma	$0.14	$(0.02)
Diluted — as reported	$0.13	$0.00
Diluted — pro forma	$0.13	$(0.02)

      No options were granted in the first quarter of 2004 or 2003.

5.     Related Party Transactions

The Company entered into an agreement with Dempsey Boyd to lease an aircraft for Company use. The agreement is on a month-to-month basis. The Company pays a monthly lease amount of $22,000 with an allowance of twenty hours of flight time per month. For any flight hours that exceed twenty per month, the Company pays an additional $1,000 per flight hour. The Company paid a total of $44,000 in lease payments to Mr. Boyd during the first quarter of 2004.

BOYD BROS. TRANSPORTATION INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Goodwill

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. The Company adopted SFAS Nos. 141 and 142 on January 1, 2002 and, accordingly, ceased amortization of goodwill at that time. The Company evaluates its goodwill for potential impairment in the forth quarter of each year. As a result of its evaluation in the fourth quarter of 2003, the Company determined there was no impairment. No events have occurred since that assessment to cause a significant change in the values used for evaluating impairment

7.     Recent Accounting Pronouncements

On March 31, 2004, the FASB issued an Exposure Draft on Share-Based Payments, which is a proposed amendment to FAS 123. The Exposure Draft would require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The FASB expects to issue a final standard late in 2004 that would be effective for public companies for fiscal years beginning after December 15, 2004. If the exposure draft is issued in final form, the Company will be required to expense the fair value of the stock options granted beginning January 1, 2005 and the fair value of unvested prior grants. The expense for these options will occur over the option vesting period. The Company’s 2003 Form 10-K includes proforma information in Note 1 regarding the impact of expensing stock options on the Company’s net income and earnings per share for prior years.

8.     Segment Information

The Company has three reportable segments: the Boyd division (“Boyd”), the Logistics division (“Logistics”), and the WTI division (“WTI”). Boyd is a flatbed carrier that hauls primarily steel and building products throughout most of the continental United States, and operated an average of 700 trucks during the first quarter of 2004. Boyd averaged 545 company drivers and 155 owner-operators during the first quarter of 2004. Logistics brokers freight by identifying external shipping needs and matching available external carrier resources to those needs. This division requires minimal overhead and capital resources and provides a service through logistically coordinating needs for carriers to available carriers and scheduling the service to be provided. All carriers brokered through Logistics are responsible for maintaining proper insurance coverage and are required to provide proof of such coverage prior to brokerage of a load. WTI is a flatbed carrier that hauls steel and roofing products, primarily in the eastern two-thirds of the United States, and operated an average of 215 trucks during the first quarter of 2004. WTI averaged 40 company drivers and 175 owner-operators during the first quarter of 2004. Unaudited segment reporting information for the periods ended March 31, 2004 and 2003 is as follows:

Results of Operations

	Three Months Ended March 31, 2004

	Boyd	Logistics	WTI	Total

Operating revenues	$25,747,341	$2,828,088	$6,041,961	$34,617,390
Operating expenses	25,250,908	2,563,627	5,903,537	$33,718,072
Operating income	496,433	264,461	138,424	$899,318
Operating ratio	98.1%	90.6%	97.7%	97.4%

BOYD BROS. TRANSPORTATION INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended March 31, 2003

	Boyd	Logistics	WTI	Total

Operating revenues	$24,311,657	2,738,900	$5,526,919	$32,577,476
Operating expenses	24,009,483	2,593,347	5,636,657	32,239,487
Operating income	302,174	145,553	(109,738)	337,989
Operating ratio	98.8%	94.7%	102.0%	99.0%

Identifiable Assets

	As of March 31, 2004

	Boyd	Logistics	WTI	Total

Cash and bank overdrafts	$19,740	$—	$13	$19,753
Property and equipment	47,493,398	277,757	4,299,744	52,070,929
Goodwill, net	—	14,300	3,452,446	3,466,746
Capital expenditures	2,181,005	5,135	53,528	2,239,668
Total assets	72,471,103	1,483,848	6,635,452	80,590,403
Long-term debt (including current maturities)	26,361,629	—	1,435,838	27,797,467

	As of December 31, 2003

	Boyd	Logistics	WTI	Total

Cash and cash equivalents	116,141	$—	$167,333	$283,474
Property and equipment	47,804,787	310,784	4,291,190	52,406,761
Goodwill, net	14,300	—	3,452,446	3,466,746
Capital expenditures	13,348,312	90,249	114,526	13,553,087
Total assets	72,230,246	904,813	6,735,025	79,870,084
Long-term debt (including current maturities)	28,281,728	—	1,601,973	29,883,701

9.     Merger Agreement

On December 31, 2003, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of December 31, 2003 (the “Merger Agreement”), which sets forth the terms and conditions of the proposed acquisition (the “Merger”) of the Company by BBT Acquisition Corporation, a Delaware corporation (“BBT Acquisition”) controlled by Dempsey Boyd, the founder and former Chairman and CEO of the Company, his daughter, Gail B. Cooper, the current President and CEO of the Company, his daughter, Ginger B. Tibbs, the current Secretary/ Treasurer of the Company, and his wife, Frances S. Boyd.

Under the terms of the Merger Agreement, stockholders of the Company (other than BBT Acquisition and its stockholders) will receive $7.00 per share, in cash, for each outstanding share of Company Common Stock owned by such stockholders. The transaction is structured as a forward merger in which BBT Acquisition will merge with and into the Company, with the Company continuing as the surviving corporation. The boards of directors of each of the Company and BBT Acquisition have unanimously approved the Merger Agreement and the Merger. In the case of the Company’s Board, the approval follows the unanimous recommendation of a special committee of outside directors of the Company that was formed to evaluate and respond to the original proposal of Mr. Boyd and Ms. Cooper.

Completion of the proposed merger between the Company and BBT Acquisition Corporation is conditioned upon, among other things, the availability of sufficient funds for BBT Acquisition Corporation to acquire the outstanding shares of common stock of the Company. BBT Acquisition Corporation anticipates that the merger would be funded from a bank financing in the form of (i) an approximately

BOYD BROS. TRANSPORTATION INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$13 million revolving line of credit, and (ii) a $37 million term loan. The merger financing would include a refinancing of all of the Company’s outstanding debt as described above. The Company and BBT Acquisition Corporation are currently involved in the negotiation of a definitive commitment to finance the merger. As of March 31, 2004, the Company had a receivable for approximately $400,000 due from BBT Acquisition Corporation for payment of expenses including, but not limited to, legal fees and valuations associated with the transaction.

The Merger is subject to (i) approval by the holders of a majority of the outstanding shares of the Company’s Common Stock which are outstanding as of the record date for the special meeting of the Company’s stockholders to be called to consider the Merger, (ii) the completion of the financing arrangements necessary to consummate the Merger, and (iii) certain other closing conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Boyd Bros. Transportation Inc.
Clayton, Alabama

      We have audited the consolidated balance sheets of Boyd Bros. Transportation Inc. and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boyd Bros. Transportation Inc. and subsidiary as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP

Atlanta, Georgia

February 12, 2004 except for Note 3,
which is as of February 23, 2004

BOYD BROS. TRANSPORTATION INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$283,474	$292,514
Short-term investments	—	288,000
Accounts receivable, less allowance for doubtful accounts of $323,426 (2003) and $341,338 (2002):
Trade and interline	9,415,968	9,083,921
Other	620,366	542,963
Current portion of net investment in sales-type leases	2,217,101	1,427,617
Parts and supplies inventory	677,899	521,201
Prepaid licenses and permits	487,586	547,460
Other prepaid expenses	952,751	965,995
Deferred income tax assets	2,571,959	2,378,688

Total current assets	17,227,104	16,048,359

PROPERTY AND EQUIPMENT:
Land and land improvements	2,952,576	2,948,297
Buildings	7,976,061	7,804,015
Revenue equipment	63,005,857	64,644,891
Other equipment	12,991,961	12,466,476
Leasehold improvements	386,384	386,384

Total	87,312,839	88,250,063
Less accumulated depreciation and amortization	34,906,078	33,525,571

Property and equipment, net	52,406,761	54,724,492

OTHER ASSETS:
Net investment in sales-type leases	5,402,732	6,706,848
Goodwill, net of accumulated amortization of $912,077	3,466,746	3,452,446
Revenue equipment held for lease	981,974	310,405
Deposits and other assets	384,767	339,531

Total other assets	10,236,219	10,809,230

TOTAL	$79,870,084	$81,582,081

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable — trade and interline	$3,362,064	$2,375,475
Line of credit	1,141,772	—
Income taxes payable	—	1,424,791
Accrued liabilities:
Self-insurance claims	5,480,194	4,553,396
Salaries and wages	338,503	447,911
Other	1,160,683	1,308,825
Current maturities of long-term debt	10,498,666	14,488,695

Total current liabilities	21,981,882	24,599,093
LONG-TERM DEBT	19,385,035	19,135,870
DEFERRED INCOME TAXES	12,415,398	12,122,259

Total liabilities	53,782,315	55,857,222

COMMITMENTS AND CONTINGENCIES (Notes 4 and 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value — 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.001 par value — 10,000,000 shares authorized; 4,069,640 shares issued; 2,711,958 shares (2003) and 2,709,956 shares (2002) outstanding	4,070	4,070
Additional paid-in capital	16,884,622	16,884,622
Retained earnings	18,823,155	18,474,441
Treasury stock, at cost; 1,357,682 shares (2003) and 1,359,684 shares (2002)	(9,624,078)	(9,638,274)

Total stockholders’ equity	26,087,769	25,724,859

TOTAL	$79,870,084	$81,582,081

See accompanying notes to consolidated financial statements.

BOYD BROS. TRANSPORTATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,

	2003	2002	2001

OPERATING REVENUES	$134,345,652	$127,792,396	$127,559,594

OPERATING EXPENSES
Salaries, wages and employee benefits	37,365,528	36,960,066	39,560,825
Cost of independent contractors	44,228,370	38,967,610	31,779,119
Operating supplies	28,146,337	25,965,633	30,216,514
Operating taxes and licenses	2,531,974	2,599,431	2,241,198
Insurance and claims	6,509,583	6,534,920	6,457,919
Communications and utilities	1,250,403	1,275,475	1,370,598
Depreciation and amortization	10,604,674	11,604,696	12,289,710
Gain on disposal of property and equipment, net	(478,988)	(468,321)	(525,808)
Other	2,117,041	1,614,719	1,950,109

Total operating expenses	132,274,922	125,054,229	125,340,184

OPERATING INCOME	2,070,730	2,738,167	2,219,410

OTHER (EXPENSE) INCOME:
Interest expense	(1,358,582)	(1,752,390)	(2,684,429)
Other income (expense)	390	(51,196)	63,357

Other expense, net	(1,358,192)	(1,803,586)	(2,621,072)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	712,538	934,581	(401,662)
PROVISION FOR INCOME TAXES	356,068	460,149	5,038

NET INCOME (LOSS)	$356,470	$474,432	$(406,700)

BASIC NET INCOME (LOSS) PER SHARE	$0.13	$0.18	$(0.14)

DILUTED NET INCOME (LOSS) PER SHARE	$0.12	$0.17	$(0.14)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	2,711,082	2,709,333	2,829,614

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	2,875,821	2,788,234	2,829,614

See accompanying notes to consolidated financial statements.

BOYD BROS. TRANSPORTATION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

			Additional
	Common	Share	Paid-in	Retained	Treasury
	Shares	Amount	Capital	Earnings	Stock	Total

Balance, January 1, 2001	2,950,894	$4,070	$16,864,622	$18,451,689	$(8,137,959)	$27,182,422
Sale of common stock under employee stock purchase plan	6,950	—	—	(36,364)	49,825	13,461
Capital contribution	—	—	20,000	—	—	20,000
Purchase of treasury stock	(243,245)	—	—	—	(1,521,056)	(1,521,056)
Net loss	—	—	—	(406,700)	—	(406,700)

Balance, December 31, 2001	2,714,599	4,070	16,884,622	18,008,625	(9,609,190)	25,288,127
Sale of common stock under employee stock purchase plan	1,857	—	—	(8,616)	13,166	4,550
Purchase of treasury stock	(6,500)	—	—	—	(42,250)	(42,250)
Net income	—	—	—	474,432	—	474,432

Balance, December 31, 2002	2,709,956	4,070	16,884,622	18,474,441	(9,638,274)	25,724,859
Sale of common stock under employee stock purchase plan	2,002	—	—	(7,756)	14,196	6,440
Net income	—	—	—	356,470	—	356,470

Balance, December 31, 2003	2,711,958	$4,070	$16,884,622	$18,823,155	$(9,624,078)	$26,087,769

See accompanying notes to consolidated financial statements.

BOYD BROS. TRANSPORTATION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,	2003	2002	2001

OPERATING ACTIVITIES:
Net income (loss)	$356,470	$474,432	$(406,700)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,604,674	11,604,696	12,289,710
Provision for bad debts	184,227	78,565	625,000
Gain on disposal of property and equipment, net	(478,988)	(468,321)	(525,808)
Net effect of sales-type leases on cost of independent contractors	(182,113)	(1,857,793)	(526,707)
Provision for (benefit from) deferred income taxes	99,868	(2,557,526)	33,359
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(593,677)	1,307,021	(40,159)
Other current assets	204,420	1,047,925	1,155,901
Deposits and other assets	(59,536)	125,581	(10,375)
Accounts payable — trade and interline	986,589	(964,498)	764,297
Accrued liabilities and other current liabilities	(755,543)	3,474,857	59,996

Net cash provided by operating activities	10,366,391	12,264,939	13,418,514

INVESTING ACTIVITIES:
Payments received on sales-type leases	3,740,063	3,622,436	2,288,643
Capital expenditures:
Revenue equipment	(11,184,162)	(7,366,910)	(1,642,936)
Other property and equipment	(622,550)	(602,969)	(1,234,350)
Proceeds from disposals of property and equipment	2,030,245	434,365	2,557,928

Net cash (used in) provided by investing activities	(6,036,404)	(3,913,078)	1,969,285

FINANCING ACTIVITIES:
Proceeds from sales of common stock	6,440	4,550	13,461
Proceeds from capital contribution	—	—	20,000
Purchase of treasury stock	—	(42,250)	(1,521,056)
Proceeds (payments) on line of credit	1,141,772	(210,540)	(839,291)
Proceeds from long-term debt	14,723,077	5,333,183	1,012,949
Principal payments on long-term debt	(20,210,316)	(15,365,745)	(13,125,688)

Net cash used in financing activities	(4,339,027)	(10,280,802)	(14,439,625)

Net (decrease) increase in cash and cash equivalents	(9,040)	(1,928,941)	948,174
CASH AND CASH EQUIVALENTS:
BEGINNING OF YEAR	292,514	2,221,455	1,273,281

END OF YEAR	$283,474	$292,514	$2,221,455

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid (received) during the year for:
Interest	$1,684,085	$1,752,390	$2,684,429

Income taxes, net of refunds	$1,286,185	$1,252,497	$(1,508,026)

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Net investment in sales-type leases	$(3,043,318)	$(4,848,112)	$(1,065,389)

Dealer financed purchases of revenue equipment	$1,746,375	$4,470,471	$5,545,820

See accompanying notes to consolidated financial statements.

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

      Nature of Operations — Boyd Bros. Transportation Inc. and its subsidiary (the “Company”) are flatbed carriers, transporting a variety of products, primarily steel and building materials. The Company has authority to operate throughout the continental United States; however, its market generally encompasses the eastern two-thirds of the United States. The Company is headquartered in Clayton, Alabama and operates regional and satellite terminals in locations near interstate highways or customer facilities.

      Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Boyd Logistics, Inc. (“Logistics”) and WTI Transport, Inc. (“WTI”). Boyd, Logistics and WTI are referred to herein collectively as the “Company”. All significant inter-company balances, transactions and stockholdings have been eliminated. Certain reclassifications have been made to prior periods to conform to the current period presented.

      Use of Accounting Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are used when accounting for, among other areas, depreciation, allowance for doubtful accounts, valuation of long-lived tangible and intangible assets, accident claims and commitments and contingencies.

      Revenue Recognition — Operating revenue and related costs, including revenue and costs related to the Company’s brokerage services, are recognized upon delivery of freight to customers provided that pervasive evidence of an arrangement exists, the contract price is fixed and determinable, and collectibility of the resulting receivables is probable.

      Effective September 1, 2003, all gains recognized on sales-type lease transactions are deferred and amortized into income over the life of the lease, typically 36-42 months. Prior to that date, 10% of such gains were recognized at the time of sale. The increase in gain deferral was a result of continued driver turnover experienced in the Company’s owner-operator lease program.

      Fuel Surcharges — Fuel surcharges in the amount of $4,726,209, $1,538,028 and $3,703,315 for fiscal years 2003, 2002 and 2001, respectively, are included in revenues in the accompanying consolidated statements of operations in accordance with Emerging Issues Task Force release 01-14, “Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses Incurred.”

      Cash and Cash Equivalents — Cash and cash equivalents include cash on hand, cash on deposit, and highly liquid investments with maturity of three months or less at purchase date.

      Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are customer obligations due under normal trade terms. The Company sells its services primarily to manufacturers and consumers of building materials and related products. Senior management performs continuing credit evaluations of its customers’ financial condition and although the Company generally does not require collateral, letters of credit may be required from its customers in certain circumstances. The Company records an allowance for doubtful accounts based on specifically identified amounts that senior management believes to be uncollectible. The Company also records additional allowance based on certain percentages of its aged receivables, which are determined based on historical experience and the assessment of the general financial conditions affecting its customer base. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believes its allowance for doubtful accounts as of December 31, 2003 is adequate. However, actual write-offs might exceed the recorded allowance.

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Short-Term Investments — Short-term investments, which consist of certificates of deposit with maturities of three to twelve months, are stated at cost, which approximates market.

      Property and Equipment — Property and equipment are stated at the lower of fair value or cost. Depreciation is computed using the straight-line method at rates intended to distribute the cost of the assets, less estimated salvage values, over their estimated service lives as follows:

Years

Land improvements	15
Buildings	5-30
Revenue equipment	4-7
Other equipment	3-10
Leasehold improvements	3-20

      Depreciation is computed using accelerated methods for income tax purposes. Revenue equipment salvage values are based on current market trade-in values. Expenditures which significantly increase values or extend useful lives of property and equipment are capitalized; whereas, those for normal maintenance and repairs are expensed. Gains and losses on disposal of property and equipment are reflected in operations in the period of disposal.

      In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets.

      Revenue Equipment Held for Lease — Revenue equipment held for lease and not in use is stated at cost, less accumulated depreciation, which approximates net realizable value. Depreciation expense is suspended while the asset is in revenue equipment held for lease.

      Goodwill — In June 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. This statement also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually.

      In addition, SFAS No. 142 requires that the Company identify reporting units for purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized finite-lived intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. This statement is required to be applied in fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test within six months from the date of adoption and reassess the useful lives of other intangible assets within the first interim quarter after adoption.

      The Company adopted SFAS Nos. 141 and 142 on January 1, 2002 and, accordingly, ceased amortization of goodwill at that time. Goodwill amortization expense of $223,800 was included in the consolidated financial statements for the year ended December 31, 2001. Had goodwill amortization

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expense not been recognized in that year, loss per share would have decreased from $(0.14) per share to $(0.07) per share for the year ended December 31, 2001.

      The following table presents the impact of SFAS No. 142 on operating income and net loss, as if it had been in effect for the year ended December 31, 2001.

2001

Operating income, as reported	$2,219,410
Add back: Goodwill amortization	223,800

Adjusted operating income	$2,443,210

Net loss, as reported	$(406,700)
Add back: Goodwill amortization	223,800
Tax effect	—

Adjusted net loss	$(182,900)

      As of June 30, 2002, the Company completed the first phase of transitional testing for the potential impairment of goodwill in the amount of $3,452,446, relating to its WTI subsidiary. This goodwill impairment test is completed annually on October 1 unless events or evidence exist that would significantly alter amounts used in the annual calculation. The Company uses a multiple of EBITDA (earnings before interest, tax, depreciation and amortization expenses) in evaluating the fair value of WTI. This was consistent with the valuation method used in calculating the original purchase price of WTI in 1997. Based on results of current year impairment testing, the Company determined there was no impairment of goodwill that should be included in the accompanying financial statements. At December 31, 2003, the net book value recorded for goodwill related to WTI was $3,452,446.

      Earnings Per Share — In accordance with SFAS No. 128, “Earnings per Share”, the Company reports two separate net income (loss) per share numbers, basic and diluted, for all periods presented. These per share amounts have been computed using the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share amounts are presented to include the effect of potentially dilutive securities.

      The following is a reconciliation from basic earnings per share to diluted earnings (loss) per share for each of the periods presented:

	For the Years Ended December 31,

	2003	2002	2001

Numerator:
Net income (loss)	$356,470	$474,432	$(406,700)
Denominator:
Basic weighted-average shares outstanding	2,711,082	2,709,333	2,829,614
Effect of dilutive stock options	164,739	78,901	—

Diluted weighted-average shares outstanding	2,875,821	2,788,234	2,829,614
Basic earnings per share	$0.13	$0.18	$(0.14)
Diluted earnings per share	$0.12	$0.17	$(0.14)

      Options amounting to 85,200 that could potentially dilute basic net income (loss) per share in the future were not included in the computation of diluted net income (loss) per share for the year ended December 31, 2001 because to do so would have been anti-dilutive.

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Stock Options — The Company adopted the disclosure provisions of Statement of Financial Accounting Standards (“SFAS” or “Statement”) No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information be included in interim, as well as annual, financial statements. The adoption of these disclosure provisions did not have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

      The Company has a stock option plan (the “Plan”) that provides for the granting of stock options to key employees, executive officers and directors. An aggregate of 500,000 shares of the Company’s common stock are reserved for this Plan. The options are exercisable in increments over a five-year period beginning on the first anniversary of the grant and will expire ten years after the date of the grant. No options were exercised in 2003 or in 2002.

      SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The option price of all the Company’s stock options is equal to the market value of the stock at the grant date. As such, no compensation expense is recorded in the accompanying consolidated financial statements.

      Had compensation cost been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under SFAS No. 123, the Company’s pro forma net (loss) income and net (loss) income per share would have differed from the amounts reported as follows:

For the Years Ended December 31,	2003	2002	2001

Net income (loss), as reported	$356,470	$474,432	$(406,700)
Stock-based employee compensation expense determined under fair value basis, net of tax	(276,882)	(388,892)	(322,067)

Pro forma net income (loss)	$79,588	$85,540	(728,767)

Earnings per share:
Basic — as reported	$0.13	$0.18	$(0.14)
Basic — pro forma	$0.03	$0.03	$(0.26)
Diluted — as reported	$0.12	$0.17	$(0.14)
Diluted — pro forma	$0.03	$0.03	$(0.26)

      The weighted-average fair value per share for options granted was $2.20 and $1.98 for the years ended December 31, 2002 and 2001, respectively. No options were granted in 2003. The fair value was estimated at the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001

Risk-free interest rate	4.6%	4.6%
Dividend yield	0.0%	0.0%
Expected volatility	104.4%	82.4%
Weighted average expected life (in years)	6	6

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Income Taxes — The Company accounts for income taxes under the asset and liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

      Fair Value of Financial Instruments — The carrying value of the Company’s cash equivalents, short-term investments, trade receivables, short-term lease receivables, trade payables and accrued expenses approximates fair value because of the short-term nature of these instruments. The fair value of long-term sales-type lease receivables and long-term debt approximates its carrying value and are estimated using a discounted cash flow analysis. Discounted cash flows for long-term debt are based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities.

      Recent Accounting Pronouncements — In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and in December 2003, a revised interpretation was issued (FIN No. 46, as revised) which addresses consolidation by business enterprises of variable interest entities that have certain characteristics. In general, FIN No. 46, as revised, requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. An entity that meets this definition is considered the “primary beneficiary.” FIN No. 46, as revised, requires disclosures about variable interest entities by the primary beneficiary and an enterprise that holds significant variable interests in a variable interest entity but is not the primary beneficiary. FIN No. 46, as revised, provides for exceptions to the scope of this interpretation including transfers to qualifying special purpose entities subject to the reporting of Statement No. 140, which would not be consolidated. FIN No. 46, as revised applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after January 31, 2003. FIN No. 46, as revised, applies in the first fiscal year, or interim period, beginning after December 15, 2003 to variable interests entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. This statement did not have a material impact on the Company’s consolidated financial statements.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“Statement No. 150”). Statement No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments previously were classified in financial statements as equity. Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of Statement No. 150 did not have a material impact on the Company’s consolidated financial statements.

      There were no other recently issued accounting pronouncements with delayed effective dates that would currently have a material impact on the Company’s consolidated financial position and results of operations.

      Reclassifications — Certain previously reported amounts have been reclassified to conform to the current period presentation.

2.	Leases

Lessee

      Operating Leases — The Company leases certain terminal buildings, land and equipment on a month-to-month basis. The lease agreements generally require the Company to pay taxes, insurance and

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

normal maintenance for the facilities. Future minimum lease payments under all operating leases are insignificant.

      Total rental expense for all operating leases was $208,504, $139,158 and $170,741, for the years ended December 31, 2003, 2002 and 2001, respectively.

Lessor

      Sales-Type Leases — The Company leases revenue equipment to certain of its owner-operators and accounts for these transactions as sales-type leases. These receivables have terms of three and one-half to four years and are collateralized by a security interest in the related revenue equipment. Certain revenue equipment under these leases has a guaranteed residual value from the vendor that will be redeemed by the Company at the end of the lease term.

      The components of the net investment in sales-type leases at December 31, 2003 and 2002 are as follows:

	2003	2002

Minimum lease receivable	$12,107,876	$12,643,883
Allowance for uncollectible receivables	(1,889,546)	(2,141,106)

Net minimum lease receivable	10,218,330	10,502,777
Unearned interest income	(2,598,497)	(2,368,312)

Net investment in sales-type leases	7,619,833	8,134,465
Less current portion	(2,217,101)	(1,427,617)

Net amount due after one year	$5,402,732	$6,706,848

      Future minimum lease rentals for sales-type leases are as follows:

Year	Amount

2004	$3,994,315
2005	3,572,779
2006	2,895,534
2007	1,645,248

Total	$12,107,876

      Gains on disposition of revenue equipment leased to owner-operators, interest income on these leases, and provisions for bad debts related to sales-type leases are included as components of cost of independent contractors in the accompanying consolidated statements of operations. The income from these items totaled $182,113, $1,857,793 and $526,707, for the years ended December 31, 2003, 2002 and 2001, respectively.

      Operating Leases — The Company leases revenue equipment to certain of its owner-operators and accounts for these transactions as operating leases. These leases have terms of three to three and one-half years. The revenue equipment under these leases had a cost of $302,521 and $664,519, and accumulated depreciation of $179,111 and $295,302 at December 31, 2003 and 2002, respectively. Total rental income from operating leases was $257,188, $384,946 and $328,331 for the years ended December 31, 2003, 2002 and 2001, respectively, and is included as a component of cost of independent contractors in the accompanying Consolidated Statements of Operations. Future minimum lease rentals for operating leases are not significant.

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Borrowing Arrangements

    Long-term debt at December 31, 2003 and 2002 is summarized as follows:

	2003	2002

Revenue equipment obligations:
LIBOR plus 2.50% (3.67% — 2003 and 3.63% — 2002) Notes payable to banks in monthly installments through September 2008	$10,930,398	$8,519,700
LIBOR plus 1.25% subject to 3.625% minimum (3.625% — 2003 and 2002) Notes payable to banks in monthly installments through July 2009	4,954,472	8,541,151
LIBOR plus 2.35% (3.52% — 2003) Notes payable to banks in monthly installments through May 2008	3,056,993	—
LIBOR plus 2.38% (3.55% — 2003 and 4.15% — 2002) Notes payable to banks in monthly installments through June 2007	2,248,846	2,878,004
Fixed rate of 5.00% Notes payable to finance company in monthly installments through January 2008	1,617,009	—
Fixed rate of 5.60% Notes payable to finance company in monthly installments through March 2007	1,574,035	539,939
LIBOR plus 2.00% (3.16% — 2003 and 3.82% — 2002) Notes payable to banks in monthly installments through November 2006	767,826	1,436,593
Fixed rate of 5.75% Notes payable to finance company in monthly installments through July 2007	556,486	8,090,630
LIBOR plus 2.85% (4.02% — 2003) Notes payable to banks in monthly installments through May 2009	516,245	—
LIBOR plus 1.75% (3.515% — 2003) Notes payable to banks in monthly installments through February 2008	317,294	—
Other obligations:
LIBOR plus 1.50% (2.678% — 2003 and 2.93% — 2002) Note payable to bank in monthly installments through February 2006	3,344,097	3,618,548

Total	29,883,701	33,624,565
Less current maturities	10,498,666	14,488,695

Long-term debt	$19,385,035	$19,135,870

      Revenue equipment obligations are collateralized by revenue equipment. Other obligations are collateralized by the Birmingham, Alabama terminal building.

      The notes payable to banks bear interest ranging from LIBOR plus 1.25% to LIBOR plus 2.85% based on the Company’s level of cash flows as defined in their loan agreements.

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Long-term debt is scheduled to mature as follows:

Year	Amount

2004	$10,498,666
2005	5,882,344
2006	5,276,276
2007	6,486,953
2008	1,432,201
Thereafter	307,261

Total	$29,883,701

      The Company also has a $2,500,000 line of credit under a commercial revolving note expiring May 25, 2004, bearing interest at the bank’s prime rate (4.0% at December 31, 2003) minus 0.25% and collateralized by trade accounts receivable and other working capital asset items. The line had an outstanding balance of $1,141,772 at December 31, 2003 with availability of $1,358,228.

      Covenants under these loan agreements require the Company, among other things, to maintain tangible net worth, as defined, and to maintain certain financial ratios. On January 23 and February 23, 2004, the Company received two waivers from two of its lenders due to non-compliance with its cash flow ratio and for exceeding annual capital expenditure limits. Management anticipates the Company will be in compliance with these covenants in 2004.

4.	Commitments and Contingencies

      Self-Insurance Accruals — At December 31, 2003, the Company is self-insured as follows:

	Retention Amount
	Per Occurrence

Workers’ compensation	$500,000
Liability — body injury	$750,000	*
Liability — property damage	$750,000	*
Employee medical and hospitalization	$175,000	**
Cargo loss and damage	$750,000	*
General liability	$750,000	*
Environmental losses	No limit

*	These coverages are all included in one retention amount per occurrence. Maximum retention is $750,000 per occurrence.

**	Retention amount is per person per year.

      The above retention amounts represent rates that were negotiated with the Company’s insurance carriers at June 30, 2003. Retention amounts under other previous insurance programs may vary from those stated above. At December 31, 2003, the Company has recorded liabilities for retention amounts related to claims under previous insurance coverage. From July 1, 2000 through June 30, 2002, the Company had a retention amount per occurrence under workers’ compensation of $250,000. Prior to June 30, 2000, workers’ compensation insurance was provided under fully insured policies.

      The Company currently self-insures for a portion of the claims exposure resulting from cargo loss, personal injury, and property damage, combined up to $750,000 per occurrence, effective July 1, 2003. In addition, costs above the $750,000 self-insured amount, up to the Company’s coverage amount of two

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

million dollars, will be shared by the Company at a rate of thirty-three percent. Costs and claims in excess of the Company’s coverage amount of two million dollars will be borne solely by the Company. Also, effective July 1, 2003, the health insurance self-insurance level is $175,000 per person per year.

      The liabilities for self-insurance are accrued based on claims incurred, with liabilities for unsettled claims and claims incurred but not yet reported being estimated based on management’s evaluation of the nature and severity of individual claims and the Company’s past claims experience.

      A Company driver was involved in an accident in the first quarter of 2002 that resulted in a third party fatality. Company drivers were also involved in five motor vehicle accidents resulting in fatalities during 2003, one of which involved personal injury to three individuals. During the first quarter of 2002, the self-insured amount for cargo loss personal injury, and property damage, combined was $500,000 per occurrence, which would be the amount applicable to the accident during the first quarter of 2002. The self-insured amount for the two accidents in the first half of 2003 was $750,000, with the Company also responsible for its shared amount of 50% of any amounts between $750,000 and the $2 million insurance coverage and all amounts in excess of the insured amount. The company was involved in three accidents involving fatalities during the third quarter of 2003. The self-insured amount relating to these accidents is $750,000, with the Company also responsible for its shared amount of 33% of any amounts in excess of $750,000 up to $2 million insurance coverage and all amounts in excess of the insured amount.

      Each of these accidents, taken separately, has the potential to cause the Company to reach its total per occurrence retention amount for insurance purposes. To date, five lawsuits have been filed against the Company with respect to the fatalities arising from these accidents. If the Company is ultimately found to have some liability for one or more of these accidents, the Company would seek to pay or structure payments of the amount due from its operating cash flows and, if needed, additional bank financing. Although the Company does not expect this to occur, it is possible that liability resulting from these accidents could exceed the Company’s operating cash flows and available financing. Therefore, there can be no assurance that the Company’s operations and financial condition would not be materially affected if the Company were found to have liability for one or more of these accidents. If insurance premiums continue to increase, and the Company is unable to offset the increase with higher freight rates, the Company’s operations and financial condition could be adversely affected.

      Letters of Credit — The Company has outstanding letters of credit at December 31, 2003 totaling approximately $6.3 million to cover liability insurance claims and claims related to its previous self-insured workers’ compensation program, and to purchase revenue equipment.

      Employee Benefit Plan — The Company has a contributory 401(k) retirement plan, which covers employees who elect to participate and meet certain eligibility requirements. The amounts charged to operations related to this plan for the years ended December 31, 2003, 2002 and 2001 were $222,285, $241,940 and $226,731, respectively.

      Litigation — As discussed above, Company drivers were involved in a motor vehicle accident in the first quarter of 2002, two accidents in the first half of 2003, and three accidents in the third quarter of 2003 that resulted in third party fatalities. Five suits have been filed against the Company with respect to these matters. Each of these matters is in the preliminary stage; therefore, it is not possible for management to fully assess the potential liability of the Company in these matters. However, based on currently available information, it is the view of management that, in the event the Company is ultimately found to have some liability for one or more of these accidents, operating cash flows, insurance proceeds and, if needed, additional bank financing would be sufficient to cover any amounts payable. However, the potential exists for unanticipated material adverse judgments against the Company. The Company has provided for its best estimate of losses on these claims at December 31, 2003 in the accompanying consolidated balance sheet.

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Company is a party from time to time to various legal proceedings that are incidental to its business. Certain of these cases filed against the Company and other companies engaged in businesses similar to the Company often allege, among other things, personal injury and property damage. These types of suits sometimes seek the imposition of large amounts of compensatory and punitive damages and trials by juries. In the opinion of the Company’s management, the ultimate liability, if any, with respect to the proceedings in which the Company is currently involved is not presently expected to have a material adverse effect on the Company. However, the potential exists for unanticipated material adverse judgments against the Company.

5.	Stockholders’ Equity

      Preferred Stock — The Board of Directors is authorized to issue, at its discretion, up to 1,000,000 shares of preferred stock at par value of $.001. The terms and conditions of the preferred stock are to be determined by the Board of Directors. At December 31, 2003 and 2002, none was outstanding.

      Employee Stock Purchase Plan — The Company has an Employee Stock Purchase Plan under which 175,000 shares of the Company’s common stock may be issued to eligible employees at a price equal to the lesser of 90% of the market price of the stock as of the first or last day of the offering periods (as defined). Employees may elect to have a portion of their compensation withheld, subject to certain limits, to purchase the Company’s common stock. The expense associated with this plan in 2003, 2002 and 2001 was insignificant.

      Stock Option Plan — The Company has a stock option plan (the “Plan”) that provides for the granting of stock options to key employees, executive officers and directors. An aggregate of 500,000 shares of the Company’s common stock are reserved for this Plan. The options are exercisable in increments over a five-year period beginning on the first anniversary of the grant and will expire ten years after the date of the grant. No options were exercised in 2003, 2002, and 2001. Options vest 100% immediately if the market price is double the issuance price for three consecutive days. Due to this vesting policy, 10,000 options vested fully on August 7, 2003 and 355,450 vested fully on September 9, 2003.

      Information regarding the Plan is summarized below:

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at December 31, 2000	408,300	$9.62
Outstanding at December 31, 2000	408,300	9.62
Granted	20,000	2.55
Terminated	(343,100)	9.54

Outstanding at December 31, 2001	85,200	8.28
Granted	390,450	2.67

Outstanding at December 31, 2002	475,650	3.67
Terminated	26,200	2.83

Outstanding at December 31, 2003	449,450	$3.64

Options exercisable at December 31, 2001	65,650	$7.75
Options exercisable at December 31, 2002	83,600	$7.33
Options exercisable at December 31, 2003	445,600	$3.58

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following table summarizes information concerning stock options outstanding and options exercisable at December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$2.00 - $ 6.00	389,950	8.0	$2.66	389,950	$2.66
$6.00 - $11.00	59,500	3.0	$10.05	55,650	$10.04

	449,450	7.4	$3.64	445,600	$3.58

6.	Income Taxes

      The provision for income taxes for the years ended December 31, 2003, 2002 and 2001 consisted of the following:

	2003	2002	2001

Current:
Federal	$231,434	$2,660,536	$(24,428)
State	24,766	357,139	(3,893)

Total current provision (benefit)	256,200	3,017,675	(28,321)
Deferred:
Federal	185,739	(2,362,812)	21,990
State	(85,871)	(194,714)	11,369

Total deferred (benefit) provision	99,868	(2,557,526)	33,359

Total provision for income taxes	$356,068	$460,149	$5,038

      Total income tax provisions for 2003, 2002 and 2001 are different from the amount that would be computed by applying the statutory federal income tax rate of 34% to income before income taxes. The reasons for this difference are as follows:

	2003	2002	2001

Income tax provision (benefit) at expected federal income tax rate	$242,263	$317,758	$(136,565)
State income taxes, net of federal tax effect	27,090	107,201	4,934
Nondeductible operating expenses	11,186	10,419	15,394
Nondeductible fines and penalties	33,136	9,832	34,546
Nondeductible acquisition costs	22,441	22,441	22,441
Nondeductible goodwill amortization	—	—	76,502
Other	19,952	(7,502)	(12,304)

	$356,068	$460,149	$5,038

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purposes. The sources of the Company’s deferred tax liabilities and assets as of December 31, 2003 and 2002 are as follows:

	2003	2002

Deferred tax liabilities:
Tax over book depreciation	$12,333,267	$12,179,379
Prepaid expenses deductible when paid	470,683	476,943

Total deferred tax liabilities	$12,803,950	$12,656,322

Deferred tax assets:
Accrued self insurance claims	$2,058,059	$1,750,732
Other accrued expenses not deductible until paid	28,470	117,519
Allowance for losses on receivables	840,045	962,681
State NOL carryforward	—	45,492
Other	33,937	36,327

Total deferred tax assets	2,960,511	2,912,751

Net deferred tax liabilities	$9,843,439	$9,743,571

      The above amounts are reflected in the accompanying consolidated balance sheets as:

	2003	2002

Current assets	$2,571,959	$2,378,688
Noncurrent liabilities	(12,415,398)	(12,122,259)

Net deferred tax liabilities	$9,843,439	$9,743,571

7.	Major Customers

      The Company’s largest 25, 10 and 5 customers, predominately within the Boyd division, accounted for approximately 50%, 35% and 25%, respectively, of the Company’s consolidated revenues during the year ended December 31, 2003. Many of the Company’s largest 25 customers are publicly-held companies. The Company does not believe that it is dependent upon any single customer. Sales to the Company’s largest customer amounted to 12%, 10% and 10%, of consolidated operating revenues during 2003, 2002 and 2001, respectively. Customers in the steel industry accounted for 24%, 39% and 42% of the Company’s consolidated operating revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

8.	Segment Information

      The Company has three reportable segments: the Boyd division (“Boyd”), the Logistics division (“Logistics”), and the WTI division (“WTI”). Boyd is a flatbed carrier that hauls primarily steel and building products throughout most of the continental United States, and operated an average of 711 trucks during 2003. Boyd averaged 522 company drivers and 189 owner-operators during 2003. Logistics brokers freight by identifying external shipping needs and matching available external carrier resources to those needs. This division requires minimal overhead and capital resources and provides a service through logistically coordinating needs for carriers to available carriers and scheduling the services to be provided. All carriers brokered through Logistics are responsible for maintaining proper insurance coverage and are required to provide proof of such coverage prior to brokerage of a load. WTI is a flatbed carrier that hauls steel and roofing products, primarily in the eastern two thirds of the United States, and operated an average of 216 tractors during 2003. WTI averaged 36 company drivers and 180 owner-operators during

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2003. Due to the significant growth of Logistics, and the operating characteristics that differentiate it from the Boyd and WTI divisions, management now views Logistics as a separate reportable segment. The Company formed a new subsidiary that contains the assets and liabilities of the Logistics’ operations.

      Segment reporting information is as follows:

				Intersegment
	Boyd	Logistics	WTI	Eliminations	Total

Results of Operations
Year Ended December 31, 2003
Operating revenues	$99,909,480	$9,570,777	$24,865,395	—	$134,345,652
Operating expenses	98,757,340	9,099,562	24,418,020	—	132,274,922
Operating income	1,152,140	471,215	447,375	—	2,070,730
Operating ratio	98.8%	95.1%	98.2%	—	98.5%
Year Ended December 31, 2002
Operating revenues	$99,761,284	$7,086,596	$20,944,516	—	$127,792,396
Operating expenses	98,131,894	6,680,625	20,241,710	—	125,054,229
Operating income	1,629,390	405,971	702,806	—	2,738,167
Operating ratio	98.4%	94.3%	96.6%	—	97.9%
Year Ended December 31, 2001
Operating revenues	$104,266,025	3,853,497	$19,587,412	$(147,340)	$127,559,594
Operating expenses	100,941,389	3,821,081	20,725,054(a )	(147,340)	125,340,184
Operating income (loss)	3,324,636	32,416	(1,137,642)	—	2,219,410
Operating ratio	96.9%	99.2%	105.8%	—	98.3%
Identifiable Assets
As of December 31, 2003
Cash and cash equivalents	$116,141	—	$167,333	—	$283,474
Property and equipment	47,804,787	310,784	4,291,190	—	52,406,761
Goodwill, net	14,300	—	3,452,446	—	3,466,746
Capital expenditures	11,601,937	90,249	114,526	—	11,806,712
Total assets	72,230,246	904,813	6,735,025	—	79,870,084
Long-term debt, including current maturities	28,281,728	—	1,601,973	—	29,883,701
As of December 31, 2002
Cash and cash equivalents	$97,157	—	$195,357	—	$292,514
Property and equipment	49,978,922	293,208	4,452,362	—	54,724,492
Goodwill, net	—	—	3,452,446	—	3,452,446
Capital expenditures	7,751,306	106,345	112,228	—	7,969,879
Total assets	75,437,558	648,542	5,495,981	—	81,582,051
Long-term debt, including current maturities	31,551,103	—	2,073,462	—	33,624,565

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

				Intersegment
	Boyd	Logistics	WTI	Eliminations	Total

As of December 31, 2001
Cash and cash equivalents	$943,574	—	$1,277,881	—	$2,221,455
Property and equipment	54,486,189	254,659	3,772,426	—	58,513,274
Goodwill, net	—	—	3,452,446	—	3,452,446
Capital expenditures	1,582,809	383,080	911,397	—	2,877,286
Total assets	80,197,988	594,615	5,290,903	—	86,083,506
Long-term debt, including current maturities	37,587,257	—	1,599,399	—	39,186,656

(a)	Amounts for 2001 included goodwill amortization expense of $223,800. Upon the adoption of SFAS No. 142 on January 1, 2002, the Company ceased amortization of goodwill.

9.	Quarterly Results of Operations (Unaudited)

      The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002 (in thousands, except per share data). The summary of quarterly earnings per share may not agree with annual earnings per share.

	2003

	March 31,	June 30,	September 30,(a)	December 31,

Operating revenues	$32,577	$34,368	$34,123	$33,278
Operating income (loss)	338	1,414	(428)	747
Net income (loss)	4	645	(421)	128
Basic net income (loss) per share	0.00	0.24	(0.16)	0.05
Diluted net income (loss) per share	0.00	0.23	(0.16)	0.04

	2002

	March 31,	June 30,	September 30,	December 31,

Operating revenues	$30,633	$33,059	$33,618	$30,482
Operating income (loss)	(55)	1,530	1,342	(79)
Net income (loss)	(288)	607	495	(340)
Basic net (loss) income per share	(0.11)	0.22	0.18	(0.13)
Diluted net (loss) income per share	(0.11)	0.22	0.18	(0.13)

(a)	The third quarter of 2003 included an increase in the provision for potential bad debts on owner-operator leases of approximately $460,000 and an increase in the accrual for self-insurance of vehicle accidents of $1.6 million.

10.	Proposed Merger

      On December 31, 2003, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of December 31, 2003 (the “Merger Agreement”), which sets forth the terms and conditions of the proposed acquisition (the “Merger”) of the Company by BBT Acquisition Corporation, a Delaware corporation (“BBT Corp.”) controlled by Dempsey Boyd, the founder and former Chairman and CEO of the Company, his daughter, Gail B. Cooper, the current President and CEO of the Company, his daughter, Ginger B. Tibbs, the current Secretary/Treasurer of the Company, and his wife, Frances S. Boyd.

BOYD BROS. TRANSPORTATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Under the terms of the Merger Agreement, stockholders of the Company (other than BBT Corp. and the Boyd family members) will receive $7.00 per share, in cash, for each outstanding share of Company Common Stock owned by such stockholders. The transaction is structured as a forward merger in which BBT Corp. will merge with and into the Company, with the Company continuing as the surviving corporation. The boards of directors of each of the Company and BBT Corp. have unanimously approved the Merger Agreement and the Merger. In the case of the Company’s Board, the approval follows the unanimous recommendation of a special committee of outside directors of the Company that was formed to evaluate and respond to the original proposal of Mr. Boyd and Ms. Cooper.

      Completion of the proposed merger between the Company and BBT Acquisition Corporation is conditioned upon, among other things, the availability of sufficient funds for BBT Acquisition Corporation to acquire the outstanding shares of common stock of the Company. BBT Acquisition Corporation anticipates that the merger would be funded from a bank financing in the form of (i) an approximately $13 million revolving line of credit, and (ii) a $40 million term loan. The merger financing would include a refinancing of all of the Company’s outstanding debt as described above. The Company and BBT Acquisition Corporation are currently involved in the negotiation of a definitive commitment to finance the merger. As of December 31, 2003, the Company had a receivable for approximately $181,000 due from BBT Acquisition Corporation for payment of expenses including, but not limited to, legal fees and valuations associated with the transaction.

      The Merger is subject to (i) approval by the holders of a majority of the outstanding shares of the Company’s Common Stock which are outstanding as of the record date for the special meeting of the Company’s stockholders to be called to consider the Merger, (ii) the completion of the financing arrangements necessary to consummate the Merger, and (iii) certain other closing conditions.

BOYD BROS. TRANSPORTATION INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS SCHEDULE

Report of Independent Registered Public Accounting Firm	F-31
Schedule II — Valuation and Qualifying Accounts and Reserves	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Boyd Bros. Transportation, Inc.

Clayton, Alabama

      The audits referred to in our report dated February 12, 2004, except for Note 3, which is as of February 23, 2004 relating to the consolidated financial statements of Boyd Bros. Transportation, Inc., which are contained in Item 8 of this Form 10-K, included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based upon our audits.

      In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.

/S/ BDO SEIDMAN, LLP

Atlanta, Georgia

February 12, 2004

SCHEDULE II

BOYD BROS. TRANSPORTATION INC.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

For the Three Fiscal Years Ended December 31, 2003
(In thousands)

		Additions	Additions
	Balance	Charged to	Charged to
	Beginning	Costs and	Other		Balance at
Description	of Year	Expenses	Accounts	Deduction(a)	End of Year

Allowance for doubtful accounts — deducted from trade receivables in the balance sheet
Year ended December 31, 2003	$341	$184	$—	$202	$323

Year ended December 31, 2002	$319	$79	$—	$57	$341

Year ended December 31, 2001	$276	$625	$—	$582	$319

(a)	Uncollectible accounts written off.

		Additions
	Balance at	Charged to
	Beginning	Costs and		Balance at
Description	of Year	Expenses	Deductions(a)	End of Year

Allowance for uncollectible receivables related to sales-type leases — deducted from investment in sales-type leases in the balance sheet
Year ended December 31, 2003	$2,141	$7,045	$7,296	$1,890

Year ended December 31, 2002	$1,590	$6,788	$6,237	$2,141

Year ended December 31, 2001	$678	$2,738	$1,826	$1,590

(a)	Uncollectible accounts written off.

		Additions
	Balance	Charged to
	Beginning	Costs and		Balance
Description	of Year	Expenses	Payments	End of Year

Self insurance accrual
Year ended December 31, 2003	$4,553	$4,971	$4,014	$5,480

Year ended December 31, 2002	$2,821	$4,811	$3,079	$4,553

Year ended December 31, 2001	$2,510	$3,738	$3,428	$2,821

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BOYD BROS. TRANSPORTATION INC.

AND

BBT ACQUISITION CORPORATION

DATED AS OF DECEMBER 31, 2003

ARTICLE 1 — The Merger	A-5
1.1 The Merger	A-5
1.2 The Closing	A-5
1.3 Effective Time	A-5
1.4 Effect of the Merger	A-5
ARTICLE 2 — THE SURVIVING CORPORATION	A-5
2.1 Certificate of Incorporation of the Surviving Corporation	A-5
2.2 By-Laws of the Surviving Corporation	A-5
2.3 Directors of the Surviving Corporation	A-6
2.4 Officers of the Surviving Corporation	A-6
ARTICLE 3 — EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES	A-6
3.1 Conversion of Company Common Stock	A-6
3.2 Capital Stock of Mergerco	A-6
3.3 Cancellation of Treasury Stock and Mergerco Owned Stock	A-6
3.4 Exchange of Certificates	A-6
3.5 Stock Options	A-8
3.6 Dissenting Shares	A-9
ARTICLE 4 — REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-9
4.1 Organization and Qualification	A-9
4.2 Authorization and Enforceability	A-10
4.3 Certificate of Incorporation and By-laws	A-10
4.4 Capitalization	A-10
4.5 Consents and Approvals	A-10
4.6 Company Action	A-11
4.7 State Takeover Laws	A-11
4.8 Vote Required	A-11
4.9 Fairness Opinion	A-11
4.10 No Finders	A-11
4.11 Proxy Statement	A-12
ARTICLE 5 — REPRESENTATIONS AND WARRANTIES OF MERGERCO	A-12
5.1 Organization and Qualification	A-12
5.2 Authorization	A-12
5.3 Consents and Approvals	A-12
5.4 No Finders	A-13
5.5 Proxy Statement	A-13
5.6 No Other Assets or Liabilities	A-13
5.7 Certificate of Incorporation and By-Laws	A-13
ARTICLE 6 — COVENANTS	A-13
6.1 Conduct of Business of the Company	A-13
6.2 Conduct of Business of Mergerco	A-13
6.3 No Solicitation	A-14
6.4 Company Stockholders Meeting	A-15

6.5 Proxy Statement and Schedule 13E-3	A-16
6.6 Access to Information	A-17
6.7 Approvals and Consents; Cooperation	A-17
6.8 Take-over Statutes; Inconsistent Actions	A-17
6.9 Financing	A-17
6.10 Expenses	A-17
6.11 Further Actions	A-18
6.12 Officers’ and Directors’ Indemnification	A-18
6.13 Notification of Certain Matters	A-18
6.14 Payment of Fees for Special Committee and Advisors	A-19
ARTICLE 7 — CLOSING CONDITIONS	A-19
7.1 Conditions to Obligations of Mergerco and the Company	A-19
7.2 Conditions to Obligations of Mergerco	A-19
7.3 Conditions to Obligations of the Company	A-20
ARTICLE 8 — TERMINATION AND ABANDONMENT	A-21
8.1 Termination	A-21
8.2 Effect of Termination	A-22
8.3 Expense Reimbursement	A-22
8.4 No Penalty; Costs of Collection	A-22
ARTICLE 9 — GENERAL PROVISIONS	A-23
9.1 Non-Survival of Representations, Warranties and Covenants	A-23
9.2 Amendment and Modification	A-23
9.3 Waiver	A-23
9.4 Notices	A-23
9.5 Assignment	A-24
9.6 Governing Law	A-24
9.7 Knowledge	A-24
9.8 Interpretation	A-24
9.9 Publicity	A-24
9.10 Entire Agreement	A-25
9.11 Severability	A-25
9.12 Specific Performance	A-25
9.13 Counterparts	A-25

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated December 31, 2003, by and between BOYD BROS. TRANSPORTATION INC., a Delaware corporation (the “Company”), and BBT ACQUISITION CORPORATION, a Delaware corporation (“Mergerco”)

      WHEREAS, Mergerco was incorporated on December 31, 2003, for the sole purpose of entering into the transactions contemplated by this Agreement;

      WHEREAS, as of the date hereof there are four shares of common stock of Mergerco issued and outstanding;

      WHEREAS, Dempsey Boyd, Frances S. Boyd, Gail B. Cooper and Ginger B. Tibbs each own one share of common stock of Mergerco;

      WHEREAS, the stockholders of the Company named on Exhibit A (collectively, the “Affiliated Stockholders”) have agreed to contribute their shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) to Mergerco in exchange for a number of whole and fractional shares of common stock of Mergerco equal to the number of shares of Company Common Stock contributed to Mergerco divided by One Thousand (1,000), such contribution to take place after the last of the conditions set forth in Section 7.2 has been fulfilled or waived but prior to the Effective Time (as defined in Section 1.3); and

      WHEREAS, at the Effective Time (as defined in Section 1.3), Mergerco will be merged with and into the Company, with the Company as the surviving corporation, on the terms and conditions set forth in this Agreement and the Delaware General Corporation Law (the “Merger”); and

      WHEREAS, pursuant to the Merger, each share of Company Common Stock (other than shares owned by Mergerco or any of the Affiliated Stockholders) will be converted into the right to receive $7.00 in cash per share; and

      WHEREAS, a special committee of the Board of Directors of the Company consisting solely of independent directors (the “Special Committee”) has (i) determined that the Merger is fair to the holders of shares of Company Common Stock (other than Mergerco or any of the Affiliated Stockholders), (ii) received an opinion from Legg Mason, Inc. that the consideration to be paid in the Merger is fair to the holders of shares of the Company Common Stock (other than Mergerco or any of the Affiliated Stockholders) from a financial point of view, (iii) has determined that this Agreement, the Merger and the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders (other than Mergerco or any of the Affiliated Stockholders), and (iv) has recommended to the Board of Directors of the Company that the Board of Directors declare the advisability of this Agreement and approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement; and

      WHEREAS, based on the recommendation of the Special Committee, the Board of Directors of the Company has adopted resolutions declaring the advisability of this Agreement and has determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders (other than Mergerco or any of the Affiliated Stockholders) and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

      WHEREAS, the Company and Mergerco desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time (as defined in Section 1.3), Mergerco will be merged with and into the Company, whereupon the separate corporate existence of Mergerco will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of the State of Delaware under the name “Boyd Bros. Transportation Inc.”

      1.2     The Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Central Time, on a date to be specified by the parties which will be no later than the second Business Day (as defined below) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)), set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Company (acting through the Special Committee) will as promptly as practicable notify Mergerco, and Mergerco will as promptly as practicable notify the Company, when the conditions to such party’s obligation to effect the Merger contained in Article 7 have been satisfied. For purposes of this Agreement, a “Business Day” will mean any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the State of Delaware are closed.

      1.3     Effective Time. At the Closing, the Company and Mergerco will file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in accordance with the DGCL, in such form as is required by, and executed in accordance with, the relevant provisions of, the DGCL. The parties will take such other and further actions as may be required by law to make the Merger effective. The Merger will become effective at such time as the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or, if agreed to by the Company and Mergerco, at such later time or date as is set forth in the Certificate of Merger (the “Effective Time”).

      1.4     Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Mergerco will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Mergerco will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE 2

THE SURVIVING CORPORATION

      2.1     Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, amended and restated as set forth on Exhibit B, will be the certificate of incorporation of the Surviving Corporation.

      2.2     By-Laws of the Surviving Corporation. At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the provisions of the Certificate of Incorporation of the Surviving Corporation and the provisions of such By-Laws.

      2.3     Directors of the Surviving Corporation. The directors of Mergerco immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected and qualified, as the case may be.

      2.4     Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE 3

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES

      3.1     Conversion of Company Common Stock. At the Effective Time, subject to the provisions of this Agreement (including without limitation this Section 3.1 and Sections 3.4 and 3.6), automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Mergerco or any of the Affiliated Stockholders and other than the Dissenting Shares (as defined in Section 3.6)) will be converted into the right to receive in cash, without interest, an amount equal to $7.00 (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock so converted into Merger Consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 3.4.

      3.2     Capital Stock of Mergerco. At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of common stock, par value $0.01 per share, of Mergerco issued and outstanding immediately prior to the Effective Time will be converted into and become a number of fully paid and non-assessable shares of common stock, par value $0.001 per share, of the Surviving Corporation equal to the number of whole and fractional shares of Mergerco common stock to be so converted. Such shares of common stock will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation at the Effective Time. Company Common Stock owned by Mergerco or any of the Affiliated Stockholders immediately prior to the Effective Time will be cancelled and cease to exist in accordance with Section 3.3.

      3.3     Cancellation of Treasury Stock and Mergerco Owned Stock. At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company’s treasury and each share of Company Common Stock that is owned by Mergerco or any of the Affiliated Stockholders (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

      3.4     Exchange of Certificates

      (a) Prior to the Effective Time, Mergerco will (i) designate SunTrust Bank or other commercial bank or trust company to act as the paying agent (the “Paying Agent”) for the benefit of holders of shares of Company Common Stock (other than the Cancelled Shares and the Dissenting Shares) in the Merger and Mergerco will enter into an agreement with the Paying Agent pursuant to which, after the Effective Time, the Paying Agent will distribute the Merger Consideration on a timely basis, and (ii) irrevocably deposit or cause to be deposited with the Paying Agent cash in an amount required with respect to the conversion of shares of Company Common Stock at the Effective Time pursuant to Section 3.1 and this

Section 3.4 as share certificates are surrendered (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent must, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.4(g), the Exchange Fund must not be used for any other purpose.

      (b) As promptly as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Paying Agent) which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares and Dissenting Shares) of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as the Surviving Corporation and the Paying Agent will reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the aggregate Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificates will have been converted into the right to receive pursuant to this Agreement.

      (c) Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be distributed as soon as practicable after the Effective Time (after giving effect to any required tax withholding) in each case without interest, and the Certificate so surrendered will immediately be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4, each Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration with respect to each share of Company Common Stock formerly represented thereby.

      (d) Cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and, following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Section 3.4. From and after the Effective Time, holders of Certificates will cease to have any rights as stockholders of the Company, except for the right to receive upon the surrender of such Certificates, in accordance with this Section 3.4, the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificates or as otherwise provided by law.

      (e) To the extent permitted by applicable law, any portion of the Exchange Fund (plus any interest and other income received by the Paying Agent in respect of such funds) which remains undistributed to the holders of shares of Company Common Stock twelve months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Section 3.4 must thereafter look, as general creditors, only to the Surviving Corporation for the Merger Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

      (f) Notwithstanding any other provision in this Section 3.4, neither the Paying Agent nor the Surviving Corporation will be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) The Paying Agent or, at any time after twelve months following the Effective Time, the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold from such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, as applicable, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

      (h) If any Certificate has been lost, stolen or destroyed, upon the delivery to the Paying Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for each share of Company Common Stock represented by such Certificate.

      (i) The Paying Agent will invest the Exchange Fund as directed by the Surviving Corporation (so long as such directions do not impair the rights of the holders of Company Common Stock) in direct obligations of, or money market funds substantially all the assets of which are invested in direct obligations of, the United States of America or any agency the obligations of which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments will be paid to the Surviving Corporation, and no interest or other income will be paid or accrued on the Merger Consideration to the holders of Company Common Stock.

      3.5     Stock Options

      (a) Not later than 30 days prior to the Effective Time, the Company will send a notice (the “Option Notice”) to all holders of outstanding options to purchase shares of Company Common Stock (the “Company Options”) (other than any of the Affiliated Stockholders) heretofore granted under any stock option plan, program or arrangement of the Company or under any stock option agreement, including, without limitation, the Company’s 1994 Stock Option Plan (the “Company Stock Plan”): (i) specifying that such options will not be assumed and will be terminated in connection with the Merger, and (ii) specifying that any Company Options outstanding as of the Effective Time will thereafter represent only the right to receive the consideration, if any, specified in Section 3.5(c) in accordance with this Agreement. Any provision of this Section 3.5 to the contrary not withstanding, all Company Options held by the Affiliated Stockholders will be terminated in connection with the Merger and the holders thereof shall not receive the consideration specified in Section 3.5(c) or other consideration for such terminated Company Options.

      (b) The Company will permit each holder of a Company Option who desires to exercise all or any portion of such Company Option following receipt of the Option Notice to exercise such Company Option prior to the Effective Time.

      (c) Each Company Option outstanding as of the Effective Time will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive (net of applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such Company Option (regardless of whether such Company Option is vested or not) immediately prior to the Effective Time over (ii) the exercise price of those shares of Company Common Stock subject to such Company Option. The aggregate amount payable with respect to each such Company Option pursuant to this Section 3.5(c) will hereinafter be referred to as the “Option Cash-Out Amount.”

      (d) Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder (as of the Effective Time) of a Company Option which was converted into the right to receive the Option Cash-Out Amount pursuant to Section 3.5(c) hereof, (i) a letter of transmittal (which will be in such form and have such other provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options. Upon the delivery of such letter of transmittal by or on behalf of a holder of a Company Option, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Options surrendered thereby, to the Paying Agent, such holder of a Company Option will be entitled to receive the Option Cash-Out Amount payable to it in respect of such Company Option pursuant to Section 3.5(c).

      3.6     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent (if at all) that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL or any successor provision (the “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive from the Company such consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder will have failed to perfect or will effectively withdraw or lose his or her right to appraisal and payment under the DGCL, each share of Company Common Stock held by such holder will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, upon the surrender of the Certificate representing such share of Company Common Stock pursuant to Section 3.4, and such shares will not be deemed to be Dissenting Shares. The Company will give Mergerco (i) prompt notice of any written notices or demands for appraisal of Company Common Stock received by the Company and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices. The Company will not, without the prior written consent of Mergerco, make any payment with respect to, or settle, offer to settle, or otherwise negotiate any such demands.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedule delivered by the Company to Mergerco prior to execution of this Agreement (the “Company Disclosure Schedule”), which identifies by section number the provision of this Agreement to which such exception or qualification relates, the Company represents and warrants to Mergerco as of the date hereof as follows:

      4.1     Organization and Qualification. The Company and each subsidiary of the Company (referred to herein as a “Company Subsidiary”) is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect (as defined below). “Company Material Adverse Effect” means any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, has or would reasonably be expected to have (i) a material adverse effect on the business (including its prospects), operations, assets, properties, results of operations, or financial condition of the Company and the Company Subsidiaries, (ii) the effect of preventing or materially delaying the consummation of the Merger or otherwise has or would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or (iii) a material adverse effect on the ability of the Surviving Corporation to conduct such business (as presently conducted) following the Effective Time.

      4.2     Authorization and Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of this Agreement and the Merger by its stockholders, the requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company’s Board of Directors (based upon the recommendation of the Special Committee) and, subject to obtaining the approval of the Company’s stockholders as contemplated by Section 7.1(a), no other corporate action on the part of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Mergerco, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

      4.3     Certificate of Incorporation and By-laws. The Company has heretofore furnished or made available to Mergerco a complete and correct copy of the Certificate of Incorporation and the By-laws of the Company and the Certificate of Incorporation, By-laws or equivalent organizational documents of each Company Subsidiary, each as in full force and effect as of the date hereof.

      4.4     Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the date hereof, (a) 2,711,393 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) 1,358,247 shares of Company Common Stock are held in the treasury of the Company, (c) no shares of Company Common Stock are held by the Company Subsidiaries, and (d) 449,650 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of outstanding Company Options. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.4 or as set forth in Section 4.4 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable. In no event will the aggregate number of shares of Company Common Stock outstanding at the Effective Time (including all shares subject to then outstanding Company Options or other rights to acquire or commitments to issue shares of Company Common Stock) exceed 4,519,290.

      4.5     Consents and Approvals. Subject to (i) compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state takeover or securities laws, and the rules of any stock exchange or any other listing organization that are applicable to the Company, (ii) approval by the Company’s stockholders, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iv) compliance with Section 262 of the DGCL regarding appraisal rights of the Company’s stockholders, and (v) any items disclosed on the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation or By-Laws of the Company or any Company Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign administrative, governmental or regulatory body or authority (a “Governmental Entity”); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien, charge, security interest, pledge or encumbrance of any kind or nature (any of the foregoing being a “Lien”) on any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      4.6     Company Action

      (a) The Special Committee, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company, (ii) recommended that the Board of Directors of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that the Company’s stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

      (b) The Board of Directors of the Company, at a meeting duly called and held or by action by written consent, has (i) declared the advisability of this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) recommended that the Company’s stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iv) duly and validly authorized this Agreement, the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and, subject to the approval and adoption of this Agreement by the stockholders of the Company, the consummation of the Merger.

      4.7     State Takeover Laws. The approval of this Agreement and the transactions contemplated hereby by the Company’s Board of Directors and the Special Committee are sufficient so that neither the restrictions on “business combinations” set forth in Section 203(a) of DGCL nor the provisions of any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or By-Laws of the Company will apply to this Agreement or any of the transactions contemplated by this Agreement.

      4.8     Vote Required. Except for the vote required to satisfy the condition set forth in Section 7.1(a), and except for any vote required under applicable law, the current Certificate of Incorporation of the Company or the rules of any stock exchange or other listing organization that are applicable to the Company, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon on the record date established by the Board of Directors of the Company in accordance with the By-Laws of the Company, applicable law and this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

      4.9     Fairness Opinion. The Special Committee has received a written opinion from Legg Mason, Inc., financial advisor to the Special Committee, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger (other than Mergerco or any of the Affiliated Stockholders) as provided herein is fair to such holders from a financial point of view.

      4.10     No Finders. Except for the engagement letter between the Special Committee and Legg Mason, Inc., dated August 21, 2003, a copy of which has been provided to Mergerco prior to the date of this Agreement, no act of the Company or any Company Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated herein.

      4.11     Proxy Statement. The information supplied by the Company included in the Proxy Statement (as defined below) and the Schedule 13E-3 (as defined below) will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the Securities and Exchange Commission (the “SEC”); (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting (as defined below) and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made in or incorporated by reference therein based on information supplied by or on behalf of Mergerco specifically for inclusion or incorporation by reference therein.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MERGERCO

      Except as set forth in the disclosure schedule delivered by Mergerco to the Company prior to execution of this Agreement, which identifies by section number the provision of this Agreement to which such exception or qualification relates, Mergerco represents and warrants to the Company as of the date hereof as follows:

      5.1     Organization and Qualification. Mergerco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Mergerco is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary.

      5.2     Authorization. Mergerco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mergerco and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Mergerco and by the stockholders of Mergerco, and no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mergerco and constitutes the valid and binding obligation of Mergerco, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

      5.3     Consents and Approvals. Subject to (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and state takeover and securities laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, and (iii) compliance with Section 262 of the DGCL regarding appraisal rights of the Company’s stockholders, the execution and delivery of this Agreement by Mergerco and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or By-Laws of Mergerco; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local or foreign body or authority by which Mergerco or any of its properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any Governmental Entity; or (d) require any consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of the performance required thereunder) under any of the terms, conditions or provisions of any contract, agreement, instrument or any obligation to which Mergerco is a party or by which any of its properties or assets is bound.

      5.4     No Finders. No act of Mergerco has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated herein.

      5.5     Proxy Statement. The information supplied by or on behalf of Mergerco included in the Schedule 13E-3 or for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      5.6     No Other Assets or Liabilities. Mergerco was formed on December 31, 2003. Mergerco has no assets or liabilities as of the date of this Agreement other than the initial capital contributed to Mergerco by the Affiliated Stockholders and its obligations related to the transactions contemplated by this Agreement. Mergerco has no subsidiaries.

      5.7     Certificate of Incorporation and By-Laws. Mergerco has heretofore furnished or made available to the Company a complete and correct copy of the Certificate of Incorporation and By-Laws of Mergerco.

ARTICLE 6

COVENANTS

      6.1     Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, neither the Company nor any Company Subsidiary will, without the prior written consent of Mergerco:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or other organizational documents;

(b) except as set forth in Section 6.1(b) of the Company Disclosure Schedule, issue, sell or grant, or authorize the issuance, sale or grant of any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding on the date of this Agreement);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent in accordance with applicable law;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of the Company contained herein inaccurate or breached such that the conditions in Section 7.2 will not be satisfied at, or as of any time prior to, the Effective Time; or

(f) enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, or otherwise agree or consent to do any of the foregoing actions set forth in this Section 6.1.

      6.2     Conduct of Business of Mergerco. From the date of this Agreement to the Effective Time, Mergerco will not take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of Mergerco contained herein inaccurate or breached such that the conditions in Section 7.3 will not be satisfied at, or as of any time prior to, the Effective Time.

      6.3     No Solicitation

      (a) Subject to the provisions of this Section 6.3, the Company will not, and will cause its Company Subsidiaries and its and their officers, directors, employees, financial advisors, counsel, representatives and agents (collectively, “Representatives”) not to, (i) directly or indirectly, solicit, initiate, knowingly encourage or otherwise facilitate the making of an Acquisition Proposal (as defined below), (ii) engage in or knowingly encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Third Party (as defined below) relating to an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal, or (iii) agree to, recommend or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.3 or in any other provision of this Agreement will prohibit the Company or the Company’s Board of Directors or the Special Committee from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosures to the Company’s stockholders, which in the good faith judgment of the board of directors of the Company or the Special Committee, after taking into advice from outside counsel, is required under applicable law.

      (b) Notwithstanding the provisions of Section 6.3(a), this Agreement will not prohibit the Company’s Board of Directors or the Special Committee from, prior to the date on which the Company’s stockholders adopt this Agreement in accordance with the DGCL, furnishing nonpublic information to, or entering into discussions or negotiations with, any Third Party that makes a bona fide Superior Proposal that did not result from the Company’s violation of Section 6.3(a), if, and only to the extent that, (i) the Special Committee determines in good faith, after consultation with its legal counsel, that failure to furnish such information or to participate in such negotiations or discussions with respect to a Superior Proposal would be a breach of the fiduciary duties of the Board of Directors of the Company or the Special Committee to the Company’s stockholders imposed by applicable law; (ii) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such Third Party after the date hereof, the Company (A) provides written notice of at least two Business Days to Mergerco to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such Third Party (which notice includes copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry), and naming and identifying the Third Party making the Acquisition Proposal, and (B) receives from such Third Party an executed confidentiality agreement with customary terms and conditions; and (iii) the Company promptly informs Mergerco of the status and the material terms and conditions and all other material information with respect to any such discussions or negotiations (including any amendments or proposed amendments).

      (c) As used in this Agreement, the term “Acquisition Proposal” means any offer or proposal for (i) a transaction or series of related transactions pursuant to which any person (or “group” of persons as such term is defined under Section 13(d) of the Exchange Act) other than Mergerco (a “Third Party”) acquires 10% or more of the outstanding shares of Company Common Stock or voting power (or of securities or rights convertible into or exercisable for such shares of Company Common Stock or voting power), including without limitation a tender offer or an exchange offer which, if consummated, would result in a Third Party acquiring 10% or more of the outstanding shares of Company Common Stock or voting power (or of securities or rights convertible into or exercisable for such shares of Company Common Stock or voting power), (ii) a merger or other business combination involving the Company other than the transactions contemplated by this Agreement, or (iii) any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) of 10% or more of the net revenues or assets of the Company.

      (d) As used in this Agreement, a “Superior Proposal” means any unsolicited, bona fide offer made by a Third Party to acquire all of the outstanding shares of Company Common Stock beneficially owned by stockholders of the Company or to acquire substantially all of the assets of the Company on terms that the Special Committee has reasonably and in good faith determined, after consultation with its financial advisors and outside counsel, to be more favorable to the Company’s stockholders (other than Mergerco or any of the Affiliated Stockholders) than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Special Committee, such Third Party is able to finance the transaction and obtain all required regulatory approvals).

      (e) Upon execution of this Agreement, the Company will immediately terminate all discussions with Third Parties, if any, concerning any Acquisition Proposal and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Third Party regarding any Acquisition Proposal and prior to the Closing will enforce all such agreements in accordance with their terms. Notwithstanding the foregoing, such discussions may be reinstated or waivers may be provided if the conditions of this Section 6.3 are otherwise satisfied.

      (f) Nothing contained in this Section 6.3 will (i) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), or (ii) permit the Company to enter into any agreement providing for an Acquisition Proposal (other than the confidentiality agreement as provided and in the circumstances and under the conditions set forth above) for as long as this Agreement remains in effect.

      6.4     Company Stockholders Meeting

      (a) The Company will take all action necessary in accordance with the DGCL and the Company’s Certificate of Incorporation and By-laws to cause a meeting of its stockholders (the “Company Stockholders’ Meeting”) to be duly called and held to consider and vote upon the approval and adoption of this Agreement and the Merger, and the Company will use its commercially reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date of this Agreement. The Board of Directors of the Company, based upon the recommendation of the Special Committee, will, subject to Section 6.4(b), recommend such approval and adoption of this Agreement and the Merger by the Company’s stockholders as provided herein and will use its commercially reasonable efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement, unless the Special Committee determines in good faith, after consultation with its legal counsel, that such recommendation or solicitation would be a breach of the Company’s Board of Directors’ or the Special Committee’s fiduciary duties to the Company’s stockholders imposed by applicable law.

      (b) Neither the Board of Directors of the Company nor the Special Committee will withdraw, modify or change in a manner adverse to Mergerco, its recommendation to the Company’s stockholders unless the Board of Directors of the Company or the Special Committee has received a Superior Proposal and (i) the Company has complied with the terms of Section 6.3 in all material respects, including, without limitation, the requirement in Section 6.3 that it notify Mergerco after its receipt of such Superior Proposal, and (ii) the Special Committee determines in good faith, after consultation with its legal counsel, that such withdrawal or modification is required under applicable law in order for the Board of Directors of the Company and the Special Committee to comply with their fiduciary duties to the Company’s stockholders. Any withdrawal, change or modification of the recommendation of the Company’s Board of Directors or the Special Committee in accordance with the previous sentence will not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement. Unless this Agreement is previously terminated in accordance with Article 8, the Company will submit this Agreement to its stockholders at the Company Stockholders’ Meeting in accordance with Section 6.4(a) even if the Board of Directors of the Company or the Special Committee has withdrawn, modified or changed its recommendation of this Agreement or the transactions contemplated by this Agreement and will not postpone or adjourn such meeting or the vote by the Company’s stockholders upon this Agreement and the Merger to another date without Mergerco’s approval.

      6.5     Proxy Statement and Schedule 13E-3

      (a) As promptly as practicable after the execution of this Agreement, the Company and Mergerco will cooperate to prepare a Rule 13E-3 Transaction Statement (together with any amendments thereto, the “Schedule 13E-3”) and the Company will prepare and file with the SEC a proxy statement (together with any amendments thereto, the “Proxy Statement”) relating to the Company Stockholders’ Meeting. Mergerco and the Company will cooperate with each other in the preparation of the Proxy Statement. Both Mergerco and the Company will cause the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of any stock exchange or other listing organization that may be applicable and the DGCL. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of any stock exchange or other listing organization that may be applicable and the DGCL. Both the Company and Mergerco will furnish to each other all information concerning the Company or Mergerco each may reasonably request in connection with such actions and the preparation of the Schedule 13E-3 and the Proxy Statement. Mergerco will be given a reasonable opportunity to review and comment on all filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, and all mailings to the Company’s stockholders in connection with the transaction contemplated by this Agreement. The Company will be given a reasonable opportunity to review and comment on all filings by Mergerco with the SEC in connection with the transactions contemplated hereby, including the Schedule 13E-3 and any amendment or supplement thereto. The Company, with the cooperation of Mergerco, will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to each of the Company’s stockholders as promptly as practicable after the compliance with SEC filing requirements and, if necessary, satisfactory resolution of SEC comments. The Company will also promptly as practicable file, and, if required, mail to the Company’s stockholders, any amendment to the Proxy Statement which may become necessary after the date the Proxy Statement is first mailed to the Company’s stockholders. The Company and Mergerco will also promptly as practicable file any amendment to the Schedule 13E-3 which may become necessary after the date the Schedule 13E-3 is first filed with the SEC.

      (b) No amendment or supplement to the Proxy Statement or the Schedule 13E-3 will be made by the Company without the approval of Mergerco, which approval will not be unreasonably withheld, conditioned or delayed. The Company will advise Mergerco promptly after it receives notice thereof of any request by the SEC or any stock exchange or other listing organization that may be applicable for amendment of the Proxy Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

      (c) The Proxy Statement will include the recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except as otherwise provided in Section 6.3 or 6.4 of this Agreement.

      (d) If at any time prior to the Effective Time any event or circumstances relating to the Company or any of the Company Subsidiaries, or their respective officers and directors (other than Dempsey Boyd, Gail B. Cooper and Ginger B. Tibbs), should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Mergerco. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

      (e) If at any time prior to the Effective Time any event or circumstance relating to Mergerco or its officers and directors should be discovered by Mergerco that should be set forth in an amendment or a supplement to the Schedule 13E-3 or the Proxy Statement, Mergerco will promptly inform the Company. All documents that Mergerco is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

      6.6     Access to Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company Subsidiaries is a party (in which case the Company will use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Mergerco or its advisors) or pursuant to applicable law, the Company will afford to Mergerco and to Mergerco’s accountants, officers, directors, employees, counsel, and other representatives reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments, and records, and, during such period, the Company will furnish promptly to Mergerco all information concerning the Company’s and the Company Subsidiaries’ businesses, prospects, properties, liabilities, results of operations, financial condition, officers, employees, consultants, distributors, customers, suppliers, and others having dealings with the Company as Mergerco may reasonably request.

      6.7     Approvals and Consents; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use all commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      6.8     Take-over Statutes; Inconsistent Actions. If any “fair price,” “moratorium,” “control share,” “business combination,” “shareholder protection” or similar or other anti-takeover statute or regulation enacted under any state or Federal law becomes applicable to the Merger or any of the other transactions contemplated hereby, the Company, the Special Committee and the Board of Directors of the Company will grant such approvals and take all such actions as are within its authority and are reasonable so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby and thereby. The Company has not and, during the term of this Agreement will not, adopt, effect or implement any “shareholders’ rights plan,” “poison pill” or similar arrangement.

      6.9     Financing. Mergerco and the Company will use commercially reasonable efforts to (i) consummate such financing as Mergerco may deem necessary and appropriate in order to finance the Merger (the “Financing”) on or before the Closing Date, and (ii) execute and deliver definitive agreements with respect to the Financing as may be deemed necessary and appropriate by Mergerco (the “Definitive Financing Agreements”) on or before the Closing Date. The Company will use its commercially reasonable efforts to assist and cooperate with Mergerco to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing that are applicable to the Company.

      6.10     Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, subject to Section 8.3.

      6.11     Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.

      6.12     Officers’ and Directors’ Indemnification

      (a) The Company and the Surviving Corporation agree that all rights to indemnification and all limitations on liability existing in favor of any individual who on or at any time prior to the Effective Time was a director, officer, employee or agent of the Company (an “Indemnified Person”) in respect of acts or omissions of such Indemnified Person on or prior to the Effective Time (including, without limitation, acts or omissions in connection with the transactions contemplated by this Agreement), as provided in the Certificate of Incorporation or By-Laws of the Company or any agreement between an Indemnified Person and the Company in effect as of the date of this Agreement, will continue in full force and effect in accordance with its terms and will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time was a director, officer, employee or agent of the Company, and the Surviving Corporation will honor all such indemnification provisions.

      (b) The Surviving Corporation will, at its election, either: (i) cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time (including, without limitation, facts or events that occurred in connection with the transactions contemplated by this Agreement); (ii) extend the discovery or reporting period under the Company’s current policy for six years from the Effective Time to maintain in effect directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time (including, without limitation, facts or events that occurred in connection with the transactions contemplated by this Agreement) for those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms no less favorable than the terms of such current insurance policy; or (iii) substitute coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company’s current insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time (including, without limitation, facts or events that occurred in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend for any such coverage an amount per year in excess of 150% of the annual premium currently paid by the Company for such insurance or replacement insurance or to expend for an extended period reporting endorsement a total amount in excess of 300% of the annualized cost of the Company’s current policy.

      (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.12.

      (d) The provisions of this Section 6.12 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      6.13     Notification of Certain Matters. The Company will give prompt written notice to Mergerco, and Mergerco will give prompt written notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective

Date and (b) any material failure of the Company or Mergerco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      6.14     Payment of Fees for Special Committee and Advisors. At the Closing, the Company will pay in full all amounts owed to the members of the Special Committee and their legal and financial advisors in connection with the Merger, provided that such amounts are provided for pursuant to the terms and conditions of the agreements entered into with such members and advisors.

ARTICLE 7

CLOSING CONDITIONS

      7.1     Conditions to Obligations of Mergerco and the Company. The respective obligations of each party to consummate the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit such conditions exist, in whole or in part, to the extent permitted by applicable law:

(a) This Agreement, the Merger and the transactions contemplated hereby will have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock in accordance with the Company’s Certificate of Incorporation, By-Laws and the DGCL.

(b) No Governmental Entity or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) All consents, approvals, authorizations legally required to be obtained to consummate the Merger will have been obtained from all Governmental Entities or persons as applicable and will be final (in the case of any consent or waiver from a Governmental Entity) and in full force and effect as of the Closing, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a Company Material Adverse Effect.

(d) The fairness opinion of Legg Mason, Inc. referred to in Section 4.9 shall not have been withdrawn, revoked, terminated or modified at or prior to the Effective Time.

      7.2     Conditions to Obligations of Mergerco. The obligation of Mergerco to consummate the Merger will be subject to the fulfillment or waiver by Mergerco at or prior to the Closing of the following additional conditions:

(a) Each representation and warranty of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, this Section 7.2(a) will not be considered fulfilled or satisfied if the representation and warranty set forth in the last sentence of Section 4.4 is incorrect by more than 1,000 shares as of the Closing Date. For purposes of this Section 7.2(a), all representations and warranties contained in Article 4 qualified by “Company Material Adverse Effect” or reference to “material” or “in all material respects” or like variations will not be deemed so qualified.

(b) The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Mergerco, except for such permits, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Mergerco will have received evidence reasonably satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

(d) Since the date of this Agreement, there will not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company shall have delivered to Mergerco duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement, and resolutions of the stockholders of the Company in accordance with the Company’s Certificate of Incorporation, By-laws and the DGCL pursuant to which the vote of at least a majority of the outstanding shares of Company Common Stock was obtained in each case certified by the Secretary or Assistant Secretary of the Company.

(f) The funding under the Definitive Financing Agreements shall have occurred or Mergerco will otherwise have immediate access to sufficient funds under any other commitment acceptable to Mergerco to enable Mergerco to pay the aggregate Merger Consideration, to pay any cash amounts payable to the holders of Company Options pursuant to Section 3.5 and Section 3.6, to pay the anticipated fees and expenses related to the Merger and to perform any other obligations under this Agreement.

(g) Holders of no more than 5% of the outstanding Company Common Stock shall have exercised appraisal rights.

(h) Mergerco shall have received a certificate signed by an appropriate officer of the Company, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in sections 7.2 (a), (b), (c), (d), (e) and (g) have been satisfied.

      7.3     Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the fulfillment or waiver by the Company at or prior to the Closing of the following additional conditions:

(a) Each representation and warranty of Mergerco contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date).

(b) Mergerco shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Mergerco on or prior to the Closing Date.

(c) The Company shall have received a certificate signed by an appropriate officer of Mergerco, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in sections 7.3 (a) and (b) have been satisfied.

ARTICLE 8

TERMINATION AND ABANDONMENT

      8.1     Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company as provided in Section 7.1(a), only:

(a) by mutual written consent duly authorized by the Board of Directors of Mergerco and the Special Committee of the Company;

(b) by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before April 30, 2004; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date;

(c) by either Mergerco or the Company (acting through the Special Committee) if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

(d) by either Mergerco or the Company (acting through the Special Committee) if, at the Company Stockholders’ Meeting, the requisite vote of the Company’s stockholders for approval and adoption of this Agreement and the Merger is not obtained as contemplated by Section 7.1(a), except that the right to terminate this Agreement under this Section 8.1(d) will not be available to any party whose failure to perform any obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

(e) by Mergerco if (i) the Company has breached its obligations under Section 6.3 in any material respect, or (ii) the Board of Directors of the Company or the Special Committee has recommended to the stockholders of the Company any Acquisition Proposal or will have resolved or announced an intention to do so, or (iii) the Board of Directors of the Company or the Special Committee has withdrawn or modified in a manner adverse to Mergerco its approval or recommendation of the Merger, or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock is announced or commenced, and either (A) the Board of Directors of the Company or the Special Committee recommends acceptance of such tender offer or exchange offer by the Company’s stockholders or (B) within 10 Business Days after such tender offer or exchange offer is so commenced, the Board of Directors of the Company or the Special Committee fails to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders;

(f) by Mergerco if (i) Mergerco is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement such that the conditions in Section 7.2 hereof will not be satisfied; provided, however, that if such a breach is curable by the Company and such cure is reasonably likely to be accomplished prior to the applicable date specified in Section 8.1(b), then, for so long as the Company continues to exercise commercially reasonable efforts to accomplish such cure, Mergerco may not terminate this Agreement under this Section 8.1(f);

(g) by the Company (acting through the Special Committee) if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Mergerco of any of its representations, warranties or obligations under this Agreement such that the conditions in Section 7.3 hereof will not be satisfied provided, however, that if such a breach is curable by Mergerco and such cure is reasonably likely to be accomplished prior to the applicable date specified in Section 8.1(b), then, for so long as Mergerco continues to exercise commercially reasonable efforts to accomplish such cure, the Company may not terminate this Agreement under this Section 8.1(g);

(h) by the Company (acting through the Special Committee) if, prior to approval of the Merger by the Company’s stockholders as contemplated in Section 7.1(a) and as a result of a Superior Proposal, the Special Committee determines, in its good faith judgment based as to legal matters on the advice of legal counsel and as to financial matters on consultation with its financial advisor, that the failure to terminate this Agreement and accept such Superior Proposal would be a breach of the fiduciary duties of the Company’s Board of Directors or the Special Committee; provided, however, that before the Company may terminate this Agreement pursuant to this Section 8.1(h), the Company must give notice to Mergerco of the proposed termination under Section 8.1(h) and Mergerco, within five (5) days of receipt of such notice, will have the right, in its sole discretion, to offer to amend this Agreement to make an offer that is at least as favorable to the stockholders of the Company as the Superior Proposal and the Company will negotiate in good faith with Mergerco with respect to such proposed amendment; provided, further, that if Mergerco and the Company are unable to reach an agreement with respect to the Mergerco’s proposed amendment within such five (5) day-period, the Company may terminate this Agreement pursuant to this Section 8.1(h);

(i) by Mergerco if holders of more than 5% of the outstanding Company Common Stock exercise appraisal rights; or

(j) by Mergerco if there has occurred or come into existence a change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      8.2     Effect of Termination. The party desiring to terminate this Agreement will give written notice of such termination to the other party. Except for any material breach of this Agreement by any party hereto (which breach and liability therefore will not be affected by the termination of this Agreement or the payment of any Reimbursable Expenses (as defined in Section 8.3 hereof)), if this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement will become void and of no effect with no liability on the part of any party hereto; provided, however, that notwithstanding such termination the agreements contained in Sections 8.2, 8.3, 8.4 and Article 9 hereof will survive the termination hereof.

      8.3     Expense Reimbursement

      (a) The Company agrees to reimburse Mergerco, in immediately available funds by wire transfer to an account designated by Mergerco, an amount equal to Mergerco’s out-of-pocket costs and expenses (which are reasonably documented) that are reasonably incurred in connection with this Agreement, the Merger and the transactions contemplated hereby (including without limitation, all reasonable legal, accounting and financial advisory fees and expenses incurred by Mergerco) (collectively, the “Reimbursable Expenses”) if:

(i) this Agreement is terminated by Mergerco pursuant to Section 8.1(c), 8.1(e), 8.1(f), 8.1(i) or 8.1(j) hereof; or

(ii) this Agreement is terminated by Mergerco or the Company pursuant to Section 8.1(b) hereof; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(h) hereof.

(b) The Company will pay the Reimbursable Expenses required to be paid pursuant to Section 8.3(a) hereof (if all conditions thereto have been satisfied) (i) on the date of termination of this Agreement by the Company, (ii) not later than five Business Days after termination of this Agreement by Mergerco.

      8.4     No Penalty; Costs of Collection. The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Mergerco would not enter into this Agreement. If the Company fails to pay promptly any amounts due pursuant to Section 8.3, the Company will also pay Mergerco’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under Section 8.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by the Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE 9

GENERAL PROVISIONS

      9.1     Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement by any person will terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Sections 6.6, 6.11, 6.12, 8.2, 8.3, 8.4 and Article 9.

      9.2     Amendment and Modification. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Special Committee of the Company and the Board of Directors of Mergerco at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company as provided herein, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger or otherwise adversely affect the rights of the Company’s stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      9.3     Waiver. Except as otherwise provided herein, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      9.4     Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by telecopy, facsimile or email, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

(a)	If to the Company, to:

Boyd Bros. Transportation Inc

3275 Highway 30
Clayton, Alabama 36016
Facsimile: (334) 775-9310

with a copy to:

The Special Committee of the Board of Directors of the Company

Attn: Stephen J. Silverman
11231 Phillips Industrial Blvd.
Jacksonville, Florida 32256
Facsimile: (904) 880-1913

and:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.

50 North Laura Street, Suite 2800
Jacksonville, Florida 32202
Attention: Pamela K. Phillips, Esq.
Facsimile: (904) 366-1559

(b) if to Mergerco, to:

BBT Acquisition Corporation

3275 Highway 30
Clayton, Alabama 36016
Facsimile: (334) 775-9310

with a copy to:

Bradley Arant Rose & White LLP

One Federal Place
1819 Fifth Avenue North
Birmingham, AL 35203-2104
Attention: Denson N. Franklin III
Facsimile: (205) 521-8800

      9.5     Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that Article 3 and Section 6.12 of this Agreement will inure to the benefit of the persons identified therein.

      9.6     Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of Delaware (without giving effect to choice of law principles thereof).

      9.7     Knowledge. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term “knowledge” of an entity will mean knowledge actually possessed by any director or executive officer of such entity.

      9.8     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The table of contents, article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

      9.9     Publicity. Upon execution of this Agreement by Mergerco and the Company, the parties will jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them and neither party will, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of any stock exchange or other listing organization that may be applicable and then only (a) upon the advice of such party’s legal counsel; (b) to the extent required by law or the rules of any stock exchange or other listing organization that may be applicable; and (c) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice will include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict Mergerco’s or the Company’s communications with their respective employees or customers in the ordinary course of business.

      9.10     Entire Agreement. This Agreement, including the exhibits and schedules hereto and the Company Disclosure Schedule referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

      9.11     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      9.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

      9.13     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BOYD BROS. TRANSPORTATION INC.

/s/ GAIL B. COOPER

Gail B. Cooper
Its President and Chief Executive Officer

BBT ACQUISITION CORPORATION

/s/ GAIL B. COOPER

Gail B. Cooper
Its President

EXHIBIT A

To Merger Agreement

AFFILIATED STOCKHOLDERS

Stockholders	Shares

Dempsey Boyd	753,216
Frances S. Boyd	384,000
Gail B. Cooper	407,400
Ginger B. Tibbs	389,900

EXHIBIT B

To Merger Agreement

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOYD BROS. TRANSPORTATION INC.

ARTICLE I

      The name of the corporation (the “Corporation”) is Boyd Bros. Transportation, Inc.

ARTICLE II

      The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

      The nature of the business of the Corporation and the purposes for which it is organized is to engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE IV

      The total number of shares of common stock which the Corporation shall have the authority to issue is twenty thousand (20,000), having a par value of $0.01 per share.

ARTICLE V

      5.1     The number of directors of the Corporation shall be fixed from time to time and may be increased or decreased from time to time in the manner provided by the Corporation’s by-laws.

      5.2     Election of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

      5.3     A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as may be provided in the by-laws with respect to filling vacancies.

ARTICLE VI

      In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend, or repeal by-laws. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VII

      To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE VIII

      Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE IX

      The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

      IN WITNESS WHEREOF, the undersigned does hereby execute this Amended and Restated Certificate of Incorporation this           day of                     ,           .

BOYD BROS. TRANSPORTATION INC.

By: Gail B. Cooper
Its: President

APPENDIX A-1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated April 27, 2004, by and between BOYD BROS. TRANSPORTATION INC., a Delaware corporation (the “Company”), and BBT ACQUISITION CORPORATION, a Delaware corporation (“Mergerco”)

W I T N E S S E T H:

      WHEREAS, the Company and Mergerco entered into that certain Agreement and Plan of Merger, dated December 31, 2003 (the “Merger Agreement”);

      WHEREAS, Section 9.2 of the Merger Agreement provides that the Merger Agreement may be amended by action taken by or on behalf of the Special Committee of the Company;

      WHEREAS, the Special Committee has approved and authorized the amendment of the Merger Agreement and advised the Board of Directors of the Company of such approval and authorization; and

      WHEREAS, the Company and Mergerco desire to amend Section 8.1(b) of the Merger Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Merger Agreement hereby agree that the Merger Agreement shall be amended as follows:

1. Amendment to Section 8.1(b). Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before June 30, 2004; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date;”

2. Remainder of Merger Agreement Unchanged. Except as amended by this Amendment, the Merger Agreement shall otherwise remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to choice of law principles thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

A-1-1

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BOYD BROS. TRANSPORTATION INC.

/s/ GAIL B. COOPER

Gail B. Cooper
Its President and Chief Executive Officer

BBT ACQUISITION CORPORATION

/s/ GAIL B. COOPER

Gail B. Cooper
Its President

A-1-2

APPENDIX A-2

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated June 30, 2004, by and between BOYD BROS. TRANSPORTATION INC., a Delaware corporation (the “Company”), and BBT ACQUISITION CORPORATION, a Delaware corporation (“Mergerco”),

W I T N E S S E T H:

      WHEREAS, the Company and Mergerco entered into that certain Agreement and Plan of Merger, dated December 31, 2003 (the “Merger Agreement”);

      WHEREAS, Section 9.2 of the Merger Agreement provides that the Merger Agreement may be amended by action taken by or on behalf of the Special Committee of the Company;

      WHEREAS, the Special Committee, the Board of Directors and Mergerco have previously, in Amendment No. 1 to the Merger Agreement, amended Section 8.1(b) of the Merger Agreement to extend the date for completion of the transactions contemplated thereby;

      WHEREAS, the Special Committee has approved and recommended an additional amendment of the Merger Agreement and advised the Board of Directors of the Company of such approval and recommendation; and

      WHEREAS, the Company and Mergerco desire to amend Section 8.1(b) of the Merger Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Merger Agreement hereby agree that the Merger Agreement shall be amended as follows:

1. Amendment to Section 8.1(b). Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before August 31, 2004; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date;”

2. Remainder of Merger Agreement Unchanged. Except as amended by this Amendment, the Merger Agreement shall otherwise remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to choice of law principles thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

A-2-1

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BOYD BROS. TRANSPORTATION INC.

/s/ GAIL B. COOPER

Gail B. Cooper
Its President and Chief Executive Officer

BBT ACQUISITION CORPORATION

/s/ GAIL B. COOPER

Gail B. Cooper
Its President

A-2-2

APPENDIX A-3

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated July 9, 2004, by and between BOYD BROS. TRANSPORTATION INC., a Delaware corporation (the “Company”), and BBT ACQUISITION CORPORATION, a Delaware corporation (“Mergerco”):

W I T N E S S E T H:

      WHEREAS, the Company and Mergerco entered into that certain Agreement and Plan of Merger, dated December 31, 2003 (the “Merger Agreement”);

      WHEREAS, Section 9.2 of the Merger Agreement provides that the Merger Agreement may be amended by action taken by or on behalf of the Special Committee of the Company;

      WHEREAS, the Special Committee, the Board of Directors and Mergerco have previously, in Amendment Nos. 1 and 2 to the Merger Agreement, amended Section 8.1(b) of the Merger Agreement to extend the date contemplated thereby;

      WHEREAS, the Special Committee, the Board of Directors and Mergerco desire to further Section 8.1(b) of the Merger Agreement to extend the date contemplated thereby to September 15, 2004, from August 31, 2004; and

      WHEREAS, the Special Committee, the Board of Directors and Mergerco desire to amend the sixth recital and Section 3.1 of the Merger Agreement to reflect an increase in the merger consideration to be paid pursuant to the Merger Agreement agreed to by the parties.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Merger Agreement hereby agree that the Merger Agreement shall be amended as follows:

1. Amendment to Sixth Recital. The sixth recital to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, pursuant to the Merger, each share of Company Common Stock (other than shares owned by Mergerco or any of the Affiliated Stockholders) will be converted into the right to receive $9.18 in cash per share; and”

2. Amendment to Section 3.1. Section 3.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“3.1 Conversion of Company Common Stock. At the Effective Time, subject to the provisions of this Agreement (including without limitation this Section 3.1 and Sections 3.4 and 3.6), automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Mergerco or any of the Affiliated Stockholders and other than the Dissenting Shares (as defined in Section 3.6)) will be converted into the right to receive in cash, without interest, an amount equal to $9.18 (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock so converted into Merger Consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 3.4.”

A-3-1

3. Amendment to Section 8.1(b). Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before September 15, 2004; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date;”

4. Remainder of Merger Agreement Unchanged. Except as amended by this Amendment, the Merger Agreement shall otherwise remain in full force and effect.

5. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to choice of law principles thereof.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BOYD BROS. TRANSPORTATION INC.

By:	/s/ GAIL B. COOPER

Gail B. Cooper
Its President and Chief Executive Officer

BBT ACQUISITION CORPORATION

By:	/s/ GAIL B. COOPER

Gail B. Cooper
Its President

A-3-2

APPENDIX B

Delaware General Corporation Law § 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

APPENDIX C

[Letterhead of Legg Mason Wood Walker, Incorporated]

July 8, 2004

Special Committee of the Board of Directors

Boyd Bros. Transportation Inc.
3275 Highway 30
Clayton, Alabama 36016

Members of the Special Committee:

      We understand that Boyd Bros. Transportation Inc., a Delaware corporation (“Boyd Bros.” or the “Company”), has entered into an Agreement and Plan of Merger, as amended to date (the “Agreement”), with BBT Acquisition Corporation (“BBT”), a newly formed Delaware corporation owned by an investor group that includes members of management of the Company (the “Investor Group”), pursuant to which BBT will merge with and into the Company, with the Company surviving the merger (the “Merger”) in a transaction intended to take the Company private. We have been informed that the Agreement is proposed to be amended to increase the consideration to be paid in the Merger. We further understand that the members of the Investor Group will contribute to BBT all shares of common stock of the Company that they own immediately prior to the Merger, and that in the Merger all outstanding shares of common stock of the Company (other than shares owned by BBT and other than shares owned by holders who exercise their dissenters rights under the Delaware Business Corporation Law) will be converted into the right to receive $9.18 per share in cash (the “Consideration”) upon the terms and subject to the conditions contained in the Agreement, as proposed to be amended.

      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than members of the Investor Group) of the amount of Consideration to be paid in the Merger.

      In arriving at our opinion set forth below, we have, among other things:

(i) reviewed and analyzed the financial terms and conditions of the Agreement as we have been informed such agreement is proposed to be amended;

(ii) reviewed and analyzed certain publicly available audited and unaudited financial statements of Boyd Bros. and certain other publicly available information about Boyd Bros.;

(iii) reviewed and discussed with representatives of the senior management of Boyd Bros. certain information of a business and financial nature furnished to us by them, including financial forecasts and related assumptions of Boyd Bros.;

(iv) reviewed public information with respect to certain other companies in lines of business that we believe to be generally comparable to the business of Boyd Bros.;

(v) reviewed the financial terms, to the extent publicly available, of certain business combinations relevant to our analysis;

(vi) reviewed certain publicly available information concerning the historical stock price of Boyd Bros. common stock; and

(vii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

      In connection with our review, we have assumed and relied, without any responsibility for independent verification, on the accuracy and completeness of the foregoing information, all financial and other information supplied to us by Boyd Bros., and all publicly available information. We have further relied

Special Committee of the Board of Directors
July 8, 2004
Boyd Bros. Transportation Inc.

upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading. We have assumed, with your consent, that there has been no material change in the assets, financial condition, business or prospects of Boyd Bros. since the date of the most recent financial statements made available to us, and that any material liabilities (known or unknown, contingent or otherwise) and assets of the Company are set forth in the financial statements of the Company that we reviewed. We have not performed any independent valuation or appraisal of any of the assets or liabilities of the Company. Nor have we been furnished with any appraisals or valuations of the assets or liabilities of the Company. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We have also assumed that the Merger will be consummated on the terms in the Agreement that we reviewed as we have been informed such agreement is proposed to be amended and that the terms of the final Agreement will not differ materially from those of the Agreement we reviewed as we have been informed such agreement is proposed to be amended.

      With respect to financial forecasts, we have assumed, and relied on the management of the Company that, they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Our opinion is necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us up to and including, the date of this letter. In rendering our opinion, we did not address the relative merits of the Merger or any alternative potential transaction. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than members of the Investor Group) of the amount of Consideration and we express no opinion as to the underlying decision of the Special Committee regarding whether to approve the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction involving the Company. We have acted as financial advisor to the Special Committee with respect to the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we or our affiliates may actively trade securities of the Company for our or their own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either the Company or its affiliates is a party or may be subject and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of such matters.

      It is understood that this letter is directed to the Special Committee of the Board of Directors of Boyd Bros. and does not constitute a recommendation to any holder of the Company’s common stock as to whether such stockholder should vote in favor of the Merger. This letter is not to be quoted or referred to, in whole or in part, in any tender offer document, registration statement, or document related to a sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, provided that this opinion (and references to this opinion) may be included in its entirety in the Schedule 13E-3 and related proxy materials filed by Boyd Bros. or BBT with the Securities and Exchange Commission with respect to the Merger.

Special Committee of the Board of Directors
July 8, 2004
Boyd Bros. Transportation Inc.

      Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the amount of Consideration to be paid in the Merger, is fair from a financial point of view to holders of common stock of the Company (other than the members of the Investor Group).

Very truly yours,

LEGG MASON WOOD WALKER, INCORPORATED

APPENDIX D

CONTRIBUTION AGREEMENT

      THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”), made effective as of the 31st day of December, 2003 (the “Effective Date”), by and among Dempsey Boyd (“Mr. Boyd”), Frances S. Boyd (“Mrs. Boyd”), Gail B. Cooper (“Ms. Cooper”) and Ginger B. Tibbs (“Ms. Tibbs” and, collectively with Mr. Boyd, Mrs. Boyd and Ms. Cooper, the “Affiliated Stockholders”), and BBT Acquisition Corporation, a Delaware corporation wholly owned by the Affiliated Stockholders (the “Acquisition Co.”).

W I T N E S S E T H:

      WHEREAS, the Affiliated Stockholders own all of the issued and outstanding common stock of Acquisition Co.;

      WHEREAS, the Affiliated Stockholders own the shares of issued and outstanding common stock of Boyd Bros. Transportation Inc., a Delaware corporation (“Boyd Bros.”), set forth opposite their names on Exhibit A hereto, which shares in the aggregate constitute approximately 72% of the issued and outstanding shares of common stock of Boyd Bros.;

      WHEREAS, the Affiliated Stockholders, as majority stockholders of Boyd Bros., intend to enter into a going private transaction with Boyd Bros. and Acquisition Co., whereby Acquisition Co. will merge with and into Boyd Bros. with Boyd Bros. as the surviving corporation (the “Merger”);

      WHEREAS, the Affiliated Stockholders, following the effective time of the Merger, shall be the sole stockholders of Boyd Bros. due to their sole ownership of Acquisition Co.;

      WHEREAS, this Contribution Agreement is being entered into simultaneously with the Agreement and Plan of Merger (the “Merger Agreement”), by and between Acquisition Co. and Boyd Bros.;

      WHEREAS, upon the satisfaction of certain conditions contained herein and immediately prior to the effective time of the Merger, as contemplated in this Contribution Agreement, each Affiliated Stockholder shall receive one share of common stock, par value $.01 per share, of Acquisition Co. in exchange for each One Thousand (1,000) shares of Boyd Bros. common stock contributed by such Affiliated Stockholder to Acquisition Co.; and

      WHEREAS, each Affiliated Stockholder agrees to contribute and transfer to Acquisition Co. all of the shares of Boyd Bros. common stock held by such Affiliated Stockholder pursuant to the terms and provisions set forth herein.

      NOW THEREFORE, in consideration of the premises and the mutual transfers described herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      The following terms shall have the respective meanings set forth below:

“Acquisition Co.” shall have the meaning set forth in the preamble.

“Affiliated Stockholders” shall have the meaning set forth in the preamble.

“Boyd Bros.” shall have the meaning set forth in the preamble.

“Contract” shall mean any mortgage, indenture, contract, agreement, instrument, understanding or other arrangement.

“Contributed Stock” shall have the meaning set forth in Section 2.1.

“Encumbrances” shall mean any security interests, liens, pledges, claims of third parties, charges, escrows, encumbrances, options, rights of first refusal, transfer restrictions, mortgages, hypothecations, indentures, security agreements or other similar agreements or restrictions, whether written or oral.

“Exchange Stock” shall have the meaning set forth in Section 2.3.

“Governmental Entity” shall mean any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.

“Merger” shall mean the merger of Acquisition Co. with and into Boyd Bros. pursuant to the terms of the Merger Agreement.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Person” shall mean an individual, partnership, corporation, trust, limited liability company, unincorporated organization or other entity or a government or agency or political subdivision thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ARTICLE 2

CONTRIBUTION OF BOYD BROS. STOCK; DELIVERY OF ACQUISITION CO. SHARES

      2.1     Contribution of Common Stock. Upon satisfaction of the conditions contained in Section 2.2, each Affiliated Stockholder, in consideration for receipt of Acquisition Co. shares, shall contribute, transfer, assign, convey and deliver to Acquisition Co., its successors and assigns, forever, effective as of a time immediately prior to the effective time of the Merger in accordance with the terms of the Merger Agreement, all of their right, title and interest in and to all shares of Boyd Bros. common stock owned by them, free and clear of all Encumbrances (the “Contributed Stock”).

      2.2     Conditions to Contribution. The obligation of Affiliated Stockholders to contribute the Contributed Stock to Acquisition Co. will be subject to the satisfaction of the following conditions:

(a) Stockholders holding a majority of the issued and outstanding common stock of Boyd Bros. shall have approved and adopted the Merger Agreement, at a special meeting of stockholders to take place not later than April 30, 2004;

(b) Acquisition Co. shall have immediate access to sufficient funds under any commitment acceptable to Acquisition Co. to enable performance of the obligations of Acquisition Co. under the Merger Agreement; and

(c) All of the closing conditions contained in Article 7 of the Merger Agreement shall have been satisfied or waived by the parties to the Merger Agreement.

      2.3     Delivery of Acquisition Co. Shares. Acquisition Co., in exchange for shares of Contributed Stock contributed by the Affiliated Stockholders pursuant to Section 2.1 hereof, shall issue and deliver to each such Affiliated Stockholder the number of shares of common stock, par value $.01 per share, of Acquisition Co. (the “Exchange Stock”) equal to the number of shares of Boyd Bros. common stock contributed to Acquisition Co. divided by One Thousand (1,000) (the “Exchange Stock”). The number of shares of Exchange Stock to be issued to each Affiliated Stockholder, based upon their ownership of Boyd Bros. common stock as of the date of this Contribution Agreement, is set forth on Exhibit B hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO.

      Acquisition Co. hereby represents and warrants to the Affiliated Stockholders as follows:

      3.1     Existence and Good Standing. Acquisition Co. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      3.2     Authorization; Binding Effect; Valid Issuance of Acquisition Co. Shares. Acquisition Co. has all requisite power and authority to (a) execute, deliver and perform its obligations under this Contribution Agreement and (b) issue the shares of Exchange Stock. This Contribution Agreement has been duly executed and delivered by Acquisition Co. and, assuming due authorization, execution and delivery by each of the Affiliated Stockholders, represents the legal, valid and binding obligation of Acquisition Co., enforceable against Acquisition Co. in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principals of equity affecting creditors’ rights and remedies generally. No further action on the part of Acquisition Co. is or will be required in connection with the transactions contemplated hereby. When issued in accordance with the terms of this Agreement, the shares of Exchange Stock will be duly authorized, validly issued, fully paid and nonassessable.

      3.3     Capitalization. The authorized capital stock of Acquisition Co. consists of 10,000 shares of common stock, par value $.01 per share. After giving effect to the transactions contemplated by this Contribution Agreement, there will be issued and outstanding 1,938.516 shares of common stock. All issued and outstanding shares of common stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Sufficient shares of common stock have been duly and validly reserved for issuance upon contribution by the Affiliated Stockholders of the Contributed Stock. There are no outstanding options, warrants, puts, calls, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Acquisition Co. of any of its securities or other restrictions on the incidents of ownership or transfer created by the charter documents of Acquisition Co. or any agreement to which Acquisition Co. is a party or by which it is bound, other than restrictions on transfer under applicable federal and state securities laws.

      3.4     No Conflict. Neither the execution of this Contribution Agreement nor the performance by Acquisition Co. of its obligations hereunder will (a) violate or conflict with Acquisition Co.’s certificate of incorporation or bylaws or any law, order, judgment or decree (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which Acquisition Co. is a party or (c) result in the creation of any Encumbrance upon any of the assets or properties of Acquisition Co.

      3.5     Consents. No consent, approval or authorization of any Person or Governmental Entity is required in connection with the execution and delivery by Acquisition Co. of this Contribution Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE AFFILIATED STOCKHOLDERS

      Each Affiliated Stockholder severally and not jointly represents and warrants, as applied solely to such Affiliated Stockholder, to Acquisition Co. and each other Affiliated Stockholder as follows:

      4.1     Validity and Enforceability. Each Affiliated Stockholder has the capacity to execute, deliver and perform such person’s obligations under this Contribution Agreement. This Contribution Agreement has been duly executed and delivered by each Affiliated Stockholder and, assuming due authorization, execution and delivery by Acquisition Co., represents the legal, valid and binding obligation of each Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principals of equity affecting creditors’ rights and remedies generally. No further action on the part of such Affiliated Stockholder is or will be required in connection with the transactions contemplated hereby.

      4.2     Title. Each Affiliated Stockholder has good and marketable title to the number of shares of Contributed Stock set forth opposite such Affiliated Stockholder’s name on Exhibit A hereto, free and clear of any and all Encumbrances. Upon the consummation of the transactions contemplated by this Contribution Agreement, Acquisition Co. will acquire good and valid title to the Contributed Stock contributed by such Affiliated Stockholder, free and clear of all Encumbrances.

      4.3     No Conflict. The execution and delivery of this Contribution Agreement by such Affiliated Stockholder does not, and the performance by such Affiliated Stockholder of his or her obligations under this Contribution Agreement and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which such Affiliated Stockholder is a party, (b) result in the creation of any Encumbrance upon the Contributed Stock or any of the assets or properties of such Affiliated Stockholder or (c) require such Affiliated Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of any Contract to which such Affiliated Stockholder is a party or by which any of his or her properties is bound.

      4.4     Consents. No consent, approval or authorization of any Person or Governmental Entity is required in connection with the execution and delivery by such Affiliated Stockholder of this Contribution Agreement or the consummation of the transactions contemplated hereby.

      4.5     Plan and Agreement of Merger.

      4.6     Investment Representations. Each Affiliated Stockholder hereby acknowledges the following:

(a) (i) The shares of Exchange Stock have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the shares of Exchange Stock cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws, unless Acquisition Co. or its successor determines that exemptions from such registration and qualification requirements are available, and (iii) such Affiliated Stockholder has no right to require such registration or qualification;

(b) The shares of Exchange Stock to be acquired by the Affiliated Stockholders pursuant to this Contribution Agreement will be acquired for such Affiliated Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the shares of Acquisition Co. common stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(c) Each Affiliated Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each Affiliated Stockholder has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Exchange Stock and of evaluating the merits and risks of an investment in the Exchange Stock;

(d) Each Affiliated Stockholder has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Exchange Stock;

(e) Each Affiliated Stockholder confirms that such Affiliated Stockholder (i) is familiar with Acquisition Co. and (ii) has had an opportunity to ask questions of the officers and directors of Acquisition Co. and to obtain such information about the business and financial condition of Acquisition Co. as such Person has reasonably requested; and

(f) No Affiliated Stockholder has received or is relying upon any written offering literature or prospectus other than this Contribution Agreement. Further, no Affiliated Stockholder has received or is relying upon any oral representations which are in any manner inconsistent with the written information contained in this Contribution Agreement.

ARTICLE 5

MISCELLANEOUS

      5.1     Termination. This Contribution Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms. In the event of the termination of this Contribution Agreement in accordance with this Section 5.1, each of the undersigned, on behalf of the undersigned and their respective affiliates, hereby fully, finally and forever releases, discharges, quit claims and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title or interest against any other party hereto, including their respective affiliates, successors and assigns, of, from and with respect to any claims, counterclaims, debts, covenants, agreements, obligations, liabilities, actions or demands of any kind relating to the transactions contemplated by this Contribution Agreement and the Merger Agreement.

      5.2     Entire Agreement. This Contribution Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

      5.3     No Assignment. The rights and obligations of the parties under this Contribution Agreement may not be assigned without the prior written consent of the other parties.

      5.4     Applicable Law. This Contribution Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Alabama, without giving effect to principles of conflicts of law.

      5.5     Severability. Any provision of this Contribution Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Contribution Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      5.6     Headings and Counterparts. The headings in this Contribution Agreement are for convenience of reference only and shall not constitute a part of this Contribution Agreement, nor shall they affect the meaning, construction or effect of this Contribution Agreement. This Contribution Agreement may be executed in two or more counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

      5.7     Further Assurances; Cooperation. Each of the parties hereto shall execute and deliver or cause to be executed and delivered to the other party all such further certificates, instruments and documents and take such other action as may be reasonably required to effectively carry out fully the intentions of the parties and accomplish the transaction contemplated herein.

      5.8     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Contribution Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Contribution Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Contribution Agreement, at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, Acquisition Co. has caused this Contribution Agreement to be executed by its duly authorized representative and the Affiliated Stockholders have executed this Contribution Agreement effective as of the day and year set forth in the preamble above.

BBT ACQUISITION CORPORATION

By	/s/ GAIL B. COOPER

Gail B. Cooper
Its President

/s/ DEMPSEY BOYD

Dempsey Boyd

/s/ FRANCES S. BOYD

Frances S. Boyd

/s/ GAIL B. COOPER

Gail B. Cooper

/s/ GINGER B. TIBBS

Ginger B. Tibbs

EXHIBIT A

To Contribution Agreement

AFFILIATED STOCKHOLDERS

Stockholders	Shares

Dempsey Boyd	753,216
Frances S. Boyd	384,000
Gail B. Cooper	407,400
Ginger B. Tibbs	389,900

EXHIBIT B

To Contribution Agreement

EXCHANGE STOCK TO BE ISSUED

(Based on share holdings as of December 31, 2003)

Stockholders	Shares

Dempsey Boyd	753.216
Frances S. Boyd	384
Gail B. Cooper	407.4
Ginger B. Tibbs	389.9

APPENDIX D-1

AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT

      THIS AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT (this “Agreement”), dated April 27, 2004, by and among Dempsey Boyd (“Mr. Boyd”), Frances S. Boyd (“Mrs. Boyd”), Gail B. Cooper (“Ms. Cooper”) and Ginger B. Tibbs (“Ms. Tibbs” and, collectively with Mr. Boyd, Mrs. Boyd and Ms. Cooper, the “Affiliated Stockholders”) and BBT ACQUISITION CORPORATION, a Delaware corporation (“Mergerco”),

W I T N E S S E T H:

      WHEREAS, the Affiliated Stockholders and Mergerco have entered into that certain Contribution Agreement, dated December 31, 2003 (the “Contribution Agreement”); and

      WHEREAS, the Affiliated Stockholders and Mergerco desire to amend Section 2.2(a) of the Contribution Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Contribution Agreement hereby agree that the Contribution Agreement shall be amended as follows:

1. Amendment to Section 2.2(a). Section 2.2(a) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Stockholders holding a majority of the issued and outstanding common stock of Boyd Bros. shall have approved and adopted the Merger Agreement, at a special meeting of stockholders to take place not later than June 30, 2004”

2. Remainder of Contribution Agreement Unchanged. Except as amended by this Amendment, the Contribution Agreement shall otherwise remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Alabama, without giving effect to choice of law principles thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

D-1-1

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BBT ACQUISITION CORPORATION

By	/s/ GAIL B. COOPER

Gail B. Cooper
Its President

/s/ DEMPSEY BOYD

Dempsey Boyd

/s/ FRANCES S. BOYD

Frances S. Boyd

/s/ GAIL B. COOPER

Gail B. Cooper

/s/ GINGER B. TIBBS

Ginger B. Tibbs

D-1-2

APPENDIX D-2

AMENDMENT NO. 2 TO CONTRIBUTION AGREEMENT

      THIS AMENDMENT NO. 2 TO CONTRIBUTION AGREEMENT (this “Agreement”), dated June 30, 2004, by and among Dempsey Boyd (“Mr. Boyd”), Frances S. Boyd (“Mrs. Boyd”), Gail B. Cooper (“Ms. Cooper”) and Ginger B. Tibbs (“Ms. Tibbs” and, collectively with Mr. Boyd, Mrs. Boyd and Ms. Cooper, the “Affiliated Stockholders”) and BBT ACQUISITION CORPORATION, a Delaware corporation (“Mergerco”),

W I T N E S S E T H:

      WHEREAS, the Affiliated Stockholders and Mergerco have entered into that certain Contribution Agreement, dated December 31, 2003 (the “Contribution Agreement”);

      WHEREAS, the Affiliated Stockholders and Mergerco have previously, in Amendment No. 1 to the Contribution Agreement, amended Section 2.2(a) of the Contribution Agreement to extend the date for completion of the transactions contemplated thereby; and

      WHEREAS, the Affiliated Stockholders and Mergerco desire to amend Section 2.2(a) of the Contribution Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Contribution Agreement hereby agree that the Contribution Agreement shall be amended as follows:

1. Amendment to Section 2.2(a). Section 2.2(a) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Stockholders holding a majority of the issued and outstanding common stock of Boyd Bros. shall have approved and adopted the Merger Agreement, at a special meeting of stockholders to take place not later than August 31, 2004”

2. Remainder of Contribution Agreement Unchanged. Except as amended by this Amendment, the Contribution Agreement shall otherwise remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Alabama, without giving effect to choice of law principles thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

D-2-1

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BBT ACQUISITION CORPORATION

By	/s/ GAIL B. COOPER

Gail B. Cooper
Its President

/s/ DEMPSEY BOYD

Dempsey Boyd

/s/ FRANCES S. BOYD

Frances S. Boyd

/s/ GAIL B. COOPER

Gail B. Cooper

/s/ GINGER B. TIBBS

Ginger B. Tibbs

D-2-2

APPENDIX D-3

AMENDMENT NO. 3 TO CONTRIBUTION AGREEMENT

      THIS AMENDMENT NO. 3 TO CONTRIBUTION AGREEMENT (this “Agreement”), dated July 9, 2004, by and among Dempsey Boyd (“Mr. Boyd”), Frances S. Boyd (“Mrs. Boyd”), Gail B. Cooper (“Ms. Cooper”) and Ginger B. Tibbs (“Ms. Tibbs” and, collectively with Mr. Boyd, Mrs. Boyd and Ms. Cooper, the “Affiliated Stockholders”) and BBT ACQUISITION CORPORATION, a Delaware corporation (“Mergerco”),

W I T N E S S E T H:

      WHEREAS, the Affiliated Stockholders and Mergerco have entered into that certain Contribution Agreement, dated December 31, 2003 (the “Contribution Agreement”);

      WHEREAS, the Affiliated Stockholders and Mergerco have previously, in Amendment Nos. 1 and 2 to the Contribution Agreement, amended Section 2.2(a) of the Contribution Agreement to extend the date for completion of the transactions contemplated thereby; and

      WHEREAS, the Affiliated Stockholders and Mergerco desire to amend Section 2.2(a) of the Contribution Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Contribution Agreement hereby agree that the Contribution Agreement shall be amended as follows:

1. Amendment to Section 2.2(a). Section 2.2(a) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Stockholders holding a majority of the issued and outstanding common stock of Boyd Bros. shall have approved and adopted the Merger Agreement, at a special meeting of stockholders to take place not later than September 15, 2004”

2. Remainder of Contribution Agreement Unchanged. Except as amended by this Amendment, the Contribution Agreement shall otherwise remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Alabama, without giving effect to choice of law principles thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

D-3-1

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BBT ACQUISITION CORPORATION

By:	/s/ GAIL B. COOPER

Gail B. Cooper
Its President

/s/ DEMPSEY BOYD

Dempsey Boyd

/s/ FRANCES S. BOYD

Frances S. Boyd

/s/ GAIL B. COOPER

Gail B. Cooper

/s/ GINGER B. TIBBS

Ginger B. Tibbs

D-3-2

BOYD BROS. TRANSPORTATION INC.
3275 HIGHWAY 30
CLAYTON, ALABAMA 36016

PROXY

This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby appoints Richard C. Bailey and Gai B. Cooper and each of them with power of substitution in each, proxies to appear and vote, as designated below, all Common Stock of Boyd Bros. Transportation Inc. held of record on August 6, 2004 by the undersigned, at the Special Meeting of Stockholders to be held on September 8, 2004, and at all adjournments thereof.

     The Board of Directors recommends a vote in favor of Proposal One.

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated December 31, 2003, between Boyd Bros. Transportation Inc. and BBT Acquisition Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated April 27, 2004, Amendment No. 2 to Agreement and Plan of Merger dated June 30, 2004, and Amendment No. 3 to Agreement and Plan of Merger, dated July 9, 2004, between Boyd Bros. Transportation Inc. and BBT Acquisition Corporation, and the merger contemplated thereby, pursuant to which each outstanding share of Company common stock (other than shares held by Mergerco or the Affiliated Stockholders) will be converted into the right to receive $9.18 in cash.

☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED. IF NO INDICATION IS MADE, IT WILL BE VOTED IN FAVOR OF PROPOSAL ONE.

Dated:	, 2004

Signature(s)

(Please sign as name appears on proxy. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.)

PLEASE MARK, DATE, AND SIGN THIS PROXY, INDICATING ANY CHANGE OF ADDRESS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE ENCLOSED ENVELOPE ALREADY IS ADDRESSED AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.